                                                                      EXHIBIT 99

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A
JOINT CHAPTER 11 REORGANIZATION PLAN PRIOR TO THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE. BECAUSE NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING "ADEQUATE INFORMATION" WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, ENCOMPASS SERVICES CORPORATION AND ITS SUBSIDIARIES EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT AND THE SOLICITATION OF VOTES AND CONFIRMING THE JOINT PREPACKAGED REORGANIZATION PLAN DESCRIBED HEREIN.

                             DISCLOSURE STATEMENT

                            DATED OCTOBER 18, 2002

                       PREPETITION SOLICITATION OF VOTES
           WITH RESPECT TO THE JOINT PREPACKAGED REORGANIZATION PLAN

                                      OF

                        ENCOMPASS SERVICES CORPORATION

                                      AND

                               ITS SUBSIDIARIES

                              FROM THE HOLDERS OF

                 BANK DEBT UNDER THE EXISTING CREDIT AGREEMENT

                                      AND

                           SENIOR SUBORDINATED NOTES

NEITHER THIS DISCLOSURE STATEMENT NOR THE PLAN DESCRIBED HEREIN HAS BEEN FILED WITH OR REVIEWED BY, AND THE NEW SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

   UNLESS OTHERWISE DEFINED IN THE GLOSSARY, WHICH IS ATTACHED HERETO AS
ANNEX I, OR ELSEWHERE IN THIS DISCLOSURE STATEMENT, CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT A.

   FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE FOLLOWING RULES OF INTERPRETATION SHALL APPLY: (I) WHENEVER THE WORDS "INCLUDE," "INCLUDES" OR "INCLUDING" ARE USED THEY SHALL BE DEEMED TO BE FOLLOWED BY THE WORDS "WITHOUT LIMITATION," (II) THE WORDS "HEREOF," "HEREIN," "HEREBY" AND "HEREUNDER" AND WORDS OF SIMILAR IMPORT SHALL REFER TO THIS DISCLOSURE STATEMENT AS A WHOLE AND NOT TO ANY PARTICULAR PROVISION, (III) SECTION AND EXHIBIT REFERENCES ARE TO THIS DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED, AND (IV) WITH RESPECT TO ANY DISTRIBUTION UNDER THE PLAN, "ON" A DATE MEANS ON OR AS SOON AS REASONABLY PRACTICABLE THEREAFTER.

   THE DEBTORS ARE FURNISHING THE SOLICITATION PACKAGE TO EACH RECORD HOLDER OF ELIGIBLE CLAIMS AS OF THE VOTING RECORD DATE IN CONNECTION WITH THE DEBTORS' SOLICITATION OF ACCEPTANCES OF THE PLAN DESCRIBED HEREIN PURSUANT TO SECTION 1126(b) OF THE BANKRUPTCY CODE. THIS DISCLOSURE STATEMENT IS TO BE USED BY EACH SUCH HOLDER OF ELIGIBLE CLAIMS SOLELY IN CONNECTION WITH ITS EVALUATION OF THE PLAN; USE OF THIS DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE IS NOT AUTHORIZED. THIS DISCLOSURE STATEMENT MAY NOT BE REPRODUCED OR PROVIDED TO ANYONE OTHER THAN ADVISORS TO THE RECIPIENT WITHOUT THE PRIOR WRITTEN CONSENT OF ENCOMPASS.

   THE DEBTORS HAVE NOT COMMENCED REORGANIZATION CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AS OF THE DATE OF THIS DISCLOSURE STATEMENT. IF, HOWEVER, THE DEBTORS RECEIVE PROPERLY COMPLETED BALLOTS (THAT ARE NOT SUBSEQUENTLY REVOKED) INDICATING ACCEPTANCE OF THE PLAN IN SUFFICIENT NUMBER AND AMOUNT TO MEET THE VOTING REQUIREMENTS PRESCRIBED BY SECTION 1126 OF THE BANKRUPTCY CODE, THE DEBTORS INTEND TO FILE (BUT HEREBY EXPRESSLY RESERVE THE RIGHT NOT TO FILE) WITH THE BANKRUPTCY COURT VOLUNTARY PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AND TO SEEK, AS PROMPTLY THEREAFTER AS PRACTICABLE, CONFIRMATION OF THE PLAN. THE EFFECTIVE DATE OF THE PLAN IS EXPECTED TO OCCUR SHORTLY AFTER THE BANKRUPTCY COURT'S ENTRY OF THE CONFIRMATION ORDER.

   IN THE EVENT THAT THE REQUISITE ACCEPTANCES ARE NOT RECEIVED OR, IF RECEIVED, ARE SUBSEQUENTLY REVOKED PRIOR TO TERMINATION OF THE SOLICITATION, THE DEBTORS HEREBY RESERVE THE RIGHT TO USE ANY AND ALL BALLOTS ACCEPTING THE PLAN THAT WERE RECEIVED PURSUANT TO THE SOLICITATION AND NOT SUBSEQUENTLY REVOKED TO SEEK CONFIRMATION OF THE PLAN (OR OF ANY MODIFICATION THEREOF THAT DOES NOT MATERIALLY AND ADVERSELY AFFECT THE TREATMENT OF THE CLASSES OF CLAIMS WITH RESPECT TO WHICH SUCH BALLOTS WERE CAST) PURSUANT TO SECTION 1129(b) OF THE BANKRUPTCY CODE. SEE SECTION IV.M.4--"SUMMARY OF THE PLAN--ACCEPTANCE OR REJECTION OF THE PLAN--NONCONSENSUAL CONFIRMATION."

THE VOTING DEADLINE TO ACCEPT OR REJECT THE JOINT PREPACKAGED REORGANIZATION PLAN IS 5:00 P.M., EASTERN TIME, ON NOVEMBER 18, 2002, UNLESS EXTENDED BY THE DEBTORS. IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE.

                                   * * * * *

   BECAUSE ACCEPTANCE OF THE PLAN WILL CONSTITUTE ACCEPTANCE OF ALL THE PROVISIONS THEREOF, HOLDERS OF ELIGIBLE CLAIMS ARE URGED TO CONSIDER CAREFULLY THE INFORMATION REGARDING TREATMENT OF THEIR CLAIMS CONTAINED IN THIS DISCLOSURE STATEMENT.

   THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN IS SUBJECT TO MATERIAL CONDITIONS PRECEDENT. SEE SECTION IV.N--"SUMMARY OF THE PLAN--CONDITIONS PRECEDENT; WAIVER." THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.

   THE DEBTORS PRESENTLY INTEND TO SEEK TO CONSUMMATE THE PLAN AND TO CAUSE THE EFFECTIVE DATE TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. THERE CAN BE NO ASSURANCE, HOWEVER, AS TO WHEN AND WHETHER CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE ACTUALLY WILL OCCUR. PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN, INCLUDING MATTERS THAT ARE EXPECTED TO AFFECT THE TIMING OF THE RECEIPT OF DISTRIBUTIONS BY HOLDERS OF CLAIMS AND EQUITY INTERESTS IN CERTAIN CLASSES AND THAT COULD AFFECT THE AMOUNT OF DISTRIBUTIONS ULTIMATELY RECEIVED BY SUCH HOLDERS, ARE DESCRIBED IN SECTION IV.J--"SUMMARY OF THE PLAN--PROVISIONS GOVERNING DISTRIBUTIONS."

   THE BOARDS OF DIRECTORS OF ENCOMPASS AND ITS SUBSIDIARIES HAVE APPROVED THE PLAN AND RECOMMEND THAT THE HOLDERS OF ELIGIBLE CLAIMS VOTE TO ACCEPT THE PLAN IN ACCORDANCE WITH THE VOTING INSTRUCTIONS SET FORTH IN SECTION XI--"THE SOLICITATION; VOTING PROCEDURES" AND IN THE BALLOT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND ACTUALLY RECEIVED BY THE VOTING DEADLINE. HOLDERS OF ELIGIBLE CLAIMS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED HERETO AS EXHIBIT A.

                                   * * * * *

   IF THE REQUISITE ACCEPTANCES ARE NOT RECEIVED, THE DEBTORS BELIEVE THAT THEY MAY HAVE TO FILE TRADITIONAL, NON-PREPACKAGED PETITIONS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE DEBTORS WILL BE ABLE TO EMERGE FROM CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE IN SUCH CIRCUMSTANCES, AND THE DEBTORS MIGHT BE FORCED INTO LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. THE DEBTORS CURRENTLY DO NOT HAVE A COMMITMENT FOR A DIP FACILITY AND THERE CAN BE NO CERTAINTY THAT THEY WILL HAVE SUCH A COMMITMENT AT THE TIME THAT THEY COMMENCE REORGANIZATION CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE DEBTORS BELIEVE THAT IF THEY ARE LIQUIDATED UNDER CHAPTER 7, THE VALUES OF THE ASSETS AVAILABLE FOR PAYMENT TO CREDITORS WOULD BE SIGNIFICANTLY LOWER THAN THE VALUES OF THE DISTRIBUTIONS CONTEMPLATED BY AND UNDER THE PLAN. SEE SECTION VIII.C--"FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST--LIQUIDATION ANALYSIS."

                                   * * * * *

   THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, ANTICIPATED EVENTS IN THE DEBTORS' CHAPTER 11 CASES, AND FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENT AND STATUTORY PROVISION SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE

DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL PROJECTIONS AND OTHER FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

   IN DETERMINING WHETHER TO VOTE TO ACCEPT THE PLAN, HOLDERS OF ELIGIBLE CLAIMS MUST RELY ON THEIR OWN EXAMINATION OF THE DEBTORS AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH SUCH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE SECTION X--"CERTAIN FACTORS TO BE CONSIDERED" FOR A DISCUSSION OF VARIOUS FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PLAN.

                                   * * * * *

   ENCOMPASS AND ITS SUBSIDIARIES ARE RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT AND SIMILAR STATE LAW PROVISIONS, AND TO THE EXTENT APPLICABLE, ON THE EXEMPTION FROM THE SECURITIES ACT AND EQUIVALENT STATE LAW REGISTRATION REQUIREMENTS PROVIDED BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE, TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS THE OFFER AND SALE OF NEW SECURITIES IN CONNECTION WITH THE SOLICITATION AND THE PLAN. SEE SECTION VI.B--"CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS--NEW SECURITIES" FOR A DESCRIPTION OF THE NEW SECURITIES.

   THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE REORGANIZED DEBTORS AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, INCLUDING THOSE SUMMARIZED HEREIN. SEE SECTION X--"CERTAIN FACTORS TO BE CONSIDERED."

   WHEN USED IN THIS DISCLOSURE STATEMENT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "WILL," "MAY," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS GENERALLY IDENTIFY FORWARD-LOOKING STATEMENTS. ALTHOUGH THE DEBTORS BELIEVE THAT THEIR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CANNOT BE SURE THAT THEY WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT INCLUDE THOSE RELATING TO THE PAYMENTS ON THE DEBTORS' CURRENT AND FUTURE DEBT INSTRUMENTS. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC FACTORS THAT MAY AFFECT THE DEBTORS OR THE REORGANIZED DEBTORS. IT SHOULD BE RECOGNIZED THAT OTHER FACTORS, INCLUDING GENERAL ECONOMIC FACTORS, SURETY BONDING AVAILABILITY AND BUSINESS STRATEGIES, MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE FACTORS SET FORTH IN THIS DISCLOSURE STATEMENT MAY AFFECT THE DEBTORS TO A MATERIALLY GREATER EXTENT THAN DESCRIBED HEREIN AND MAY CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD LOOKING STATEMENTS HEREIN. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE DEBTORS OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH IN THIS DISCLOSURE STATEMENT. EXCEPT AS REQUIRED BY LAW, THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FORWARD-LOOKING STATEMENTS ARE

PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND, TO THE EXTENT APPLICABLE, SECTION 1125(e) OF THE BANKRUPTCY CODE AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

   EXCEPT AS SET FORTH IN SECTION XI.J--"THE SOLICITATION; VOTING PROCEDURES--FURTHER INFORMATION; ADDITIONAL COPIES," NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

   THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR THE DISTRIBUTION OF ANY NEW SECURITIES PURSUANT TO THE PLAN WILL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF. ANY ESTIMATES OF CLAIMS OR EQUITY INTERESTS SET FORTH IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE AMOUNTS OF CLAIMS OR EQUITY INTERESTS ULTIMATELY ALLOWED BY THE BANKRUPTCY COURT.

   THE SUMMARIES OF THE PLAN AND OTHER DOCUMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN ITSELF, THE EXHIBITS ATTACHED THERETO AND ALL DOCUMENTS DESCRIBED THEREIN. TO THE EXTENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESSES, AND OPERATIONS OF THE DEBTORS, THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION OF THE DEBTORS AND THE LIQUIDATION ANALYSIS RELATING TO THE DEBTORS ARE INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN. AS TO ANY JUDICIAL PROCEEDINGS IN ANY COURT, INCLUDING ANY ADVERSARY PROCEEDINGS OR CONTESTED MATTERS THAT MAY BE FILED IN THE BANKRUPTCY COURT, SUCH INFORMATION IS NOT TO BE CONSTRUED AS AN ADMISSION OR STIPULATION BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS AND SHALL BE INADMISSIBLE FOR ANY PURPOSE ABSENT THE EXPRESS WRITTEN CONSENT OF THE DEBTORS AND THE PARTY AGAINST WHOM SUCH INFORMATION IS SOUGHT TO BE ADMITTED.

                                   * * * * *

   AS OF THE DATE OF THE DISCLOSURE STATEMENT, ENCOMPASS HAD NOT FILED ITS QUARTERLY REPORT ON FORM 10-Q (THE "10-Q") FOR THE QUARTER ENDED SEPTEMBER 30, 2002. THE 10-Q WILL CONTAIN, AMONG OTHER THINGS, UNAUDITED FINANCIAL INFORMATION WITH RESPECT TO THE DEBTORS AS OF AND FOR THE THREE-AND SIX-MONTH PERIODS ENDED SEPTEMBER 30, 2002. THE DEBTORS URGE THE HOLDERS OF ALL ELIGIBLE CLAIMS TO OBTAIN AND REVIEW THE 10-Q PRIOR TO THE DATE ON WHICH SUCH HOLDER VOTES TO ACCEPT OR REJECT THE PLAN. A COPY OF THE 10-Q MAY BE OBTAINED FREE OF CHARGE FROM THE SOLICITATION AGENT AT 877-750-2689 OR MAY BE VIEWED AT WWW.ENCOMPASS.COM.

                               TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
I. INTRODUCTION AND EXECUTIVE SUMMARY...........................................   1
    A. General..................................................................   1
    B. Summary of Anticipated Distributions Under the Plan......................   3
    C. Other Elements of the Plan...............................................   8
       1. DIP Facility..........................................................   8
       2. New Senior Credit Agreement...........................................   8
       3. Employee Incentive Programs...........................................   8
       4. Asset Disposition Program.............................................   9
    D. Estimated Post-Restructuring Capitalization..............................   9
    E. The Confirmation Hearing.................................................  10
    F. Summary of Post-Confirmation Operations..................................  10
    G. Reasons for the Solicitation; Recommendation.............................  10
    H. Summary of Voting Procedures.............................................  11
II. GENERAL INFORMATION REGARDING THE DEBTORS...................................  12
    A. Background...............................................................  12
    B. Events Leading to Chapter 11 Cases.......................................  12
    C. Restructuring Professionals..............................................  15
    D. Estimated Pre-Restructuring Indebtedness and Preferred Stock.............  16
    E. Litigation...............................................................  17
III. MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS..............  17
    A. The Board of Directors and Executive Officers of the Reorganized Debtors.  17
       1. Reorganized Encompass.................................................  17
       2. Reorganized Subsidiaries..............................................  20
    B. Employee Incentive Programs..............................................  20
    C. Employment Agreements....................................................  20
IV. SUMMARY OF THE PLAN.........................................................  20
    A. Introduction.............................................................  20
    B. Schedule of Treatment of Claims and Equity Interests.....................  21
    C. Treatment of Unclassified Claims.........................................  21
       1. Administrative Expense Claims.........................................  22
       2. Priority Tax Claims...................................................  22
    D. Treatment of Classified Claims and Equity Interests......................  22
       1. Class 1-- Other Priority Claims.......................................  22
       2. Class 2 -- Intercompany Claims........................................  22
       3. Class 3 -- Subsidiary Interests.......................................  22
       4. Class 4 -- Secured Tax Claims.........................................  23
       5. Class 5 -- Other Secured Claims.......................................  23
       6. Class 6 -- Existing Credit Agreement Claims...........................  23
       7. Class 7 -- Senior Subordinated Note Claims............................  23
       8. Class 8 -- Junior Subordinated Notes Claims...........................  23
       9. Class 9 -- General Unsecured Claims...................................  23
       10. Class 10 -- Litigation Claims........................................  24
       11. Class 11 -- Mandatorily Redeemable Convertible Preferred Stock.......  24
       12. Class 12 -- Existing Common Stock and Section 510(b) Claims..........  24
       13. Class 13 -- Existing Other Equity Interests..........................  24
    E. Allowed Claims...........................................................  24

    F. Postpetition Interest................................................................. 24
    G. Alternative Treatment................................................................. 25
    H. Tax Allocation........................................................................ 25
    I. Means for Implementation of the Plan.................................................. 25
       1. Continued Corporate Existence; Authorized Capital Stock............................ 25
       2. Restructuring Transactions......................................................... 25
       3. Substantive Consolidation for Purposes of Treating Impaired Claims................. 26
       4. Corporate Action; Cancellation of Securities....................................... 26
       5. Directors and Executive Officers................................................... 27
       6. New Securities..................................................................... 27
       7. New Senior Credit Agreement........................................................ 27
       8. Stock Option Plan.................................................................. 28
       9. Revesting of Assets................................................................ 28
       10. Preservation of Rights of Action; Settlement of Litigation Claims................. 28
       11. Effectuating Documents; Further Transactions...................................... 28
       12. Exemption from Certain Transfer Taxes............................................. 29
    J. Provisions Governing Distributions.................................................... 29
       1. Distributions for Claims Allowed as of the Effective Date.......................... 29
       2. Disbursing Agent................................................................... 29
       3. Surrender of Securities or Instruments............................................. 29
       4. Instructions to Disbursing Agent................................................... 30
       5. Services of Indenture Trustee...................................................... 30
       6. Notification Date for Distributions................................................ 30
       7. Means of Cash Payment.............................................................. 30
       8. Calculation of Distribution Amounts of New Common Stock............................ 30
       9. Delivery of Distributions; Undeliverable or Unclaimed Distributions................ 30
       10. Withholding and Reporting Requirements............................................ 31
       11. Setoffs........................................................................... 31
    K. Procedures for Resolving Disputed, Contingent, and Unliquidated Claims................ 31
       1. Objections to Claims and Equity Interests; Disputed Claims and Equity Interests.... 31
       2. No Distribution Pending Allowance.................................................. 32
       3. Distributions After Allowance...................................................... 32
    L. Treatment of Executory Contracts and Unexpired Leases................................. 32
       1. Assumed Contracts and Leases....................................................... 32
       2. Payments Related to Assumption of Contracts and Leases............................. 32
       3. Rejected Contracts and Leases...................................................... 33
       4. Claims Based on Rejection of Executory Contracts or Unexpired Leases............... 33
       5. Compensation and Benefit Plans and Treatment of Retirement Plans................... 33
    M. Acceptance or Rejection of the Plan................................................... 33
       1. Classes Entitled To Vote........................................................... 33
       2. Acceptance by Impaired Classes..................................................... 33
       3. Elimination of Classes............................................................. 33
       4. Nonconsensual Confirmation......................................................... 34
    N. Conditions Precedent; Waiver.......................................................... 34
       1. Conditions to Confirmation......................................................... 34
       2. Conditions to Effective Date....................................................... 34
       3. Waiver of Conditions............................................................... 36
    O. Modifications and Amendments; Withdrawal.............................................. 36
    P. Retention of Jurisdiction............................................................. 36
    Q. Compromises and Settlements........................................................... 37

    R. Miscellaneous Provisions................................................................ 37
       1. Bar Dates for Certain Claims......................................................... 37
       2. Payment of Statutory Fees............................................................ 38
       3. Severability of Plan Provisions...................................................... 38
       4. Successors and Assigns............................................................... 38
       5. Discharge of the Debtors and Injunction.............................................. 38
       6. Releases by the Debtors.............................................................. 39
       7. Other Releases....................................................................... 39
       8. Exculpation and Limitation of Liability.............................................. 40
       9. Term of Injunctions or Stays......................................................... 40
       10. Binding Effect...................................................................... 40
       11. Revocation, Withdrawal, or Non-Consummation......................................... 40
       12. Committees.......................................................................... 41
       13. Plan Supplement..................................................................... 41
       14. Notices to Debtors.................................................................. 41
       15. Indemnification Obligations......................................................... 41
       16. Governing Law....................................................................... 41
       17. Prepayment.......................................................................... 42
       18. Section 1125(e) of the Bankruptcy Code.............................................. 42
V. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES.............................................. 42
    A. Commencement of the Chapter 11 Cases.................................................... 42
       1. Designation as Complex Chapter 11 Cases.............................................. 42
       2. Administrative Expense Status to Postpetition Undisputed Obligations................. 42
       3. Payment of Prepetition Employee Wages, Compensation and Employee Benefits............ 43
       4. Authority to Pay Prepetition Claims of Critical Vendors.............................. 43
       5. Continuation of Existing Investment Practices........................................ 43
       6. Adequate Assurance to Utility Companies.............................................. 43
       7. Honoring Prepetition Warranty Claims and Customer Obligations........................ 44
       8. Payment of Prepetition Sales and Use Taxes........................................... 44
       9. Payment of Prepetition Insurance Charges and Other Charges........................... 44
       10. Retention of Professionals Utilized in Ordinary Course of Business.................. 44
       11. Procedures for Interim Compensation and Reimbursement of Expenses of Professionals.. 44
       12. Schedules and Statement of Financial Affairs........................................ 44
       13. Approval of Prepetition Solicitation and Scheduling of Confirmation Hearing......... 44
       14. Cash Management System.............................................................. 44
       15. Retention of Professionals.......................................................... 45
       16. Joint Administration................................................................ 45
    B. Debtor In Possession Financing.......................................................... 45
       1. Structure............................................................................ 45
       2. Interest Rates and Fees.............................................................. 46
       3. Security and Guarantees.............................................................. 46
       4. Covenants............................................................................ 46
       5. Maturity and Amortization............................................................ 46
       6. Alternatives to the DIP Facility..................................................... 46
    C. Anticipated Timetable for the Chapter 11 Cases.......................................... 47
VI. CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS............................................... 47
    A. Estimated Post-Restructuring Indebtedness............................................... 47
    B. New Securities.......................................................................... 47
       1. New Common Stock..................................................................... 47
       2. New Preferred Stock.................................................................. 48

       3. New Options......................................................................................... 48
       4. Securities Law Matters.............................................................................. 48
    C. New Senior Credit Agreement............................................................................ 49
       1. New Term Loan....................................................................................... 49
       2. Exit Facility....................................................................................... 51
VII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...................................................... 53
    A. Introduction........................................................................................... 53
    B. Consequences to Holders of Claims or Interests......................................................... 53
       1. Realization and Recognition of Gain or Loss in General.............................................. 53
       2. Holders of Allowed Administrative Claims (Unclassified) and Allowed Other Priority Claims
            (Class 1)......................................................................................... 54
       3. Holders of Allowed Other Secured Claims (Class 5)................................................... 54
       4. Holders of Allowed Existing Credit Agreement Claims (Class 6)....................................... 54
       5. Holders of Allowed Senior Subordinated Note Claims (Class 7)........................................ 55
       6. Holders of Junior Subordinated Note Claims (Class 8), Litigation Claims (Class 10),
            Mandatorily Redeemable Convertible Preferred Stock Equity Interests (Class 11), Existing
            Common Stock Equity Interests and Section 510(b) Claims (Class 12), and Existing Other
            Equity Interests (Class 13)....................................................................... 56
       7. Holders of Allowed General Unsecured Claims (Class 9)............................................... 56
       8. Allocation of Consideration to Interest............................................................. 56
       9. Tax Treatment of Gain Recognized on Subsequent Sale of Certain Stock................................ 56
       10. Withholding........................................................................................ 56
    C. Consequences to Debtors or Reorganized Debtors......................................................... 57
       1. Discharge-of-Indebtedness Income Generally.......................................................... 57
       2. Attribute Reduction................................................................................. 57
       3. Utilization of Net Operating Loss Carryovers........................................................ 58
       4. Consolidated Return Items........................................................................... 59
       5. Alternative Minimum Tax............................................................................. 59
VIII. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST........................................ 59
    A. Feasibility of the Plan................................................................................ 59
    B. Best Interests Test.................................................................................... 60
    C. Liquidation Analysis................................................................................... 61
    D. Valuation of the Reorganized Debtors................................................................... 62
IX. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN................................................. 64
    A. Commencement of a "Traditional" Chapter 11 Case........................................................ 64
    B. Alternative Plan(s).................................................................................... 64
    C. Liquidation under Chapter 7 or Chapter 11.............................................................. 64
X. CERTAIN FACTORS TO BE CONSIDERED........................................................................... 65
    A. Bankruptcy Proceedings and Debtors' Circumstances...................................................... 65
    B. Business and Industry Risks............................................................................ 67
       1. Debt and Cash Flow.................................................................................. 67
       2. Facilities Services Industry Competition............................................................ 67
       3. Cyclical Market Conditions.......................................................................... 67
       4. Dependence Upon Key Personnel and Skilled Labor Force............................................... 68
       5. Nature of Industry Contracts........................................................................ 68
       6. Reliance Upon Depressed Industry Sectors............................................................ 69
       7. Performance Bonding Requirements.................................................................... 69
       8. Unfavorable Weather or Seasonal Variations.......................................................... 70
       9. Integration of Acquired Businesses.................................................................. 70

      C. Transactions with Affiliates..................................... 70
         1. Directors' Affiliation with Apollo............................ 70
         2. Acquisition of Encompass Indebtedness and Equity Interests.... 70
         3. Management Transactions....................................... 70
      D. Failure to Receive Requisite Acceptances......................... 71
      E. Failure to Confirm the Plan...................................... 71
      F. Failure to Consummate the Plan................................... 72
      G. New Stock Risks.................................................. 72
      H. Claims Estimations............................................... 72
      I. Certain Tax Considerations....................................... 72
      J. Inherent Uncertainty of Financial Projections.................... 73
  XI. THE SOLICITATION; VOTING PROCEDURES................................. 73
      A. Voting Deadline.................................................. 73
      B. Voting Procedures................................................ 73
      C. Special Note for Holders of Senior Subordinated Notes............ 74
         1. Beneficial Owners............................................. 74
         2. Nominees...................................................... 74
         3. Securities Clearing Agencies.................................. 75
         4. Miscellaneous................................................. 75
      D. Fiduciaries and other Representatives............................ 75
      E. Parties Entitled to Vote......................................... 76
      F. Agreements Upon Furnishing Ballots............................... 76
      G. Waivers of Defects, Irregularities, Etc.......................... 77
      H. Withdrawal of Ballots; Revocation................................ 77
      I. Delivery of Extinguished Securities.............................. 77
      J. Further Information; Additional Copies........................... 78
  XII. RECOMMENDATION AND CONCLUSION...................................... 78

                             TABLE OF ATTACHMENTS

ANNEX I     Glossary
EXHIBIT A   The Plan
EXHIBIT B-1 Encompass Service Corporation's Form 10-K for the year ended December 31, 2001
EXHIBIT B-2 Encompass Service Corporation's Form 10-K/A for the year ended December 31, 2001, as filed on April 30, 2002
EXHIBIT B-3 Encompass Service Corporation's Form 10-K/A for the year ended December 31, 2001, as filed on July 1, 2002
EXHIBIT B-4 Encompass Service Corporation's Form 10-Q for the quarter ended June 30, 2002
EXHIBIT C   Liquidation Analysis and Best Interests Test
EXHIBIT D   Financial Projections
EXHIBIT E   List of Subsidiaries

                    I.  INTRODUCTION AND EXECUTIVE SUMMARY

A.  General

   This Disclosure Statement has been prepared to comply with section 1125 of the Bankruptcy Code and is hereby transmitted by the Debtors pursuant to section 1126(b) of the Bankruptcy Code for use in the Solicitation of acceptances of the Plan, a copy of which is attached hereto as Exhibit A. At this time, the Debtors have not commenced cases under chapter 11 of the Bankruptcy Code, but the Debtors are soliciting acceptances of the Plan from holders of Eligible Claims. If sufficient votes for acceptance of the Plan are received, the Debtors expect to commence chapter 11 cases and to seek promptly Confirmation of the Plan by the Bankruptcy Court. The Debtors believe that this prepetition Solicitation will significantly simplify, shorten, and reduce the cost of the administration of, and minimize disputes during, their Chapter 11 Cases and minimize the disruption of their businesses that could result from a traditional bankruptcy case, which could be contested and protracted. Further, in a lengthy bankruptcy case, the Debtors believe that there is a substantial risk that recoveries by holders of Eligible Claims would be of significantly less value than the values of the proposed recoveries under the Plan. If, inter alia, the Debtors do not receive the Requisite Acceptances on or before the Voting Deadline, the Debtors will be forced to evaluate other available options, including filing one or more traditional, non-prepackaged chapter 11 cases.

   The primary purpose of the Plan is to effectuate the Restructuring of the Debtors' capital structure in order to bring it into alignment with the Debtors' present and future operating prospects and to provide the Debtors with greater surety bonding capacity and liquidity. Presently, the surety bonding capacity available to the Debtors is inadequate and the funds expected to be generated by the Debtors will not be sufficient to meet the Debtors' debt service requirements and satisfy its debt obligations unless the Restructuring is consummated. The Debtors believe that the Restructuring will substantially reduce uncertainty with respect to their future and better position them to obtain necessary surety bonding capacity and develop and maintain new customers.

   The Restructuring will reduce the amount of the Debtors' outstanding indebtedness and accrued interest thereon by approximately $751.7 million (based upon approximate balances as of September 30, 2002).

   A substantial portion of the Debtors' indebtedness will be converted into equity of Reorganized Encompass through the transfer of Existing Credit Agreement Claims (including any amounts that may be drawn under letters of credit issued and outstanding as of the Petition Date under the Existing Credit Agreement) to the Debtors in exchange for indebtedness of Reorganized Encompass under the New Term Loan and shares of New Common Stock and the transfer of Senior Subordinated Note Claims to the Debtors in exchange for shares of New Common Stock. The Debtors estimate that their outstanding indebtedness will be reduced by approximately $747.6 million (based upon approximate balances as of September 30, 2002) as a result of such transfers. By offering the holders of indebtedness under the Existing Credit Agreement and under the Senior Subordinated Notes equity of Reorganized Encompass, the Debtors intend that such holders will participate in the long-term potential appreciation of the Debtors' business, which the Debtors expect will be enhanced by the reduction of the Debtors' debt obligations.

   In addition to the indebtedness converted into equity, the Restructuring will also reduce Encompass' outstanding indebtedness by an additional amount of approximately $4.1 million through the cancellation of all of the Junior Subordinated Note Claims.

   The Restructuring will also reduce amounts owed by Encompass by cancelling the Mandatorily Redeemable Convertible Preferred Stock Equity Interests and any accrued dividends that would otherwise be due and payable with respect to such stock beginning February 22, 2003. As of September 30, 2002, the face amount of the outstanding Mandatorily Redeemable Convertible Preferred Stock was $309.0 million, including accrued and unpaid dividends thereon as of such date of approximately $52.8 million. All other Equity Interests in Encompass also will be cancelled and the holders of such Equity Interests will not receive or retain any property or interest on account of such Equity Interests.

   The following table shows the expected effects on the Debtors' capitalization from the consummation of the Plan.

                                                                                     Estimated
                                                                                 Post-Restructuring
                                                   Pre-Restructuring Adjustments        Debt
($ in millions)                                    ----------------- ----------- ------------------
Revolver..........................................     $  203.2*      $  (203.2)       $  0.0
Term Loan A Facility..............................        125.2          (125.2)          0.0
Term Loan B Facility..............................        163.7          (163.7)          0.0
Term Loan C Facility..............................         96.5           (96.5)          0.0
New Term Loan.....................................          0.0           200.0         200.0
                                                       --------       ---------        ------
   Total Existing Bank Debt.......................     $  588.6**     $  (388.6)       $200.0
Other Secured Debt................................          0.6             0.0           0.6
                                                       --------       ---------        ------
   Total Secured Debt.............................     $  589.2       $  (388.6)       $200.6
Senior Subordinated Notes.........................        335.0***       (335.0)          0.0
Junior Subordinated Notes.........................          4.1            (4.1)          0.0
                                                       --------       ---------        ------
   Total Debt.....................................     $  928.3       $  (727.7)       $200.6
Mandatorily Redeemable Convertible Preferred Stock        309.0          (309.0)          0.0
                                                       --------       ---------        ------
   Total Debt and Preferred Stock.................     $1,237.3       $(1,036.7)       $200.6

--------
* Pre-Restructuring balance excludes $25.4 million of issued and undrawn letters of credit. The estimated post-Restructuring balance assumes that no drawings have been made on the Exit Facility availability of up to $100.0 million.
** Excludes approximately $3.1 million of accrued and unpaid interest as of September 30, 2002. Also excludes approximately $6.2 million of swap obligations.
*** Excludes $14.7 million of accrued interest as of September 30, 2002.

   The Debtors currently anticipate that all or most of the Subsidiaries will commence chapter 11 cases (except that certain inactive Subsidiaries may be liquidated either pursuant to state law or pursuant to chapter 7 under the Bankruptcy Code). The Subsidiaries will continue to operate their businesses in the ordinary course during any proceedings under the Bankruptcy Code. However, certain Subsidiaries and their respective assets may be divested by Encompass during such proceedings and/or subsequent to the consummation of the Restructuring with the proceeds from such divestitures being used, at least in part, to repay outstanding indebtedness. See Section I.C.5-- "INTRODUCTION AND EXECUTIVE SUMMARY--OTHER ELEMENTS OF THE PLAN--ASSET DISPOSITION."

   For voting and confirmation purposes, the Plan is premised on the administrative and procedural consolidation of all of the Estates. For distribution purposes, the Plan is premised on the substantive consolidation of the holders of Impaired Claims to whom distributions are proposed to be made. On the Effective Date, (i) Impaired Claims against any Debtor and all guaranties by any Debtor of such Impaired Claims shall be treated as a single Claim against all of the Debtors, and any Impaired Claims for joint and several liability against two or more Debtors shall be treated and Allowed as a single Impaired Claim against the consolidated Debtors, and (ii) each holder of a Claim in an Impaired Class of Claims that files a Claim in the Chapter 11 Case of any Debtor shall be treated as one such Claim for distribution purposes; provided that the holders of the Impaired Claims specified in (i) and (ii) are the holders of Impaired Claims to whom distributions are proposed to be made under the Plan. See Section IV.I.3-- "SUMMARY OF THE PLAN--MEANS FOR IMPLEMENTATION OF THE PLAN--SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS."

   This Disclosure Statement sets forth certain detailed information regarding the Debtors' history, their projections for future operations, and significant events expected to occur during the Chapter 11 Cases. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of Confirmation of the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the Confirmation process and the voting procedures that holders of Eligible Claims must follow for their votes to be counted.

   Although Encompass has presented an outline of the material terms of the Plan to certain representatives of the Senior Lenders, Encompass has not engaged in any substantive negotiations with any of its creditors or their representatives with respect to the Plan. None of Encompass' creditors have indicated that they intend to support or vote for the Plan.

B.  Summary of Anticipated Distributions Under the Plan

   Under the Plan, Claims against and Equity Interests in the Debtors are divided into Classes. Certain Claims, including Allowed Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Secured Tax Claims, Other Secured Claims and General Unsecured Claims will receive payment in full in Cash prior to the Effective Date or on the Distribution Date, as such claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed with the holders of such Claims. All other Allowed Claims and Equity Interests will receive the distributions and recoveries (if any) described in the table below.

   The table below summarizes the classification and treatment of the prepetition Claims and Equity Interests under the Plan. Estimated Claim amounts are based upon estimated balances as of September 30, 2002. Estimated recovery percentages are based upon Houlihan Lokey's calculations using an assumption of $425 million of post-Restructuring equity value* of the Reorganized Debtors and the estimated values of Claims as of September 30, 2002 (see Section VIII.D--"FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST--VALUATION OF THE REORGANIZED DEBTORS"). The actual Allowed amount and recovery percentage may vary materially depending upon the nature and extent of Claims actually asserted. This summary is qualified in its entirety by reference to the provisions of the Plan.
--------
* Post-Restructuring equity value was determined using a variety of standard valuation methodologies including a market multiple approach and a discounted cash flow approach. Such valuation is based on information and projections provided to Houlihan Lokey by Encompass' management. Houlihan Lokey assumed and relied upon the accuracy and completeness of the information provided to them and has not independently verified the accuracy and completeness of the information provided by the Debtors. The trading values of Encompass' debt and equity securities post-Restructuring may differ materially from Houlihan Lokey's valuation estimates.

   Class Description                     Treatment Under the Plan                 Recovery%
------------------------   ----------------------------------------------------   ---------
  Administrative Expense     Each holder of an Allowed Administrative               100%
  Claims                   Expense Claim will receive, on the latest of (i) the
                           Distribution Date, (ii) the date on which its
                           Administrative Expense Claim becomes an
                           Allowed Administrative Expense Claim, and (iii)
                           the date on which its Administrative Expense
                           Claim becomes payable under any agreement
                           relating thereto, Cash equal to the unpaid portion
                           of its Allowed Administrative Expense Claim.
                           Notwithstanding the foregoing, (a) any Allowed
                           Administrative Expense Claim based on a liability
                           incurred by the Debtors in the ordinary course of
                           business during the Chapter 11 Cases will be paid
                           in the ordinary course of business, in accordance
                           with the terms and conditions of any agreement
                           relating thereto and (b) any Allowed
                           Administrative Expense Claim may be paid on
                           such other terms as may be agreed on between the
                           holder of such claim and the Debtors.

                             Pursuant to section 1123(a)(1) of the
                           Bankruptcy Code, holders of Administrative
                           Expense Claims are not entitled to vote.

 Class Description                 Treatment Under the Plan                Recovery%
------------------- ------------------------------------------------------ ---------
Priority Tax Claims On the later of (i) the Distribution Date and (ii) the   100%
                    date such Priority Tax Claim becomes an Allowed
                    Priority Tax Claim, each holder of an Allowed
                    Priority Tax Claim will receive in full satisfaction,
                    settlement, release, and discharge of and in
                    exchange for such Allowed Priority Tax Claim, in
                    the sole discretion of the Debtors, (a) Cash equal to
                    the unpaid portion of such Allowed Priority Tax
                    Claim, (b) deferred Cash payments over a period
                    not exceeding six (6) years after the date of
                    assessment of such Allowed Priority Tax Claim, of
                    a value, as of the Effective Date, equal to such
                    Allowed Priority Tax Claim, or (c) such other
                    treatment as to which the Debtors and such holder
                    will have agreed upon in writing; provided,
                    however, that the Debtors reserve the right to
                    prepay any Allowed Priority Tax Claim, or any
                    remaining balance of any Allowed Priority Tax
                    Claim, in full at any time on or after the
                    Distribution Date without premium or penalty;
                    provided further, however, that no holder of an
                    Allowed Priority Tax Claim will be entitled to any
                    payments on account of any pre-Effective Date
                    interest accrued on or penalty arising after the
                    Petition Date with respect to or in connection with
                    such Allowed Priority Tax Claim.

                      Pursuant to section 1123(a)(1) of the Bankruptcy         100%
                      Code, holders of Priority Tax Claims are not
                      entitled to vote.

  Class Description                  Treatment Under the Plan                Recovery%
--------------------- ------------------------------------------------------ ---------
Class 1               On the later of (i) the Distribution Date and (ii) the   100%
                      date on which its Other Priority Claim becomes an
Other Priority Claims Allowed Other Priority Claim, each holder of an
                      Allowed Other Priority Claim will receive, in full
                      satisfaction, settlement, release, and discharge of,
                      and in exchange for, such Allowed Other Priority
                      Claim, Cash equal to the full amount of its
                      Allowed Other Priority Claim.

                      Holders of Other Priority Claims are unimpaired, are deemed to have accepted the Plan, and are not entitled to vote.

 Class Description                  Treatment Under the Plan                 Recovery%
-------------------- ------------------------------------------------------- ---------
Class 2              The legal, equitable and contractual rights of the        100%
                     holders of Allowed Intercompany Claims are
Intercompany Claims  unaltered by the Plan, or such Allowed
                     Intercompany Claims will otherwise be rendered
                     unimpaired pursuant to section 1124 of the
                     Bankruptcy Code.

                     Holders of Intercompany Claims are unimpaired, are deemed to have accepted the Plan, and are not entitled to vote.

 Class Description                  Treatment Under the Plan                 Recovery%
-------------------- ------------------------------------------------------- ---------
Class 3              The legal, equitable, and contractual rights of the       100%
                     holders of Allowed Subsidiary Interests are
Subsidiary Interests unaltered by the Plan, or such Allowed Subsidiary
                     Interests will otherwise be rendered unimpaired
                     pursuant to section 1124 of the Bankruptcy Code.

                     Holders of Subsidiary Interests are unimpaired, are deemed to have accepted the Plan, and are not entitled to vote.

 Class Description                  Treatment Under the Plan                 Recovery%
-------------------- ------------------------------------------------------- ---------
Class 4              Except to the extent that a holder of an Allowed          100%
                     Secured Tax Claim has been paid by the Debtors
Secured Tax Claims   prior to the Effective Date or agrees to a different
                     treatment, each holder of an Allowed Secured Tax
                     Claim will receive, at the sole option of the
                     Reorganized Debtors, (i) Cash in the amount of
                     such Allowed Secured Tax Claim, including any
                     interest required by section 506(b) of the
                     Bankruptcy Code, on the later of the Effective
                     Date and the date on which such Allowed Secured
                     Tax Claim becomes an Allowed Secured Tax
                     Claim, or as soon thereafter as is practicable, or (ii)
                     equal annual Cash payments in an aggregate
                     amount equal to such Allowed Secured Tax Claim,
                     together with interest at a fixed annual rate equal
                     to 7.0% over a period through the sixth
                     anniversary of the date of assessment of such
                     Allowed Secured Tax Claim, or upon such other
                     terms determined by the Bankruptcy Court to
                     provide the holder of such Allowed Secured Tax
                     Claim deferred Cash payments having a value, as
                     of the Effective Date, equal to such Allowed
                     Secured Tax Claim.

                     Holders of Secured Tax Claims are unimpaired, are deemed to have accepted the Plan, and are not entitled to vote.

      Class Description                     Treatment Under the Plan               Recovery %
      -----------------       ---------------------------------------------------- ----------
Class 5                       The legal, equitable, and contractual rights of the     100%
                              holders of Allowed Other Secured Claims are
Other Secured Claims          unaltered by the Plan, or such Allowed Other
                              Secured Claims will otherwise be rendered
                              unimpaired pursuant to section 1124 of the
                              Bankruptcy Code.

                              Holders of Other Secured Claims are unimpaired, are deemed to have accepted the Plan, and are not entitled to vote.

      Class Description                     Treatment Under the Plan               Recovery %
      -----------------       ---------------------------------------------------- ----------
Class 6                       On the Effective Date, each holder of an Allowed       90.3%*
                              Existing Credit Agreement Claim will receive, in
Existing Credit               full satisfaction, settlement, release and discharge
  Agreement Claims            of and in exchange for such Allowed Existing
                              Credit Agreement Claim, (i) a Pro Rata amount of
Estimated Amount:             indebtedness under the New Term Loan and all
  $594.8 million, plus any    rights related to such indebtedness under the New
  accrued interest as of the  Term Loan and (ii) a Pro Rata distribution of
  Petition Date ($3.1 million 34,000,000 shares of the New Common Stock.
  as of September 30, 2002)   Holders of Existing Credit Agreement Claims are
                              Impaired and entitled to vote.
Estimated Issued and
  Undrawn Letters of
  Credit:
  $25.4 million
                              * Assumes that the issued and outstanding letters
                                of credit are not drawn.

      Class Description                     Treatment Under the Plan               Recovery %
      -----------------       ---------------------------------------------------- ----------
Class 7                       On the later of (i) the Effective Date and (ii) the    24.3%
                              date on which its Senior Subordinated Note Claim
Senior Subordinated Note      becomes an Allowed Senior Subordinated Note
  Claims                      Claim, or, in each case, as soon as practicable
                              thereafter, each holder of an Allowed Senior
Estimated Amount of Senior    Subordinated Note Claim will transfer to the
  Subordinated Note Claims:   Debtors such Allowed Senior Subordinated Note
  $335 million, plus any      Claim and will receive from the Debtors in
  accrued interest as of the  exchange therefor and in full satisfaction,
  Petition Date ($14.7        settlement, release, and discharge of such Claim, a
  million as of September     Pro Rata distribution of 8,500,000 shares of New
  30, 2002)                   Common Stock.
                              Holders of Senior Subordinated Note Claims are
                              Impaired and entitled to vote.

      Class Description                     Treatment Under the Plan               Recovery %
      -----------------       ---------------------------------------------------- ----------
Class 8                       On the Effective Date, all Junior Subordinated            0%
                              Note Claims will be cancelled, and the holders of
Junior Subordinated Notes     all Junior Subordinated Note Claims will not
  Claims                      receive any distribution under the Plan.
                              Holders of Junior Subordinated Notes Claims are
Estimated Amount of Junior    Impaired, are deemed to have rejected the Plan,
  Subordinated Notes Claims:  and are not entitled to vote.
  $4.1 million, plus any
  accrued interest as of the
  Petition Date

    Class Description                   Treatment Under the Plan               Recovery %
    -----------------     ---------------------------------------------------- ----------
Class 9                   Except to the extent that a holder of an Allowed        100%
General Unsecured Claims  General Unsecured Claim has been paid pursuant
Estimated Amount:         to the Critical Vendor Order or otherwise, the
$105.9 million            legal, equitable and contractual rights of the
                          holders of Allowed General Unsecured Claims will
                          be unaltered by the Plan, or such Allowed General
                          Unsecured Claims will otherwise be rendered
                          unimpaired pursuant to section 1124 of the
                          Bankruptcy Code.
                          Holders of General Unsecured Claims are
                          unimpaired, are deemed to have accepted the Plan,
                          and are not entitled to vote.

    Class Description                   Treatment Under the Plan               Recovery %
    -----------------     ---------------------------------------------------- ----------
Class 10                  Except to the extent that a holder of an Allowed          0%
Litigation Claims         Litigation Claim has been paid by the Debtors
                          prior to the Effective Date or agrees to a different
                          treatment, the holders of Litigation Claims will not
                          receive or retain any property on account of
                          Litigation Claims.
                          Holders of Litigation Claims are Impaired, are
                          deemed to have rejected the Plan, and are not
                          entitled to vote.

    Class Description                   Treatment Under the Plan               Recovery %
    -----------------     ---------------------------------------------------- ----------
Class 11                  On the Effective Date, all Mandatorily                    0%
Mandatorily Redeemable    Redeemable Convertible Preferred Stock and the
  Convertible Preferred   accrued and unpaid dividends thereon will be
  Stock                   cancelled, and the holders of Mandatorily
                          Redeemable Convertible Preferred Stock will not
                          receive or retain any property on account of their
                          Mandatorily Redeemable Convertible Preferred
                          Stock.
                          Holders of Mandatorily Redeemable Convertible
                          Preferred Stock are Impaired, are deemed to have
                          rejected the Plan, and are not entitled to vote.

    Class Description                   Treatment Under the Plan               Recovery %
    -----------------     ---------------------------------------------------- ----------
Class 12                  On the Effective Date, all Existing Common Stock          0%
Existing Common Stock and will be cancelled, and the holders of Existing
  Section 510(b) Claims   Common Stock and Section 510(b) Claims will not
                          receive or retain any property on account of their
                          Existing Common Stock and/or Section 510(b)
                          Claims.
                          Holders of Existing Common Stock and Section
                          510(b) Claims against the Debtors are Impaired,
                          are deemed to have rejected the Plan, and are not
                          entitled to vote.

  Class Description               Treatment Under the Plan              Recovery %
  -----------------   ------------------------------------------------- ----------
Class 13              On the Effective Date, all Existing Other Equity      0%
Existing Other Equity Interests will be cancelled, and the holder of
  Interests           Existing Other Equity Interests in Encompass will
                      not receive or retain any property on account of
                      their Existing Other Equity Interests.
                      Holders of Existing Other Equity Securities are
                      Impaired, are deemed to have rejected the Plan,
                      and are not entitled to vote.

C.  Other Elements of the Plan

1.  DIP Facility

   It is a condition to the Confirmation of the Plan that Encompass secure a DIP Facility, which Encompass anticipates will provide for a revolving credit facility with a maximum borrowing capacity of up to $100 million in order to provide additional liquidity prior to the Effective Date of the Plan. Although Encompass has informed certain representatives of the Senior Lenders that Encompass will require the DIP Facility during the pendency of the Chapter 11 Cases, Encompass has not engaged in any substantive negotiations with the Senior Lenders or any other potential financing source with respect to the DIP Facility, and Encompass has received no commitments for the DIP Facility from any potential lender. Encompass expects that the Debtors will be permitted to use up to the total commitment amount of the DIP Facility for letters of credit. The obligations, liens and guarantees in respect of the DIP Facility will prime, and be senior to, the obligations, liens and guarantees in respect of the Existing Credit Agreement. If the holders of the Allowed Existing Credit Agreement Claims vote as a Class to accept the Plan, all holders of such Claims will be deemed to have consented to the priority of all obligations, liens and guarantees in respect of the DIP Facility. See Section V.B--"ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE--DEBTOR IN POSSESSION FINANCING."

2.   New Senior Credit Agreement

   The Plan contemplates that indebtedness under the Existing Credit Agreement will be restructured in a New Senior Credit Agreement to provide for an aggregate New Term Loan in the amount of approximately $200 million, subject to increase as a result of any drawings upon prepetition letters of credit issued and outstanding under the Existing Credit Agreement as of the Petition Date. In the event that prepetition letters of credit issued and outstanding under the Existing Credit Agreement are drawn after the Petition Date, the principal amount of the New Term Loan will be increased in an amount equal to such drawing. Indebtedness under the New Term Loan will be junior to the indebtedness under the Exit Facility.

   It is a condition to the Confirmation of the Plan that the Debtors secure an Exit Facility in the amount of up to $100 million. Although Encompass has informed certain representatives of the Senior Lenders that Encompass will require the Exit Facility upon consummation of the Plan, Encompass has not engaged in any substantive negotiations with the Senior Lenders or any other potential financing source with respect to the Exit Facility, and Encompass has received no commitments for the Exit Facility from any potential lender. The Debtors anticipate that the Exit Facility will be part of the New Senior Credit Agreement and will provide for revolving loans of up to $100 million, with all of the committed credit under the Exit Facility available for the issuance of letters of credit. The Exit Facility will provide liquidity for working capital and other general corporate purposes to Reorganized Encompass and its Reorganized Subsidiaries following the conclusion of the Chapter 11 Cases. See
Section VI.C--"CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS--NEW SENIOR CREDIT AGREEMENT."

3.  Employee Incentive Programs

   The Plan contemplates the adoption of a Stock Option Plan by Reorganized Encompass that is intended to provide incentives to employees to continue their efforts to foster and promote the long-term growth and performance of the Reorganized Debtors. Under the Stock Option Plan, Reorganized Encompass may grant to employees of the Reorganized Debtors New Options to purchase up to an aggregate amount of shares of New

Common Stock equal to fifteen percent (15%) of the outstanding New Common Stock on a fully diluted basis as of the Effective Date. On the Effective Date, Reorganized Encompass will issue New Options to purchase up to 7% of the outstanding New Common Stock, and the remaining New Options will be available for future grants at the discretion of Reorganized Encompass' Board of Directors. The terms of the New Options, including, without limitation, vesting provisions and exercise price, will be established by Reorganized Encompass' Board of Directors. See Section III.B--"MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS--EMPLOYEE INCENTIVE PROGRAMS."

   The Debtors also intend to adopt employee bonus programs pursuant to which the Board of Directors of each of the Reorganized Debtors may authorize employee bonus awards designed to provide incentives for employees to promote the financial performance of the Reorganized Debtors. Encompass expects that bonuses under the program will be in the form of cash awards and that the Board of Directors of the Reorganized Debtors will set employee performance goals and expectations for awards under the program at their discretion. See Section III.B--"MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS--EMPLOYEE INCENTIVE PROGRAMS."

4.  Asset Disposition Program

   Encompass anticipates that, in the eighteen to twenty-four months following the date hereof, it will sell certain of its non-core or underperforming assets. Encompass is currently in the process of evaluating which of its Subsidiaries it will make available for such sales.

   Although Encompass has not completed its evaluation of which assets it is likely to make available for sale, Encompass expects that proceeds in excess of $50 million would be generated from such sale process. Encompass anticipates that, prior to the quarter ended December 31, 2004, an aggregate of $50 million of net cash proceeds from such sales (excluding any such proceeds from sales of inventory or obsolete or worn-out property in the ordinary course of business of Encompass, transfers resulting from casualty or condemnation and other customary exceptions to be agreed upon) would be required to be used by Reorganized Encompass to prepay indebtedness under the New Senior Credit Agreement. See Section V.C.1--"CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS--NEW SENIOR CREDIT AGREEMENT--TERM LOAN FACILITIES."

D.  Estimated Post-Restructuring Capitalization

   The estimated post-Restructuring share capitalization is as follows.

                                                      Post-Restructuring
                                                      Share Capitalization
                                                      --------------------
                                                       Common Equity
                                                      Ownership/(1)/
                                                      --------------------
                                                        Shares       %
                                                       ----------    ----
          New Stock:
          Holders of Existing Credit Agreement Claims 34,000,000     80%
          Holders of Senior Subordinated Note Claims.  8,500,000     20%
                                                       ----------    ----
                 Total............................... 42,500,000    100%

--------
/(1)/ Reorganized Encompass will reserve 7,500,000 additional shares of New
      Common Stock for issuance pursuant to the Stock Option Plan. Reorganized Encompass will grant New Options for up to 3,500,000 shares of New Common Stock as of the Effective Date, the terms of which will be determined by Reorganized Encompass' Board of Directors. This table does not include the dilution effect from the issuance of New Options pursuant to the Stock Option Plan.

                                   Estimated
                            Post-Restructuring Debt
                            (As of March 31, 2003)

                                            (Millions)
                         Exit Facility.....   $  0.0*
                         New Term Loan.....    200.0**
                         Other Secured Debt      0.6
                                              ------
                            Total Debt.....   $200.6

--------
* Assumes that no drawings have been made on Exit Facility availability of $100 million as of March 31, 2003. In the event there are any issued and outstanding letters of credit under the DIP Facility as of the Effective Date, the commitments for those letters of credit will be deemed to be issued and outstanding under the Exit Facility as of the Effective Date.
** Excludes approximately $25.4 million of issued and undrawn letters of credit under the Existing Credit Agreement as of September 30, 2002 that, if drawn on or after the Petition Date, will increase the principal amount of the New Term Loan in an amount equal to such drawing.

E.  The Confirmation Hearing

   If the Debtors receive the Requisite Acceptances with respect to the Plan, the Debtors intend to file voluntary petitions to commence the Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or another appropriate forum, and request that the Bankruptcy Court schedule, as promptly as possible, a Confirmation Hearing to approve this Disclosure Statement and the Solicitation as being in compliance with section 1126(b) of the Bankruptcy Code and to confirm the Plan. The Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan, to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification and to use all Ballots accepting the Plan that were received pursuant to the Solicitation, and not subsequently revoked, to seek confirmation of the Plan (or of any modification thereof that does not materially and adversely affect the treatment of the Classes of Claims and Equity Interests with respect to which such Ballots were cast) pursuant to section 1129(b) of the Bankruptcy Code.

F.  Summary of Post-Confirmation Operations

   Attached hereto as Exhibit D are the Financial Projections, which project the financial performance of the core businesses of the Reorganized Debtors through December 31, 2007. The Financial Projections have been prepared by the management of Encompass and are based on the current business plan for the Reorganized Debtors, information available as of September 30, 2002 and numerous assumptions, including the availability of adequate surety bonding capacity, that are an integral part of the Financial Projections, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. See Section X.J--"CERTAIN FACTORS TO BE CONSIDERED--INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS."

G.  Reasons for the Solicitation; Recommendation

   The Solicitation is being conducted at this time in order to obtain the Requisite Acceptances prior to the filing of voluntary petitions for reorganization of the Debtors under chapter 11 of the Bankruptcy Code. The Debtors anticipate that by conducting the Solicitation in advance of commencing the Chapter 11 Cases, the duration of the Chapter 11 Cases will be significantly shortened and the administration of the cases, which otherwise can be lengthy, complex and extremely expensive, will be significantly shortened, greatly simplified, and much less costly.

   In light of the benefits to be attained by the holders of Eligible Claims pursuant to consummation of the transactions contemplated by the Plan, the Debtors' Boards of Directors recommend that such holders of Eligible Claims vote to accept the Plan. The Debtors' Boards of Directors have reached this decision after considering the alternatives to the Plan that are available to the Debtors and the likely effect on the Debtors' business operations, creditors and shareholders of such alternatives. These alternatives include liquidation under chapter 7 of the Bankruptcy Code or a reorganization under chapter 11 of the Bankruptcy Code without a prepetition solicitation. The Debtors' Boards of Directors believes, after consulting with financial and legal advisors, that the Plan would result in a distribution of greater values to creditors and shareholders than would a liquidation under chapter 7 or any other chapter 11 reorganization. For a comparison of estimated distributions under chapter 7 of the Bankruptcy Code and under the Plan, see Section VIII.C--"FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST--LIQUIDATION ANALYSIS." The Debtors' Boards of Directors also concluded that initiating a chapter 11 case without a prepetition solicitation could result in (i) a significant delay in confirmation of a plan, (ii) higher fees and expenses, and (iii) an increased possibility that the reorganization cases would damage the Debtors' business, resulting in an increased possibility that the Debtors would not be able to reorganize successfully and therefore be forced to liquidate. For all of these reasons, the Debtors' Boards of Directors support the Plan and urge all holders of Eligible Claims to accept and support the Plan.

H.  Summary of Voting Procedures

   The Solicitation Package is being furnished prior to the commencement of the Chapter 11 Cases to holders of Eligible Claims whose names (or the names of whose Nominees) appear as of the Voting Record Date in the records maintained by the Debtors, Bank of America, N.A., as Administrative Agent under the Existing Credit Agreement, the securityholders list maintained by the Debtors' indenture trustee, and the list of participants provided by The Depository Trust Company. IF SUCH NOMINEES OF THE HOLDERS OF ELIGIBLE CLAIMS DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROVIDE COPIES OF THE SOLICITATION PACKAGE TO THE BENEFICIAL OWNERS OF THE ELIGIBLE CLAIMS.

   All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement or, in the case of a Nominee, the Master Ballot provided to such Nominee (or manually executed facsimiles thereof). No other votes will be counted. Consistent with the provisions of Federal Rule of Bankruptcy Procedure 3018, the Debtors have fixed October 16, 2002 as the Voting Record Date for the determination of holders of record of Eligible Claims entitled to receive the Solicitation Package. Ballots must be received by the Solicitation Agent no later than the Voting Deadline, which is currently set at 5:00 p.m., Eastern time, on November 18, 2002. Except to the extent requested by the Debtors or as permitted by the Bankruptcy Court pursuant to Federal Rule of Bankruptcy Procedure 3018, Ballots received after the Voting Deadline will not be counted or otherwise used in connection with the Debtors' request for Confirmation of the Plan (or any permitted modification thereof). The Debtors reserve the right to use acceptances of the Plan received in the Solicitation to seek Confirmation of the Plan under any other circumstances, including a plan proposed in one or more non-prepackaged chapter 11 cases filed by the Debtors.

   The Debtors reserve the right to amend the Plan either before or after the Petition Date. Amendments to the Plan that do not materially and adversely affect the treatment of Claims may be approved by the Bankruptcy Court at the Confirmation Hearing without the necessity of resoliciting votes. In the event resolicitation is required, the Debtors will furnish new Ballots to be used to vote to accept or reject the Plan, as amended.

   Although the Solicitation relates to voluntary petitions for reorganization of the Debtors under chapter 11 of the Bankruptcy Code, no such filings have yet been made. The Debtors intend to file their respective chapter 11 petitions when the Requisite Acceptances have been received or when the Debtors otherwise determine that such filing is necessary or appropriate to protect their property and interests. In addition, the Debtors expressly reserve the right to extend the Voting Deadline, by oral or written notice to the Solicitation Agent, until the Requisite Acceptances have been received.

                 II. GENERAL INFORMATION REGARDING THE DEBTORS

A.  Background

   Encompass, a Texas corporation formed in 1997, is one of the largest providers of facilities systems and solutions in the United States. With revenues of approximately $3.8 billion in 2001 and estimated revenues in excess of $3 billion in 2002, Encompass provides electrical, mechanical and cleaning systems services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. Through its network of subsidiary business units, Encompass has over 28,000 employees as of September 30, 2002, with operations in over 200 locations, serving customers in all 50 states and in each of the 100 largest cities in the United States. Existing Common Stock is traded on the over-the-counter market and is quoted on the pink sheets.

   Encompass, through its Subsidiaries, provides services primarily through three operating business segments: (i) Commercial/Industrial Services, (ii) Residential Services, and (iii) Cleaning Systems. As part of its proposed asset disposition program, Encompass may consider selling all or any portion of the assets comprising the foregoing business segments. Encompass intends to evaluate its assets for such sale based upon numerous factors, including the amount of proceeds such assets would generate (including anticipated tax benefits) as well as the suitability of such assets for the Reorganized Debtors' proposed business operations.

   The core capabilities of the Commercial/Industrial Services group include the technical design, installation, maintenance, repair, replacement and upgrade of the electrical, heating, ventilating and air conditioning, plumbing, network infrastructure, building and equipment controls and monitoring, sheet metal and process piping systems of commercial and industrial facilities. The Residential Services group provides mechanical and other contracting services to homebuilders and repair, installation and maintenance services to homeowners. The Cleaning Systems group offers cleaning and maintenance management services to retail, commercial and industrial customers.

   Encompass was originally founded as Group Maintenance America Corp. On February 22, 2000, Building One Services Corporation merged with and into Group Maintenance America Corp. and the merged company then changed its name to Encompass Services Corporation. The merger with Building One Services Corporation was accounted for as a "reverse acquisition" under generally accepted accounting principles. Accordingly, the financial statements and other information provided herewith for periods prior to the merger reflect the historical results of Building One Services Corporation rather than Encompass as a stand-alone entity.

   Encompass' executive offices are currently located in leased office space at 3 Greenway Plaza, Suite 2000, Houston, Texas 77046. Encompass conducts its business from over 200 facilities, substantially all of which are leased under agreements with remaining terms up to 14 years from the date hereof. Encompass' vehicle fleet consists of approximately 9,000 owned or leased service trucks, vans and support vehicles.

   Additional information concerning the Debtors and their financial condition and results of operations, on a consolidated basis, is set forth in the Debtors' recent periodic Securities and Exchange Commission filings attached hereto as Exhibits B-1, B-2, B-3 and B-4.

B.  Events Leading to Chapter 11 Cases

   As of September 30, 2002, Encompass had $1,261.3 million of debt and mandatorily redeemable convertible preferred stock obligations (including accrued interest and dividends). During the 1999-2000 period, Encompass paid in excess of $700 million to repurchase shares of its common stock. The funds used to make such repurchases were obtained through the issuance of debt and mandatorily redeemable convertible preferred stock. Beginning in 2001 and continuing through 2002, the Debtors have experienced, and continue to experience, financial difficulties due to a number of factors which have made it increasingly difficult for Encompass to comply with the financial covenants in its financing arrangements relating to its debt. Encompass experienced cost overruns in various projects resulting in losses in certain regional operations. Most notably, Encompass' electrical operations in California and its mechanical operations in Texas had significant losses in the 2000-2002 period caused by poor project performance, thereby adversely impacting earnings during this period. According to the U.S. Department of Commerce construction reports, private non-residential construction has declined approximately 20% (seasonally adjusted annual rate) from June 2001 to June 2002, with the largest declines in the industrial, office building and hotel sectors. Overcapacity in the industry has resulted in a very competitive pricing environment in many markets, resulting in downward pressure on profit margins. Such depressed conditions have resulted in a substantial decline in non-residential construction services for 2002, which, in turn, have resulted in slower sales, lower margins and weaker cash flows than the Debtors expected. In addition, revenue from higher margin telecommunications and technology customers (which represented 12% of 2000 consolidated revenues) were dramatically reduced as funding for such projects largely evaporated. Encompass provided allowances totaling approximately $45.5 million in 2001 for uncollectable receivables from telecommunications and technology customers.

   As a result of the financial challenges posed by these factors, during the second half of 2001, the Debtors began evaluating their options for solving their liquidity problems. Beginning in the second quarter of 2002, Encompass management began new initiatives to reduce operating costs and capital expenditures and manage its working capital, including by making numerous management changes. In the third quarter of 2001, Encompass announced its decision to cease operations of its Global Technologies segment effective September 30, 2001 due to significant reduction in capital spending in the telecommunications and technology industries. Encompass also began to consider financing alternatives with a view to resolving its tight financial situation under its outstanding indebtedness for borrowed money. Effective November 9, 2001, the Existing Credit Agreement was amended to grant Encompass certain temporary covenant modification.

   In the first quarter of 2002, Encompass additionally engaged a financial advisor to solicit indications of interest from third parties with respect to an investment in Encompass, or a possible sale or merger of Encompass. Encompass' advisor sought indications of interest for such transactions, but was unsuccessful at finding third parties willing to engage in discussions regarding any of these transactions. Separate from the activities of such advisor, in the first quarter of 2002 Encompass' management met with a third party concerning the possible acquisition of Encompass. However, this meeting did not progress beyond preliminary discussions due to the lack of interest expressed by the potential acquiror.

   On March 12, 2002, Apollo, certain funds of which are holders of the Mandatorily Convertible Preferred Stock, proposed that Encompass attempt to raise equity capital through a common stock rights offering to all of its shareholders, and to use the proceeds from the rights offering to reduce long term debt and obtain long term covenant relief under Encompass' Existing Credit Agreement. In order to support the success of the rights offering, Apollo offered to purchase up to $35 million of Existing Common Stock in the rights offering. Because of Apollo's ownership position in Encompass and its representation on Encompass' Board, the Board of Directors of Encompass formed the Special Committee to evaluate the merits of any transaction between Encompass and Apollo.

   Between March 12 and June 27, 2002, the Special Committee evaluated proposals made by Apollo, negotiated improved terms and considered the availability of alternative transactions.

   At a meeting held on June 25, 2002, the Board of Directors of Encompass, following the recommendation of the Special Committee, approved a rights offering and authorized Encompass to enter into an agreement with Apollo or its affiliates, pursuant to which Apollo would agree, subject to certain closing conditions, to purchase $35 million of equity securities of Encompass, and recommended that the action be adopted by Encompass' Board of Directors.

   On June 26, 2002, Encompass entered into an amendment to its Existing Credit Agreement which provided financial covenant modifications through February
2005. Pursuant to the amended Existing Credit Agreement, Encompass was required to sell $35 million of its voting stock to Apollo and to apply $31 million of proceeds of such investment to the permanent reduction of the amounts outstanding under the Existing Credit Facility by October 15, 2002. The primary reason for authorizing the rights offering and Apollo's investment was to induce

Encompass' lenders to grant covenant relief without which Encompass would likely have breached its second quarter covenants. Effective as of June 27, 2002, Encompass and Apollo entered into the Securities Purchase Agreement.

   In July of 2002, Encompass identified cost overruns and other issues related to two large construction projects located in California and Colorado which caused Encompass to book losses on these projects, resulting in lower than projected revenue and EBITDA for the second quarter of 2002. Encompass also continued to suffer financial difficulties arising from the continued depression of the construction industry, including the financial problems experienced by sectors of the economy in which several significant customers of Encompass and its Subsidiaries operate, such as the telecommunications and technology sectors.

   On July 17, 2002 Standard & Poor's announced it was downgrading Encompass. On August 13, 2002, Encompass made public its second quarter results, reporting revenue and EBITDA lower than previously projected, and reduced its forecast for revenue and EBITDA for the 2002 fiscal year.

   The share price for Existing Common Stock continuously declined from a closing per share price of $0.61 on June 21, 2002 to a closing per share price of $0.14 on September 30, 2002. On July 22, 2002, the New York Stock Exchange notified Encompass that unless the Existing Common Stock achieved a $1.00 sales price and an average share price of $1.00 over the 30-trading-day period preceding January 22, 2003, it would commence suspension and delisting procedures for the Existing Common Stock on such exchange.

   Following the public announcement of Encompass' second quarter 2002 results, Encompass' and its Subsidiaries' customers, vendors and surety providers began questioning whether the conditions to Apollo's obligations under the Securities Purchase Agreement would be satisfied, in particular, whether a material adverse change had occurred under the Securities Purchase Agreement, which, if such claim were true, would permit Apollo to terminate the Securities Purchase Agreement. During this period, Apollo stated that it had not declared or decided that a material adverse change under the Securities Purchase Agreement had occurred but was reserving its right to do so.

   During the period following the announcement of Encompass' second quarter results, Encompass' customers increasingly began to demand bid and performance bonds for new and existing construction contracts. In early October, Encompass began experiencing increased difficulty securing new construction contracts and bid and performance bonds for its commercial activity. In addition, Encompass' surety providers recently began notifying Encompass of new and increased collateral requirements, based upon their concern for Encompass' creditworthiness, demanding that Encompass and its Subsidiaries post letters of credit in order to obtain the necessary bonding, which has further exacerbated Encompass' liquidity problems.

   In late September, Encompass received revenue and EBITDA results for the month of August 2002 from its regional operations. Because its internal forecasts showed that Encompass would only be in compliance with its third quarter financial covenants under the Existing Credit Agreement if Encompass closed the sale of several operating entities prior to October 1, 2002 (which were scheduled to close prior to that time) and used all its cash reserves to reduce the amount of its revolving loan under the Existing Credit Agreement, Encompass became increasingly concerned that it would not be able to continue to access its revolver.

   On September 24, 2002, Encompass met with a steering committee representing the Senior Lenders in order to discuss obtaining a waiver of financial covenants under its Existing Credit Agreement. Encompass was increasingly concerned that the closing of the rights offering would not give sufficient liquidity to satisfy Encompass' needs. Encompass informed the steering committee that it had engaged advisors to assist in evaluating alternate transactions to the rights offering, which alternate transactions could include a prepackaged reorganization of Encompass under Chapter 11 of the Bankruptcy Code.

   On September 30, 2002, Encompass obtained a waiver through October 15, 2002 of certain financial covenants under its Existing Credit Agreement. Encompass has not obtained a waiver of financial covenants defaults under its Existing Credit Agreement for any period after October 15, 2002. As of the date hereof, Encompass is in default under the terms of the Existing Credit Agreement and therefore, as long as such default is continuing, is prohibited from paying any amounts on its Senior Subordinated Notes or any other subordinated indebtedness.

   On October 1, 2002, the New York Stock Exchange notified Encompass that it had permanently halted trading in the Existing Common Stock and was immediately delisting the Existing Common Stock. The Existing Common Stock currently trades on the over-the-counter market and is quoted on the "pink sheets". The closing price for the Existing Common Stock on October 15, 2002 was $.006.

   Encompass has continued to experience further operational issues. In light of Encompass' announced financial difficulties, customers for existing projects are increasingly requesting bonds, or requesting increased coverage amounts of bonds, on continuing projects, and threatening to terminate Encompass from such projects if such requests are not satisfied. Bonding requirements for new projects have significantly increased in frequency, and Encompass has been entirely excluded from bidding on a number of projects. Encompass' surety providers have imposed increasingly stringent requirements to the issuance of bonds, including requiring full cash collateral for the face amount of new bonds issued.

   On October 7, 2002, Encompass retained CDG in contemplation of a potential restructuring of Encompass. Michael F. Gries of CDG was designated to act as CRO.

   At a meeting held on October 13, 2002, the Board of Directors approved the principal terms of the Plan and voted to terminate the rights offering and cancel the stockholders' meeting scheduled to be held on October 15, 2002.

   On October 16, 2002, Apollo notified Encompass that it was terminating the Securities Purchase Agreement.



C.  Restructuring Professionals

   Encompass has engaged CDG as restructuring manager and has designated Michael F. Gries of such firm to act as CRO. The CRO and CDG will oversee the development of financial projections, disseminate appropriate information to stakeholders, oversee the asset disposition process, manage the chapter 11 process and filings and assist in corporate communications, all on behalf of Encompass and its Subsidiaries. Encompass has agreed to pay CDG a monthly fee of $250,000 and to reimburse CDG for all reasonable out-of-pocket expenses incurred by it as part of such engagement.

   Encompass has retained Houlihan Lokey to act as Debtors' financial advisor in connection with the Restructuring and have agreed to pay Houlihan Lokey a monthly fee of $200,000 and a transaction fee of $5 million payable upon the earliest to occur of (i) termination of Houlihan Lokey's engagement by Debtors,
(ii) the closing or consummation of the Restructuring and (iii) the expiration of the engagement as of February 29, 2004. Fifty percent (50%) of the monthly fees paid to Houlihan Lokey after the first two months of Houlihan Lokey's engagement, and one hundred percent (100%) of the monthly fees paid to Houlihan Lokey after the first eight months of Houlihan Lokey's engagement shall be credited against this transaction fee. Encompass has also agreed to pay all reasonable out-of-pocket expenses incurred by Houlihan Lokey (including the reasonable fees and expenses of its counsel).

   Encompass has retained Weil, Gotshal as its Restructuring counsel. Encompass will pay Weil, Gotshal in accordance with its standard billing rates and will reimburse Weil, Gotshal for all reasonable out-of-pocket expenses incurred by it as part of such representation.

   Encompass has also retained Deloitte & Touche LLP to provide tax advice on elections available to companies in a reorganization under chapter 11 of the Bankruptcy Code.

   Encompass has retained Innisfree M&A Incorporated to serve as the Solicitation Agent in connection with the Solicitation. Encompass will pay the Solicitation Agent reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for reasonable out-of-pocket expenses. Brokers, dealers, commercial banks, trust companies and other Nominees will be reimbursed by Encompass for customary mailing and handling expenses incurred by them in forwarding materials to their customers, but will not otherwise be compensated for their services. Encompass also will pay any other customary fees and expenses attributable to the Solicitation.

   Encompass believes that it will retain additional Professionals to assist in the Restructuring process, including, but not limited to, additional Professionals to provide investment banking services and counsel to assist with respect to asset dispositions and to pursue litigation claims.

D.  Estimated Pre-Restructuring Indebtedness and Preferred Stock

                                                               As of
                                                           September 30,
                                                               2002
                                                           -------------
                                                            (Millions)
        Revolver..........................................   $  203.2*
        Tranche A Term Loan...............................      125.2
        Tranche B Term Loan...............................      163.7
        Tranche C Term Loan...............................       96.5
                                                             --------
           Total Existing Bank Debt.......................   $  588.6**
        Other Secured Debt................................        0.6
                                                             --------
           Total Secured Debt.............................   $  589.2
        Senior Subordinated Notes.........................      335.0***
        Junior Subordinated Notes.........................        4.1
                                                             --------
           Total Debt.....................................   $  928.3
        Mandatorily Redeemable Convertible Preferred Stock      309.0
                                                             --------
           Total Debt and Preferred Stock.................   $1,237.3

--------
*  Excludes $25.4 million of issued and undrawn letters of credit.
** Excludes approximately $3.1 million of accrued and unpaid interest as of September 30, 2002. Also excludes approximately $6.2 million of swap obligations.
*** Excludes $14.7 million of accrued interest as of September 30, 2002.

   Encompass is the borrower, and its Subsidiaries are guarantors, under the Existing Credit Agreement. The Existing Bank Debt outstanding under the Existing Credit Agreement is comprised of revolving loans in an aggregate principal amount of $203.2 million, term loans in the aggregate principal amount of $385.4 million, accrued interest as of September 30, 2002 of approximately $2.2 million and estimated swap obligations as of September 30, 2002 of approximately $7.1 million (including approximately $0.9 million of net accrued interest payable).

   In connection with the Debtors' agreement to the Fifth Amendment of the Existing Credit Agreement, dated as of June 26, 2002, the Debtors' granted their Senior Lenders security interests in substantially all of their property. Prior to such amendment, the indebtedness under the Existing Credit Agreement was primarily secured by the Senior Lenders' security interests in the Debtors' inventory, accounts receivable and investment property. Based upon the Debtors' preliminary review of financing statements on file in certain states in which the Debtors transact business, the Senior Lenders began perfecting their security interests in the additional collateral interests taken under the Fifth Amendment on July 31, 2002. If the Debtors were to commence chapter 11 cases prior to the expiration of the ninety (90) day period set forth in section 547 of the Bankruptcy Code, certain of the Senior Lenders' security interests in collateral other than inventory, accounts receivable and investment property may be subject to challenge as avoidable transfers. The Debtors nonetheless believe that any effort to avoid such security interests will not benefit the Estates and will, in fact, needlessly incur Administrative Expense Claims because the holders of the Senior Subordinated Note Claims and the Junior Subordinated Note Claims are subordinated under the terms of their respective agreements to the full payment of the Existing Credit Agreement Claims. As such, the Debtors believe that no payments may be made to the holders of Senior Subordinated Note Claims and Junior Subordinated Note Claims prior to the full satisfaction of the Existing Credit Agreement Claims, irrespective of the perfected and/or unperfected status of the Senior Lenders' security interests in collateral other than the Debtors' inventory, accounts receivable and investment property.

   Encompass is the obligor, and its Subsidiaries are guarantors, under the Senior Subordinated Notes in the aggregate principal amount of $335 million and accrued interest as of September 30, 2002 of approximately $14.7 million.

   Encompass is the obligor under the Junior Subordinated Notes in the aggregate principal amount of $4.1 million. These Junior Subordinated Notes were issued in connection with the purchase of several of the Debtors' businesses and as a result are subordinated under section 510(b) of the Bankruptcy Code.

   Certain Apollo funds own all of the 256,191 shares of the Mandatorily Redeemable Convertible Preferred Stock outstanding. The Mandatorily Redeemable Convertible Preferred Stock accrues cumulative dividends at a rate of 7.25% per annum, payable quarterly or accumulated at Encompass' option until February 22, 2003. Upon any liquidation, dissolution or winding up, holders of Mandatorily Redeemable Convertible Preferred Stock are entitled to a cash liquidation payment equal to $1,000 per share plus accrued and unpaid dividends. Accrued and unpaid dividends on the Mandatorily Redeemable Convertible Preferred Stock were $52.8 million at September 30, 2002.

E.  Litigation

   Encompass and/or its Subsidiaries are or may become plaintiffs in certain actions which they intend to continue pursuing and/or to initiate after the Petition Date. Those actions include: (i) a lawsuit filed by one or more of the Debtors against National Union Fire Insurance Co. of Pittsburgh, PA wherein such Debtors have asserted in excess of $5 million in damages resulting from the defendant's bad faith breach of its insurance contract with such Debtors;
(ii) a lawsuit filed by one or more of the Debtors against the General Services Administration of the United States of America wherein Debtors have asserted in excess of $7 million in damages resulting from the defendant's failure to pay amounts owed under a contract with such Debtors; (iii) a lawsuit filed by one or more of the Debtors against GTEC SA, Giovanola Freres, SA and other defendants wherein the Debtors have asserted in excess of $6 million in damages resulting from the defendants' failure to pay amounts owed under a contract with such Debtors; and (iv) a lawsuit to be filed by one or more of the Debtors against a customer wherein Debtors will assert in excess of $10 million in damages resulting from the defendant's failure to pay amounts owed under a contract with such Debtors. Encompass and/or its Subsidiaries intend to retain special counsel pursuant to section 327(e) of the Bankruptcy Code in order to pursue the claims asserted in each of the preceding actions.

   Encompass and/or its Subsidiaries have also been named as defendants in a number of actions which assert claims for, inter alia, personal injury, property damage, unfair labor and/or hiring practices, civil rights violations, employment discrimination, breach of contract, preferential transfers, indemnity, contribution, fraud, environmental damage and/or release, and claims related to toxic mold. All of the preceding Litigation Claims are Disputed Claims.

      III. MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS

A.  The Board of Directors and Executive Officers of the Reorganized Debtors

1.  Reorganized Encompass

   On the Effective Date, the term of each member of Encompass' and its Subsidiaries' current Board of Directors will automatically expire. The initial Board of Directors of Reorganized Encompass on and after the Effective Date will consist of seven members. As required by section 1129(a)(5) of the Bankruptcy Code, the names of such Board members will be set forth in the Plan Supplement. The Board of Directors of Reorganized Encompass will have the responsibility for the management, control, and operation of Reorganized Encompass and its Reorganized Subsidiaries on and after the Effective Date.

   The Board of Directors of Reorganized Encompass as of the Effective Date shall consist of the Chief Executive Officer of Reorganized Encompass, four directors designated by the holders of Allowed Existing Credit Agreement Claims and two directors designated by the holders of Allowed Subordinated Note Claims.

The Debtors will consult with representatives of the holders of Existing Credit Agreement Claims to determine their four appointees to the Board of Directors and will consult with the indenture trustee for the Senior Subordinated Notes to provide the two designees to the Board of Directors of the Allowed Subordinated Note Claims.

   Encompass anticipates that the members of the Management Group will maintain their current positions as executive officers of Reorganized Encompass on and after the Effective Date. The Management Group is as follows:

        Name                                 Position
        ----                                 --------
 Joseph M. Ivey.... President and Chief Executive Officer; Director
 Henry P. Holland.. Executive Vice President and Chief Operating Officer
 Darren B. Miller.. Senior Vice President, Chief Financial Officer
 Daniel W. Kipp.... Senior Vice President, Chief Information and Administrative
                      Officer
 Gray H. Muzzy..... Senior Vice President, General Counsel and Secretary
 L. Scott Biar..... Vice President, Chief Accounting Officer
 Todd Matherne..... Vice President, Treasurer
 James L. Cocca.... Senior Vice President--Operations
 Patrick L. McMahon Senior Vice President--Operations
 James L. Phillips. Senior Vice President--Operations
 Steven A. Bate.... Vice President--Operations
 William Hill...... Vice President--Operations

   Joseph M. Ivey became President and Chief Executive Officer and a director of Encompass in February 2000. Prior to the merger of Building One Services Corporation with and into Encompass (under its former name, Group Maintenance America Corp., he served as President and Chief Executive Officer of Building One Services Corporation from February 1999 to February 2000. He also served as a Director of Building One Services Corporation from October 1998 to February 2000. From September 1998 to February 1999, Mr. Ivey served as the President of the Building One Services Corporation mechanical group. Prior to joining Building One Services Corporation, Mr. Ivey served as the Chairman and Chief Executive Officer of Encompass Mechanical Services Southeast, Inc. (formerly known as Ivey Mechanical Company, Inc.), a mechanical services company and wholly owned subsidiary of Encompass acquired by Building One Services Corporation in 1998. Mr. Ivey also serves as a Trustee of Freed-Hardeman University.

   Henry P. Holland became Executive Vice President and Chief Operating Officer of Encompass in October 2000. Previously, he served as President and Chief Operating Officer of Metamor Worldwide (now PSINet Consulting Solutions) from June 1999 to June 2000 when the company was sold to PSI Net. Prior to joining Metamor, Mr. Holland served as Executive Vice President of Landmark Graphics, a leading supplier of decision-making software and services for the oil and gas industry, from 1994 to 1999.

   Darren B. Miller became Senior Vice President of Encompass in February 2000. From July 1998 to February 2000, he served as Executive Vice President of Encompass and from October 1996 until July 1998 as Senior Vice President. He has also served as Chief Financial Officer of Encompass since October 1996. From 1989 to 1996, Mr. Miller served in several capacities at Allwaste, Inc., an industrial service company, including Vice President, Treasurer and Controller from 1995 to 1996.

   Daniel W. Kipp became Senior Vice President, Chief Information and Administrative Officer of Encompass in January 2001. From February 2000 to January 2001, he served as Senior Vice President, Treasurer and Chief Information Officer of Encompass. From July 1998 to February 2000, he served as Senior Vice President and Chief Accounting Officer of Encompass and as Vice President and Corporate Controller from February 1997 to July 1998. From February 1994 until February 1997, Mr. Kipp was a sales executive with American Sterling, a provider of hazard insurance outsourcing services to the mortgage banking industry.

   Gray H. Muzzy became Senior Vice President, General Counsel and Secretary of Encompass in April 2000. From January 1989 to April 2000, Mr. Muzzy was a partner with the Houston-based law firm of Bracewell & Patterson, L.L.P. Mr. Muzzy provided legal representation to a variety of industries, including real estate, oil and gas, software, chemical, banking and insurance.

   L. Scott Biar became Vice President and Chief Accounting Officer of Encompass in August 2000. From June 1998 to June 2000, Mr. Biar was Vice President and Corporate Controller of Corporate Brand Foods America. From May 1991 through June 1998, Mr. Biar served in various senior financial roles with Weatherford International, Inc., most recently as Corporate Controller. Mr. Biar is a Certified Public Accountant.

   Todd Matherne became Vice President and Treasurer of Encompass in January 2001. During 2000, he was co-founder and advisor to US Farm and Ranch Supply Company, Inc. From April 1995 to December 1999, Mr. Matherne served in senior financial and operations roles with Service Corporation International, most recently as Senior Vice President, Treasurer and Interim Chief Financial Officer.

   James L. Cocca became Senior Vice President--Operations of Encompass in October 2001. Mr. Cocca was Chief Operating Officer of Encompass' Electrical Technologies Group from November 2000 to October 2001. He held the position of President of Schindler Elevator Corporation (formerly Westinghouse Elevator) from January 1996 to November 2000 with responsibility for North American Operations.

   Patrick L. McMahon became Senior Vice President--Operations of Encompass in October 2001. Mr. McMahon was Chief Operating Officer--Mechanical Services Group of Encompass from August 2001 to October 2001. He served as President--Industrial Services Group of Encompass from February 2000 to August 2001. From July 1999 to February 2000, he was Executive Vice President and Chief Operating Officer of the Industrial Business Unit of Building One Services Corporation's Mechanical and Electrical Group. From October 1998 to July 1999, Mr. McMahon was a management consultant with respect to outsourcing maintenance operations and served as President and Chief Operating Officer of Professional Services Group, a subsidiary of Air & Water Technologies, between May 1995 and October 1998.

   James L. Phillips became Senior Vice President--Operations of Encompass in October 2001. Previously, Mr. Phillips served as Vice President of Operations of NetVersant Solutions from May 2000 to October 2001. From November 1998 to May 2000, he was Co-Founder and Executive Vice President of East Coast Concepts, a system integration alliance partner to GE Capital Corporation. From 1996 to November 1998, he was Executive Vice President of GE Capital Leverage Procurement Program.

   Steven A. Bate became Vice President--Operations in March 2002. Mr. Bate was Vice President-Integration of Encompass from November 2000 to March 2002. Previously, Mr. Bate served as an operations finance consultant to NetVersant Solutions from July 2000 to October 2000. From October 1999 to April 2000, he served as Vice President-Operations of Metamor Worldwide (now PSINet Consulting Solutions). From September 1998 to October 1999, Mr. Bate served as Chief Financial Officer of Insource Management Group, a private consulting services firm. Previously, he served as Vice President-Independent Business Units for Landmark Graphics.

   William Hill became Vice President--Operations in December 2001. Previously, Mr. Hill served as Vice President-Operations of Building One Service Solutions, Inc., a wholly-owned subsidiary of Encompass acquired by Building One Services Corporation in 1998, from January 2000 to December 2001. From October 1998 to January 2000, Mr. Hill served in various capacities with Building One Service Solutions, Inc., including Regional President and Director of Operations. Mr. Hill previously served as Director of Operations for SPC Contract Management, a janitorial services contract management company, for more than 22 years.

2.  Reorganized Subsidiaries

   Certain officers of Reorganized Encompass on and after the Effective Date will also serve as officers and directors of the Reorganized Subsidiaries in accordance with past practice, unless otherwise provided in the Plan Supplement. In accordance with section 1129(a)(5) of the Bankruptcy Code, the Debtors will identify those individuals proposed to serve as officers and directors of the Reorganized Subsidiaries in the Plan Supplement.

B.  Employee Incentive Programs

   In connection with the Plan, Reorganized Encompass will adopt a new Stock Option Plan that is intended to provide incentives to employees to continue their efforts to foster and promote the long-term growth and performance of Reorganized Encompass and its Reorganized Subsidiaries. The Stock Option Plan will authorize the issuance of New Options to purchase shares of New Common Stock up to an aggregate amount of fifteen percent (15%) of New Common Stock on a fully diluted basis as of the Effective Date. On the Effective Date, Reorganized Encompass will issue New Options to purchase up to 7% of the outstanding New Common Stock on a fully diluted basis. Such New Options will be issued to employees of the Reorganized Debtors as determined by Reorganized Encompass' Board of Directors in consultation with the Chief Executive Officer of Reorganized Encompass regarding such allocation. The remaining New Options will be available for future grants at the discretion of Reorganized Encompass' Board of Directors subject to such terms and conditions as Reorganized Encompass' Board of Directors may determine at the time of grant. The terms of the New Options, including, without limitation, vesting provisions and exercise price, will be established by Reorganized Encompass' Board of Directors.

   The Debtors also intend to adopt employee bonus programs pursuant to which the Board of Directors of each of the Reorganized Debtors may authorize employee bonus awards designed to provide incentives for employees to promote the financial performance of the Reorganized Debtors. Encompass expects that bonuses under the program will be in the form of cash awards and that the Board of Directors of the Reorganized Debtors will set employee performance goals and expectations for awards under the program at their discretion.

C.  Employment Agreements

   On or before the Confirmation Date, the Debtors intend to assume all or substantially all employment agreements currently in effect.

                           IV.  SUMMARY OF THE PLAN

A.  Introduction

   Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and shareholders. In addition to permitting rehabilitation of the debtor, chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case.

   The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying Claims against and Equity Interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any Person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the Confirmation Order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

   THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS ATTACHED THERETO AND DEFINITIONS THEREIN), WHICH IS ATTACHED HERETO AS EXHIBIT A.

   THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

   THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, THEIR ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

B.  Schedule of Treatment of Claims and Equity Interests

   Class                           Title                          Status     Entitled To Vote
   -----                           -----                          ------     ----------------
Unclassified Administrative Expense Claims                      Unimpaired No
Unclassified Priority Tax Claims                                Unimpaired No
Class 1..... Other Priority Claims                              Unimpaired No; deemed to accept
Class 2..... Intercompany Claims                                Unimpaired No; deemed to accept
Class 3..... Subsidiary Interests                               Unimpaired No; deemed to accept
Class 4..... Secured Tax Claims                                 Unimpaired No; deemed to accept
Class 5..... Other Secured Claims                               Unimpaired No; deemed to accept
Class 6..... Encompass Existing Credit Agreement Claims         Impaired   Yes
Class 7..... Senior Subordinated Note Claims                    Impaired   Yes
Class 8..... Junior Subordinated Notes Claims                   Impaired   No; deemed to reject
Class 9..... General Unsecured Claims                           Unimpaired No, deemed to accept
Class 10.... Litigation Claims                                  Impaired   No; deemed to reject
Class 11.... Mandatorily Redeemable Convertible Preferred Stock Impaired   No, deemed to reject
Class 12.... Existing Common Stock and Section 510(b) Claims    Impaired   No; deemed to reject
Class 13.... Existing Other Equity Interests                    Impaired   No; deemed to reject

C.  Treatment of Unclassified Claims

   In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

1.  Administrative Expense Claims

   Each holder of an Allowed Administrative Expense Claim will receive, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Expense Claim becomes an Allowed Administrative Expense Claim, and (iii) the date on which its Administrative Expense Claim becomes payable under any agreement relating thereto, or as soon as practicable thereafter, Cash equal to the unpaid portion of its Allowed Administrative Expense Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Expense Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto and
(b) any Allowed Administrative Expense Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors.

2.  Priority Tax Claims

   On the later of (i) the Distribution Date and (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors, (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or (c) such other treatment as to which the Debtors and such holder will have agreed upon in writing; provided, however, that the Debtors reserve the right to prepay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; provided further, however, that no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

D.  Treatment of Classified Claims and Equity Interests

1.  Class 1-- Other Priority Claims

      a. Claims in Class: Class 1 consists of all Other Priority Claims.

      b. Treatment: On the later of (i) the Distribution Date and (ii) the date on which its Other Priority Claim becomes an Allowed Other Priority Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, Cash equal to the full amount of its Allowed Other Priority Claim.

2.  Class 2 -- Intercompany Claims

      a. Claims in Class: Class 2 consists of all Intercompany Claims.

      b. Treatment: The legal, equitable, and contractual rights of the holders of Allowed Intercompany Claims are unaltered by the Plan, or such Allowed Intercompany Claims will otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

3.  Class 3 -- Subsidiary Interests

      a. Claims in Class: Class 3 consists of all Subsidiary Interests.

      b. Treatment: The legal, equitable, and contractual rights of the holders of Allowed Subsidiary Interests are unaltered by the Plan, or such Allowed Subsidiary Interests will otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

4.  Class 4 -- Secured Tax Claims

      a. Claims in Class: Class 4 consists of all Secured Tax Claims.

      b. Treatment: Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim will receive, at the sole option of the Reorganized Debtors, (i) Cash in the amount of such Allowed Secured Tax Claim, including any interest required by section 506(b) of the Bankruptcy Code, on the later of the Effective Date or the date on which such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 7.0% over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

5.  Class 5 -- Other Secured Claims

      a. Claims in Class: Class 5 consists of all Other Secured Claims.

      b. Treatment: The legal, equitable and contractual rights of the holders of Other Secured Claims are unaltered by the Plan, or such Secured Claims will otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

6.  Class 6 -- Existing Credit Agreement Claims

      a. Claims in Class: Class 6 consists of all Existing Credit Agreement Claims.

      b. Treatment: On the later of (i) Effective Date and (ii) the date on which its Existing Credit Agreement Claim becomes an Allowed Existing Credit Agreement Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Existing Credit Agreement Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Existing Credit Agreement Claim, (i) a Pro Rata amount of indebtedness under the New Term Loan and all rights related to such indebtedness under the New Term Loan and (ii) a Pro Rata distribution of 34,000,000 shares of New Common Stock.

7.  Class 7 -- Senior Subordinated Note Claims

      a. Claims in Class: Class 7 consists of all Senior Subordinated Note
   Claims.

      b. Treatment: On the later of (i) the Effective Date and (ii) the date on which its Senior Subordinated Note Claim becomes an Allowed Senior Subordinated Note Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Senior Subordinated Note Claim will transfer to Encompass such Allowed Senior Subordinated Note Claim for cancellation and will receive from Encompass in exchange therefor, and in full satisfaction, settlement, release, and discharge of such Claim, a Pro Rata distribution of 8,500,000 shares of New Common Stock.

8.  Class 8 -- Junior Subordinated Notes Claims

      a. Claims in Class: Class 8 consists of all Junior Subordinated Notes Claims.

      b. Treatment: On the Effective Date, all Junior Subordinated Note Claims will be cancelled, and the holders of all Junior Subordinated Note Claims will not receive any distribution under the Plan.

9.  Class 9 -- General Unsecured Claims

      a. Claims in Class: Class 9 consists of all General Unsecured Claims.

      b. Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim has been paid on or before the Effective Date pursuant to the Critical Vendor Order or otherwise, the legal, equitable, and contractual rights of the holders of General Unsecured Claims will be unaltered by the Plan, or such General Unsecured Claims will otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

10.  Class 10 -- Litigation Claims

      a. Claims in Class: Class 10 consists of all Litigation Claims.

      b. Treatment: Except to the extent that a holder of an Allowed Litigation Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, the holders of Litigation Claims will not receive any distribution under the Plan.

11.  Class 11 -- Mandatorily Redeemable Convertible Preferred Stock

      a. Equity Interests in Class: Class 11 consists of all Mandatorily Redeemable Convertible Preferred Stock.

      b. Treatment: On the Effective Date, all Mandatorily Redeemable Convertible Preferred Stock and the accrued and unpaid dividends thereon will be cancelled, and the holders of Mandatorily Redeemable Convertible Preferred Stock will not receive or retain any property on account of their Mandatorily Redeemable Convertible Preferred Stock.

12.  Class 12 -- Existing Common Stock and Section 510(b) Claims

      a. Claims and Equity Interests in Class: Class 12 consists of all Existing Common Stock and Section 510(b) Claims.

      b. Treatment: On the Effective Date, all Existing Common Stock shall be cancelled, and the holders of Existing Common Stock and Section 510(b) Claims shall not receive or retain any property on account of their Existing Common Stock and/or Section 510(b) Claims.

13.  Class 13 -- Existing Other Equity Interests

      a. Equity Interests in Class: Class 13 consists of all Existing Other Equity Interests.

      b. Treatment: On the Effective Date, all Existing Other Equity Interests will be cancelled, and the holders of Existing Other Equity Interests will not receive or retain any property on account of their Existing Other Equity Interests.

E.  Allowed Claims

   Notwithstanding any provision in the Plan to the contrary, the Debtors or Reorganized Debtors will only make distributions to holders of Allowed Claims. No holder of a Disputed Claim will receive any distribution on account thereof until and to the extent that its Disputed Claim becomes an Allowed Claim or Allowed Equity Interest.

F.  Postpetition Interest

   In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all unsecured Claims against the Debtors will be calculated as of the Petition Date. Except as otherwise explicitly provided in the Plan, in section 506(b) of the Bankruptcy Code or by order of the Bankruptcy Court, no holder of a Claim will be entitled to or will receive Postpetition Interest.

G.  Alternative Treatment

   Notwithstanding any provision in the Plan to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled under the Plan, any other distribution or treatment to which it and the Debtors may agree to in writing.

H.  Tax Allocation

   For tax purposes, the value of any New Securities received by holders of Claims in satisfaction of interest bearing obligations will be allocated first to the full satisfaction of principal of such interest bearing obligations and second in satisfaction of any accrued unpaid interest. See Section VII.B.8--"CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS--ALLOCATION OF CONSIDERATION TO INTEREST."

I.  Means for Implementation of the Plan

1.  Continued Corporate Existence; Authorized Capital Stock

   Except for any Subsidiaries that may be sold as part of the expected asset disposition program, each of the Reorganized Debtors will continue to exist after the Effective Date as separate entities in accordance with the applicable law in the applicable jurisdiction in which they are incorporated, formed or organized under their respective certificates of incorporation and bylaws, partnership agreement, membership agreement or other organizational documents in effect before the Effective Date except as their organizational documents may be amended pursuant to the Plan. On the Effective Date, the organizational documents of each Reorganized Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. In addition, the Reorganized Encompass Certificate of Incorporation will include a provision (i) authorizing 50 million shares of New Preferred Stock, and (ii) authorizing 150 million shares of New Common Stock. See Section VI.B--"CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS--NEW SECURITIES."

2.  Restructuring Transactions

   Notwithstanding the foregoing, and in accordance with the provisions of section 1123 of the Bankruptcy Code, the Debtors may enter into any transactions or take any actions appropriate or necessary to effect a corporate restructuring of their respective businesses, including, without limitation, any action necessary to effect a change in the organizational form of a Debtor. Any such proposed corporate restructuring will be described in the documents and papers contained in the Plan Supplement. In addition to such pre-Confirmation Date transactions, the applicable Reorganized Debtors may enter into such transactions, on and after the Confirmation Date, which are necessary or appropriate to effect a corporate restructuring of their respective businesses, including, without limitation, simplifying the overall corporate structure of the Reorganized Debtors, reincorporating certain of the Debtors under the laws of jurisdictions other than the laws under which the applicable Debtor is presently incorporated or reforming some or all of the Subsidiary Debtors as limited liability companies or limited partnerships in such jurisdictions. Such restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

3.  Substantive Consolidation for Purposes of Treating Impaired Claims

   For voting and confirmation purposes, the Plan is premised upon the administrative and procedural consolidation of all of the Debtors. For distribution purposes, the Plan is premised on the substantive consolidation of the holders of Impaired Claims to whom distributions are proposed to be made. The Plan does not contemplate substantive consolidation of the Debtors with respect to any Class of Claims or Equity Interests to whom no distribution is proposed to be made, nor does it contemplate the merger of any Debtor entity into another nor the transfer or commingling of any assets of any Debtor, except as such assets are to be pooled for purposes of distributions to holders of Impaired Claims to whom distributions are proposed to be made. On the Effective Date, (a) Impaired Claims against any Debtor and all guaranties by any Debtor of such Impaired Claims will be treated as a single Claim against all of the Debtors and any holders of Impaired Claims against two or more Debtors, and any Impaired Claims for joint and several liability against two or more Debtors will be treated and Allowed as a single Impaired Claim against the consolidated Debtors, and (b) each holder of a Claim in an Impaired Class of Claims that files a Claim in the Chapter 11 Case of any Debtor will be treated as one such Claim for distribution purposes; provided, however, that the holders of the Impaired Claims specified in subsections (a) and (b) of this paragraph are the holders of Impaired Claims to whom distributions are proposed to be made under the Plan. Substantive consolidation will not (other than for purposes related to the Plan as set forth in this paragraph): (w) affect the legal and corporate structures of the Reorganized Debtors or affect or modify ownership of any asset of any Debtor, (x) cause any Debtor to be liable for any Claim or unimpaired Claim in any way under the Plan for which it is otherwise not liable and the liability of any Debtor for any such Claim shall not be affected by such substantive consolidation, (y) affect Intercompany Claims, and/or (z) affect Subsidiary Interests.

4.  Corporate Action; Cancellation of Securities

   As of the Effective Date, the Certificates evidencing the Extinguished Securities will evidence solely the right to receive from the Debtors the distribution of the consideration, if any, under the Plan as described in
Section IV.D--"SUMMARY OF THE PLAN--TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS." On the Effective Date, except as otherwise provided for in the Plan, (i) the Extinguished Securities, to the extent not already cancelled, will be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any other Person and (ii) the obligations of the Debtors under the Extinguished Securities and under the Debtors' certificate of incorporation, any agreements, indentures, or certificates of designations or other organizational documents governing the Extinguished Securities will be terminated and discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Extinguished Securities and that is administered by an indenture trustee, agent, or servicer will continue in effect solely for the purposes of (a) allowing such indenture trustee, agent, or servicer to make the distributions to be made on account of such Claims under the Plan and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of any indenture will not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all Equity Interests, to the extent not already cancelled, will be cancelled; provided, however, that the Subsidiary Interests shall be treated in accordance with the terms of the Plan.

   Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized under the Plan will not be binding upon the Debtors. Except with respect to the making of distributions as provided in the preceding paragraph, the Reorganized Debtors may, with or without cause, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at any time by giving five Business Days' written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan on account of Senior Subordinated Note Claims have not been completed at the time of termination of the indenture or other governing agreement, the Reorganized Debtors will designate a distribution agent to act in place of the indenture trustee, agent, or servicer, and the provisions of the Plan will be deemed to apply to the new distribution agent.

5.  Directors and Executive Officers

   On the Effective Date, the term of each member of the current Board of Directors of Encompass will automatically expire. The initial Board of Directors of Reorganized Encompass on and after the Effective Date will consist of seven members, one of which will be the Chief Executive Officer of Reorganized Encompass, four of which will be designated by the holders of Allowed Existing Credit Agreement Claims and two of which will be designated by the holders of Allowed Senior Subordinated Note Claims. The Debtors will consult with representatives of the holders of Existing Credit Agreement Claims to determine the four appointees to be designated by the holders of Allowed Existing Credit Agreement Claims to the Reorganized Encompass' Board of Directors and will consult with the indenture trustee for the Senior Subordinated Notes to determine the two appointees to be designated by the holders of the Allowed Senior Subordinated Notes to the Reorganized Encompass' Board of Directors. The Reorganized Encompass' Board of Directors will have the responsibility for the management, control, and operation of Reorganized Encompass on and after the Effective Date. The members of the Management Group will maintain their current positions as executive officers of Reorganized Encompass on and after the Effective Date. Certain officers of Reorganized Encompass on and after the Effective Date will also serve as the officers and directors of its Reorganized Subsidiaries in accordance with past practice, unless otherwise provided in the Plan Supplement.

   Certain officers of Reorganized Encompass on and after the Effective Date will also serve as officers and directors of the Reorganized Subsidiaries in accordance with past practice, unless otherwise provided in the Plan Supplement. In accordance with section 1129(a)(5) of the Bankruptcy Code, the Debtors will identify those individuals proposed to serve as officers and directors of the Reorganized Subsidiaries in the Plan Supplement.

6.  New Securities

   As of the Effective Date, the issuance by Reorganized Encompass of an aggregate of 42,500,000 shares of New Common Stock to holders of Existing
Credit Agreement Claims and Senior Subordinated Notes Claims will be authorized.

   As of the Effective Date, the grant by Reorganized Encompass of the New Options to purchase an aggregate of up to 3,500,000 shares of New Common Stock in accordance with the Stock Option Plan will be authorized.

   As of the Effective Date, the reservation by Reorganized Encompass of 7,500,000 shares of New Common Stock for issuance pursuant to any exercise of New Options will be authorized.

   The issuance, grant, and reservation of New Securities described in this
Section IV.I.6 and authorized pursuant to the Plan will not require any further act or action by, among other Persons, any shareholders or creditors of the Debtors, under applicable law, regulation, order or rule.

   All New Common Stock to be issued or granted will be deemed issued or granted, as applicable, as of the Effective Date regardless of the date on which they are actually distributed. The New Securities are described in
Section VI.B--"CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS--NEW SECURITIES."

7.  New Senior Credit Agreement

   The Debtors expect that the indebtedness under the Existing Credit Agreement will be restructured in the New Senior Credit Agreement to provide for a New Term Loan in the amount of $200 million, subject to increase as a result of any drawing upon letters of credit issued and outstanding under the Existing Credit Agreement as of the Petition Date, in which case such drawings will increase the principal amount of the New Term Loan in an amount equal to such drawing and will be allocated to the reimbursing Senior Lenders. In addition, the Debtors anticipate that the New Senior Credit Agreement will include the Exit Facility, which the Debtors anticipate will provide for revolving loans of up to $100 million, the full amount of which will be available for the issuance of letters of credit. All letters of credit issued and outstanding under the DIP Facility will be deemed to be issued and outstanding under the Exit Facility as of the Effective Date. Indebtedness under the New Term Loan will be junior to indebtedness under the Exit Facility. The Exit Facility will provide liquidity for working capital and other general corporate purposes to the Reorganized Debtors following the conclusion of the Chapter 11 Cases. On the Effective Date, the Reorganized Debtors will enter into the New Senior Credit Agreement. See Section VI.C--"CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS--NEW SENIOR CREDIT AGREEMENT."

8.  Stock Option Plan

   In connection with the Plan, Reorganized Encompass will adopt a new Stock Option Plan that is intended to provide incentives to employees to continue their efforts to foster and promote the long-term growth and performance of the Reorganized Debtors. The Stock Option Plan will authorize the issuance of New Options to purchase shares of New Common Stock up to an aggregate amount of fifteen percent (15%) of the New Common Stock on a fully diluted basis as of the Effective Date. On the Effective Date, Reorganized Encompass will issue New Options to purchase up to 7% of the outstanding New Common Stock on a fully diluted basis. Such New Options will be issued to employees of the Reorganized Debtors as determined by Reorganized Encompass' Board of Directors, in consultation with the Chief Executive Officer of Reorganized Encompass regarding such allocation. The remaining New Options will be available for future grants at the discretion of Reorganized Encompass' Board of Directors subject to such terms and conditions as Reorganized Encompass' Board of Directors may determine at the time of grant. The terms of the New Options, including, without limitation, vesting provisions and exercise price, will be established by Reorganized Encompass' Board of Directors. See Section III.B--"MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS--EMPLOYEE INCENTIVE PROGRAMS."

9.  Revesting of Assets

   The property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, will revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors will be free and clear of all Claims, encumbrances, Equity Interests, charges and liens except as specifically provided or contemplated in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

10.  Preservation of Rights of Action; Settlement of Litigation Claims

   Except as otherwise provided in the Plan or in the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or entity without the approval of the Bankruptcy Court. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

11.  Effectuating Documents; Further Transactions

   The chairman of the board of directors, president, chief financial officer, any executive vice-president or senior vice-president, or any other appropriate officer of each Debtor will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Debtor will be authorized to certify or attest to any of the foregoing actions.

12.  Exemption from Certain Transfer Taxes

   Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

J.  Provisions Governing Distributions

1.  Distributions for Claims Allowed as of the Effective Date

   Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions and issuances of New Securities to be made in exchange for or on account of Claims that are Allowed Claims as of the Effective Date will be made on the Distribution Date, or as soon thereafter as reasonably practicable. All Cash distributions will be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any distribution under the Plan of property other than Cash (including any issuance of New Securities and the distribution of such New Securities in exchange for Allowed Claims as of the Effective Date) will be made by the Disbursing Agent, the indenture trustee or the transfer agent in accordance with the terms of the Plan.

2.  Disbursing Agent

   The Disbursing Agent will make all distributions required under the Plan, except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which distributions will be deposited with the appropriate indenture trustee, agent, or servicer, who will deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the relevant indenture or other governing agreement.

   If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity (or, in the case of an indenture or other agreement that governs distributions and is administered by an indenture trustee, agent, or servicer), such Disbursing Agent, indenture trustee, agent, or servicer will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond will be paid by the Reorganized Debtors.

3.  Surrender of Securities or Instruments

   On or before the Distribution Date, or as soon as reasonably practicable thereafter, each holder of a Certificate will surrender such Certificate to the Disbursing Agent, or, with respect to the Senior Subordinated Notes, the indenture trustee, and such Certificate will be cancelled. No distribution of property under the Plan will be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the indenture trustee, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or indenture trustee, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or indenture trustee, as the case may be, prior to the second anniversary of the Effective Date will be deemed to have forfeited all rights and Claims or Equity Interests in respect of such Certificate, will not participate in any distribution under the Plan and (i) all Cash in respect of such forfeited distribution, including interest accrued thereon, will revert to the Reorganized Debtors and (ii) all New Securities in respect of such forfeited distribution will be cancelled notwithstanding any federal or escheat laws to the contrary.

4.  Instructions to Disbursing Agent

   Prior to any distribution on account of a Senior Subordinated Note Claim, the indenture trustee will (i) inform the Disbursing Agent as to the amount of properly surrendered Senior Subordinated Notes and (ii) inform the Disbursing Agent in a properly completed letter of transmittal, accompanied by properly remitted securities, of the names of holders of Allowed Senior Subordinated Note Claims, and the number of shares of New Common Stock to be issued and distributed to or on behalf of such holders of Allowed Senior Subordinated Note Claims in exchange for properly surrendered Senior Subordinated Notes.

5.  Services of Indenture Trustee

   The indenture trustee's services with respect to consummation of the Plan will be as set forth in the Plan and as authorized by the indenture.

6.  Notification Date for Distributions

   At the close of business on the Distribution Notification Date, the transfer ledgers for the Existing Bank Debt (maintained by Bank of America, N.A., as Administrative Agent under the Existing Credit Agreement) and Senior Subordinated Notes will be closed, and there will be no further changes in the record holders of such debt. The Reorganized Debtors and the Disbursing Agent, if any, will have no obligation to recognize any transfer of any such debt occurring after the Distribution Notification Date and will be entitled instead to recognize and deal for all purposes under the Plan with only those record holders listed on the transfer ledgers as of the close of business on the Distribution Notification Date.

7.  Means of Cash Payment

   Cash payments under the Plan will be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor will determine in its sole discretion.

8.  Calculation of Distribution Amounts of New Common Stock

   No fractional shares of New Common Stock will be issued or distributed under the Plan or by Reorganized Encompass or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, such number of shares to be distributed will be rounded down to the nearest whole number.

9.  Delivery of Distributions; Undeliverable or Unclaimed Distributions

   Distributions to holders of Allowed Claims will be made by the Disbursing Agent or the indenture trustee, as the case may be, (i) at the holder's last known address, (ii) at the address in any written notice of address change delivered to the Disbursing Agent, (iii) in the case of the holder of a Senior Subordinated Note Claim, at the address in the indenture trustee's official records, or (iv) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made, unless and until the Disbursing Agent or indenture trustee is notified of such holder's then current address, at which time all missed distributions will be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee will be returned to the Reorganized Debtors or the indenture trustee, as the case may be, until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second anniversary of the Effective Date, after which date (a) all Cash in respect of such forfeited distribution including interest accrued thereon will revert to the Reorganized Debtors and (b) all New Securities in respect of such forfeited distribution will be cancelled, in each case, notwithstanding any federal or escheat laws to the contrary.

10.  Withholding and Reporting Requirements

   In connection with the Plan and all distributions thereunder, the Disbursing Agent will, to the extent applicable as determined in its sole discretion, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan will be subject to any such withholding and reporting requirements. The Disbursing Agent will be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

11.  Setoffs

   Other than in respect of any Existing Credit Agreement Claim, a Reorganized Debtor may, but will not be required to, setoff against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Claim's holder; provided, however, that neither the failure to do so nor the allowance of any Claim under the Plan will constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor or Reorganized Debtor may have against such holder. Nothing in the Plan will be deemed to expand rights to setoff under applicable non-bankruptcy law. Notwithstanding the foregoing, the Reorganized Debtors will be deemed to waive and will have no right of setoff or recoupment against any Existing Credit Agreement Claim or against any amounts at any time due or outstanding under the DIP Facility.

K.  Procedures for Resolving Disputed, Contingent, and Unliquidated Claims

1.  Objections to Claims and Equity Interests; Disputed Claims and Equity
Interests

   The Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors (or in the case of the Existing Bank Debt, in accordance with the books and records of Bank of America, N.A., as Administrative Agent under the Existing Credit Agreement). Unless disputed by the holder of a Claim, the amount set forth in the books and records of the Debtors will constitute the amount of the Allowed Claim of such holder. If any holder of a Claim disagrees with the Debtors, such holder must so advise the Debtors in writing, in which event, the Claim will be a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually.

   Notwithstanding the foregoing, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method any objections to Claims or Equity Interests. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

2.  No Distribution Pending Allowance

   Notwithstanding any other provision in the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan will be made on account of or in exchange for such Claim unless and until such Disputed Claim becomes an Allowed Claim.

3.  Distributions After Allowance

   To the extent that a Disputed Claim ultimately becomes an Allowed Claim, a distribution will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim the distribution to which such holder is entitled under the Plan on account of or in exchange for such Allowed Claim.

L.  Treatment of Executory Contracts and Unexpired Leases

1.  Assumed Contracts and Leases

   Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date each Reorganized Debtor will be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms,
(iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan Supplement. The Confirmation Order will constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

   Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

2.  Payments Related to Assumption of Contracts and Leases

   Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable Debtor. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

3.  Rejected Contracts and Leases

   Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, none of the executory contracts and unexpired leases to which a Debtor is a party will be rejected under the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party.

4.  Claims Based on Rejection of Executory Contracts or Unexpired Leases

   All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the appropriate Debtor and its counsel within 60 days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection or (ii) the Confirmation Date. Any Claims not filed within such times will be forever barred from assertion against the respective Debtor, its Estate, and its property.

5.  Compensation and Benefit Plans and Treatment of Retirement Plans

   Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, will be deemed to be, and will be treated as if they were, executory contracts that are to be assumed under the Plan. The Debtors' obligations under such plans and programs will survive Confirmation of the Plan, except for (i) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits," as defined in section 1114(a) of the Bankruptcy Code, will continue unimpaired and in full force and effect.

M.  Acceptance or Rejection of the Plan

1.  Classes Entitled To Vote

   Each Impaired Class of Claims or Equity Interests that will (or may) receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims or Equity Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote. Because holders of Claims and Equity Interests in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan, they are not entitled to vote.

2.  Acceptance by Impaired Classes

   An Impaired Class of Claims will have accepted the Plan if the holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class actually voting have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.

3.  Elimination of Classes

   Any Class that does not contain any Allowed Claims or Equity Interests or any Claims or Equity Interests temporarily allowed for voting purposes under Federal Rule of Bankruptcy Procedure 3018, as of the date of the

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commencement of the Confirmation Hearing, will be deemed not included in the
Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether such Class has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

4.  Nonconsensual Confirmation

   The Bankruptcy Court may confirm the Plan over the dissent of any Impaired Class if all of the requirements for consensual confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual confirmation under of subsection 1129(b) of the Bankruptcy Code have been satisfied.

   To obtain confirmation notwithstanding the nonacceptance of a Class, the Debtors must demonstrate to the Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting Impaired Classes. A plan does not discriminate unfairly if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class receives more than it is entitled to for its Claims or Equity Interests. If required, the Debtors will show at the Confirmation Hearing that the Plan does not discriminate unfairly.

   To the extent necessary, the Debtors will request confirmation of the Plan, as the Plan may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

N.  Conditions Precedent; Waiver

1.  Conditions to Confirmation

   The Confirmation of the Plan is subject to the satisfaction or due waiver of the following conditions precedent:

      a. The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors.

      b. The DIP Facility shall have been obtained.

      c. The Exit Facility shall have been obtained and shall be in full force and effect and shall not have expired or otherwise terminated.

2.  Conditions to Effective Date

   The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with the Plan.

      a. The Confirmation Order shall have been entered by the Bankruptcy Court and that order must provide, among other things, that:

  . the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

  . the provisions of the Confirmation Order are non-severable and mutually dependent;

  . all executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the Chapter 11 Cases or under the Plan shall remain in full force and effect for the benefit of the Reorganized Debtors or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

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

  .   the transfers of property by the Debtors (i) to the Reorganized Debtors
      (A) are or will be legal, valid and effective transfers of property, (B) vest or will vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Equity Interests, except as expressly provided in the Plan or Confirmation Order, (C) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or non bankruptcy law, and (D) do not and will not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable non bankruptcy law, including any laws affecting successor, transferee or stamp or recording tax liability and (ii) to holders of Claims or Equity Interests under the Plan are for good consideration and value;

  . except as expressly provided in the Plan (or any order of the Bankruptcy Court), upon the effectiveness of all transactions incident to and part of the Plan, the Debtors are discharged effective upon the Confirmation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to the Plan, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

  . all Mandatorily Redeemable Convertible Preferred Stock, Existing Encompass Common Stock and Existing Other Equity Interests in Encompass shall be cancelled effective upon the Effective Date;

  . the New Securities issued under the Plan are exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code, except to the extent that any holders of New Securities are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code; and

  . the Debtors have acted in good faith with respect to the formulation, solicitation and Confirmation of the Plan, pursuant to section 1125(e) of the Bankruptcy Code.

      b. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

      c. The New Senior Credit Agreement shall have been executed by all necessary parties thereto and prior to, or simultaneously with, the effectiveness of the Plan, all conditions precedent thereto shall have been satisfied or waived such that it shall have become effective.

      d. The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Securities.

      e. All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

      f. No stay of the Confirmation Order and/or consummation of the Plan is in effect.

      g. All definitive documentation relating to the Plan and the transactions contemplated by the Plan shall be consistent in all material respects with the terms of the Plan and the definitive documentation relating to the New Common Stock, the Stock Option Plan, the New Senior Credit Agreement, the DIP Facility, the Reorganized Encompass Certificate of Incorporation and all other documents material to the consummation of the transactions contemplated under the Plan shall be in form and substance reasonably acceptable to each of the Senior Lenders.

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

3.  Waiver of Conditions

   Each of the conditions set forth in Section IV.N.2, other than as set forth in subsection (c) and (f) thereof, may be waived in whole or in part by the Debtors, without any notice to other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right that may be asserted at any time.

O.  Modifications and Amendments; Withdrawal

   The Debtors may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtors reserve the right to include any amended exhibits in the Plan Supplement, whereupon each such amended exhibit will be deemed substituted for the original of such exhibit. After the Confirmation Date the Debtors or Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement and the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and extent of the Plan so long as such proceedings do not materially and adversely affect the treatment of holders of Claims or Equity Interests under the Plan.

P.  Retention of Jurisdiction

   Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction (except with respect to the purposes described under clauses (i) and (xiv) below, with respect to which jurisdiction will not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

      (i) determine any and all objections to the allowance of Claims or Equity Interests;

      (ii) determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal or otherwise;

      (iii) determine any and all motions to subordinate Claims or Equity Interests at any time and on any basis permitted by applicable law;

      (iv) hear and determine all Professional Fee Claims and other Administrative Claims;

      (v) hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

      (vi) hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

      (vii) enter such orders as may be necessary or appropriate in aid of the consummation of the Plan and to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement and/or the Confirmation Order;

      (viii) hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan and all contracts, instruments and other agreements executed in connection with the Plan;

      (ix) hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

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

      (x) issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, consummation or enforcement of the Plan or the Confirmation Order;

      (xi) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

      (xii) hear and determine any matters arising in connection with or relating to the Plan, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

      (xiii) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

      (xiv) recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

      (xv) hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

      (xvi) hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge;

      (xvii) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

      (xviii) enter a final decree closing the Chapter 11 Cases.

Q.  Compromises and Settlements

   Pursuant to Federal Rule of Bankruptcy Procedure 9019(a), the Debtors may compromise and settle various Claims against them and/or claims they may have against other Persons. Each of the Debtors expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right will transfer to the Reorganized Debtors pursuant to the Plan and Bankruptcy Court approval of such action will not be required.

R.  Miscellaneous Provisions

1.  Bar Dates for Certain Claims

a.  Administrative Expense Claims

   The Confirmation Order will establish an Administrative Expense Claims Bar Date for the filing of all Administrative Expense Claims (other than Professional Fee Claims or Claims for the expenses of the members of any Committee (if appointed)), which date will be 60 days after the Confirmation Date. Holders of asserted Administrative Expense Claims, other than Professional Fee Claims or Claims for United States Trustee fees or the expenses of the members of any Committee (if appointed), not paid and not arising out of transactions in the ordinary course of business prior to the Confirmation Date must submit proofs of Administrative Expense Claim on or before such Administrative Expense Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Federal Rules of Bankruptcy Procedure 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Expense Claims Bar Date. The Debtors or Reorganized Debtors, as the case may be, will have 60 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Expense Claims Bar Date to review and object to such Administrative Expense Claims before a hearing for determination of allowance of such Administrative Expense Claim.

b.  Professional Fee Claims

   All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors or any Committee (if

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

appointed) prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 60 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. If the Debtors or the Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the amount of fees and expenses shall be determined by the Bankruptcy Court.

2.  Payment of Statutory Fees

   All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases will be paid by the Reorganized Debtors.

3.  Severability of Plan Provisions

   If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. If, in particular, any term or provision of the Plan is found to be violative of the requirements of section 1129(b)(2) of the Bankruptcy Code based on the proposed receipt and/or retention of property by the holders of Claims in any Class, the consideration to be distributed to the holders of such Claims will be reallocated, eliminated or otherwise adjusted to conform the Plan to the requirements of the Bankruptcy Code. Notwithstanding any such adjustment, elimination, alteration, interpretation or holding with to the terms and provisions of the Plan, the terms of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered, interpreted or adjusted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

4.  Successors and Assigns

   The rights, benefits and obligations of all Persons named or referred to in the Plan will be binding on, and will inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.

5.  Discharge of the Debtors and Injunction

   All consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Equity Interests in the Debtors of any nature whatsoever or against any of the Debtors' assets or properties. Except as otherwise expressly provided in the Plan, entry of the Confirmation Order (subject to the occurrence of the Effective Date) will act as a discharge of all Claims against and debts of, liens on, and Equity Interests in each of the Debtors (save and except for the Subsidiary Interests), the Debtors' assets, and their properties, arising at any time prior to the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Equity Interest therefor was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such discharged Claim or Equity Interest will be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature

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

whatsoever that occurred before the date of entry of the Confirmation Order, except as otherwise expressly provided by the Plan. The Confirmation Order will be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

   In accordance with section 524 of the Bankruptcy Code, the discharge described in this section and section 1141 of the Bankruptcy Code will act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Equity Interests discharged under the Plan. Except as otherwise expressly provided in the Plan and/or the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Equity Interests in, the Debtors will be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest,
(iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. The foregoing injunction will extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

6.  Releases by the Debtors

   On the Effective Date, effective as of the Confirmation Date, the Debtors and the Reorganized Debtors will waive and release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims, obligations, rights, causes of action or liabilities, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, which the Debtors or the Reorganized Debtors have or may have against any present or former director, officer or employee of the Debtors and their respective attorneys, agents and property; provided, however, that the foregoing will not operate as a waiver of, or release from, any causes of action arising out of (i) any express contractual obligation owing by any such director, officer or employee to the Debtors or (ii) the willful misconduct of such director, officer or employee in connection with, related to, or arising out of administration of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan.

   On the Effective Date, effective as of the Confirmation Date, the Debtors will release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims and causes of action, including any claims or causes of action under chapter 5 of the Bankruptcy Code, which they have or may have against any Senior Lender and its members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property in connection with (i) actions taken as or in its capacity of being a Senior Lender and (ii) the Chapter 11 Cases.

7.  Other Releases

   On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided in the Plan or in the Confirmation Order, the Debtors, the Reorganized Debtors, each Senior Lender and the indenture trustee, and each of their respective present or former members, officers, directors, agents, financial advisors, attorneys, employees, partners, and representatives and their respective property will be released from any and all claims, obligations, rights, causes of action and liabilities which the Debtors, the Reorganized Debtors or any holder of a Claim against any Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction or other occurrence taking place on or before the Confirmation Date, in any way relating to the Chapter 11 Cases or the Plan, or otherwise; provided, however, that nothing will release any Person from any claims, obligations, rights, causes of action or liabilities based upon any act or omission in connection with, relating to, or arising out of, the

Chapter 11 Cases, the Solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such Person's willful misconduct.

8.  Exculpation and Limitation of Liability

   The Reorganized Debtors, the Senior Lenders and any and all of their respective present or former members, officers, directors, employees, Equity Interest holders, partners, advisors, affiliates, attorneys, or agents, or any of their successors or assigns, will not have or incur any liability to any holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the administration of the Chapter 11 Cases, the Solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

   Notwithstanding any other provision of the Plan, no holder of a Claim or Equity Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against the Debtors, the Reorganized Debtors, the Estates, any Committee, the Senior Lenders or any of their respective present or former members, officers, directors, employees, Equity Interest holders, partners, or affiliates or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the Solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

9.  Term of Injunctions or Stays

   Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or in the Confirmation Order), will remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order will remain in full force and effect in accordance with their terms.

10.  Binding Effect

   The Plan will be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

11.  Revocation, Withdrawal, or Non-Consummation

   The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan will be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

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

12.  Committees

   On the Effective Date, the duties of any Committee will terminate.

13.  Plan Supplement

   Any and all exhibits, lists or schedules referred to in the Plan but not filed with the Plan will be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five Business Days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims against or Equity Interests in the Debtors may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Section IV.R.14--"SUMMARY OF THE PLAN--MISCELLANEOUS PROVISIONS--NOTICES TO DEBTORS."

14.  Notices to Debtors

   Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor under the Plan will be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                        ENCOMPASS SERVICES CORPORATION
                         3 Greenway Plaza, Suite 2000
                             Houston, Texas 77046
                           Attn: Gray H. Muzzy, Esq.
                           Telephone: (713) 860-0100
                           Facsimile: (713) 960-0126

                                with a copy to:

                          WEIL, GOTSHAL & MANGES LLP
                           700 Louisiana, Suite 1600
                             Houston, Texas 77002
                         Attn: Alfredo R. Perez, Esq.
                           Telephone: (713) 546-5000
                           Facsimile: (713) 224-9511

15.  Indemnification Obligations

   Any and all obligations, liabilities or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors' present or former directors, officers or employees (the "Covered Persons") pursuant to applicable state law or the Debtors' or Reorganized Debtors' certificates of incorporation, bylaws, policy of providing employee indemnification, or specific agreement in respect of any claims, demands, suits, causes of action or proceedings, whether existing or hereafter arising, against any such Covered Persons, based upon any act or omission related to any such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date will be deemed executory contracts assumed by the Reorganized Debtors under the Plan and will, in any event, survive Confirmation of the Plan and remain unaffected thereby, and will not be discharged or rejected, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability accrued or is owed in connection with a transaction, occurrence before or after the Petition Date.

16.  Governing Law

   Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Texas will govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation, formation or organization, as applicable, of each Debtor will govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

17.  Prepayment

   Except as otherwise provided in the Plan or the Confirmation Order, the Debtors will have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment will not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

18.  Section 1125(e) of the Bankruptcy Code

   As of the Confirmation Date, the Debtors will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. As of the Confirmation Date, the Debtors and their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the Solicitation of acceptances or rejections of the Plan or the offer and issuance of New Securities under the Plan.

              V.  ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

A.  Commencement of the Chapter 11 Cases

   If the Debtors receive the Requisite Acceptances in response to the Solicitation, one or more of the Debtors intend to promptly commence the Chapter 11 Cases. From and after the Petition Date, the Debtors will continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

   To expedite their emergence from chapter 11, the Debtors intend to seek, among other things, the relief detailed below from the Bankruptcy Court on the Petition Date. If granted, this relief will facilitate the administration of the Chapter 11 Cases. There can be no assurance, however, that the Bankruptcy Court will grant the requested relief. Bankruptcy courts customarily provide various other forms of administrative and other relief in the early stages of chapter 11 cases. The Debtors intend to seek all necessary and appropriate relief from the Bankruptcy Court in order to facilitate their reorganization goals, including the matters described below.

1.  Designation as Complex Chapter 11 Cases

   To the extent the Chapter 11 Cases are filed in the Bankruptcy Court for the Southern District of Texas, the Debtors will seek authority to qualify under General Order 2000-2 of the Local Rules for the Southern District of Texas to qualify as Complex Chapter 11 bankruptcy cases. Such a designation will allow the Chapter 11 Cases to be governed in accordance with rules which are designed to efficiently manage large and/or complex chapter 11 cases by establishing, inter alia, weekly omnibus hearing dates, precise notice procedures, provisions for expedited consideration of emergency matters, and other procedural matters designed to facilitate efficient case administration.

2.  Administrative Expense Status to Postpetition Undisputed Obligations

   The Debtors will seek authority to grant various vendors and suppliers administrative expense priority status under section 503(b) of the Bankruptcy Code for undisputed obligations arising from outstanding prepetition purchase orders that are delivered to the Debtors subsequent to the Petition Date. Such requested relief will also seek to permit the Debtors, in the exercise of their business judgment and in accordance with their customary business practices, to satisfy such undisputed obligations to vendors in the ordinary course of business under section 363(c) of the Bankruptcy Code.

3.  Payment of Prepetition Employee Wages, Compensation and Employee Benefits

   The Debtors will seek authority to pay all accrued but unpaid amounts due for employee wages, salaries and benefit programs in the ordinary course of the Debtors' businesses. Such employee benefit plans and policies include: (i) medical, health, dental and vision insurance, (ii) life, disability, workers' compensation and employee counseling and assistance, (iii) severance benefits,
(iv) incentive benefits, and (v) 401(k) matching plan benefits. The Debtors will also request that they be permitted (a) to pay all accrued but unpaid expense reimbursements, vacation benefits, employee payroll deductions associated with the Debtors' payroll and other employee benefit obligations, and (b) to maintain and pay all accrued but unpaid prepetition amounts owed to the Debtors' payroll and employee benefits administrators.

4.  Authority to Pay Prepetition Claims of Critical Vendors

   The Debtors will seek authority to pay the prepetition fixed, liquidated, and undisputed Claims of certain suppliers of materials, equipment, goods and services with whom the Debtors continue to do business and whose materials, equipment, goods and services are essential and critical to the Debtors' reorganization. The Debtors will submit that the payment of such Claims should be authorized on a number of grounds, including that: (i) payment of the critical vendor Claims is necessary to the preservation of the Debtors' businesses under the necessity of payment doctrine; (ii) management estimates that a substantial percentage of the critical vendors are M&M Lien Claimants whose Claims may be asserted against the Debtors' property interests irrespective of the initiation of the Chapter 11 Cases; (iii) that a substantial number of the critical vendors are parties to executory contracts whose Claims would be subject to priority treatment if the Debtors elected to assume such contracts; (iv) that the Debtors anticipate filing the Plan which provides for the full payment of all General Unsecured Claims, and, as such, the critical vendors would ultimately be paid in full whether pursuant to the critical vendor motion or under the terms of the Plan; (v) that absent payment of any outstanding prepetition utility obligations, the Debtors could be required to post substantial postpetition utility deposits under section 366 of the Bankruptcy Code; and (vi) that certain critical vendors have reclamation rights, which, if exercised, would undermine the Debtors' ability to complete existing work projects, and which, in turn, would undermine the Debtors' ability to generate revenues.

5.  Continuation of Existing Investment Practices

   The Debtors intend to seek authority to maintain their existing investment practices, and to the extent required, to seek authority to waive any requirement of section 345(b) of the Bankruptcy Code which requires that if the Debtors maintain deposits or investments not "insured or guaranteed by the United States or by a department, agency or instrumentality of the United States or backed by the full faith and credit of the United States," that the Debtors obtain from the entity with which the money is deposited or invested a bond in favor of the United States secured by the undertaking of an adequate corporate surety.

6.  Adequate Assurance to Utility Companies

   The Debtors intend to seek authority (a) prohibiting any utility companies which provide them with utility services from altering, refusing or discontinuing any such utility services, (b) determining that the utility companies have "adequate assurance of payment" within the meaning of section 366 of the Bankruptcy Code without the need for payment of additional deposits or security, and (c) establishing procedures for determining requests by utility companies for additional assurances of future payment.

7.  Honoring Prepetition Warranty Claims and Customer Obligations

   The Debtors intend to seek authority to honor, in the ordinary course of their businesses, the various warranty programs and other practices designed to ensure customer and vendor satisfaction.

8.  Payment of Prepetition Sales and Use Taxes

   The Debtors intend to seek authority to pay all prepetition sales and use tax, and regulatory and licensing, obligations owed to any taxing authority or other entity, including all sales and use tax obligations that are subsequently determined upon audit to have accrued during the period prior to the Petition Date.

9.  Payment of Prepetition Insurance Charges and Other Charges

   The Debtors intend to seek authority to maintain certain insurance policies and to pay any amounts due on account of any loss fund and premium finance payments accrued and unpaid on the Petition Date.

10.  Retention of Professionals Utilized in Ordinary Course of Business

   The Debtors intend to seek authority, pursuant to sections 105 and 327 of the Bankruptcy Code, authorizing them to retain Professionals utilized in the ordinary course of their businesses. The Debtors will seek to employ such ordinary course professionals on terms similar to those rendered prior to the Petition Date without the need to file individual retention applications for such professionals.

11. Procedures for Interim Compensation and Reimbursement of Expenses of Professionals

   The Debtors intend to seek authority to establish procedures which would require each Professional retained by the Debtors, and subject to a formal retention application, to present to the Debtors, the Creditors' Committee and the United States Trustee a detailed statement of services rendered and expenses incurred for the month preceding the rendering of such services. Such procedures would provide that if no party timely objects to the Professional's monthly statement, the Debtors would be authorized to pay each of the Professionals eighty percent (80%) of the amount of fees incurred for the month, with a twenty percent (20%) holdback, and one-hundred percent (100%) of expense disbursements for the month. These payments would be subject to the Bankruptcy Court's subsequent final approval as part of the normal interim fee application process.

12.  Schedules and Statement of Financial Affairs

   Section 521 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 1007 direct that, unless otherwise ordered by the court, the Debtors must prepare and file Schedules of Claims, executory contracts and unexpired leases and related information and a statement of financial affairs within 15 Business Days of the commencement of their Chapter 11 Cases. The purpose of this requirement is to provide the Debtors' creditors, equity security holders and other interested parties with sufficient information to make informed decisions with respect to the Debtors' reorganization. The Debtors intend to seek an extension of the applicable 15-day deadline to file their Schedules and statements of financial affairs.

13.  Approval of Prepetition Solicitation and Scheduling of Confirmation Hearing

   To facilitate the prompt Confirmation and consummation of the Plan, the Debtors intend to seek an order scheduling a hearing to (i) approve the prepetition Solicitation procedures, including this Disclosure Statement, and
(ii) confirm the Plan, for a date following the end of the applicable notice period therefor.

14.  Cash Management System

   Because of the administrative hardship that any operating changes would impose on the Debtors, the Debtors intend to seek Bankruptcy Court authority to continue using their existing cash management system, bank accounts and business forms. Absent the Bankruptcy Court's authorization of the continued use of the cash management system, the Debtors' cash flow could be severely impeded, to the detriment of the Debtors' Estates and creditors.

   Continued use of the existing cash management system will facilitate the Debtors' smooth and orderly transition into chapter 11, minimize the disruption to their businesses while in chapter 11, and expedite their emergence from chapter 11. Requiring the Debtors to adopt and implement a new cash management system would likely increase the costs of the Chapter 11 Cases, primarily as a result of the significant time and expense associated with the transition to a new cash management system. For the same reasons, requiring the Debtors to cancel their existing bank accounts and establish new accounts or requiring it to create new business forms would only frustrate the Debtors' efforts to reorganize expeditiously.

15.  Retention of Professionals

   The Debtors intend to seek Bankruptcy Court authority to retain and employ certain Professionals to represent them and assist them in connection with the Chapter 11 Cases. Some of these Professionals have been intimately involved with the negotiation and development of the Plan and include: (i) Weil, Gotshal, as counsel for the Debtors, (ii) Houlihan Lokey, as financial advisor to the Debtors; (iii) Deloitte & Touche LLP, to provide tax advice on elections available as part of the Chapter 11 process, (iv) CDG, as restructuring managers, (v) KPMG LLP, as accountants to the Debtors, and (vi) Innisfree M&A Incorporated, as Solicitation Agent for the Debtors. The Debtors may also seek authority to retain certain professionals to assist with the operations of their businesses in the ordinary course. These so-called "ordinary course professionals" will not be involved in the administration of the Chapter 11 Cases.

   The Debtors also will retain additional Professionals to assist in the Restructuring process, including, but not limited to, additional Professionals to provide investment banking services and counsel to assist with respect to asset dispositions and to pursue litigation claims.

16.  Joint Administration

   The Debtors will seek authority to consolidate all filings under a single case name, in a single docket, for administrative purposes that would result if the Bankruptcy Court maintained entirely separate dockets for each of the cases and will reduce costs for parties making filings with the Bankruptcy Court.

B.  Debtor In Possession Financing

   It is a condition to the Confirmation of the Plan that the Debtors secure a DIP Facility, which the Debtors anticipate will provide for a revolving credit facility with a maximum borrowing capacity of up to $100 million in order to provide additional liquidity prior to the Effective Date of the Plan. Although Encompass has informed certain representatives of the Senior Lenders that Encompass will require the DIP Facility during the pendency of the Chapter 11 Cases, Encompass has not engaged in any substantive negotiations with the Senior Lenders or any other potential financing source with respect to the DIP Facility, and Encompass has received no commitments for the DIP Facility from any potential lender. In addition, the Bankruptcy Court must approve any financing agreement. The following description outlines Encompass' expectations as to the key terms of the DIP Facility.

1.  Structure

   The DIP Facility will provide Encompass, as borrower, a revolving credit facility of up to $100 million. The Debtors may use up to the total commitment amount of the DIP Facility for letters of credit. On the Effective Date, any letters of credit issued and outstanding under the DIP Facility shall be deemed outstanding under the Exit Facility.

2.  Interest Rates and Fees

   The Debtors anticipate that the interest and fee obligations under the DIP Facility will be similar to those for revolving loans under their Existing Credit Agreement. Therefore, the Debtors expect that they may choose to pay interest on advances under the DIP Facility at either the Base Rate or the Eurodollar Rate. Such advances will accrue interest at the Base Rate or the Eurodollar Rate, as applicable, plus, in each case, the per annum percentage margin applicable to such advances based upon the Debtors' Funded Debt to pro forma EBITDA ratio (consistent with the determination of the applicable margin for advances under the revolving credit facility under Encompass' Existing Credit Agreement) as set forth in the following table.

                                  Ratio         Ratio         Ratio         Ratio         Ratio
                               equal to or   equal to or   equal to or   equal to or   equal to or
                    Ratio     greater than  greater than  greater than  greater than  greater than
                 equal to or  6.00 to 1.00  5.00 to 1.00  4.00 to 1.00  3.50 to 1.00  2.75 to 1.00     Ratio
                 greater than and less than and less than and less than and less than and less than is less than
                 7.00 to 1.00 7.00 to 1.00  6.00 to 1.00  5.00 to 1.00  4.00 to 1.00  3.50 to 1.00  2.75 to 1.00
                 ------------ ------------- ------------- ------------- ------------- ------------- ------------
Base Rate Margin     2.50%        2.25%         2.00%         1.75%         1.00%          .75%          .50%
Eurodollar Rate
 Margin.........     4.00%        3.75%         3.50%         3.25%         2.50%         2.25%         2.00%

   The Debtors anticipate that the default interest rate under the DIP Facility will be 2.00% above the rate plus margin otherwise applicable. In addition, the Debtors expect that any interest, fees and other amounts that are overdue under the DIP Facility will bear interest at 2.00% above the Base Rate plus the applicable margin.

   The Debtors also expect that they will be required to pay a customary per annum percentage commitment fee, on the average daily unused portion of the DIP Facility commitments, as determined based upon the Debtors' Funded Debt to pro forma EBITDA ratio (consistent with the determination of the commitment fee for the revolving credit facility under Encompass' Existing Credit Agreement).

   The Debtors also expect that they may be required to pay an upfront fee under the DIP Facility.

3.  Security and Guarantees

   The Debtors anticipate that all of the Subsidiaries will be required to jointly and severally guarantee Encompass' obligations under the DIP Facility and that the collateral for the DIP Facility will be substantially the same collateral as under the Existing Credit Agreement: all or substantially all of the assets of Encompass and each guarantor. The liens and guarantees in respect of the DIP Facility will prime, and be senior to, the liens and guarantees in respect of the Existing Credit Agreement. If the holders of Allowed Existing Credit Agreement Claims vote as a Class to accept the Plan, all holders of such Claims will be deemed to have consented to the priority of all obligations, liens and guarantees in respect of the DIP Facility.

4.  Covenants

   The Debtors anticipate that the DIP Facility will require Encompass to observe certain customary conditions, affirmative covenants and negative covenants which are similar in type to those found in the Existing Credit Agreement.

5.  Maturity and Amortization

   The DIP Facility will cease to be available on the earlier of one year after the filing of the Chapter 11 Cases and the Effective Date.

6.  Alternatives to the DIP Facility

   If the Debtors are unable to negotiate a DIP Facility prior to the Petition Date, the Debtors intend to file a motion seeking to use cash collateral on the Petition Date.

C.  Anticipated Timetable for the Chapter 11 Cases

   Following the Petition Date, the Debtors expect the Chapter 11 Cases to proceed on the following estimated timetable. There can be no assurance, however, that the Bankruptcy Court's orders to be entered on or shortly after the Petition Date will permit the Chapter 11 Cases to proceed as expeditiously as anticipated.

   The Debtors anticipate that the hearing to consider the adequacy of the Disclosure Statement and Confirmation of the Plan will occur within 45 days after the Petition Date. Assuming that the Plan is confirmed at that hearing, the Plan provides that the Effective Date will be the first Business Day (i) on which all conditions to the Plan's consummation (as set forth in Article IX of the Plan) have been satisfied or waived and (ii) that is the date on which the Plan is consummated. See Section IV.N--"SUMMARY OF THE PLAN--CONDITIONS PRECEDENT; WAIVER." Based upon information currently available, the Debtors believe that the Effective Date could occur as early as 10 Business Days following the Confirmation Date. Under this timetable, the Debtors would emerge from chapter 11 within 60 days after the Petition Date. There can be no assurance, however, that this projected timetable can be achieved.

               VI.  CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS

A.  Estimated Post-Restructuring Indebtedness

   The estimated post-Restructuring indebtedness, as of March 31, 2003, of the Reorganized Debtors is as follows.

                                            (Millions)
                         Exit Facility.....   $  0.0*
                         New Term Loan.....    200.0**
                         Other Secured Debt      0.6
                                              ------
                            Total Debt.....   $200.6

--------
* Assumes that no drawings have been made on Exit Facility availability of up to $100 million as of March 31, 2003. In the event there are any issued and outstanding letters of credit under the DIP Facility as of the Effective Date, the commitments for those letters of credit will be deemed to be issued and outstanding under the Exit Facility as of the Effective Date.

** Excludes approximately $25.4 million of issued and undrawn letters of credit under the Existing Credit Agreement as of September 30, 2002 that, if drawn on or after the Petition Date, will increase the principal amount of the New Term Loan in an amount equal to such drawing.

B.  New Securities

   The following discussion summarizes the material provisions of the New Securities including references, where applicable, to the Reorganized Encompass Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan and the Reorganized Encompass Certificate of Incorporation and Bylaws.

1.  New Common Stock

   The Reorganized Encompass Certificate of Incorporation will authorize the issuance of 150 million shares of New Common Stock having a par value of $0.001 per share. Holders of New Common Stock will be entitled to vote upon all matters submitted to a vote of the stockholders of Reorganized Encompass and will be entitled to one vote for each share of New Common Stock held. Holders of New Common Stock will not have preemptive rights. Holders of New Common Stock will be entitled to receive dividends as may be declared by the Board of Directors of Reorganized Encompass from time to time.

2.  New Preferred Stock

   The Reorganized Encompass Certificate of Incorporation will authorize the issuance of 50 million shares of New Preferred Stock having a par value of $0.001 per share in one or more classes or series, including those described below, and will reserve to Reorganized Encompass' Board of Directors the power to designate for each class or series the following: (i) the terms and conditions of any voting, dividend and conversion or exchange rights; (ii) the amount payable on the class or series upon redemption and upon dissolution or distribution of the assets of Reorganized Encompass, and (iii) the rights, qualifications, limitations, or restrictions pertaining to the class or series; provided, however, that Reorganized Encompass shall comply with section 1123(a)(6) of the Bankruptcy Code, which prohibits the issuance of non voting equity securities, requires an appropriate distribution of voting power among the classes of securities possessing voting power, and, in the case of any classes of equity securities having a preference over another class with respect to the payment of dividends, provides adequate provisions for the election of directors representing such preferred class in the event of a default.

3.  New Options

   Under the Stock Option Plan, New Options to purchase up to 7,500,000 shares of New Common Stock, on a fully diluted basis as of the Effective Date, may be granted to employees of the Reorganized Debtors. On the Effective Date, Reorganized Encompass will issue New Options to purchase up to 7% of the outstanding New Common Stock on a fully diluted basis, as determined by the Reorganized Encompass' Board of Directors, in consultation with the Chief Executive Officer of Reorganized Encompass regarding such allocation. The remaining New Options to purchase New Common Stock will be available for future grants at the discretion of Reorganized Encompass' Board of Directors. The terms of the New Options, including, without limitation, vesting provisions and exercise price, will be established by Reorganized Encompass' Board of Directors. See III.B--"MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS--EMPLOYEE INCENTIVE PROGRAMS."

4.  Securities Law Matters

   The Debtors are relying on section 3(a)(9) and section 1145(a)(1) of the Bankruptcy Code to exempt the offer of the New Common Stock that may be deemed to occur through the solicitation of acceptances of the Plan and the issuance of those securities pursuant to the Plan from the registration requirements of the Securities Act and applicable state securities and blue sky laws.

   Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and from registration under state securities laws if the following conditions are satisfied: (i) the securities are issued by a company (a "debtor" under the Bankruptcy Code) (or its affiliates or successors) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and
(iii) the securities are issued in exchange for the recipients' claim against or interest in the debtor, or principally in such exchange and partly for cash or property. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, other than underwriters, are free to resell such securities without registration under the Securities Act. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

   The exemption from the registration requirements of the Securities Act for resales provided by section 1145(a) is not available to a recipient of New Common Stock if such recipient is deemed to be an "underwriter" with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines the term "underwriter" as one who (a) purchases a claim with a view toward distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view toward distribution, or (d) is a control person of the issuer of the securities. Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to Rule 144 under the Securities Act (subject, however, to any resale limitations contained therein), which, in effect, permits the resale of securities (including those securities received by statutory underwriters pursuant to a chapter 11 plan) subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions.

   THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES AND BANKRUPTCY MATTERS DESCRIBED HEREIN. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

C.  New Senior Credit Agreement

1.  New Term Loan

   The Debtors anticipate that, on the Effective Date, Reorganized Encompass will enter into the New Senior Credit Agreement pursuant to which the Existing Credit Agreement Claims of the Senior Lenders will be exchanged, in part, for indebtedness under the New Term Loan. Although Encompass informed certain representatives of the Senior Lenders that it expects a New Term Loan to be entered on the Effective Date, Encompass has not engaged in any substantive negotiations with the Senior Lenders with respect to the New Term Loan. The following description outlines Encompass' expectations as to key terms of the New Term Loan as part of the New Senior Credit Agreement.

  a.  Structure

   Encompass anticipates that the New Senior Credit Facility will provide for a New Term Loan in the aggregate amount of $200 million, subject to increase as described below.

   Encompass expects that at the time of entry into the New Senior Credit Agreement, Reorganized Encompass may retain outstanding letters of credit issued prior to the Petition Date under the Existing Credit Agreement. Encompass also expects that the New Senior Credit Agreement will permit the Reorganized Debtors to issue new letters of credit under the Exit Facility. If there is any drawing under letters of credit issued and outstanding under the Existing Credit Agreement as of the Petition Date, the principal amount of the New Term Loan will be increased in an amount equal to such drawing. Senior Lenders that had reimbursement obligations in respect of such letters of credit under the Existing Credit Agreement must reimburse the issuing bank for their pro rata share of such drawing and treat such reimbursement as an additional loan to Reorganized Encompass. The amount of such reimbursement will be added to the amount of the New Term Loan and allocated to the reimbursing Senior Lenders. Encompass anticipates that the amount of such reimbursement shall be repaid on the fifth anniversary of the Effective Date.

   The New Term Loan, and the liens and guarantees in respect thereof, will be junior to the Exit Facility, and the liens and guarantees in respect thereof.

  b.  Interest Rates and Fees

   Encompass anticipates that the interest and fee obligations under the New Term Loan will generally be similar to those for its Tranche A Term Loan under its Existing Credit Agreement. Therefore, Encompass expects that Reorganized Encompass may choose to pay interest on advances under the New Term Loan at either the Base Rate or the Eurodollar Rate. Such advances will accrue interest at the Base Rate or Eurodollar Rate, as applicable, plus, in each case, the per annum percentage margin applicable to such advances based upon the Reorganized Encompass' Funded Debt to pro forma EBITDA ratio (consistent with the determination of the applicable margin for advances under Encompass' Existing Credit Agreement) as set forth in the following table.

                                   Ratio             Ratio             Ratio             Ratio
                   Ratio        equal to or       equal to or       equal to or       equal to or
                equal to or  greater than 6.00 greater than 5.00 greater than 4.00 greater than 3.50    Ratio
                greater than to 1.00 and less  to 1.00 and less  to 1.00 and less  to 1.00 and less  is less than
                7.00 to 1.00 than 7.00 to 1.00 than 6.00 to 1.00 than 5.00 to 1.00 than 4.00 to 1.00 3.50 to 1.00
                ------------ ----------------- ----------------- ----------------- ----------------- ------------
Base Rate
 Margin........    2.75%           2.50%             2.25%             2.00%             1.25%          1.00%
Eurodollar Rate
 Margin........    4.25%           4.00%             3.75%             3.50%             2.75%          2.50%

   Encompass anticipates that the default interest rate on the New Term Loan will be 2.00% per annum above the rate plus margin otherwise applicable. In addition, Encompass expects that any interest, fees and other amounts that are overdue on the New Term Loan will bear interest at 2.00% per annum above the rate applicable for Base Rate loans plus the applicable margin.

   Encompass also anticipates that Reorganized Encompass will be required to pay all reasonable costs and expenses of the administrative agent (including all reasonable fees, expenses and disbursements of outside counsel and other professional advisors retained by the administrative agent) in connection with
(i) the preparation, execution and delivery of the definitive credit documentation and the funding of all loans in connection therewith or (ii) the Restructuring and other transactions, contemplated hereby and thereby.

  c.  Security and Guarantees

   Encompass anticipates that the Reorganized Subsidiaries will be required to jointly and severally guarantee Reorganized Encompass' obligations under the New Term Loan and that the collateral for the New Term Loan will be substantially the same collateral as under the Existing Credit Agreement: all or substantially all of the assets of Reorganized Encompass and each guarantor. The New Term Loan and the liens and guarantees in respect thereof, will be junior to the Exit Facility, and the liens and guarantees in respect thereof.

  d.  Conditions to New Senior Credit Agreement

   Encompass expects that the New Senior Credit Agreement will be conditioned upon satisfaction of customary conditions for facilities of this type, including the following conditions precedent on or prior to the Effective Date:

  . payment by the Reorganized Debtors of all fees and expenses due and payable by it in connection with the entry into the New Senior Credit Agreement;

  .   conversion of the Senior Subordinated Notes into New Common Stock;

  .   cancellation of all Junior Subordinated Notes; and

  .   cancellation of all Existing Stock.

  e.  Covenants

   Encompass anticipates that the New Senior Credit Agreement will require Reorganized Encompass to observe certain customary conditions, affirmative covenants and negative covenants.

  f.  Maturity and Amortization

   Encompass anticipates that the New Term Loan will be repayable in equal consecutive quarterly installments, each in an amount equal to 0.25% of the aggregate outstanding principal amount under the New Term Loan on the Effective Date, on the first Business Day of each January, April, July and October following the Effective Date, commencing with the first such date following the Effective Date, and ending, with the payment in full of the outstanding balance of the New Term Loan, on or after the fifth anniversary of the Effective Date.

   Encompass expects that, in the event that amortization payments are made with respect to the Existing Credit Agreement subsequent to the date hereof and prior to the Petition Date, the full amount of any such payments shall reduce the respective amortization payments dollar-for-dollar on the New Term Loan on a pro rata basis. In addition, Encompass anticipates that the amount of any draws on letters of credit issued under the Existing Credit Agreement and assumed under the New Senior Credit Agreement that are reimbursed by Senior Lenders having reimbursement obligations with respect to such letters of credit under the Existing Credit Agreement shall be added to the final amortization payment on the New Term Loan.

  g.  Prepayments

   Optional Prepayments. Encompass expects that optional prepayments will be permitted under the New Senior Credit Agreement, including the right to prepay the loans under the Exit Facility and reduce the commitments under the Exit Facility in a minimum amount of $5,000,000 and additional integral amounts in multiples of $1,000,000.

   Mandatory Prepayments. Encompass expects that certain mandatory prepayments may be required under the New Senior Credit Agreement. Encompass expects that such mandatory prepayments will be required upon the occurrence of certain events, as is customary for such borrowings, but which in any event shall include prepayments of cash proceeds up to $50 million, from any sale or other disposition by Reorganized Encompass or any of its Reorganized Subsidiaries after the Effective Date of any material assets, except for (i) the sale of inventory or obsolete or worn-out property in the ordinary course of business,
(ii) transfers resulting from casualty or condemnation and (iii) other customary exceptions.

2.  Exit Facility

   It is a condition to the Confirmation of the Plan that the Debtors secure an Exit Facility in the amount of up to $100 million. Although Encompass has informed certain representatives of the Senior Lenders that Encompass will require the Exit Facility upon consummation of the Plan, Encompass has not engaged in any substantive negotiations with the Senior Lenders or any other potential financing source with respect to the Exit Facility, and Encompass has received no commitments for the Exit Facility from any potential lender. The following description outlines Encompass' expectations as to key terms of the Exit Facility.

  a.  Structure

   Encompass anticipates the Exit Facility will provide Reorganized Encompass, as borrower, a revolving credit facility of up to $100 million, with the total amount of such committed credit available for the issuance of letters of credit. All letters of credit issued and outstanding under the DIP Facility will be deemed to be issued and outstanding under the Exit Facility as of the Effective Date.

   Encompass expects the Exit Facility, and the liens and guarantees in respect thereof, will be senior to the New Term Loan, and the liens and guarantees in respect thereof.

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

  b.  Interest Rates and Fees

   Encompass anticipates that the interest and fee obligations under the Exit Facility will generally be similar to those for revolving loans under its Existing Credit Agreement. Therefore, Encompass expects that Reorganized Encompass may choose to pay interest on advances under the Exit Facility at either the Base Rate or the Eurodollar Rate. Such advances will accrue interest at the Base Rate or Eurodollar Rate, as applicable, plus, in each case, the per annum percentage margin applicable to such advances based upon Reorganized Encompass' Funded Debt to pro forma EBITDA ratio (consistent with the determination of the applicable margin for the revolving credit facility under Encompass' Existing Credit Agreement) as set forth in the following table.

                                            Ratio         Ratio         Ratio         Ratio         Ratio
                                         equal to or   equal to or   equal to or   equal to or   equal to or
                              Ratio     greater than  greater than  greater than  greater than  greater than
                           equal to or  6.00 to 1.00  5.00 to 1.00  4.00 to 1.00  3.50 to 1.00  2.75 to 1.00     Ratio
                           greater than and less than and less than and less than and less than and less than is less than
                           7.00 to 1.00 7.00 to 1.00  6.00 to 1.00  5.00 to 1.00  4.00 to 1.00  3.50 to 1.00  2.75 to 1.00
                           ------------ ------------- ------------- ------------- ------------- ------------- ------------
Base Rate Margin..........    2.50%         2.25%         2.00%         1.75%         1.00%         .75%         .50%
Eurodollar Rate Margin....    4.00%         3.75%         3.50%         3.25%         2.50%         2.25%        2.00%

Encompass anticipates that the default interest rate under the Exit Facility will be 2.00% above the rate plus margin otherwise applicable. In addition, Encompass expects that any interest, fees and other amounts that are overdue under the Exit Facility will bear interest at 2.00% above the Base Rate plus the applicable margin.

   Encompass also expects that Reorganized Encompass will be required to pay a customary commitment fee on the average daily unused portion of the Exit Facility and a customary fee for the aggregate initial commitments for the Exit Facility.

  c.  Security and Guarantees

   Encompass anticipates that the Reorganized Subsidiaries will be required to jointly and severally guarantee Reorganized Encompass' obligations under the Exit Facility and that the collateral for the Exit Facility will be substantially the same collateral as under the Existing Credit Agreement: all or substantially all of the assets of Reorganized Encompass and each guarantor. Encompass anticipates that the Exit Facility, and the liens and guarantees in respect thereof, will be senior to the New Term Loan, and the liens and guarantees in respect thereof.

  d.  Covenants

   Encompass expects that the Exit Facility will require Reorganized Encompass to observe customary affirmative and negative covenants (including financial covenants).

  e.  Maturity and Amortization

   Encompass expects the Exit Facility will cease to be available on fourth anniversary of the Effective Date.

  f.  Prepayments

   Encompass anticipates that the Exit Facility will provide for customary prepayments.

           VII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.  Introduction

   THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS, TO HOLDERS OF CLAIMS WHO ACQUIRED SUCH CLAIMS ON ORIGINAL ISSUE AND TO HOLDERS OF EQUITY INTERESTS, AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF (THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER ("TREASURY REGULATIONS"), JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE ("IRS") AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

   THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED.

   THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

B.  Consequences to Holders of Claims or Interests

1.  Realization and Recognition of Gain or Loss in General

   The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes.

   Generally, a holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for stock and other property (such as Cash and new debt instruments), in an amount equal to the difference between
(i) the sum of the amount of any Cash, the issue price of any debt instrument, and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted tax basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). With respect to the treatment of accrued but unpaid interest and amounts allocable thereto, see
Section VII.B.8--"CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS--ALLOCATION OF CONSIDERATION TO INTEREST."

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

   Whether or not such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a recapitalization or other "reorganization" as defined in the Tax Code, which may in turn depend upon whether the Claim exchanged is classified as a "security" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury Regulations. One of the most significant factors considered in determining whether a particular debt instrument is a security is the original term thereof. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a general rule, a debt instrument having an original term of 10 years or more will be classified as a security, and a debt instrument having an original term of fewer than five years will not. Debt instruments having a term of at least five years but less than 10 years are likely to be treated as securities, but may not be, depending upon their resemblance to ordinary promissory notes, whether they are publicly traded, whether the instruments are secured, the financial condition of the debtor at the time the debt instruments are issued and other factors. Each holder of an Allowed Claim should consult its own tax advisor to determine whether its Allowed Claim constitutes a security for federal income tax purposes.

   When gain or loss is recognized as set forth below, such gain or loss may be long-term capital gain or loss if the Claim or equity interest disposed of is a capital asset in the hands of the holder and is held for more than one year. Each holder of an Allowed Claim or Equity Interest should consult its own tax advisor to determine whether gain or loss recognized by such holder will be long-term capital gain or loss and the specific tax effect thereof on such holder.

2. Holders of Allowed Administrative Expense Claims (Unclassified) and Allowed Other Priority Claims (Class 1)

   Holders of Allowed Administrative Expense Claims and Allowed Other Priority Claims generally will be paid in full in Cash on, or subsequent to, the Distribution Date. Such holders must include amounts received in excess of their adjusted tax basis in their Claim (if any) in gross income in the taxable year in which such amounts are actually or constructively received by them. Where appropriate, income tax and employment tax will be withheld from such payments as required by law. With respect to the treatment of accrued but unpaid interest (if any) and amounts allocable thereto, see Section VII.B.8--"CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS--ALLOCATION OF CONSIDERATION TO INTEREST."

3.  Holders of Allowed Other Secured Claims (Class 5)

   The legal, equitable and contractual rights of holders of Allowed Other Secured Claims are unaltered by the Plan. Therefore, holders of Allowed Other Secured Claims will not realize gain or loss for federal income tax purposes.

4.  Holders of Allowed Existing Credit Agreement Claims (Class 6)

   Each holder of an Allowed Existing Credit Agreement Claim will receive (i) an amount of indebtedness under the New Term Loan (a "New Note") and (ii) shares of New Common Stock in exchange for its Claim. Whether such distribution is taxable depends upon whether all or a portion of a holder's Allowed Existing Credit Agreement Claim constitutes a "security" for federal income tax purposes. See Section VII.B.1--"CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS--REALIZATION AND RECOGNITION OF GAIN OR LOSS IN GENERAL." If an Allowed Existing Credit Agreement Claim does not constitute a "security" for federal income tax purposes, the holder of such a Claim would recognize gain or loss in an amount equal to the difference between (a) the holder's basis in the Claim and (b) the issue price of the New Note and the fair market value of the New Common Stock received in excess of amounts allocable to accrued but unpaid interest. Amounts received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included by a holder under his method of accounting. See Section VII.B.8--"CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--CONSEQUENCES TO HOLDERS OF CLAIMS OR

INTERESTS--ALLOCATION OF CONSIDERATION TO INTEREST." A holder's tax basis in the New Note will equal the issue price thereof and the tax basis of any New Common Stock received will equal the fair market value of such stock. In general, the holder's holding period for the New Note and the New Common Stock received will commence the day following the issuance thereof.

   If a holder's Allowed Existing Credit Agreement Claim constitutes a "security" for federal income tax purposes, the exchange of such holder's Claim for New Common Stock and the New Note will constitute a "recapitalization" for federal income tax purposes. No loss will be recognized by a holder of such a Claim. Whether and to what extent gain will be recognized will depend on whether the New Note is a security for federal income tax purposes. If the New
Note is a security for federal income tax purposes, any gain realized will not be recognized. Amounts received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included by a holder under his method of accounting. See Section VII.B.8--"CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN-- CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS--ALLOCATION OF CONSIDERATION TO INTEREST." A holder's tax basis in any New Note or New Common Stock received in satisfaction of its Claim (other than a claim for accrued but unpaid interest) will equal the holder's aggregate adjusted tax basis in its Claim (not including any claim for accrued but unpaid interest). In general, if the holder's Claim was a capital asset in the holder's hands, the holder's holding period for the New Note and New Common Stock received in satisfaction of its Claim (other than a claim for accrued but unpaid interest) will include the holder's holding period for its Claim. A holder's tax basis in any New Note received in satisfaction of its claim for accrued but unpaid interest will be equal to the issue price thereof and the tax basis of any New Common Stock so received will be equal to the fair market value thereof. The holding period for any New Note or any New Common Stock received in respect of a claim for accrued but unpaid interest shall commence the day after the issuance thereof.

   If a New Note is not a security for federal income tax purposes, any gain realized will be recognized in an amount not exceeding the issue price of such New Note. A holder's tax basis in any New Note received in satisfaction of its Claim will equal the issue price thereof and the tax basis of any New Common Stock received in satisfaction of its Claim (other than a claim for accrued but unpaid interest) will equal the holder's aggregate adjusted tax basis in its Claim (not including any claim for accrued but unpaid interest) plus the amount of any gain recognized. In general, if the holder's Claim was a capital asset in the holder's hands, the holder's holding period for the New Common Stock received in satisfaction of its Claim (other than a claim for accrued but unpaid interest) will include the holder's holding period for its Claim. The holding period for any New Note received shall commence on the day after the issuance thereof. A holder's tax basis in any New Common Stock received in satisfaction of its claim for accrued but unpaid interest will be equal to the fair market value thereof. The holding period for any New Common Stock received in respect of a claim for accrued but unpaid interest shall commence the day after the issuance thereof.

5.  Holders of Allowed Senior Subordinated Note Claims (Class 7)

   A holder of an Allowed Senior Subordinated Note Claim will receive New Common Stock on or after the Effective Date. Whether such distribution is taxable depends upon whether a holder's Allowed Senior Subordinated Note Claim constitutes a "security" for federal income tax purposes. See Section VII.B.1-- "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS--REALIZATION AND RECOGNITION OF GAIN OR LOSS IN GENERAL." The Debtors believe that the notes evidencing the Senior Subordinated Note Claims are "securities" for federal income tax purposes.

   If an Allowed Senior Subordinated Note Claim constitutes a "security" for federal income tax purposes, the receipt of New Common Stock in satisfaction of such Claim will constitute a "recapitalization" for federal income tax purposes. Therefore, any realized gain or loss will not be recognized for federal income tax purposes. Amounts received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included by a holder under his method of accounting. See Section VII.B.8--"CERTAIN

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS--ALLOCATION OF CONSIDERATION TO INTEREST." A holder's tax basis in any New Common Stock received in satisfaction of its Claim (other than a claim for accrued but unpaid interest) will equal the holder's aggregate adjusted tax basis in its Claim (not including any claim for accrued but unpaid interest). In general, if the holder's Claim was a capital asset in the holder's hands, the holder's holding period for the New Common Stock received will include the holder's holding period for its Claim, except to the extent the New Common Stock was issued in respect of a claim for accrued but unpaid interest. A holder's tax basis in any New Common Stock received in satisfaction of its claim for accrued but unpaid interest will be equal to the fair market value of any New Common Stock so received and the holding period for any New Common Stock so received will commence the day following the issuance thereof.

6. Holders of Junior Subordinated Note Claims (Class 8), Litigation Claims (Class 10), Mandatorily Redeemable Convertible Preferred Stock Equity Interests (Class 11), Existing Common Stock Equity Interests and Section 510(b) Claims (Class 12), and Existing Other Equity Interests (Class 13)

   On the Effective Date, all Junior Subordinated Note Claims, Litigation Claims, Mandatorily Redeemable Convertible Preferred Stock Equity Interests, Existing Common Stock Equity Interests, Section 510(b) Claims, and Existing Other Equity Interests will be cancelled. Accordingly, each holder of such a Claim or Equity Interest will realize and recognize a loss equal to its adjusted tax basis in its Claim or Equity Interest upon implementation of the Plan, except to the extent such holder has properly claimed a deduction for worthlessness in a prior taxable year.

7.  Holders of Allowed General Unsecured Claims (Class 9)

   The legal, equitable and contractual rights of holders of Allowed General Unsecured Claims are unaltered by the Plan. Therefore, holders of Allowed General Unsecured Claims will not realize gain or loss for federal income tax purposes.

8.  Allocation of Consideration to Interest

   Pursuant to the Plan, all Distributions in respect of Allowed Claims will be allocated first to the principal amount of the Allowed Claim, with any excess allocated to unpaid accrued interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent any amount received (whether stock, Cash or other property) by a holder of a debt is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of an Allowed Claim is urged to consult its own tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

9.  Tax Treatment of Gain Recognized on Subsequent Sale of Certain Stock

   Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock received pursuant to the Plan in satisfaction of a holder's Claims will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claims and any ordinary loss deduction incurred upon satisfaction of such Claims, less any income (other than interest income) recognized by the holder upon satisfaction of such Claims, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if such Claims had been satisfied in full but which were not included by reason of the cash method of accounting.

10. Withholding

   All Distributions under the Plan are subject to any applicable withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the fourth-lowest tax rate applicable to unmarried individuals. That rate is currently 30 percent. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C.  Consequences to Debtors or Reorganized Debtors

1.  Discharge-of-Indebtedness Income Generally

   In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount and less the amount of any previously amortized bond issue premium) gives rise to cancellation-of-indebtedness ("COD") income which must be included in a debtor's income for federal income tax purposes, unless, in accordance with section 108(e)(2) of the Tax Code, payment of the liability would have given rise to a deduction. A corporate debtor that issues its own stock or its own debt in satisfaction of its debt is treated as realizing COD income to the extent the fair market value of the stock or the issue price of new debt issued is less than the adjusted issue price of the old debt. COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or pursuant to a plan approved by the court (the "bankruptcy exclusion rules").

   Pursuant to the Plan, Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Secured Claims and General Unsecured Claims generally will be paid in full and, therefore, the treatment of such Claims should not give rise to COD income. With respect to other Claims, there could be COD income if such Claims are not satisfied in full. Based upon current estimates of value, the Debtors believe that consummation of the Plan will give rise to approximately $318 million of COD income that will be excluded from gross income as described above, but will reduce attributes as described below.

2.  Attribute Reduction

   The relief accorded to COD income by the bankruptcy exclusion rules is not without cost. If a taxpayer excludes COD income because of the bankruptcy exclusion rules, it is required to reduce prescribed tax attributes in the following order and at the following rates: (i) net operating losses ("NOLs") for the taxable year of the discharge and NOL carryovers to such taxable year, dollar for dollar; (ii) general business credit carryovers, 33 1/3 cents for each dollar of excluded income; (iii) the minimum tax credit available under section 53(b) of the Tax Code as of the beginning of the taxable year immediately following the taxable year of the discharge, 33 1/3 cents for each dollar of excluded income; (iv) any capital losses for the taxable year of the discharge and any capital loss carryovers to such taxable year, dollar for dollar; (v) the basis of the taxpayer's assets both depreciable and nondepreciable, dollar for dollar, but the basis cannot be reduced below an amount based on the taxpayer's aggregate liabilities immediately after the discharge (the "Aggregate Liabilities Limitation"); (vi) passive activity loss or credit carryovers of the taxpayer under section 469(b) of the Tax Code from the taxable year of the discharge, dollar for dollar in the case of loss carryovers and 33 1/3 cents for each dollar of excludible income in the case of any passive activity credit carryovers; and (vii) foreign tax credit carryovers, 33 1/3 cents for each dollar of excluded income. However, under section 108(b)(5) of the Tax Code the taxpayer may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first, without regard to the Aggregate Liabilities Limitation. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Reorganized Debtors make this election, the Aggregate Liabilities Limitation would not apply. The Debtors are considering whether it would be advantageous to make the election to reduce the basis of their depreciable assets first under section 108(b)(5) of the Tax Code.


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

   In general, a taxpayer determines its tax liability for the year of discharge without regard to the attribute reduction rules, which are applied as of the beginning of the following taxable year.

   It is not settled whether, in the case of affiliated corporations filing a consolidated return (such as the Debtors or Reorganized Debtors), the attribute reduction rules apply separately to the particular corporation whose debt is being discharged, or to the tax attributes of the entire group without regard to the identity of the debtor. Although the IRS has informally taken the position that NOLs are reduced on a consolidated basis, there is also support for a separate entity approach. The Debtors do not believe that the resolution of this issue would have a material impact on them.

3.  Utilization of Net Operating Loss Carryovers

   In general, whenever there is a 50% ownership change of a debtor corporation during a three-year period, the ownership change rules in section 382 of the Tax Code limit the utilization of NOLs on an annual basis to an amount equal to the product of the fair market value of the corporate entity immediately before the ownership change, multiplied by a hypothetical interest rate published monthly by the IRS called the "long-term tax-exempt rate." The long-term tax-exempt rate as of the date of this Disclosure Statement is 4.78%. In any given year, this limitation may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and the carryover of unused section 382 limitations from prior years.

   On the other hand, if at the date of an ownership change the aggregate adjusted basis for federal income tax purposes of a debtor's assets exceeds the fair market value of such assets by prescribed amounts, (a "net unrealized built-in loss") then, upon the realization of such built-in losses during a five-year period beginning on the date of the ownership change, such losses are treated as if they were part of the NOL carryover, rather than a current deduction, and are also subject to the section 382 limitation.

   The Debtors believe that implementation of the Plan will create a section 382 change of ownership. The harsh effects of the ownership change rules can be ameliorated by an exception that applies in the case of reorganizations under the Bankruptcy Code. Under the so-called "section 382(1)(5) bankruptcy exception" to section 382 of the Tax Code, if the reorganization results in an exchange by qualifying creditors and stockholders of their claims and interests for at least 50% of the debtor's stock (in vote and value), then the general ownership change rules will not apply. Instead, the debtor will be subject to a different tax regime under which the NOL is not limited on an annual basis but is instead reduced by the amount of interest deductions claimed during the three taxable years plus the part year, if any, immediately preceding the Effective Date, in respect of debt converted into stock in the reorganization. Moreover, if the section 382(1)(5) bankruptcy exception applies, any further ownership change of the debtor within a two-year period will result in forfeiture of all of the debtor's NOLs incurred prior to the date of the second ownership change.

   In determining whether a debtor satisfies the 50% test described above, and hence qualifies for section 382(l)(5) treatment, only creditors who have held their claims for prescribed periods of time and exchange such claims for stock may be counted. Thus, active trading in the claims may prevent a debtor from meeting the tests of section 382(l)(5). The Debtors do not know at this time whether, as a result of such claims trading, it will fail to qualify under section 382(l)(5).

   If the debtor would otherwise qualify for the section 382(1)(5) bankruptcy exception, but the NOL reduction rules mandated thereby would greatly reduce the NOL, the debtor may elect instead to be subject to the annual limitation rules of section 382 of the Tax Code, but is permitted to value the equity of the corporation for purposes of applying the formula by using the value immediately after the ownership change (by increasing the value of the old loss corporation to reflect any surrender or cancellation of creditors' claims) instead of immediately before the ownership change (the "section 382(1)(6) limitation"). Alternatively, if the debtor does not qualify for the section 382(1)(5) bankruptcy exception, the utilization of its NOL would automatically be governed by the section 382(1)(6) limitation.

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   Based on their returns as filed and upon estimates at the close of the taxable year ending December 31, 2002, the Debtors believe they will have carried back all available NOLs for regular tax purposes and alternative minimum tax purposes. See Section VII.C.5--"CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--CONSEQUENCES TO DEBTORS OR REORGANIZED DEBTORS--ALTERNATIVE MINIMUM TAX." In addition, they will a have a capital loss carryover of approximately $13 million. The Debtors believe they will have a net unrealized built-in loss as of the ownership change arising from implementation of the Plan that may limit the utilization of losses and depreciation arising in taxable years ending after the Effective Date of the Plan. However, the foregoing amounts could be changed as a result of audit adjustments by the IRS that result from IRS examinations of the Debtors' returns, or any COD income as a result of the attribute reduction rules discussed above in Section VII.C.2--"CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--CONSEQUENCES TO DEBTORS OR REORGANIZED DEBTORS--ATTRIBUTE REDUCTION."

   The amount of NOLs and built-in losses subject to limitation is based on factual and legal issues with respect to which there can be no certainty. The actual annual utilization of the NOL carryovers and built-in losses will be determined by actual market value and the actual long-term tax-exempt rate at the date of reorganization and may be different from amounts described herein. Accordingly, the utility of the section 382(l)(5) bankruptcy exception versus an election to apply the 382(l)(6) limitation cannot be ascertained at this time.

4.  Consolidated Return Items

   The confirmation of the Plan may result in the recognition of income or loss attributable to the existence of deferred intercompany transactions, excess loss accounts or similar items. The Debtors, however, do not believe that the consequence of such items (if any) would have a material effect on them.

5.  Alternative Minimum Tax

   A corporation is required to pay alternative minimum tax to the extent that 20% of "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Thus, if the Reorganized Debtors' consolidated group is subject to the alternative minimum tax in future years, a federal tax of not less than 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any net taxable income earned by the Reorganized Debtors' consolidated group in future years that would otherwise be offset by NOLs.

   Certain legislative proposals now pending before Congress would, if enacted, repeal the Alternative Minimum Tax for corporations.

    VIII.  FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST

A.  Feasibility of the Plan

   In connection with Confirmation of the Plan, section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This is the so-called "feasibility" test. To support their belief in the feasibility of the Plan, the Debtors, with the assistance of their financial advisors, have prepared the Financial Projections attached hereto as Exhibit D.

   The Financial Projections indicate that the Reorganized Debtors should have sufficient cash flow to make the payments required under the Plan on the Effective Date, repay and service debt obligations and maintain operations on a going-forward basis. Accordingly, the Debtors believe that the Plan complies with the standard of section 1129(a)(11) of the Bankruptcy Code. As noted in the Financial Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Financial Projections or as to the Reorganized

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Debtors' ability to achieve the projected results. Many of the assumptions upon which the Financial Projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Financial Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors' financial results. See
Section X--"CERTAIN FACTORS TO BE CONSIDERED" for a discussion of certain risk factors that could affect financial feasibility of the Plan.

   THE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING FINANCIAL PROJECTIONS. FURTHERMORE, THE FINANCIAL PROJECTIONS HAVE NOT BEEN AUDITED BY ENCOMPASS' INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE FINANCIAL PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY, IF NOT ALL, OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE FINANCIAL PROJECTIONS.

B.  Best Interests Test

   Even if the Plan is accepted by all holders of Eligible Claims, the Bankruptcy Code requires that the Bankruptcy Court find that the Plan is in the best interests of all holders of Claims and Equity Interests that are Impaired by the Plan or that have not accepted the Plan as a requirement to confirm the Plan. The "best interests" test, set forth in section 1129(a)(7) of the Bankruptcy Code, requires the Bankruptcy Court to find either that all members of an Impaired class of Claims or Equity Interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date.

   To calculate the probable distribution to members of each Impaired class of Claims and Equity Interests if a debtor were liquidated under chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the disposition of the Debtors' assets if their Chapter 11 Cases were converted to chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the Debtors' assets by a chapter 7 trustee.

   The amount of liquidation value available to holders of unsecured Claims against the Debtors would be reduced, first, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 cases and the Chapter 11 Cases, and second, by the claims of secured creditors (to the extent of the value of their collateral). Costs of a liquidation of the Debtors under chapter 7 of the Bankruptcy Code would include the compensation of a chapter 7 trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in the Chapter 11 Cases (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the chapter 7 cases, litigation costs, and claims arising from the operations of the Debtors during the pendency of the Chapter 11 Cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay unsecured Claims or to make any distribution in respect of Equity Interests. The liquidation would also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly greater amount of unsecured Claims.

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   In a chapter 7 liquidation, no junior class of Claims or Equity Interests may be paid unless all classes of Claims or Equity Interests senior to such junior class are paid in full. Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination agreements are enforceable under applicable non-bankruptcy law. Therefore, no class of Claims or Equity Interests that is contractually subordinated to another class would receive any payment on account of its Claims or Equity Interests, unless and until such senior class were paid in full.

   Once the Bankruptcy Court ascertains the recoveries in liquidation of the Debtors' secured and priority creditors, it would then determine the probable distribution to unsecured creditors from the remaining available proceeds of the liquidation. If this probable distribution has a value greater than the value of distributions to be received by the unsecured creditors under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed by the Bankruptcy Court. As shown in the Liquidation Analysis attached hereto as Exhibit C, the Debtors believe that each member of each Class of Impaired Claims and Equity Interests will receive at least as much, if not more, under the Plan as they would receive if the Debtors were liquidated.

C.  Liquidation Analysis

   As noted above, the Debtors believe that under the Plan all holders of Impaired Claims and Equity Interests will receive property with a value not less than the value such holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors' belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of Impaired Claims and Equity Interests, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a chapter 7 trustee and professional advisors to the trustee, (b) the erosion in value of assets in a chapter 7 case in the context of the rapid liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (c) the adverse effects on the Debtors' businesses as a result of the likely departure of key employees and the probable loss of customers, (d) the substantial increases in claims, such as estimated contingent claims, which would be satisfied on a priority basis or on parity with the holders of Impaired Claims and Equity Interests of the Chapter 11 Cases, (e) the reduction of value associated with a chapter 7 trustee's operation of the Debtors' businesses, and (f) the substantial delay in distributions to the holders of Impaired Claims and Equity Interests that would likely ensue in a chapter 7 liquidation and (ii) the liquidation analysis prepared by the Debtors, which is attached hereto as Exhibit C.

   The Debtors believe that any liquidation analysis is speculative, as such an analysis necessarily is premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtors' conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

   For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. This estimate is based solely upon the Debtors' review of their books and records and the Debtors' estimates as to additional Claims that may be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the cases from chapter 11 to chapter 7. No order or finding has been entered by the Bankruptcy Court or any other court estimating or otherwise fixing the amount of Claims at the projected-amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims that is at the lower end of a range of reasonableness such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

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   To the extent that Confirmation of the Plan requires the establishment of amounts for the chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the Confirmation Hearing. Accordingly, the annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.

D.  Valuation of the Reorganized Debtors

   In connection with certain matters relating to the Plan, the Debtors directed Houlihan Lokey to prepare a valuation analysis of the Debtors' business and New Securities to be issued under the Plan. The valuation analysis was prepared by Houlihan Lokey based on the Financial Projections and financial and market conditions prevailing as of September 30, 2002. Specifically, the valuation was developed for purposes of assisting the Debtors in evaluating (i) the relative recoveries of holders of Allowed Claims and Equity Interests and
(ii) whether the Plan met the "best interest test" under the Bankruptcy Code.

   In preparing its analysis, Houlihan Lokey has, among other things: (i) reviewed certain recent publicly available financial results of the Debtors;
(ii) reviewed certain internal financial and operating data of the Debtors;
(iii) discussed with certain senior executives the current operations and prospects of the Debtors; (iv) reviewed certain operating and financial forecasts prepared by the Debtors, including the Financial Projections; (v) discussed with certain senior executives of the Debtors key assumptions related to the Financial Projections; (vi) prepared discounted cash flow analyses based on the Financial Projections, utilizing various discount rates; (vii) considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating business of the Debtors; (viii) considered certain economic and industry information relevant to the operating business of the Debtors; and (ix) conducted such other analyses as Houlihan Lokey deemed necessary under the circumstances.

   Houlihan Lokey assumed, without independent verification, the accuracy and completeness of all of the financial and other information available to it from public sources or as provided to Houlihan Lokey by the Debtors or their representatives. Houlihan Lokey also assumed that the Financial Projections have been reasonably prepared on a basis reflecting the Debtors' best estimates and judgment as to future operating and financial performance. The Financial Projections assume the Debtors will obtain adequate surety bonding capacity in order to achieve the revenue projections forecasted in the Debtors' Financial Projections. To the extent that the Debtors do not obtain adequate surety bonding necessary to provide such revenues during the projected period, such variances may have a material impact on the operating and financial forecast and on the valuation. Houlihan Lokey did not make any independent evaluation of the Debtors' assets, nor did Houlihan Lokey verify any of the information it reviewed. To the extent the valuation is dependent upon the Reorganized Debtors' achievement of the Financial Projections, the valuation must be considered speculative.

   In addition to the foregoing, Houlihan Lokey relied upon the following assumptions with respect to the valuation of the Debtors:

  .   the Effective Date occurs on or about March 31, 2003;

  . general financial and market conditions as of the date of this Disclosure Statement do not differ materially from those conditions prevailing as of September 30, 2002;

  .   the Debtors will have adequate surety bonding capacity;

  . the Debtors will have access to availability of $100 million under each of the DIP Facility and Exit Facility;

  . the pro forma debt levels of the Debtors estimated as of March 31, 2003 on a post-Restructuring basis, would be $200 million of secured debt (assuming no prepetition letters of credit issued and outstanding under the Existing Credit Agreement are drawn) and $607,000 of other secured obligations; and

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  .   asset sales are achieved in accordance with the schedule of timing and magnitude of proceeds provided by Encompass management.

   As a result of such analyses, review, discussions, considerations and assumptions, Houlihan Lokey presented to the Debtors estimates that the total enterprise value ("TEV") of the Debtors on a post-Restructuring basis is in a range of approximately $600 million to $650 million with a mid-point value of $625 million. Houlihan Lokey reduced such mid-point TEV estimate by the estimated pro forma debt levels of the Debtors as of September 30, 2002 (approximately $200 million) to calculate the implied reorganized equity value of Encompass. Houlihan Lokey estimates that the Debtors' mid-point total reorganized equity value will equal $425 million. Based on the foregoing valuations and the distribution of the New Common Stock described herein, holders of Allowed Class 6 Claims will receive approximately 90.3% recovery (assuming no prepetition letters of credit issued and outstanding under the Existing Credit Agreement are drawn) on their Allowed Claims on an aggregate basis (including the indebtedness under the New Term Loan and the New Common Stock) and holders of Allowed Class 7 Claims will receive approximately 24.3% recovery on their Allowed Claims. These estimated ranges of values represent a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation methodologies. The equity value ascribed in the analysis does not purport to be an estimate of the post-Restructuring market trading value. Such trading value may be materially different from the implied equity value ranges associated with Houlihan Lokey's valuation analysis. Houlihan Lokey's estimate is based on economic, market, financial and other conditions as they exist on, and on the information made available to Houlihan Lokey as of, September 30, 2002. It should be understood that, although subsequent developments may affect Houlihan Lokey's conclusions, Houlihan Lokey does not have any obligation to update, revise or reaffirm its valuation estimate.

   The summary set forth above does not purport to be a complete description of the analyses performed by Houlihan Lokey. The preparation of valuation estimates involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Houlihan Lokey assume that the Reorganized Debtors will continue as the owners and operators of their businesses and assets (except such assets as are targeted to be sold in the asset dispositions). Depending on the results of the Debtors' operations or changes in the financial markets, actual total enterprise value may differ from Houlihan Lokey's valuation analysis disclosed herein.

   In addition, the valuation of New Securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the implied equity value estimated by Houlihan Lokey does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. Houlihan Lokey does not make any representation or warranty as to the fairness of the terms of the Plan.

   THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

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        IX.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

   The Debtors believe that the Plan affords holders of Eligible Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If, however, the Requisite Acceptances are not received, or the Requisite Acceptances are received, the Chapter 11 Cases are commenced, and the Plan is not subsequently confirmed and consummated, the theoretical alternatives include: (i) commencement of "non-prepackaged" or "traditional" Chapter 11 Cases, (ii) formulation of an alternative plan or plans of reorganization, and (iii) liquidation of the Debtors under chapter 7 or 11 of the Bankruptcy Code.

A.  Commencement of a "Traditional" Chapter 11 Case

   If the Requisite Acceptances are not received, the Debtors nevertheless could commence "traditional" chapter 11 cases, in which circumstance they could continue to operate their businesses and manage their properties as debtors-in-possession, but would become subject to the numerous restrictions imposed on debtors-in-possession by the Bankruptcy Code. The Debtors could have difficulty sustaining operations in the face of the high costs, erosion of customer confidence, loss of key employees, difficulty in obtaining performance bonds and general liquidity difficulties that could well result if they remained chapter 11 debtors-in-possession for a protracted length of time. Ultimately, the Debtors (or other parties in interest) could propose another plan or liquidate the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

B.  Alternative Plan(s)

   If the Requisite Acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party-in-interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

   With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables holders of Eligible Claims to realize the greatest possible value under the circumstances, and that, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

C.  Liquidation under Chapter 7 or Chapter 11

   If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Equity Interests in the Debtors.

   The Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other Professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' assets. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

   The Debtors could also be liquidated pursuant to the provisions of chapter 11 plans of reorganization. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period

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of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims and Equity Interests under a chapter 11 liquidation plan probably would be delayed substantially.

   Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return the Debtors anticipate will be provided by the Plan. THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO HOLDERS OF ELIGIBLE CLAIMS THAN WOULD ANY OTHER REASONABLY CONFIRMABLE REORGANIZATION PLAN OR LIQUIDATION UNDER ANY CHAPTER OF THE BANKRUPTCY CODE.

   The Liquidation Analysis, prepared by the Debtors with their financial advisors, is premised upon a liquidation in a chapter 7 case and is attached hereto as Exhibit C. In the analysis, the Debtors have taken into account the nature, status, and underlying value of the assets of the Debtors, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests.

   Based on the Debtors' experience in seeking investors and potential purchasers during the past year, the Debtors have no knowledge of a buyer ready, willing, and able to purchase the Debtors as a whole or even to purchase significant portions of the Debtors as ongoing businesses in a time frame that would be realistic under their current liquidity situation. Therefore, the likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford holders of Claims as great a realization potential as does the Plan.

                     X.  CERTAIN FACTORS TO BE CONSIDERED

   Holders of Eligible Claims should consider the risks and uncertainties below in making their decisions regarding whether to vote to accept the Plan. The risks and uncertainties described below are not the only ones the Debtors face. Additional risks and uncertainties not presently known to the Debtors or that they currently deem immaterial may also harm their businesses.

A.  Bankruptcy Proceedings and Debtors' Circumstances

   While the Debtors would hope that a chapter 11 filing solely for the purpose of implementing an agreed-upon restructuring would be of short duration and would not be seriously disruptive to their business, the Debtors cannot be certain that this would be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors might spend in chapter 11 or to assure that the Plan will be confirmed.

   Although Encompass has presented an outline of the material terms of the Plan to certain representatives of the Senior Lenders, Encompass has not engaged in any substantive negotiations with any of its creditors or their representatives with respect to the Plan. None of Encompass' creditors have indicated that they intend to support or vote for the Plan, or any other possible plan to reorganize the Debtors.

   It is a condition to the Confirmation of the Plan that the Debtors secure a DIP Facility in an amount of up to $100 million. Although Encompass has informed certain representatives of the Senior Lenders that Encompass will require the DIP Facility during the pendency of the Chapter 11 Cases, Encompass has not engaged in any substantive negotiations with the Senior Lenders or any other potential financing source with respect to the DIP

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Facility, and Encompass has received no commitments for the DIP Facility from any potential lender. The Debtors cannot assure that they will be able to successfully negotiate a DIP Facility, or that, if they do, such DIP Facility will be on the terms currently anticipated by the Debtors or otherwise on terms favorable to the Debtors. The Debtors anticipate that, if they are unsuccessful in obtaining a satisfactory DIP Facility, they may be unable to continue operating their businesses as part of the Chapter 11 Cases and may have to seek to liquidate under Bankruptcy Court supervision.

   It is a condition to the Confirmation of the Plan that the Debtors secure an Exit Facility in the amount of up to $100 million. Although Encompass has informed certain representatives of the Senior Lenders that Encompass will require the Exit Facility upon consummation of the Plan, Encompass has not engaged in any substantive negotiations with the Senior Lenders or any other potential financing source with respect to the Exit Facility, and Encompass has received no commitments, and no indications of interest, for the Exit Facility from any potential lender. The Debtors cannot assure that they will be able to successfully negotiate an Exit Facility, or that, if they do, such Exit Facility will be on the terms currently anticipated by the Debtors or otherwise on terms favorable to the Debtors.

   In addition to the Debtors' lack of commitments for a DIP Facility and an Exit Facility, the Debtors have not secured commitments from their surety providers to provide bid and performance bonds after the Petition Date. The Debtors require such bid and performance bonds to continue performing under existing business contracts and to obtain new business engagements. See Section X.B.7. "CERTAIN FACTORS TO BE CONSIDERED - BUSINESS AND INDUSTRY RISKS - PERFORMANCE BONDING REQUIREMENTS." Although the Debtors have commenced discussions with their surety providers concerning the provision of bid and performance bonds after the Petition Date, there can be no assurance that the Debtors will be able to come to agreement with their surety providers on terms for the provision of such bonds or whether such terms will be satisfactory to the Debtors, or whether they will be able to secure surety bonding capacity adequate to achieve their financial projections. If the Debtors are unable to successfully negotiate satisfactory arrangements with their surety providers for the continued provision of bid and performance bonds, the Debtors would likely be unable to continue operating their businesses as part of the Chapter 11 Cases and may have to seek to liquidate under Bankruptcy Court supervision.

   Even if the Plan is confirmed on a timely basis, a prolonged Chapter 11 proceeding could have an adverse effect on the Debtors' business. Among other things, it is possible that a protracted bankruptcy proceeding could adversely affect (i) Encompass' or its Subsidiaries' relationships with their key suppliers, (ii) Encompass' or its Subsidiaries' relationships with their customers, particularly those that depend on Encompass or any Subsidiary as primary service provider, (iii) Encompass' or any of the Subsidiaries' ability to secure bid and performance bonds, (iv) Encompass' or any of the Subsidiaries' relationships with their employees, and (v) Encompass' ability to list or quote the New Securities on a national securities exchange, or United States automated interdealer quotation system.

   A chapter 11 proceeding will also result in the Debtors' incurrence of substantial Administrative Expense Claims and Professional Fee Claims and will require the Debtors' management to devote substantial time and energy which could otherwise be directed at improving the operation of the Debtors' businesses and implementing a strategic business plan.

   The extent to which a chapter 11 proceeding disrupts the Debtors' business will likely be directly related to the length of time it takes to complete the proceeding. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, they may be forced to operate in chapter 11 for an extended period while they try to develop an alternative reorganization plan that can be confirmed. Such a circumstance would increase both the probability and the magnitude of the adverse effects described above.

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B.  Business and Industry Risks

1.  Debt and Cash Flow

   Upon Confirmation and effectiveness of the Plan, Reorganized Encompass and the Reorganized Subsidiaries will continue to have substantial outstanding indebtedness. On the Effective Date, the Reorganized Debtors' total outstanding debt obligations will be approximately $200 million (assuming no prepetition letters of credit issued and outstanding under the Existing Credit Agreement are drawn). In addition, Encompass anticipates it will have up to approximately $100 million in additional borrowing capacity under the Exit Facility. See
Section IV.I.7--"SUMMARY OF THE PLAN--MEANS FOR IMPLEMENTATION OF THE PLAN--NEW SENIOR CREDIT AGREEMENT." This substantial (albeit significantly reduced) leverage may have important consequences for the Debtors, including (i) making it difficult for the Debtors to satisfy their other financial obligations, (ii) making it difficult to obtain surety bonding capacity, (iii) placing the Debtors at a competitive disadvantage compared to their competitors that have less debt, (iv) making it difficult for the Debtors to obtain additional financing in the future for working capital, capital expenditures and other purposes, (v) increasing the Debtors' vulnerability to adverse economic and industry conditions, and (vi) increasing the Debtors' vulnerability to interest rate increases because borrowings under the New Senior Credit Agreement are primarily at variable interest rates.

   Assuming consummation of the Plan, the Debtors' ability to meet their deleveraged debt service obligations will depend on the Debtors' future operating performance. The Debtors' future operating performance may depend on their ability to maintain their existing customer base, expand service offerings, secure bid and performance bonds and attract new customers. In addition, the Debtors' future operating performance will depend on economic, competitive, regulatory, legislative and other factors affecting their business that are beyond their control.

   The Debtors, on a consolidated basis, incurred a net loss of approximately $51.1 million for the year ended December 31, 2001 and may incur significant losses in the foreseeable future.

2.  Facilities Services Industry Competition

   The facilities services industry is very competitive with few barriers to entry. It is served by small, owner-operated private companies, by larger companies operating nationwide, including unregulated affiliates of electric and gas public utilities and heating, ventilating and air conditioning equipment manufacturers, and by property management companies and real estate investment trusts that offer facilities services for the properties they own or manage. Some of the smaller competitors have lower overhead cost structures and may be able to provide their services at lower rates than the Debtors can. Some of the larger competitors have greater financial resources, name recognition or other competitive advantages. Consequently, the Reorganized Debtors may encounter significant competition in their efforts to achieve their profit objective.

3.  Cyclical Market Conditions

   Continued depressed conditions in the construction industry, as well as future downturns in the construction industry and the overall economy, could further reduce the Debtors' level of business activity and adversely impact their profitability, the cash the Debtors have available for debt service and the Debtors' ability to meet the financial covenants contained in the New Senior Credit Agreement. A substantial portion of the Debtors' business involves installation of mechanical and electrical systems in newly constructed commercial, industrial and residential facilities. The level of new commercial and industrial installation services is cyclical and affected by changes in economic conditions and interest rates in North America and, to a lesser extent, the global economy. The Debtors' revenues from new installation services in the residential market are dependent upon the level of housing starts in the areas in which the Debtors operate. The housing industry is cyclical and the Debtors' revenues from new residential installation will be affected by the factors that affect the housing industry. These factors include changes in employment and income levels, the availability and cost of financing for new homebuyers and general economic conditions. General downturns in housing starts or in new

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commercial and industrial construction in the areas in which the Debtors operate could reduce the Debtors' level of business activity and adversely impact their profitability and the cash they have available for debt service of the indebtedness under the New Senior Credit Agreement, as well as other indebtedness.

   The U.S. Department of Commerce construction reports indicate that private non-residential construction has declined approximately 20% (seasonally adjusted annual rate) from June 2001 to June 2002, with the largest declines in the industrial, office building and hotel sectors. Overcapacity in the industry has resulted in a very competitive pricing environment in many markets, resulting in downward pressure on profit margins. The Debtors' profitability and profit margins have declined accordingly. The Debtors' operating income margins, calculated on a consolidated basis, for the years ended December 31, 2000 and 2001, and for the six-month period ended June 30, 2002 were 5.2%, 2.3% and 1.8%, respectively. The Debtors' backlog was approximately $1.4 billion at June 30, 2002, compared to $1.6 billion at December 31, 2001 and June 30, 2001. The estimated gross profit margin in backlog at June 30, 2002 was approximately 15 basis points lower than at December 31, 2001. The Debtors cannot predict with certainty when this downward trend in their gross profit margin will stabilize.

4.  Dependence Upon Key Personnel and Skilled Labor Force

   The Debtors depend on their executive officers, senior management and key operations managers. The Debtors only maintain key-man insurance on certain employees who may be deemed to be essential to the operation of their businesses. Nevertheless the Debtors' business could be adversely affected if such key personnel do not continue in their roles and the Debtors are unable to attract and retain qualified replacements.

   Shortages of a skilled labor force, union disruptions or unfavorable union negotiations may adversely affect the Debtors' profitability and their planned internal growth. The Debtors' ability to provide high-quality mechanical and electrical services on a timely basis requires an adequate supply of skilled technicians. Many companies in the Debtors' industry are currently experiencing shortages of qualified technicians. A shortage of skilled labor may require the Debtors to use less-skilled labor which could adversely affect the Debtors' ability to perform work.

   The Debtors intend to seek Bankruptcy Court approval of certain employee programs designed to retain and provide incentives of their key employees, but there is no guarantee that such programs will be if approved or, if approved, will have the intended effect. See Section I.C.3 "INTRODUCTION AND EXECUTIVE SUMMARY--OTHER ELEMENTS OF THE PLAN--EMPLOYEE INCENTIVE PROGRAMS."

   Although fewer than 15% of the Debtors' employees are members of unions, many sectors of the facilities services industry involve unionized employees. Expanded unionization of the Debtors' workforce could increase their costs. Union activity may be disruptive to the Debtors' business and may increase their costs. To the extent any of the Debtors' union contracts expire, they may be required to renegotiate union contracts in an environment of increasing wage rates. The Debtors may not be able to renegotiate union contracts on terms favorable to the Debtors or without experiencing a work stoppage which may affect their profitability.

5.  Nature of Industry Contracts

   Many of the Debtors' customer contracts have termination clauses permitting the customer to cancel the contract on less than 90 days' notice. The Debtors may not be able to keep customers from exercising their rights to terminate their contracts prior to the contract expiration date. Early contract terminations reduce the level of the Debtors' ongoing business activity and could adversely impact their profitability and the cash the Debtors have available for debt service.

   A substantial portion of the Debtors' mechanical and electrical installation contracts are "fixed price" contracts. The terms of these contracts require the Debtors to guarantee the price of the services they provide and

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assume the risk that the Debtors' costs to perform the services and provide the materials will be greater than anticipated. The Debtors' profitability in this market is therefore dependent on their ability to accurately predict the costs associated with their services. These costs may be affected by a variety of factors, some of which may be beyond the Debtors' control. If the Debtors are unable to accurately predict the costs of fixed price contracts, certain projects could have lower profit margins than anticipated or even generate losses as has occurred in the recent past. In either event, the level of the Debtors' earnings may decline.

   The construction business has always been subject to unusual risks, including unforeseen conditions encountered during construction, the impact of inflation upon costs and financing requirements of clients and changes in political and legal circumstances, particularly since contracts for major projects are performed over extended periods of time. Other risks include the failure of third party project participants, including joint venture partners and subcontractors, to obtain required permits or to perform essential functions on a timely basis, the failure of local governing authorities to take certain necessary actions, opposition by community groups in the locality of a project or by other interested third parties to the project's development, and the failure to obtain adequate financing for the project. In respect of the Debtors' fixed price contracts, all of these risks expose the Debtors to uncertainties in the performance of their contracts.

6.  Reliance Upon Depressed Industry Sectors

   Included in the Debtors' customer base are a number of companies involved in the telecommunications industry, including fiber-optic network companies, wireless phone companies and high-speed Internet providers. The Debtors estimate that, during the years ended December 31, 1999, 2000 and 2001 and the six months ended June 30, 2002, they generated revenues from companies involved in the telecommunications industry approximating $130 million, $480 million, $320 million and $50 million, respectively, representing approximately 7%, 12%, 8% and 3%, respectively, of the Debtors' total consolidated revenues during the corresponding periods. The Debtors estimate that their backlog from companies in the telecommunications industry at June 30, 2002 was approximately $23 million, or less than 2% of their total backlog.

   Since early 2001 many companies in the telecommunications sector, including some of the Debtors' customers, have experienced a dramatic reduction in the amount of new capital available to them, upon which certain of them are reliant to successfully achieve their business plans. Consequently, the Debtors have experienced reduced revenue and slower payment from certain customers, several of which have filed for protection under chapter 11 of the U.S. Bankruptcy Code.

   As previously indicated, as of June 30, 2002, revenue from companies involved in the telecommunications industry is down from an average monthly amount of approximately $40.0 million in 2000 and $26.7 million in 2001 to approximately $8.3 million in 2002, and the Debtors may continue to experience a reduction in revenue from these customers as they continue to cut costs or file for bankruptcy.

7.  Performance Bonding Requirements

   The Debtors' inability to secure bid and performance bonds may affect their ability to obtain future construction contracts and thus reduce the Debtors' cash flow and impair their ability to comply with the terms of the DIP Facility or the New Senior Credit Agreement. Particularly in connection with larger construction contracts, the Debtors are often required to post bid or performance bonds issued by a financial institution known as a surety. The surety industry has become an unsettled and volatile market in recent months, in the aftermath of certain notable corporate bankruptcies with significant surety exposure, other recent loss exposures and other factors. Collectively, these events have caused certain reinsurers and sureties to reevaluate their committed levels of underwriting and required returns. The ultimate impact of these developments, if any, on the surety market in general, or the Debtors specifically, cannot be determined at this time. Additionally, the Debtors' ability to obtain adequate bonding has been severely impacted by the Debtors' poor financial position and lack of liquidity. If the Debtors are unable to arrange sufficient bonding capacity to satisfy their future bonding requirements, the

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Debtors may be precluded from bidding on and securing larger construction projects, including those with governmental entities. Even if the Debtors are able to obtain sufficient bonding capacity, they will likely be required to put up a significant amount of cash collateral. The Debtors' inability to secure these types of contracts could have a material adverse effect on the level of cash generated by their operations. Moreover, the Debtors may be required to collaborate or partner with competitors to obtain adequate bonding capacity with which to bid on new projects. Such collaborations could mean that the Debtors would be forced to surrender some benefits from new bidding opportunities to their competitors at a cost to the Debtors' operating performance.

   There can be no assurance that the Debtors will be able to come to agreement with their surety providers on terms for the provision of such bonds or whether such terms will be satisfactory to the Debtors, or whether they will be able to secure surety bonding capacity adequate to achieve their financial projections.

8.  Unfavorable Weather or Seasonal Variations

   The Debtors' business tends to be affected adversely by moderate weather patterns. Comparatively warm winters and cool summers reduce the demand for the Debtors' maintenance, repair and replacement services. Additionally, the Debtors' new installation business is affected adversely by extremely cold weather and large amounts of rain. Prolonged unfavorable weather conditions or seasonal variations may cause unpredictable fluctuations in the Debtors' operating results.

9.  Integration of Acquired Businesses

   The Debtors' future success depends in part on Reorganized Encompass' ability to integrate the businesses it has acquired into one enterprise with a common operating plan. Most of these acquired businesses have recently changed, or in certain cases, are in the process of changing their past processes and systems, such as accounting, employment, purchasing, sales, estimating and project management. The Debtors may not be successful in efforts to integrate acquired companies or monitor their performance. If the Debtors are unable to do so, or if the Debtors experience delays or unusual expenses in doing so, their operating costs could increase and their profitability could decrease.

C.  Transactions with Affiliates

1.  Directors' Affiliation with Apollo

   Michael Gross, Andrew Africk and Scott Kleinman, each members of Encompass' Board of Directors, are principals of Apollo and have substantial economic interests therein.

2.  Acquisition of Encompass Indebtedness and Equity Interests

   Encompass believes that certain Senior Lenders may hold a sufficient amount of Existing Credit Agreement Claims that are, and will be, able to exert significant influence over the Plan approval process and the governance of the Reorganized Debtors following consummation of the Plan.

3.  Management Transactions

   Mr. Ivey is an officer and stockholder of two corporations that lease real property and an airplane to Encompass Mechanical Services Southeast, Inc. The leases provide for lease payments in the aggregate amount of $8,330 per month, or $99,960 annually. In addition, Encompass pays a fee based upon the use of the airplane. In 2001, Encompass paid $66,560 in usage fees for the airplane.

   Encompass Mechanical Services Southeast, Inc. also leases a facility from J. Marlin Ivey, father of Mr. Ivey, for $18,429 per month, or $221,148 annually.

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   The foregoing leases, other than the airplane lease (which will be rejected by the Debtors), are expected to be assumed by the Debtors pursuant to the Plan.

D.  Failure to Receive Requisite Acceptances

   If the Requisite Acceptances are received, the Debtors intend to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code and to seek, as promptly thereafter as practicable, Confirmation of the Plan. If the Requisite Acceptances are not received, the Debtors may nevertheless file petitions for relief under chapter 11 and seek confirmation of a modified plan notwithstanding the dissent of certain Classes of Claims or Equity Interests. The Bankruptcy Court may confirm a modified plan pursuant to the "cramdown" provisions of the Bankruptcy Code which allow the Bankruptcy Court to confirm a plan that has been rejected by an Impaired class of Claims or Equity Interests if it determines that the rejecting class is being treated appropriately given the relative priority of the Claims or Equity Interests in such class. In order to confirm a plan against a dissenting class, the Bankruptcy Court must also find that at least one Impaired class has accepted the plan, with such acceptance being determined without including the acceptance of any "insider" in such class.

   There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the holders of Impaired Claims and Equity Interests as those proposed in the Plan.

E.  Failure to Confirm the Plan

   Even if the Requisite Acceptances are received and, with respect to those Classes deemed to have rejected the Plan, the requirements for "cramdown" are met, the Bankruptcy Court, which as a court of equity may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that Confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors (see Section VIII.A--"FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST--FEASIBILITY OF THE PLAN") and that the value of distributions to dissenting holders of Claims and Equity Interests may not be less than the value such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. See Section VIII.B--"FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST--BEST INTERESTS TEST." Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

   Additionally, the Solicitation must comply with the requirements of section 1126(b) of the Bankruptcy Code and the applicable Federal Rules of Bankruptcy Procedure with respect to the length of the Solicitation period, compliance with applicable non-bankruptcy law, if any, and in the absence of applicable non-bankruptcy law, the adequacy of the information contained in this Disclosure Statement (as defined in section 1125(a)(1) of the Bankruptcy Code). If the Bankruptcy Court were to find that the Solicitation did not so comply, all acceptances received pursuant to the Solicitation could be deemed invalid and the Debtors could be forced to resolicit acceptances under section 1125(b) of the Bankruptcy Code, in which case Confirmation of the Plan could be delayed and possibly jeopardized. The Debtors believe that the Solicitation complies with the requirements of section 1126(b) of the Bankruptcy Code, that duly executed Ballots will be in compliance with applicable provisions of the Bankruptcy Code, and that if the Requisite Acceptances are received, the Plan should be confirmed by the Bankruptcy Court.

   The Debtors' ability to propose and confirm an alternative reorganization plan is uncertain. Confirmation of any alternative reorganization plan under chapter 11 of the Bankruptcy Code would likely take significantly more time and result in delays in the ultimate distributions to the holders of Eligible Claims. If confirmation of an alternative plan of reorganization was not possible, the Debtors would likely be liquidated. Based upon the Debtors' analysis, liquidation under chapter 7 would result in distributions of reduced value to holders of Eligible Claims. See Section VIII--"FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST." In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more

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extended period of time than in a liquidation under chapter 7. However, it is unlikely that any liquidation would realize the full going concern value of their businesses. Instead, the Debtors' assets would be sold separately. Consequently, the Debtors believe that a liquidation under chapter 11 would also result in smaller distributions, if any, to the holders of Eligible Claims than those provided for in the Plan.

F.  Failure to Consummate the Plan

   Consummation of the Plan is conditioned upon, among other things, entry of the Confirmation Order and an order (which may be the Confirmation Order) approving the assumption and assignment of all executory contracts and unexpired leases (other than those specifically rejected by the Debtors) to the Reorganized Debtors or their assignees. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the Restructuring completed.

G.  New Stock Risks

   Encompass does not anticipate that, following consummation of the Restructuring, the Reorganized Debtors will have any class of New Common Stock listed on a national securities exchange or the NASDAQ Stock Market. The trading price of any class of New Common Stock in any market, if any, will be affected by numerous factors. These include the risk factors set forth in this Disclosure Statement, as well as prevailing economic and financial trends and conditions in the public securities markets. The trading price, if any, of New Common Stock may be affected by developments which may not have any direct relationship with the Reorganized Debtors' business or long-term prospects.

   Reorganized Encompass will continue to comply with the reporting requirements of sections 13 or 15(d) of the Exchange Act.

   Following consummation of the Restructuring, the ownership of the New Stock will be significantly more concentrated than was the ownership of the Existing Encompass Stock prior to the Restructuring. Assuming that the current Senior Lenders and holders of Senior Subordinated Notes do not significantly change prior to the consummation of the Restructuring, Reorganized Encompass may be controlled by certain Senior Lenders who may seek to influence the direction of Reorganized Encompass and may have the ability to control its management, policies and financing decisions, to elect a majority of the members of its board and to control the vote on all matters coming before its holders of New Common Stock.

   Reorganized Encompass does not anticipate that any dividends will be paid with respect to the New Common Stock in the foreseeable future.

H.  Claims Estimations

   There can be no assurance that the estimated amount of Claims set forth herein are correct and the actual Allowed amounts of Claims may differ from estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the actual Allowed amounts of Claims may vary from those estimated therein.

I.  Certain Tax Considerations

   THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN SECTION VII--"CERTAIN FEDERAL

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INCOME TAX CONSEQUENCES OF THE PLAN" FOR A DISCUSSION OF CERTAIN FEDERAL INCOME
TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED UNDER THE PLAN BOTH TO ENCOMPASS AND TO HOLDERS OF CLAIMS THAT ARE IMPAIRED UNDER THE PLAN.

J.  Inherent Uncertainty of Financial Projections

   The Financial Projections cover the Debtors' operations through the period ending December 31, 2007. These Financial Projections are based on numerous assumptions that are an integral part of the Financial Projections, including Confirmation and consummation of the Plan in accordance with its terms and on an accelerated time frame, the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of Reorganized Debtors' operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to pay the obligations owing to certain holders of Claims entitled to distributions under the Plan and other post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, the Financial Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

   The Financial Projections assume that the Debtors will be able to achieve a successful arrangement with their surety providers for the continued provision of bid and performance bonds. There can be no assurance that the Debtors will be able to come to agreement with their surety providers on terms for the provision of such bonds or whether such terms will be satisfactory to the Debtors, or whether they will be able to secure surety bonding capacity adequate to achieve their financial projections. Even if the Debtors are able to obtain adequate bonding capacity, they will likely be required to secure such bonds with a significant amount of cash collateral.

                   XI.  THE SOLICITATION; VOTING PROCEDURES

A.  Voting Deadline

   The period during which Ballots with respect to the Plan will be accepted by the Debtors (and may be withdrawn or revoked unless the Bankruptcy Court issues an order to the contrary) will terminate on the Voting Deadline. Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors' request for Confirmation of the Plan (or any permitted modification thereof).

   The Debtors reserve the absolute right, at any time or from time to time, to extend, by oral or written notice to the Solicitation Agent, the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason including determining whether or not the Requisite Acceptances have been received, by making a public announcement of such extension no later than 8:00 a.m., Eastern time, on the first Business Day next succeeding the previously announced Voting Deadline. Without limiting the manner in which the Debtors may choose to make any public announcement, the Debtors will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a news release through the Dow Jones News Service. There can be no assurance that the Debtors will exercise their right to extend the Solicitation period for the receipt of Ballots.

B.  Voting Procedures

   Under the Bankruptcy Code, for purposes of determining whether the Requisite Acceptances have been received, only holders of Impaired Claims who actually vote will be counted. The failure of a holder to deliver a

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duly executed Ballot will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

   The Debtors are providing the Solicitation Package to holders of Eligible Claims whose names (or the names of whose Nominees) appear as of the Voting Record Date in the records maintained by the Debtors, the securityholders list maintained by the indenture trustee and the list of participants provided by The Depository Trust Company. Nominees should provide copies of the Solicitation Package to the beneficial owners of the Eligible Claims. Any beneficial owner of Eligible Claims who has not received a Ballot should contact his/her or its Nominee or the Solicitation Agent.

   Holders of Eligible Claims should provide all of the information requested by the Ballots holders of Eligible Claims receive. Holders of Eligible Claims should complete and return all Ballots that holders of Eligible Claims receive in the return envelope provided with each such Ballot.

C.  Special Note for Holders of Senior Subordinated Notes

   For purposes of the Senior Subordinated Notes, only holders of Senior Subordinated Notes as of the Voting Record Date are entitled to vote on the Plan. The indenture trustee will not vote on behalf of the holders of such notes. Holders must submit their own Ballots.

1.  Beneficial Owners

   A beneficial owner holding Senior Subordinated Notes as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Solicitation Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

   Any beneficial owner holding Senior Subordinated Notes in "street name" through a Nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner's Nominee).

  . Complete and sign the enclosed beneficial owner Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Solicitation Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Solicitation Agent for instructions.

  . Complete and sign the pre-validated Ballot (as described below) provided to you by your Nominee. Return the pre-validated Ballot to the Solicitation Agent by the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

   Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Solicitation Agent that Ballot or a Master Ballot that reflects the vote of such beneficial owner.

2.  Nominees

   A Nominee that on the Voting Record Date is the registered holder of Senior Subordinated Notes for a beneficial owner should obtain the votes of the beneficial owners of such Senior Subordinated Notes, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

  a.  Pre-Validated Ballots

      A Nominee may pre-validate a Ballot by: (i) signing the Ballot; (ii) indicating on the Ballot the name of the registered holder and the amount of Senior Subordinated Notes held by the Nominee; and (iii) forwarding such Ballot together with the Solicitation Package and other materials requested to be forwarded,

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   to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to the Solicitation Agent in the pre-addressed, postage paid envelope so that it is received by the Solicitation Agent before the Voting Deadline. A list of the beneficial owners to whom "pre-validated" Ballots were delivered should be maintained by the Nominee for inspection for at least one year from the Voting Deadline.

  b.  Master Ballots

      A Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the Solicitation Agent so that it is received by the Solicitation Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Solicitation Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline.

   EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

3.  Securities Clearing Agencies

   The Debtors expect that The Depository Trust Company, as a Nominee holder of Senior Subordinated Notes, will arrange for its participants to vote by providing a record date listing of participants entitled to vote. Such participants will be authorized to vote their Voting Record Date positions held in the name of such securities clearing agencies.

4.  Miscellaneous

   For purposes of voting to accept or reject the Plan, the beneficial owners of Senior Subordinated Notes will be deemed to be the "holders" of the Claims represented by such Senior Subordinated Notes. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Solicitation Agent attempt to contact such voters to cure any such defects in the Ballots.

   Except as provided below, unless the Ballot is timely submitted to the Solicitation Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking Confirmation of the Plan.

   In the event of a dispute with respect to any Senior Subordinated Note Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

D.  Fiduciaries and other Representatives

   If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such Person should indicate such capacity when

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

signing and, unless otherwise determined by Encompass, must submit proper evidence satisfactory to Encompass of authority to so act. Authorized signatories should submit the separate Ballot of each beneficial owner for whom they are voting.

   UNLESS THE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT BE COUNTED. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE SOLICITATION AGENT.

E.  Parties Entitled to Vote

   Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be "Impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or equity interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.

   In general, a holder of a claim or equity interest may vote to accept or to reject a plan if the claim or equity interest is "allowed," which means generally that no party-in-interest has objected to such claim or equity interest, and the claim or equity interest is Impaired by the plan. If, however, the holder of an Impaired claim or equity interest will not receive or retain any property under the plan on account of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and equity interests do not actually vote on the plan. If a claim or equity interest is not Impaired by the plan, the Bankruptcy Code deems the holder of such claim or equity interest to have accepted the plan and, accordingly, holders of such claims and equity interests are not entitled to vote on the plan.

   Classes 1, 2, 3, 4, 5 and 9 of the Plan are not Impaired. Accordingly, under section 1126(f) of the Bankruptcy Code, all such Classes of Claims and Equity Interests are deemed to have accepted the Plan and are not entitled to vote in respect of the Plan.

   Classes 8, 10, 11, 12 and 13 will not receive or retain any property under the Plan on account of their Claims and Equity Interests. Accordingly, under section 1126(g) of the Bankruptcy Code, Classes 8, 10, 11, 12 and 13 are deemed to have rejected the Plan and are not entitled to vote in respect of the Plan.

   Therefore, in accordance with sections 1126 and 1129 of the Bankruptcy Code, the Debtors are soliciting acceptances only from holders of Claims and Equity Interests in Classes 6 and 7.

   A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

F.  Agreements Upon Furnishing Ballots

   The delivery of an accepting Ballot to the Solicitation Agent by a holder of Eligible Claims pursuant to one of the procedures set forth above will constitute the agreement of such holder to accept (i) all of the terms of, and conditions to the Solicitation and (ii) the terms of the Plan; provided, however, all parties in interest retain their right to object to Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

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

G.  Waivers of Defects, Irregularities, Etc.

   Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of Ballots will be determined by the Solicitation Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated in Section XI.H, effective withdrawals of Ballots must be delivered to the Solicitation Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

H.  Withdrawal of Ballots; Revocation

   Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Solicitation Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Solicitation Agent in a timely manner at the address set forth in Section XI.J. Prior to the filing of the Plan, the Debtors intends to consult with the Solicitation Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

   Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Solicitation Agent will not be effective to withdraw a previously cast Ballot.

   Any party who has previously submitted to the Solicitation Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

   The Debtors will pay all costs, fees and expenses relating to the Solicitation, including customary mailing and handling costs of Nominees.

I.  Delivery of Extinguished Securities

   The Debtors are not at this time requesting the delivery of, and neither the Debtors nor the Solicitation Agent will accept, certificates representing any securities which will, on and after the Effective Date, be Extinguished Securities. In connection with the Effective Date, the Debtors will furnish all record holders of Extinguished Securities with appropriate letters of transmittal to be used to remit their Extinguished Securities in exchange for the distribution under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Reorganized Debtors after the Confirmation Date.

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J.  Further Information; Additional Copies

   If you have any questions or require further information about the voting procedure for voting your Claim or about the Solicitation Package, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits to such documents (at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d)), please contact the Solicitation Agent:

                          Innisfree M&A Incorporated
                              501 Madison Avenue
                                  20th Floor
                           New York, New York 10022
                           Telephone: (877) 750-2689
                     Banks and Brokers call (212) 750-5833

                      XII. RECOMMENDATION AND CONCLUSION

   For all of the reasons set forth in this Disclosure Statement, the Debtors believe that Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Eligible Claims to vote to accept the Plan, and to complete and return their ballots so that they will be received by the Solicitation Agent on or before 5:00 p.m., Eastern time, on November 18, 2002.

Dated: October 18, 2002

ENCOMPASS SERVICES CORPORATION, ON
BEHALF OF ITSELF AND THE SUBSIDIARIES
SET FORTH ON EXHIBIT E

By:  /s/   JOSEPH M. IVEY, JR.
---------------------------
Name:  Joseph M. Ivey, Jr.
Title:  Chief Executive
Officer

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

                                    ANNEX I

                                   Glossary

Administrative Expense Claim  A Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (i) actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (ii) Professional Fee Claims, (iii) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, (iv) all Allowed Claims that are entitled to be treated as Administrative Expense Claims by virtue of a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code, (v) the reasonable post-petition fees and expenses of indenture trustees, including successors thereto, including reasonable attorney's fees and expenses of such indenture trustees and (vi) any obligations under the DIP Facility.

Administrative Expense
  Claims Bar Date...........  The date, if any, designated by the Bankruptcy
                              Court as the last date for filing proofs of Administrative Expense Claims against the Debtors.

Affiliate or affiliate......  Any entity that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified entity; for purposes of the definition of "Affiliate" or "affiliate," any entity that own, controls, or holds with power to vote 20% or more of the outstanding voting securities of, or controls or directs the management of, the entity specified shall be deemed to be an Affiliate of such entity.

Allowed.....................  With respect to a Claim or Equity Interest within a particular Class, an Allowed Claim or Allowed Equity Interest of the type described in such Class.

Allowed Claim/Allowed Equity
  Interest..................  With reference any Claim or Equity Interest, (i)
                              a Claim or Equity Interest which is listed by any Debtor in its books and records as liquidated in amount and not disputed or contingent; (ii) any Claim or Equity Interest which has been, or is hereafter, listed by a Debtor in its Schedules
                              (as such Schedules may be amended by any such Debtor from time to time in accordance with Bankruptcy Rule 1009), as liquidated in amount and not disputed or contingent and for which no contrary proof of claim or interest has been filed; (iii) any Claim or Equity Interest which is not Disputed; or (iv) any Claim or Equity Interest, if Disputed, (a) as to which the liability of the Debtor and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court, or (b) which has been Allowed by Final Order; provided, however, that to the extent that a Claim or Equity Interest is a Disputed Claim or Disputed Equity Interest, the determination of whether such Claim or Equity Interest will be Allowed Claim or an Allowed Equity Interest and/or

                                  Annex I - 1
                              the amount of any such Claim or Equity Interest will be determined in accordance with the terms of the Plan. An "Allowed Claim" or an "Allowed Equity Interest" will not, for purposes of distributions under the Plan, include (i) for prepetition Claims, interest on such Claim or Claims accruing from or after the Petition Date,
                              (ii) punitive or exemplary damages, or (iii) any fine, penalty or forfeiture.

Apollo......................  Collectively, (i) Apollo Investment Fund IV, L.P.
                              and Apollo Overseas Partners IV, L.P.,
                              collectively the sole holders of Mandatorily
                              Redeemable Convertible Preferred Stock, (ii)
                              Apollo Advisors IV, L.P. and (iii) Apollo
                              Management IV, L.P.

Ballots.....................  Each of the ballot forms (including Master
                              Ballots) distributed with this Disclosure
                              Statement to holders of Eligible Claims.

Bankruptcy Code.............  The Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C.
                              (S)(S) 101-1330, as now in effect or hereafter amended.

Bankruptcy Court............  The United States Bankruptcy Court for the
                              Southern District of Texas, Houston Division, or any other court with jurisdiction over the Chapter 11 Cases, or another appropriate forum.

Bankruptcy Rules............  Collectively, the Federal Rules of Bankruptcy
                              Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

Base Rate...................  For any day, a rate per annum (adjusted, to the nearest 1/16 of 1%) equal to the greater of (i) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (ii) the Prime Rate in effect on such day. For purposes hereof, the term "Prime Rate" means, as of a particular date, the prime rate of Bank of America, N.A. most recently announced by Bank of America, N.A. and in effect on such date, automatically fluctuating upward or downward, as the case may be, with and at the time of each change therein without notice to Encompass or any other Person, which prime rate may not necessarily represent the lowest or best rate actually charged to a customer. "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank of America, N.A. from three federal funds brokers of recognized standing selected by it. If, for any reason, the Bank of America, N.A. shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of Bank of America, N.A. to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause
                              (i) of the first sentence of this definition until the circumstances giving rise to such inability no

                                  Annex I - 2
                              longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

Business Day................  Any day, excluding Saturdays, Sundays or "legal holidays" as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York and Houston, Texas.

Cash........................  Legal tender of the United States of America.

CDG.........................  Conway, Del Genio, Gries & Co., LLC, employer of the CRO.

Certificate.................  Any certificate, instrument or other document evidencing an Extinguished Security.

Chapter 11 Cases............  The jointly administered chapter 11 cases of the
                              Debtors.

Claim.......................  A claim, as defined in section 101(5) of the
                              Bankruptcy Code, against any Debtor.

Class.......................  One of the classes of Claims or Equity Interests described in the Plan.

Committee...................  Any official committee appointed in the Chapter
                              11 Cases, as such committee may be reconstituted from time to time.

Confirmation................  The Bankruptcy Court's confirmation of the Plan.

Confirmation Date...........  The date of entry of the Confirmation Order on the docket of the Bankruptcy Court.

Confirmation Hearing........  The Bankruptcy Court's hearing to consider
                              Confirmation of the Plan, as it may be adjourned or continued from time to time.

Confirmation Order..........  The Bankruptcy Court's order confirming the Plan under section 1129 of the Bankruptcy Code.

Credit Facility Restructuring The restructuring of the Existing Credit
                              Agreement, including the availability of the Exit Facility.

Critical Vendor Order.......  Any Final Order approving the Debtors' request
                              (whether by way of a motion to pay prepetition trade claims in the ordinary course, a motion to pay claims of critical vendors or otherwise), to pay substantially all prepetition, fixed, liquidated and undisputed Claims of certain suppliers of materials, equipment, goods and services with whom the Debtors continue to do business and whose materials, equipment, goods and services the Debtors deem essential, necessary or critical to the operation of their businesses and/or their ability to reorganize under chapter 11 of the Bankruptcy Code.

CRO.........................  Chief Restructuring Officer, Michael F. Gries (or
                              his successor).

Cure........................  The payment of Cash by a Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure a default by a Debtor under an executory contract or unexpired lease of a Debtor and to permit a Debtor to assume that contract or lease under section 365(a) of the Bankruptcy Code.

                                  Annex I - 3

Debtor......................  Each of Encompass and its Subsidiaries and
                              "Debtors" means all of them collectively, and when the context so requires, in their capacity as debtors and debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

DIP Facility................  The debtor-in-possession credit facility expected to be entered into in the Chapter 11 Cases by and among Encompass, the Subsidiaries, as guarantors, and the lenders party thereto.

Disallowed Claim............  Any Claim that has been disallowed, in whole or in part, by Final Order, or by final order of a court of competent jurisdiction, or any Claim that has been withdrawn, in whole or in part, by the holder thereof.

Disallowed Equity Interest..  Any Equity Interest that has been disallowed, in whole or in part, by Final Order, or by final order or a court of competent jurisdiction or any Claim that has been withdrawn, in whole or in part, by the holder thereof.

Disbursing Agent............  Reorganized Encompass or any party designated by
                              Reorganized Encompass, in its sole discretion, and approved by the Bankruptcy Court if other than a Debtor, to serve as a disbursing agent under the Plan.

Disputed Claim..............  Any Claim, or any portion thereof, that is not an
                              Allowed Claim or a Disallowed Claim.

Disputed Equity Interest....  Every Equity Interest that is not an Allowed
                              Equity Interest or a Disallowed Equity Interest.

Distribution Date...........  The date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims and Allowed Equity Interests as provided in the Plan.

Distribution Notification
  Date......................  The date for purposes of making distributions under the Plan on account of Allowed Claims on which the transfer ledgers for the Existing Bank Debt (maintained by Bank of America, as administrative agent under the Existing Credit Agreement) and Senior Subordinated Notes will be closed at the close of business and after which there will be no further changes in the record holders of such debt.

EBITDA......................  Earnings before interest, taxes, depreciation and amortization, as such term is defined in the Existing Credit Agreement.

Effective Date..............  The first Business Day (i) on which all conditions to the Plan's consummation have been satisfied or waived and (ii) that is the date on which the Plan is consummated.

Eligible Claims.............  Collectively, the Existing Credit Agreement
                              Claims and Senior Subordinated Note Claims, holders of which are entitled to vote under
                              Article VIII of the Plan and section 1126 of the Bankruptcy Code to accept or reject the Plan.

Encompass...................  Encompass Services Corporation, a Texas
                              corporation.

Equity Interest.............  The legal, equitable, contractual and other rights of any Person with respect to any capital stock or other ownership interest in any Debtor,

                                  Annex I - 4
                              whether or not transferable, and any option, warrant or right to purchase, sell or subscribe for an ownership interest or other equity security in any Debtor.

Estate......................  The estate of any of the Debtors in the Chapter
                              11 Cases, and "Estates" means, collectively, the estates of all of the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.

Eurodollar Rate.............  The rate per annum (rounded to the nearest whole multiple of 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of a period equal to one, two, three, six, nine or twelve months. If for any reason such rate is not available, the term "Eurodollar Rate" means the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of a period equal to one, two, three, six, nine or twelve months; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

Exchange Act................  The Securities Exchange Act of 1934, as now in
                              effect or hereafter amended.

Existing Bank Debt..........  Indebtedness under the Existing Credit Agreement.

Existing Credit Agreement...  That certain Credit Agreement, dated as of
                              February 22, 2000, as amended by the First
                              Amendment dated as of March 23, 2000, the Second Amendment dated as of May 10, 2000, the Third Amendment dated as of June 8, 2001, the Fourth Amendment dated as of November 9, 2001 and the Fifth Amendment dated as of June 26, 2002, as it may be further amended from time to time, among Encompass, the Subsidiaries, as guarantors, the several banks and other financial institutions from time to time parties thereto, Banc of America Securities llc and Chase Securities Inc., as co-lead arrangers and co-book managers, Bank of America, N.A., as the administrative agent, JPMorgan Chase Bank, as the syndication agent, Wachovia Bank National Association, as the documentation agent, ABN-AMRO Bank NV, The Bank of Nova Scotia, Bank One, N.A., Credit Lyonnais, New York Branch, GMAC Commercial Credit LLC, Mercantile Bank National Association and Union Bank of California, N.A., all as co-managing agents.

Existing Credit Agreement
  Claim.....................  Any claim arising under the Existing Credit
                              Agreement.

Existing Encompass Common
  Stock.....................  Encompass common stock, par value $.001 per share, issued and outstanding immediately before the Petition Date.

Existing Encompass Stock....  Collectively, the Existing Encompass Common Stock
                              and the Mandatorily Redeemable Convertible
                              Preferred Stock.

Existing Other Equity
  Interests.................  Collectively, (i) all incentive stock options, non-qualified stock options, and stock
                              appreciation rights granted under any Debtor-

                                  Annex I - 5
                              sponsored stock option plans and (ii) any other options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an Equity Interest existing immediately before the Petition Date.

Exit Facility...............  The revolving credit facility expected to be entered into by and among Reorganized Encompass, the Reorganized Subsidiaries, as guarantors, the banks and other financial institutions party thereto dated as of the Effective Date, and all ancillary agreements, documents, and instruments to be issued or given in connection therewith, which facility will replace the DIP Facility and will fund the Reorganized Debtors' working capital and general corporate needs.

Extinguished Securities.....  All Existing Common Stock, Mandatorily Redeemable
                              Convertible Preferred Stock, Existing Other
                              Equity Interests, Senior Subordinated Notes and Junior Subordinated Notes.

Face Amount.................  When used in reference to (i) a Disputed Claim, the full stated amount claimed by the holder thereof in any proof of Claim timely filed with the Bankruptcy Court, (ii) an Allowed Claim, the Allowed amount thereof, and (iii) an Equity Interest, the number of shares evidencing such Equity Interests.

Final Order.................  An order or judgment, entered by the Bankruptcy
                              Court, that has not been amended, modified, or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing, review, modification, or amendment or to file a notice of appeal has expired, and (iii) no appeal or request for modification, amendment, a stay, rehearing or other review is pending.

Financial Projections.......  The projected financial information attached hereto as Exhibit D, which was prepared by management of the Debtors and projects the financial performance of the Reorganized Debtors through December 31, 2007 and is based upon information available as of September 30, 2002.

Funded Debt.................  All indebtedness for borrowed money of Encompass evidenced by a written document and subject to periodic, required payments of interest and/or principal.

General Unsecured Claim.....  An unsecured Claim other than a Senior
                              Subordinated Note Claim, a Junior Subordinated Note Claim, an Intercompany Claim or a Litigation Claim that is not entitled to priority under section 507 of the Bankruptcy Code.

Houlihan Lokey..............  Houlihan Lokey Howard & Zukin Capital, the
                              Debtors' financial advisors.

Impaired....................  When used with reference to a Claim or Equity
                              Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intercompany Claim..........  Any claim held (i) by a Debtor against another
                              Debtor and/or (ii) by an Affiliate of a Debtor against a Debtor or another Affiliate of a Debtor.

Junior Subordinated Note
  Claim.....................  Any Claim under the Junior Subordinated Notes.

                                  Annex I - 6

Junior Subordinated Notes...  Collectively, the (i) 7.50% Subordinated Notes
                              due July 15, 2004 in the aggregate principal amount of $1,250,000, payable to Deborah K. Dillard Revocable Trust; (ii) 7.50% Subordinated Notes due July 15, 2004 in the aggregate principal amount of $1,250,000, payable to William Mason Dillard Revocable Trust; (iii) Subordinated Note due 2003, dated January 14, 1999, in the principal amount of $242,118.19, payable to Randall A. Foco & Jan Marie Foco, Trustees; (iv) Subordinated Note due 2003, dated January 14, 1999, in the principal amount of $534,899.70, payable to Theodore Keenan; and (v) Subordinated Note due 2003, dated January 14, 1999, in the principal amount of $836,099.36, payable to James T. Broyles.

Litigation Claim............  Without limitation, any Claim, over which the
                              Bankruptcy Court has jurisdiction, asserted in litigation pending on or as of the Petition Date, or that could have been asserted by any Person on or prior to the Petition Date against any Debtor, whether known or unknown, whether asserted directly, derivatively, by way of subrogation or otherwise, whether the subject of litigation which has been or could have been certified as a class action under applicable law, and whether grounded in contract, tort, statute, the common law, equity or other law, and including, without limitation, Claims for personal injury, property damage, wrongful death, products liability, unfair labor and/or hiring practices, civil rights violations, employment discrimination, breach of contract, preferential transfers, indemnity, contribution, fraud, environmental damage and/or release, and claims related to toxic mold. The Litigation Claims are Disputed Claims. To the extent a Litigation Claim is Allowed, settled or estimated by Final Order, a Litigation Claim shall become a General Unsecured Claim.

Mandatorily Redeemable
  Convertible Preferred Stock Encompass' 7.25% convertible participating preferred stock, par value $.001 per share, issued and outstanding immediately prior to the Petition Date.

M&M Lien Claimant...........  A Person who furnishes services, labor, equipment and/or material for the purpose of erecting, repairing, improving or altering a building, structure or other improvement and whose claim for such services, labor, equipment and/or material is secured by a valid and enforceable lien created by local, state or other law.

M&M Lien Secured Claim......  A Secured Claim held by an M&M Lien Claimant.

Management Group............  Encompass' current management team consisting of
                              J. Patrick Millinor, Jr., Joseph M. Ivey, Henry
                              P. Holland, Darren B. Miller, Daniel W. Kipp, Gray H. Muzzy, L. Scott Biar, Todd Matherne, James L. Cocca, Patrick L. McMahon, James L. Phillips, Steven A. Bate and William Hill.

Master Ballot...............  Each of the ballot forms distributed with this
                              Disclosure Statement to a Nominee.

New Common Stock............  The new common stock to be issued by Reorganized
                              Encompass pursuant to the Plan as of the Effective Date.

New Options.................  The options to be issued by Reorganized Encompass to purchase New Common Stock pursuant to the provisions of the Stock Option Plan.

                                  Annex I - 7

New Preferred Stock.........  Any class of preferred stock that may be designated by the Board of Directors of
                              Reorganized Encompass in accordance with the Reorganized Encompass Certificate of Incorporation.

New Securities..............  Collectively, the New Common Stock, the New
                              Options and/or New Preferred Stock, as applicable.

New Senior Credit Agreement.  The credit agreement (pursuant to which the New
                              Senior Credit Facility is provided) to be entered into by Reorganized Encompass, the Reorganized Subsidiaries, as guarantors, and the banks and other financial institutions parties thereto, dated as of the Effective Date, and all ancillary agreements, documents, and instruments to be issued or given in connection therewith.

New Senior Credit Facility..  Collectively, (i) New Term Loan and (ii) the Exit
                              Facility.

New Stock...................  Collectively, the New Preferred Stock and the New
                              Common Stock.

New Term Loan...............  The term loan to be entered into by and among
                              Reorganized Encompass, the Reorganized
                              Subsidiaries, as guarantors, the banks and other financial institutions party thereto in the aggregate principal amount of $200,000,000, as same may be increased for drawings under prepetition letters of credit issued and outstanding under the Existing Credit Agreement.

Nominee.....................  A bank, brokerage firm or other nominee holding
                              Eligible Claims in its own name on behalf of a beneficial owner, or any agent thereof.

Other Priority Claim........  A Claim entitled to priority under section 507(a)
                              of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense Claim.

Other Secured Claim.........  Any Secured Claim, including M&M Lien Secured
                              Claims, other than a Secured Tax Claim provided, however that an Existing Credit Agreement Claim is not an Other Secured Claim.

Person......................  An individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

Petition Date...............  The date on which the Debtors file their petitions for relief commencing the Chapter 11 Cases.

Plan........................  The Debtors' Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code, in
                              substantially the form attached hereto as Exhibit A, as it may be amended, modified or supplemented from time to time, including all exhibits and schedules to the Plan.

Plan Supplement.............  The compilation of documents, including any exhibits to the Plan not included therewith, that the Debtors may file with the Bankruptcy Court on or before the date that is five (5) Business Days prior to the Confirmation Hearing.

Postpetition Interest.......  Interest, accruing after the Petition Date, on a
                              Claim.

                                  Annex I - 8

Priority Tax Claim..........  Any Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

Professional................  A professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code.

Professional Fee Claim......  A Professional's Claim for compensation or reimbursement of costs and expenses relating to services performed on and after the Petition Date and before and including the Effective Date.

Pro Rata....................  At any time, the proportion that the Face Amount of an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate Face Amount of all Claims or Equity Interests (including Disputed Claims or Disputed Equity Interests, but excluding Disallowed Claims and/or Disallowed Equity Interests) in that Class, unless the Plan provides otherwise.

Reorganized Debtor..........  Each of Reorganized Encompass and the Reorganized
                              Subsidiaries, and "Reorganized Debtors" means all of them collectively.

Reorganized Encompass.......  Encompass, on and after the Effective Date.

Reorganized Encompass Bylaws  Reorganized Encompass' bylaws in effect under the laws of the State of Texas, as amended by the Plan and in the form to be filed with the Plan Supplement.

Reorganized Encompass' Board
  of Directors..............  Reorganized Encompass' board of directors upon and following the Effective Date.

Reorganized Encompass
  Certificate of
  Incorporation.............  Reorganized Encompass' certificate of incorporation in effect under the laws of the State of Texas, as amended by the Plan and in the form to be filed with the Plan Supplement.

Reorganized Subsidiaries....  The means, collectively, Encompass' Debtor
                              Subsidiaries on and after the Effective Date.

Requisite Acceptances.......  With respect to each Impaired Class of Claims, acceptance of the Plan by (i) holders of at least two-thirds in amount of Allowed Claims in such Impaired Class of Claims actually voting and (ii) the holders of more than one-half in number of Allowed Claims in such Impaired Class of Claims actually voting, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.

Restructuring...............  Collectively, the transactions and transfers described in Article III of the Plan.

Schedules...................  The schedules of assets and liabilities, statements of financial affairs, and lists of holders of Claims and Equity Interests filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and supplements thereto.

                                  Annex I - 9

Section 510(b) Claims.......  Any Claim against any Debtor, under applicable federal or state law, whether or not such Claim is listed on the Schedules or evidenced by a filed proof of claim, and whether or not the subject of an existing lawsuit, arising from or seeking the rescission of a purchase or sale of equity of any Debtor or any Affiliate of a Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim as provided in section 510(b) of the Bankruptcy Code.

Secured Claim...............  A Claim that is secured by a lien that is valid, perfected and enforceable, and not avoidable, upon property in which a Debtor has an interest, to the extent of the value, as of the Effective Date, of such interest or lien as determined by a Final Order pursuant to section 506 of the Bankruptcy Court, or as otherwise agreed to in writing by a Debtor or Reorganized Debtor and the holder of such Claim.

Secured Tax Claim...........  Any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under Section 507(a)(8) of the Bankruptcy Code.

Securities Act..............  The Securities Act of 1933, as now in effect or hereafter amended

Securities Purchase Agreement The Securities Purchase Agreement between
                              Encompass and Apollo, dated as of June 27, 2002, under which Apollo agreed to purchase $35 million of Existing Common Stock in the rights offering.

Senior Lender...............  The holder of a Claim under the Existing Credit
                              Agreement.

Senior Subordinated Note
  Claim.....................  Any Claim under the Senior Subordinated Notes.

Senior Subordinated Notes...  The 10 1/2% senior subordinated notes due 2009 of
                              Encompass in the aggregate principal amount of $335 million (i) issued under that certain Indenture, dated as of April 30, 1999, among Building One Services Corporation, the predecessor-in-interest to Encompass, the guarantors named therein, and IBJ Whitehall Bank & Trust Company, as trustee, (ii) as amended by the First Supplemental, dated as of November 12, 1999, the Second Supplemental Indenture, dated as of January 31, 2000, the Third Supplemental Indenture, dated as of February 22, 2000, and
                              (iii) as amended and assumed by Encompass and guaranteed by its subsidiaries by the Fourth Supplemental Indenture, dated as of June 28, 2001, among Encompass, the guarantors named therein and the Bank of New York, as successor trustee.

Solicitation................  The solicitation by the Debtors from holders of
                              Eligible Claims of acceptances of the Plan pursuant to the section 1126(b) of the Bankruptcy Code.

Solicitation Agent..........  Innisfree M&A Incorporated.

Solicitation Package........  The package provided by the Debtors that includes this Disclosure Statement and related materials and, where appropriate, Ballots.

Special Committee...........  The special committee established by Encompass'
                              Board of Directors to evaluate recapitalization and/or reorganization structures for the Debtors.


                                 Annex I - 10

Stock Option Plan...........  The stock option plan to be adopted by
                              Reorganized Encompass pursuant to the Plan, pursuant to which the New Options will be issued.

Subsidiary..................  A direct or indirect subsidiary of Encompass and
                              "Subsidiaries" means all of them collectively.

Subsidiary Interests........  Collectively, the issued and outstanding shares of stock of the Subsidiary Debtors directly or indirectly owned by Encompass on the Petition Date.

Voting Deadline.............  5:00 p.m., Eastern time on November 18, 2002, or
                              5:00 p.m., Eastern time as such later dated as may be determined by Encompass, in its sole discretion; the date and time in which the Ballots must be received by the Solicitation Agent.

Voting Record Date..........  October 16, 2002; the date for the determination of holders of record of Eligible Claims entitled to receive the Solicitation Package.

Weil, Gotshal...............  Weil, Gotshal & Manges LLP.

                                 Annex I - 11

                                   EXHIBIT A

                                   The Plan

                                  Exhibit A-1

                        UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF TEXAS
                               HOUSTON DIVISION

--------------------------------------
In re:                          :   CHAPTER 11

ENCOMPASS SERVICES CORPORATION, :   Case No. 02:________
et al.
           Debtors.             :   JOINTLY ADMINISTERED
-------------------------------

                           PREPACKAGED JOINT PLAN OF
           REORGANIZATION OF ENCOMPASS SERVICES CORPORATION, ET AL.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                          WEIL, GOTSHAL & MANGES LLP

                                          Alfredo R. Perez
                                          700 Louisiana, Suite 1600
                                          Houston, Texas 77002
                                          (713) 546-5000

                                          Attorneys for Encompass Services
                                          Corporation, et al.

Dated: Houston, Texas
October 18, 2002

                               TABLE OF CONTENTS

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INTRODUCTION...............................................................................   1

ARTICLE I.   DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME.................   1
     A.      Scope of Definitions; Rules of Construction...................................   1
     B.      Definitions...................................................................   1
     C.      Rules of Interpretation.......................................................   8

ARTICLE II.  TREATMENT OF UNCLASSIFIED CLAIMS..............................................   9
     A.      Administrative Expense Claims.................................................   9
     B.      Priority Tax Claims...........................................................   9

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS...................   9
     A.      Introduction..................................................................   9
     B.      Summary of Classes............................................................  10
     C.      Treatment of Classified Claims and Equity Interests...........................  10
     D.      Allowed Claims................................................................  12
     E.      Postpetition Interest.........................................................  12
     F.      Alternative Treatment.........................................................  12
     G.      Tax Allocation................................................................  13

ARTICLE IV.  MEANS FOR IMPLEMENTATION OF THIS PLAN.........................................  13
     A.      Continued Corporate Existence; Authorized Capital Stock.......................  13
     B.      Restructuring Transactions....................................................  13
     C.      Substantive Consolidation for Purposes of Treating Impaired Claims............  13
     D.      Corporate Action; Cancellation of Securities..................................  14
     E.      Directors and Executive Officers..............................................  14
     F.      New Securities................................................................  15
     G.      New Senior Credit Agreement...................................................  15
     H.      Stock Option Plan.............................................................  15
     I.      Revesting of Assets...........................................................  16
     J.      Preservation of Rights of Action; Settlement of Litigation Claims.............  16
     K.      Effectuating Documents; Further Transactions..................................  16
     L.      Exemption from Certain Transfer Taxes.........................................  16

ARTICLE V.   PROVISIONS GOVERNING DISTRIBUTIONS............................................  17
     A.      Distributions for Claims and Equity Interests Allowed as of the Effective Date  17
     B.      Disbursing Agent..............................................................  17
     C.      Surrender of Securities or Instruments........................................  17
     D.      Instructions to Disbursing Agent..............................................  17
     E.      Services of Indenture Trustee.................................................  18
     F.      Notification Date for Distributions...........................................  18
     G.      Means of Cash Payment.........................................................  18
     H.      Calculation of Distribution Amounts of New Common Stock.......................  18
     I.      Delivery of Distributions; Undeliverable or Unclaimed Distributions...........  18
     J.      Withholding and Reporting Requirements........................................  18
     K.      Setoffs.......................................................................  19

ARTICLE VI.  PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND
             UNLIQUIDATED CLAIMS...........................................................  19
     A.      Objections to Claims; Disputed Claims.........................................  19
     B.      No Distribution Pending Allowance.............................................  19
     C.      Distributions After Allowance.................................................  20

                               TABLE OF CONTENTS
                                  (Continued)

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ARTICLE VII.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES...............  20
     A.       Assumed Contracts and Leases........................................  20
     B.       Payments Related to Assumption of Contracts and Leases..............  20
     C.       Rejected Contracts and Leases.......................................  20
     D.       Claims Based on Rejection of Executory Contracts or Unexpired Leases  20
     E.       Compensation and Benefit Plans and Treatment of Retirement Plans....  21

ARTICLE VIII. ACCEPTANCE OR REJECTION OF THIS PLAN................................  21
     A.       Classes Entitled To Vote............................................  21
     B.       Acceptance by Impaired Classes......................................  21
     C.       Elimination of Classes..............................................  21
     D.       Nonconsensual Confirmation..........................................  21

ARTICLE IX.   CONDITIONS PRECEDENT TO THIS PLAN'S CONFIRMATION AND
              CONSUMMATION........................................................  22
     A.       Conditions to Confirmation..........................................  22
     B.       Conditions to Effective Date........................................  22
     C.       Waiver of Conditions................................................  23

ARTICLE X.    MODIFICATIONS AND AMENDMENTS; WITHDRAWAL............................  23

ARTICLE XI.   RETENTION OF JURISDICTION...........................................  24

ARTICLE XII.  COMPROMISES AND SETTLEMENTS.........................................  25

ARTICLE XIII. MISCELLANEOUS PROVISIONS............................................  25
     A.       Bar Dates for Certain Claims........................................  25
     B.       Payment of Statutory Fees...........................................  26
     C.       Severability of Plan Provisions.....................................  26
     D.       Successors and Assigns..............................................  26
     E.       Discharge of the Debtors and Injunction.............................  26
     F.       Releases By the Debtors.............................................  27
     G.       Other Releases......................................................  27
     H.       Exculpation and Limitation of Liability.............................  28
     I.       Term of Injunctions or Stays........................................  28
     J.       Binding Effect......................................................  28
     K.       Revocation, Withdrawal, or Non-Consummation.........................  28
     L.       Committees..........................................................  28
     M.       Plan Supplement.....................................................  29
     N.       Notices to Debtors..................................................  29
     O.       Indemnification Obligations.........................................  29
     P.       Governing Law.......................................................  29
     Q.       Prepayment..........................................................  30
     R.       Section 1125(e) of the Bankruptcy Code..............................  30

TERMS OF NEW SENIOR CREDIT AGREEMENT.............................................. A-1

TERMS OF NEW STOCK................................................................ B-1

                                 INTRODUCTION

   Encompass Services Corporation and its direct and indirect subsidiaries, jointly propose the following plan of reorganization under chapter 11 of the Bankruptcy Code.

                                  ARTICLE I.

         DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A.  Scope of Definitions; Rules of Construction

   Except as expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in this Article I. Any term that is used and not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Where the context requires, any definition applies to the plural as well as the singular number.

B.  Definitions

   1.1. "Administrative Expense Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code,
(d) all Allowed Claims that are entitled to be treated as Administrative Expense Claims by virtue of a Final Order entered section 546(c)(2)(A) of the Bankruptcy Code, (e) the reasonable post-petition fees and expenses of indenture trustees, including successors thereto, including reasonable attorney's fees and expenses of such indenture trustees and (f) any obligations under the DIP Facility.

   1.2. "Administrative Expense Claims Bar Date" means the date, if any, designated by the Bankruptcy Court as the last date for filing proofs of Administrative Expense Claims against the Debtors.

   1.3. "Affiliate" means any entity that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified entity; for purposes of the definition of "Affiliate" or "affiliate," any entity that owns, controls, or holds with power to vote 20% or more of the outstanding voting securities of, or controls or directs the management of, the entity specified shall be deemed to be an Affiliate of such entity.

   1.4. "Allowed" means, with respect to a Claim or Equity Interest within a particular Class, an Allowed Claim or Allowed Equity Interest of the type described in such Class.

   1.5. "Allowed Claim/Allowed Equity Interest" means, with reference to any Claim or Equity Interest, (a) a Claim or Equity Interest which is listed by any Debtor in its books and records as liquidated in amount and not disputed or contingent; (b) any Claim or Equity Interest which has been, or is hereafter, listed by a Debtor in its Schedules (as such Schedules may be amended by any such Debtor from time to time in accordance with Bankruptcy Rule 1009), as liquidated in amount and not disputed or contingent and for which no contrary proof of claim or interest has been filed; (c) any Claim or Equity Interest which is not Disputed; or (d) any Claim or Equity Interest which, if Disputed,
(i) as to which the liability of the Debtor and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court, or (ii) has been Allowed by Final Order; provided, however, that to the extent a Claim or Equity Interest is a Disputed Claim or Disputed Equity Interest, the determination of whether such Claim or Equity Interest shall be an Allowed Claim or Allowed Equity Interest and/or the amount of any such Claim or Equity Interest shall be determined in accordance with the terms of this Plan. An "Allowed Claim" or an "Allowed Equity Interest" shall not, for purposes of distributions under this Plan, include (a) for prepetition Claims, interest on such Claim or Claims accruing from or after the Petition Date, (b) punitive or exemplary damages or (c) any fine, penalty or forfeiture.

   1.6. "Alternate Base Rate" means, for any day, a rate per annum (adjusted, to the nearest 1/16 of 1%) equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (b) the Prime Rate in effect on such day. For purposes hereof, the term "Prime Rate" means, as of a particular date, the prime rate of Bank of America, N.A. most recently announced by Bank of America, N.A. and in effect on such date, automatically fluctuating upward or downward, as the case may be, with and at the time of each change therein without notice to Encompass or any other Person, which prime rate may not necessarily represent the lowest or best rate actually charged to a customer. "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank of America, N.A. from three federal funds brokers of recognized standing selected by it. If, for any reason, the Bank of America, N.A. shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of Bank of America, N.A. to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

   1.7. "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. (S)(S) 101-1330, as now in effect or hereafter amended.

   1.8. "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court with jurisdiction over the Chapter 11 Cases, or another appropriate forum.

   1.9. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

   1.10. "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in the City of New York, New York and Houston, Texas.

   1.11.  "Cash" means legal tender of the United States of America.

   1.12. "Certificate" means any certificate, instrument, or other document evidencing an Extinguished Security.

   1.13. "Chapter 11 Cases" means the jointly administered Chapter 11 cases of the Debtors.

   1.14. "Claim" means a claim, as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

   1.15. "Class" means one of the classes of Claims or Equity Interests described in Article III below.

   1.16. "Committee" means any official committee appointed in the Chapter 11 Cases, as such committee may be reconstituted from time to time.

   1.17.  "Confirmation" means the Bankruptcy Court's confirmation of this Plan.

   1.18. "Confirmation Date" means the date of entry of the Confirmation Order on the docket of the Bankruptcy Court.

   1.19. "Confirmation Hearing" means the Bankruptcy Court's hearing to consider confirmation of this Plan, as it may be adjourned or continued from time to time.

   1.20. "Confirmation Order" means the Bankruptcy Court's order confirming this Plan under section 1129 of the Bankruptcy Code.

   1.21. "Critical Vendor Order" means any Final Order approving the Debtors' request (whether by way of a motion to pay prepetition trade claims in the ordinary course, a motion to pay claims of critical vendors or otherwise), to pay substantially all prepetition, fixed, liquidated and undisputed Claims of certain suppliers of materials, equipment, goods and services with whom the Debtors continue to do business and whose materials, equipment, goods and services the Debtors deem essential, necessary or critical to the operation of their businesses and/or their ability to reorganize under chapter 11 of the Bankruptcy Code.

   1.22. "Cure" means the payment of Cash by a Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure a default by a Debtor under an executory contract or unexpired lease of a Debtor and to permit a Debtor to assume that contract or lease under section 365(a) of the Bankruptcy Code.

   1.23. "Debtor" means each of Encompass Services Corporation and its Subsidiaries and "Debtors" means all of them collectively, and when the context so requires, in their capacity as a debtor and debtor-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

   1.24. "DIP Facility" means the debtor-in-possession credit facility to be entered into in the Chapter 11 Cases by and among Encompass, the Subsidiaries, as guarantors, the banks and other financial institutions party thereto.

   1.25. "Disallowed Claim" means any Claim that has been disallowed, in whole or in part, by Final Order, or by final order of a court of competent jurisdiction, or any Claim that has been withdrawn, in whole or in part, by the holder thereof.

   1.26. "Disallowed Equity Interest" means any Equity Interest that has been disallowed, in whole or in part, by Final Order, or by final order of a court of competent jurisdiction or any Claim that has been withdrawn, in whole or in part, by the holder thereof.

   1.27. "Disbursing Agent" means Reorganized Encompass or any party designated by Reorganized Encompass, in its sole discretion, and approved by the Bankruptcy Court if other than a Debtor, to serve as a disbursing agent under this Plan.

   1.28. "Disclosure Statement" means the disclosure statement distributed to holders of Claims in Classes 6 and 7 pursuant to section 1126(b) of the Bankruptcy Code.

   1.29. "Disputed Claim" means any Claim, or any portion thereof, that is not an Allowed Claim or a Disallowed Claim.

   1.30. "Disputed Equity Interest" means every Equity Interest that is not an Allowed Equity Interest or a Disallowed Equity Interest.

   1.31. "Distribution Date" means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims as provided in Article V.

   1.32. "Distribution Notification Date" means the date for purposes of making distributions under this Plan on account of Allowed Claims on which the transfer ledgers for the Existing Bank Debt (maintained by Bank of America, as administrative agent under the Existing Credit Agreement) and Senior Subordinated Notes will be closed at the close of business on such day and after which there will be no further changes in the record holders of such debt.

   1.33. "Effective Date" means the first Business Day (i) on which all conditions to this Plan's consummation in Article IX.B have been satisfied or waived and (ii) that is the date on which this Plan is consummated.

   1.34.  "Encompass" means Encompass Services Corporation, a Texas corporation.

   1.35. "Equity Interest" means the legal, equitable, contractual and other rights of any Person with respect to any capital stock or other ownership interest in any Debtor, whether or not transferable, and any option, warrant or right to purchase, sell, or subscribe for an ownership interest or other equity security in any Debtor.

   1.36. "Estate" means the estate of any of the Debtors in the Chapter 11 Cases, and "Estates" means, collectively, the estates of all of the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.

   1.37. "Eurodollar Rate" means the rate per annum (rounded to the nearest whole multiple of 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of a period equal to one, two, three, six, nine or twelve months. If for any reason such rate is not available, the term "Eurodollar Rate" means the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of a period equal to one, two, three, six, nine or twelve months; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

   1.38. "Existing Bank Debt" means indebtedness under the Existing Credit Agreement.

   1.39. "Existing Common Stock" means Encompass' common stock, par value $0.001 per share, issued and outstanding immediately before the Petition Date.

   1.40. "Existing Credit Agreement" means that certain Credit Agreement, dated as of February 22, 2000, as amended by the First Amendment dated as of March 23, 2000, the Second Amendment dated as of May 10, 2000, the Third Amendment dated as of June 8, 2001, the Fourth Amendment dated as of November 9, 2001 and the Fifth Amendment dated as of June 26, 2002, as it may be further amended from time to time, among Encompass, the Subsidiaries, as guarantors, the several banks and other financial institutions from time to time parties thereto, Banc of America Securities and Chase Securities Inc., as co-lead arrangers and co-book managers, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, as syndication agent, Wachovia Bank National Association, as documentation agent, and ABN-AMRO Bank NV, The Bank of Nova Scotia, Bank One, N.A., Credit Lyonnais, New York Branch, GMAC Commercial Credit LLC, Mercantile Bank National Association and Union Bank of California, N.A., as co-managing agents.

   1.41. "Existing Credit Agreement Claim" means any Claim arising under the Existing Credit Agreement.

   1.42. "Existing Other Equity Interests" means, collectively, (i) all incentive stock options, non-qualified stock options, and stock appreciation rights granted under any Debtor-sponsored stock option plans and (ii) any other options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an Equity Interest existing immediately before the Petition Date.

   1.43. "Existing Preferred Stock" means Encompass' 7.25% convertible participating preferred stock, par value $0.001 per share, issued and outstanding immediately prior to the Petition Date.

   1.44. "Existing Stock" means, collectively, the Existing Common Stock and the Existing Preferred Stock.

   1.45. "Exit Facility" means the New Revolving Credit Facility provided for in the New Senior Credit Agreement, and all ancillary agreements, documents, and instruments to be issued or given in connection therewith.

   1.46. "Extinguished Securities" means all Existing Common Stock, Existing Preferred Stock, Existing Other Equity Interests, Senior Subordinated Notes and Junior Subordinated Notes.

   1.47. "Face Amount" means when used in reference to (i) a Disputed Claim, the full stated amount claimed by the holder thereof in any proof of Claim timely filed with the Bankruptcy Court, (ii) an Allowed Claim, the Allowed amount thereof, and (iii) an Equity Interest, the number of shares evidencing such Equity Interests.

   1.48. "Final Order" means an order or judgment, entered by the Bankruptcy Court, that has not been amended, modified, or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing, review, modification or amendment or to file a notice of appeal has expired, and (iii) no appeal or request for modification, amendment, a stay, rehearing or other review is pending.

   1.49. "General Unsecured Claim" means an unsecured Claim other than a Senior Subordinated Note Claim, a Junior Subordinated Note Claim, an Intercompany Claim or a Litigation Claim that is not entitled to priority under section 507 of the Bankruptcy Code.

   1.50. "Impaired" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.


   1.51. "Intercompany Claim" means any claim held (a) by a Debtor against another Debtor and/or (b) by an Affiliate of a Debtor against a Debtor or another Affiliate of a Debtor.

   1.52. "Junior Subordinated Note Claim" means any Claim under the Junior Subordinated Notes.

   1.53. "Junior Subordinated Notes" means, collectively, (i) the 7.50% Subordinated Notes due July 15, 2004 in the aggregate principal amount of $1,250,000, payable to Deborah K. Dillard Revocable Trust; (ii) the 7.50% Subordinated Notes due July 15, 2004 in the aggregate principal amount of $1,250,000, payable to William Mason Dillard Revocable Trust; (iii) the Subordinated Note due 2003, dated January 14, 1999, in the principal amount of $242,118.19, payable to Randall A. Foco & Jan Marie Foco, Trustees; (iv) the Subordinated Note due 2003, dated January 14, 1999, in the principal amount of $534,899.70, payable to Theodore Keenan; and (v) the Subordinated Note due 2003, dated January 14, 1999, in the principal amount of $836,099.36, payable to James T. Broyles.

   1.54. "Litigation Claim" means, without limitation, any Claim, over which the Bankruptcy Court has jurisdiction, asserted in litigation pending on or as of the Petition Date, or that could have been asserted by any Person on or prior to the Petition Date against any Debtor, whether known or unknown, whether asserted directly, derivatively, by way of subrogation or otherwise, whether the subject of litigation which has been or could have been certified as a class action under applicable law, and whether grounded in contract, tort, statute, the common law, equity or other law, and including, without limitation, Claims for personal injury, property damage, wrongful death, products liability, unfair labor and/or hiring practices, civil rights violations, employment discrimination, breach of contract, preferential transfers, indemnity, contribution, fraud, environmental damage and/or release, and claims related to toxic mold. The Litigation Claims are Disputed Claims. To the extent a Litigation Claim is Allowed, settled or estimated by Final Order, a Litigation Claim shall become a General Unsecured Claim.

   1.55. "M&M Lien Claimant" means a Person who furnishes services, labor, equipment and/or material for the purpose of erecting, repairing, improving or altering a building, structure or other improvement and whose claim for such services, labor, equipment and/or material is secured by a valid and enforceable lien created by local, state or other law.

   1.56. "M&M Lien Secured Claim" means a Secured Claim held by an M&M Lien Claimant.

   1.57. "Management Group" means Encompass' current management team consisting of J. Patrick Millinor, Jr., Joseph M. Ivey, Henry P. Holland, Darren B. Miller, Daniel W. Kipp, Gray H. Muzzy, L. Scott Biar, Todd Matherne, James L. Cocca, Patrick L. McMahon, James L. Phillips, Steven A. Bate and William Hill.

   1.58. "New Common Stock" means the new common stock to be issued by Reorganized Encompass pursuant to this Plan as of the Effective Date.

   1.59. "New Options" means the options to be issued by Reorganized Encompass to purchase New Common Stock pursuant to the provisions of the Stock Option Plan.

   1.60. "New Preferred Stock" means any class of preferred stock that may be designated by the Board of Directors of Reorganized Encompass in accordance with the Reorganized Encompass Certificate of Incorporation.

   1.61. "New Revolving Facility" means that revolving credit facility to be entered into by and among Reorganized Encompass, the Reorganized Subsidiaries, as guarantors, the banks and other financial institutions party thereto dated as of the Effective Date, in the aggregate principal amount of $100,000,000, which facility will replace the DIP Facility and will fund the Reorganized Debtors' working capital and general corporate needs.

   1.62. "New Securities" means, collectively, the New Common Stock, the New Options and/or New Preferred Stock, as applicable.

   1.63. "New Senior Credit Agreement" means the credit agreement (pursuant to which the New Senior Credit Facility is provided) to be entered into by Reorganized Encompass, the Reorganized Subsidiaries, as guarantors, and the bank and other financial institutions parties thereto, dated as of the Effective Date, and all ancillary agreements, documents, and instruments to be issued or given in connection therewith.

   1.64. "New Senior Credit Facility" means collectively, (i) the New Revolving Facility, and (ii) the New Term Loan.

   1.65. "New Stock" means, collectively, the New Preferred Stock and the New Common Stock.

   1.66. "New Term Loan" means that term loan to be entered into by and among Reorganized Encompass, the Reorganized Subsidiaries, as guarantors, the banks and other financial institutions party thereto in the aggregate principal amount of $200,000,000, as same may be increased for drawings under prepetition letters of credit issued and outstanding under the Existing Credit Agreement.

   1.67.  "Other Priority Claim" means a Claim entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense Claim.

   1.68. "Other Secured Claim" means any Secured Claim, including an M&M Lien Secured Claim, other than a Secured Tax Claim, provided, however, that an Existing Credit Agreement Claim is not an Other Secured Claim.

   1.69. "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

   1.70. "Petition Date" means the date on which the Debtors file their petitions for relief commencing the Chapter 11 Cases.

   1.71. "Plan" means this joint plan of reorganization of Encompass Services Corporation, et al., as it may be amended, modified, or supplemented from time to time, including all exhibits and schedules hereto.

   1.72. "Plan Supplement" means the compilation of documents, including any exhibits to this Plan not included herewith, that the Debtors may file with the Bankruptcy Court on or before the date that is five (5) Business Days prior to the Confirmation Hearing.

   1.73. "Postpetition Interest" means interest, accruing after the Petition Date, on a Claim.

   1.74.  "Priority Tax Claim" means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

   1.75. "Professional" means a professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code.

   1.76. "Professional Fee Claim" means a Professional's Claim for compensation or reimbursement of costs and expenses relating to services performed on and after the Petition Date and before and including the Effective Date.

   1.77. "Pro Rata" means, at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate Face Amount of all Claims or Equity Interests (including Disputed Claims or Disputed Equity Interests, but excluding Disallowed Claims or Disallowed Equity Interests) in that Class, unless this Plan provides otherwise.

   1.78. "Reorganized Debtor" means each of Reorganized Encompass and the Reorganized Subsidiaries, and "Reorganized Debtors" means all of them.

   1.79.  "Reorganized Encompass" means Encompass, on and after the Effective
Date.

   1.80. "Reorganized Encompass Bylaws" means Reorganized Encompass' bylaws in effect under the laws of the State of Texas, as amended by this Plan and in the form to be filed with the Plan Supplement.

   1.81. "Reorganized Encompass' Board of Directors" means Reorganized Encompass' board of directors upon and following the Effective Date.

   1.82. "Reorganized Encompass Certificate of Incorporation" means Reorganized Encompass' certificate of incorporation in effect under the laws of the State of Texas, as amended by this Plan and in the form to be filed with the Plan Supplement.

   1.83. "Reorganized Subsidiaries" means, collectively, Encompass' Debtor Subsidiaries on and after the Effective Date.

   1.84. "Schedules" means the schedules of assets and liabilities, statements of financial affairs, and lists of holders of Claims and Equity Interests filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and supplements thereto.

   1.85. "Section 510(b) Claim" means any Claim against any Debtor, under applicable federal or state law, whether or not such Claim is listed on the Schedules or evidenced by a filed proof of claim, and whether or not the subject of an existing lawsuit, arising from or seeking the rescission of a purchase or sale of equity of any Debtor or any Affiliate of a Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim as provided in section 510(b) of the Bankruptcy Code.

   1.86. "Secured Claim" means a Claim that is secured by a lien that is valid, perfected and enforceable, and not avoidable, upon property in which a Debtor has an interest, to the extent of the value, as of the Effective Date, of such interest or lien as determined by a Final Order pursuant to section 506 of the Bankruptcy Code, or as otherwise agreed to in writing by a Debtor or Reorganized Debtor and the holder of such Claim.

   1.87. "Secured Tax Claim" means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under Section 507(a)(8) of the Bankruptcy Code.

   1.88.  "Securities Act" means the Securities Act of 1933, as amended.

   1.89. "Senior Lender" means the holder of a claim under the Existing Credit Agreement.

   1.90. "Senior Subordinated Note Claim" means any Claim under the Senior Subordinated Notes.

   1.91. "Senior Subordinated Notes" means the 10-1/2% senior subordinated notes due 2009 of Encompass in the aggregate principal amount of $335 million
(i) issued under that certain Indenture, dated as of April 30, 1999, among Building One Services Corporation, the predecessor-in-interest to Encompass, the guarantors named therein, and IBJ Whitehall Bank & Trust Company, as trustee, (ii) as amended by the First Supplemental Indenture dated as of November 12, 1999, the Second Supplemental Indenture dated as of January 31, 2000, the Third Supplemental Indenture dated as of February 22, 2000, and (iii) as amended and assumed by Encompass and guaranteed by its Subsidiaries by the Fourth Supplemental Indenture dated as of June 28, 2001, among Encompass, the guarantors named therein and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as Trustee.

   1.92. "Stock Option Plan" means the stock option plan to be adopted by Reorganized Encompass pursuant to Article IV.F, pursuant to which New Options will be issued.

   1.93. "Subsidiary" means a direct or indirect subsidiary of Encompass, and "Subsidiaries" means all of them collectively.

   1.94. "Subsidiary Interests" means, collectively, the issued and outstanding shares of stock of the Subsidiary Debtors directly or indirectly owned by Encompass on the Petition Date.

C.  Rules of Interpretation

   1.  General

   In this Plan (a) any reference to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to this Plan, (d) the words "hereof," "herein," "hereby," "hereunder," and words of similar import refer to this Plan in its entirety rather than to a particular portion of this Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan, and (f) the rules of construction, in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

   2.  "Including"

   As used in this Plan, "include," "includes," or "including" shall be deemed to be followed by the words "without limitation."

   3.  "On"

   With reference to any distribution under this Plan, "on" a date (means on or as soon as reasonably practicable after that date.

D.  Computation of Time

   In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                  ARTICLE II.

                       TREATMENT OF UNCLASSIFIED CLAIMS

   In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified and are not entitled to vote on this Plan.

A.  Administrative Expense Claims

   Each holder of an Allowed Administrative Expense Claim shall receive, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or (iii) the date on which its Administrative Expense Claim becomes payable under any agreement relating thereto, or as soon as practicable thereafter, Cash equal to the unpaid portion of its Allowed Administrative Expense Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Expense Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto and
(b) any Allowed Administrative Expense Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors.

B.  Priority Tax Claims

   On the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors, (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or (c) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that the Debtors reserve the right to prepay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; provided further, however, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

                                 ARTICLE III.

          CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.  Introduction

   This Plan places all Claims and Equity Interests, except unclassified Claims provided for in Article II, in the classes listed below. A Claim or Equity Interest is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in any other Class to the extent that any portion thereof falls within the description of such other Class.

B.  Summary of Classes

                    Class                       Impaired/Unimpaired, Entitlement to Vote
--------------------------------------------- ---------------------------------------------
Class 1 -- Other Priority Claims              Unimpaired -- Deemed to have accepted this
                                              Plan and not entitled to vote
Class 2 -- Intercompany Claims                Unimpaired -- Deemed to have accepted this
                                              Plan and not entitled to vote
Class 3 -- Subsidiary Interests               Unimpaired -- Deemed to have accepted this
                                              Plan and not entitled to vote
Class 4 -- Secured Tax Claims                 Unimpaired -- Deemed to have accepted this
                                              Plan and not entitled to vote
Class 5 -- Other Secured Claims               Unimpaired -- Deemed to have accepted this
                                              Plan and not entitled to vote
Class 6 -- Existing Credit Agreement Claims   Impaired -- Entitled to vote

Class 7 -- Senior Subordinated Note Claims    Impaired -- Entitled to vote

Class 8 -- Junior Subordinated Note Claims    Impaired -- Deemed to have rejected this Plan
                                              and not entitled to vote
Class 9 -- General Unsecured Claims           Unimpaired -- Deemed to have accepted this
                                              Plan and not entitled to vote
Class 10 -- Litigation Claims                 Impaired -- Deemed to have rejected this Plan
                                              and not entitled to vote
Class 11 -- Existing Preferred Stock          Impaired -- Deemed to have rejected this Plan
                                              and not entitled to vote
Class 12 -- Existing Common Stock and Section Impaired -- Deemed to have rejected this Plan
  510(b) Claims                               and not entitled to vote
Class 13 -- Existing Other Equity Interests   Impaired -- Deemed to have rejected this Plan
                                              and not entitled to vote

C.  Treatment of Classified Claims and Equity Interests

   1.  Class 1 -- Other Priority Claims

       a.  Claims in Class: Class 1 consists of all Other Priority Claims.

       b. Treatment: On the later of (i) the Distribution Date or (ii) the date on which its Other Priority Claim becomes an Allowed Other Priority Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, Cash equal to the full amount of its Allowed Other Priority Claim.

   2.  Class 2 -- Intercompany Claims

       a.  Claims in Class: Class 2 consists of all Intercompany Claims.

       b. Treatment: The legal, equitable, and contractual rights of the holders of Allowed Intercompany Claims are unaltered by this Plan, or such Allowed Intercompany Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

   3.  Class 3 -- Subsidiary Interests

       a.  Claims in Class: Class 3 consists of all Subsidiary Interests.

       b. Treatment: The legal, equitable, and contractual rights of the holders of Allowed Subsidiary Interests are unaltered by this Plan, or such Allowed Subsidiary Interests shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

   4.  Class 4 -- Secured Tax Claims

       a   Claims in Class 4 consists of all Secured Tax Claims.

      b. Treatment: Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) Cash in the amount of such Allowed Secured Tax Claim, including any interest required by section 506(b) of the Bankruptcy Code, on the later of the Effective Date or the date on which such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 7.0% over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

   5.   Class 5 -- Other Secured Claims

      a.  Claims in Class:  Class 5 consists of all Other Secured Claims.

      b. Treatment: The legal, equitable, and contractual rights of the holders of Other Secured Claims are unaltered by this Plan, or such Other Secured Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

   6.  Class 6 -- Existing Credit Agreement Claims

      a. Claims in Class: Class 6 consists of all Existing Credit Agreement Claims.

      b. Treatment: On the later of (i) the Effective Date or (ii) the date on which its Existing Credit Agreement Claim becomes an Allowed Existing Credit Agreement Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Existing Credit Agreement Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Existing Credit Agreement Claim, (i) a Pro Rata amount of indebtedness under the New Term Loan and all rights related to such indebtedness under the New Term Loan, and (ii) a Pro Rata distribution of 34,000,000 shares of New Common Stock.

   7.  Class 7 -- Senior Subordinated Note Claims

      a.  Claims in Class:  Class 7 consists of all Senior Subordinated Note
   Claims.

      b. Treatment: On the later of (i) the Effective Date or (ii) the date on which its Senior Subordinated Note Claim becomes an Allowed Senior Subordinated Note Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Senior Subordinated Note Claim shall transfer to Encompass such Allowed Senior Subordinated Note Claim for cancellation and shall receive from Encompass in exchange therefor, and in full satisfaction, settlement, release, and discharge of such Claim, a Pro Rata distribution of 8,500,000 of the shares of New Common Stock.

   8.  Class 8 -- Junior Subordinated Note Claims

      a.  Claims in Class:  Class 8 consists of all Junior Subordinated Note
   Claims.

      b. Treatment: On the Effective Date, all Junior Subordinated Note Claims shall be cancelled, and the holders of all Junior Subordinated Note Claims shall not receive any distribution under the Plan.

   9.  Class 9 -- General Unsecured Claims

      a.  Claims in Class:  Class 9 consists of all General Unsecured Claims.

      b. Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim has been paid on or before the Effective Date pursuant to the Critical Vendor Order or otherwise, the legal, equitable and contractual rights of the holders of Allowed General Unsecured Claims shall be unaltered by this Plan, or such Allowed General Unsecured Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

   10.  Class 10 -- Litigation Claims

      a.  Claims in Class:  Class 10 consists of all Litigation Claims.

      b. Treatment: Except to the extent that a holder of an Allowed Litigation Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, the holders of Litigation Claims shall not receive any distribution under the Plan.

   11.  Class 11 -- Existing Preferred Stock

      a. Equity Interests in Class: Class 11 consists of the Existing Preferred Stock.

      b. Treatment: On the Effective Date, all Existing Preferred Stock and the accrued and unpaid dividends thereon shall be cancelled, and the holders of Existing Preferred Stock shall not receive or retain any property on account of their Existing Preferred Stock.

   12.  Class 12 -- Existing Common Stock and Section 510(b) Claims

      a. Equity Interests in Class: Class 12 consists of all Existing Common Stock and Section 510(b) Claims.

      b. Treatment: On the Effective Date, all Existing Common Stock shall be cancelled, and the holders of Existing Common Stock and Section 510(b) Claims shall not receive or retain any property on account of their Existing Common Stock and/or Section 510(b) Claims.

   13.  Class 13 -- Existing Other Equity Interests

      a. Equity Interests in Class: Class 13 consists of all Existing Other Equity Interests.

      b. Treatment: On the Effective Date, all Existing Other Equity Interests shall be cancelled, and the holders of Existing Other Equity Interests shall not receive or retain any property on account of their Existing Other Equity Interests.

D.  Allowed Claims

   Notwithstanding any provision herein to the contrary, the Debtors or Reorganized Debtors shall only make distributions to holders of Allowed Claims. No holder of a Disputed Claim shall receive any distribution on account thereof until and to the extent that its Disputed Claim becomes an Allowed Claim or Allowed Equity Interest.

E.  Postpetition Interest

   In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all unsecured Claims against the Debtors shall be calculated as of the Petition Date. Except as otherwise explicitly provided herein, in section 506(b) of the Bankruptcy Code or by order of the Bankruptcy Court, no holder of a Claim shall be entitled to or shall receive Postpetition Interest.

F.  Alternative Treatment

   Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Debtors may agree to in writing.

G.  Tax Allocation

   For tax purposes, the value of any New Securities received by holders of Claims in satisfaction of interest bearing obligations shall be allocated first to the full satisfaction of principal of such interest bearing obligations and second in satisfaction of any accrued unpaid interest.

                                  ARTICLE IV.

                     MEANS FOR IMPLEMENTATION OF THIS PLAN

A.  Continued Corporate Existence; Authorized Capital Stock

   Except for any Subsidiaries that may be sold as part of the expected asset disposition program, each of the Reorganized Debtors shall continue to exist after the Effective Date as separate entities in accordance with the applicable law in the applicable jurisdiction in which they are incorporated, formed or organized under their respective certificates of incorporation and bylaws, partnership agreement, membership agreement or other organizational documents in effect before the Effective Date except as their organizational documents may be amended pursuant to this Plan. On the Effective Date, the organizational documents of each Reorganized Debtor shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code and shall include, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. In addition, the Reorganized Encompass Certificate of Incorporation shall include a provision
(i) authorizing 50 million shares of New Preferred Stock, and (ii) authorizing 150 million shares of New Common Stock.

B.  Restructuring Transactions

   Notwithstanding the foregoing, and in accordance with the provisions of section 1123 of the Bankruptcy Code, the Debtors may enter into any transactions or take any actions appropriate or necessary to effect a corporate restructuring of their respective businesses, including, without limitation, any action necessary to effect a change in the organizational form of a Debtor. Any such proposed corporate restructuring shall be described in the documents and papers contained in the Plan Supplement. In addition to such pre-Confirmation Date transactions, the applicable Reorganized Debtors may enter into such transactions, on and after the Confirmation Date, which are necessary or appropriate to effect a corporate restructuring of their respective businesses, including, without limitation, simplifying the overall corporate structure of the Reorganized Debtors, or reincorporating certain of the Debtors under the laws of jurisdictions other than the laws under which the applicable Debtor is presently incorporated or reforming some or all of the Subsidiary Debtors as limited liability companies or limited partnerships in such jurisdictions. Such restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

C.  Substantive Consolidation for Purposes of Treating Impaired Claims

   For voting and confirmation purposes, the Plan is premised upon the administrative and procedural consolidation of all of the Debtors. For distribution purposes, the Plan is premised on the substantive consolidation of the holders of Impaired Claims to whom distributions are proposed to be made. The Plan does not contemplate substantive consolidation of the Debtors with respect to any Class of Claims or Equity Interests to whom no distribution is proposed to be made, nor does it contemplate the merger of any Debtor entity into another nor the transfer or commingling of any assets of any Debtor, except as such assets are to be pooled for purposes of distributions to holders of Impaired Claims to whom distributions are proposed to be made. On the Effective Date, (a) Impaired Claims against any Debtor and all guaranties by any Debtor of such Impaired Claims shall be treated as a single Claim against all of the Debtors and any holders of Impaired Claims against two or more Debtors, and any Impaired Claims for joint and several liability against two or more Debtors shall be treated and Allowed as a single Impaired Claim against the consolidated Debtors, and (b) each holder of a Claim in an Impaired Class of Claims that files a Claim in the Chapter 11 Case of any Debtor shall be treated as one such Claim for distribution purposes; provided, however, that the holders of the Impaired Claims specified in subsections (a) and (b) of this paragraph are the holders of Impaired Claims to whom distributions are proposed to be made under the Plan. Substantive consolidation shall not (other than for purposes related to the Plan as set forth in this paragraph): (w) affect the legal and corporate structures of the Reorganized Debtors or affect or modify ownership of any asset of any Debtor, (x) cause any Debtor to be liable for any Claim or Unimpaired Claim in any way under the Plan for which it is otherwise not liable and the liability of any Debtor for any such Claim shall not be affected by such substantive consolidation, (y) affect Intercompany Claims, and/or
(z) affect Subsidiary Interests.

D.  Corporate Action; Cancellation of Securities

   As of the Effective Date, the Certificates evidencing the Extinguished Securities shall evidence solely the right to receive from Encompass the distribution of the consideration, if any, set forth in Article III.C. On the Effective Date, except as otherwise provided for herein, (i) the Extinguished Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any other Person and (ii) the obligations of the Debtors under the Extinguished Securities and under the Debtors' certificate of incorporation, any agreements, indentures, or certificates of designations or other organizational documents governing the Extinguished Securities shall be terminated and discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Extinguished Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of
(a) allowing such indenture trustee, agent, or servicer to make the distributions to be made on account of such Claims hereunder and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of any indenture shall not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all Equity Interests, to the extent not already cancelled, shall be cancelled; provided, however, that the Subsidiary Interests shall be treated in accordance with the terms of the Plan.

   Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized hereunder shall not be binding upon the Debtors. Except with respect to the making of distributions as provided in the preceding paragraph, the Reorganized Debtors may, with or without cause, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at any time by giving five Business Days' written notice of termination to the indenture trustee, agent, or servicer. If distributions hereunder on account of Senior Subordinated Note Claims have not been completed at the time of termination of the indenture or other governing agreement, the Reorganized Debtors shall designate a distribution agent to act in place of the indenture trustee, agent, or servicer, and the provisions of this Plan shall be deemed to apply to the new distribution agent.

E.  Directors and Executive Officers

   On the Effective Date, the term of each member of the current Board of Directors of Encompass will automatically expire. The initial Board of Directors of Reorganized Encompass on and after the Effective Date will consist of seven members, one of which will be the Chief Executive Officer of Reorganized Encompass, four of which will be designated by the holders of Allowed Existing Credit Agreement Claims and two of which will be designated by the holders of Allowed Senior Subordinated Note Claims. The Debtors will consult with representatives of the holders of Existing Credit Agreement Claims to determine the four appointees to be designated by the holders of the Allowed Existing Credit Agreement Claims to the Reorganized Encompass' Board of Directors and will consult with the indenture trustee for the Senior Subordinated Notes to determine the two appointees to be designated by the holders of the Senior Subordinated Notes to the Reorganized Encompass' Board of Directors. The Reorganized Encompass' Board of Directors will have the responsibility for the management, control, and operation of Reorganized Encompass on and after the Effective Date. The members of the Management Group will maintain their current positions as executive officers of Reorganized Encompass on and after the Effective Date. Certain officers of Reorganized Encompass on and after the Effective Date will also serve as the officers and directors of its Reorganized Subsidiaries in accordance with past practice, unless otherwise provided in the Plan Supplement.

   Certain officers of Reorganized Encompass on and after the Effective Date will also serve as the officers and directors of the Reorganized Subsidiaries in accordance with past practice, unless otherwise provided in the Plan Supplement. In accordance with section 1129(a)(5) of the Bankruptcy Code, the Debtors will identify those individuals proposed to serve as officers and directors of the Reorganized Subsidiaries in the Plan Supplement.

F.  New Securities

   As of the Effective Date, the issuance by Reorganized Encompass of an aggregate of 42,500,000 shares of New Common Stock to holders of Existing
Credit Agreement Claims and Senior Subordinated Note Claims shall be authorized.

   As of the Effective Date, the grant by Reorganized Encompass of the New Options to purchase an aggregate of 3,500,000 shares of New Common Stock in accordance with the Stock Option Plan shall be authorized.

   As of the Effective Date, the reservation by Reorganized Encompass of up to 7,500,000 shares of New Common Stock for issuance pursuant to any exercise of New Options shall be authorized.

   The issuance, grant, and reservation of New Securities authorized in this
Article IV.F shall not require any further act or action by or among other Persons, any shareholders or creditors of Encompass, under applicable law, regulation, order or rule.

   On or before the Distribution Date, Reorganized Encompass shall issue for distribution in accordance with the provisions hereof the New Securities required for distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. Descriptions of the terms of the New Common Stock are set forth in Exhibit B annexed hereto.

G.  New Senior Credit Agreement

   The Debtors expect that the indebtedness under the Existing Credit Agreement shall be restructured in the New Senior Credit Agreement to provide for a New Term Loan in the amount of $200 million, subject to increase as a result of any drawing upon letters of credit issued and outstanding under the Existing Credit Agreement as of the Petition Date, in which case such drawings will increase the principal amount of the New Term Loan in an amount equal to such drawing and will be allocated to the reimbursing Senior Lenders. In addition, the Debtors anticipate that the New Senior Credit Agreement will include the Exit Facility, which the Debtors anticipate will provide for revolving loans of up to $100 million, the full amount of which will be available for the issuance of letters of credit. All letters of credit issued and outstanding under the DIP Facility will be deemed to be issued and outstanding under the Exit Facility as of the Effective Date. Indebtedness under the New Term Loan will be junior to indebtedness under the Exit Facility. The Exit Facility will provide liquidity for working capital and other general corporate purposes to the Reorganized Debtors following the conclusion of the Chapter 11 Cases. On the Effective Date, the Reorganized Debtors will enter into the New Senior Credit Agreement.

H.  Stock Option Plan

   In connection with the Plan, Reorganized Encompass will adopt a new Stock Option Plan that is intended to provide incentives to employees to continue their efforts to foster and promote the long-term growth and performance of the Reorganized Debtors. The Stock Option Plan will authorize the issuance of New Options to purchase shares of New Common Stock up to an aggregate amount of 15% of the New Common Stock on a fully diluted basis as of the Effective Date. On the Effective Date, Reorganized Encompass shall issue New Options to purchase up to 7% of the outstanding New Common Stock on a fully diluted basis. Such New Options will be issued to employees of the Reorganized Debtors as determined by the Reorganized Encompass' Board of Directors in consultation with the Chief Executive Officer of Reorganized Encompass regarding such allocation. The remaining New Options will be available for future grants at the discretion of the Reorganized Encompass' Board of Directors, subject to such terms and conditions as the Reorganized Encompass' Board of Directors may determine at the time of grant. The terms of the New Options, including, without limitation, vesting provisions and exercise price, will be established by Reorganized Encompass' Board of Directors.

I.  Revesting of Assets

   The property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to this Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Equity Interests, charges and liens except as specifically provided or contemplated herein or the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

J.  Preservation of Rights of Action; Settlement of Litigation Claims

   Except as otherwise provided herein or in the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or entity without the approval of the Bankruptcy Court. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

K.  Effectuating Documents; Further Transactions

   The chairman of the board of directors, president, chief financial officer, any executive vice-president or senior vice-president, or any other appropriate officer of each Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the appropriate Debtor shall be authorized to certify or attest to any of the foregoing actions.

L.  Exemption from Certain Transfer Taxes

   Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to this Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                                  ARTICLE V.

                      PROVISIONS GOVERNING DISTRIBUTIONS

A.  Distributions for Claims and Equity Interests Allowed as of the Effective
Date

   Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions and issuances of New Securities to be made in exchange for or on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date, or as soon thereafter as reasonably practicable. All Cash distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any distribution hereunder of property other than Cash (including any issuance of New Securities and the distribution of such New Securities in exchange for Allowed Claims as of the Effective Date) shall be made by the Disbursing Agent, the indenture trustee or the transfer agent in accordance with the terms of this Plan.

B.  Disbursing Agent

   The Disbursing Agent shall make all distributions required hereunder, except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions hereof and the terms of the relevant indenture or other governing agreement.

   If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity (or, in the case of an indenture or other agreement that governs distributions and is administered by an indenture trustee, agent, or servicer), such Disbursing Agent, indenture trustee, agent, or servicer shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

C.  Surrender of Securities or Instruments

   On or before the Distribution Date, or as soon as reasonably practicable thereafter, each holder of a Certificate shall surrender such Certificate to the Disbursing Agent, or, with respect to the Senior Subordinated Notes, the indenture trustee with respect thereto, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the indenture trustee, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or indenture trustee, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or indenture trustee, as the case may be, prior to the second anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims or Equity Interests in respect of such Certificate, shall not participate in any distribution hereunder and
(i) all Cash in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Encompass and (ii) all New Securities in respect of such forfeited distribution shall be cancelled notwithstanding any federal or escheat laws to the contrary.

D.  Instructions to Disbursing Agent

   Prior to any distribution on account of a Senior Subordinated Note Claim, the indenture trustee shall (i) inform the Disbursing Agent as to the amount of properly surrendered Senior Subordinated Notes, and (ii) inform the Disbursing Agent in a properly completed letter of transmittal, accompanied by properly remitted securities, of the names of holders of Allowed Senior Subordinated Note Claims, and the number of shares of New Common Stock to be issued and distributed to or on behalf of such holders of Allowed Senior Subordinated Note Claims in exchange for properly surrendered Senior Subordinated Notes.

E.  Services of Indenture Trustee

   Any indenture trustee's services with respect to consummation of this Plan shall be as set forth herein and as authorized by the indenture.

F.  Notification Date for Distributions

   At the close of business on the Distribution Notification Date, the transfer ledgers for the Existing Bank Debt (maintained by Bank of America, N.A., as Administrative Agent under the Existing Credit Agreement) and Senior Subordinated Notes shall be closed, and there shall be no further changes in the record holders of such debt. The Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such debt occurring after the Distribution Notification Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders listed on the transfer ledgers as of the close of business on the Distribution Notification Date.

G.  Means of Cash Payment

   Cash payments hereunder shall be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion.

H.  Calculation of Distribution Amounts of New Common Stock

   No fractional shares of New Common Stock shall be issued or distributed hereunder or by Reorganized Encompass or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Common Stock shall receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, such number of shares shall be rounded down to the nearest whole number.

I.  Delivery of Distributions; Undeliverable or Unclaimed Distributions

   Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the indenture trustee, as the case may be, (a) at the holder's last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the holder of a Senior Subordinated Note Claim, at the address in the indenture trustee's official records, or (d) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made, unless and until the Disbursing Agent or indenture trustee is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee shall be returned to the Reorganized Debtors or the indenture trustee, as the case may be, until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second anniversary of the Effective Date, after which date (i) all Cash in respect of such forfeited distribution including interest accrued thereon shall revert to Reorganized Encompass and (ii) all New Securities in respect of such forfeited distribution shall be cancelled, in each case, notwithstanding any federal or escheat laws to the contrary.

J.  Withholding and Reporting Requirements

   In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable as determined in its sole discretion, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

K.  Setoffs

   Other than in respect of any Existing Credit Agreement Claim, a Reorganized Debtor may, but shall not be required to, setoff against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Claim's holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor or Reorganized Debtor may have against such holder. Nothing in this Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law. Notwithstanding the foregoing, the Reorganized Debtors shall be deemed to waive and shall have no right of setoff or recoupment against any Existing Credit Agreement Claim or against any amounts at any time due or outstanding under the DIP Facility.

                                  ARTICLE VI.

                      PROCEDURES FOR RESOLVING DISPUTED,
                      CONTINGENT, AND UNLIQUIDATED CLAIMS

A.  Objections to Claims; Disputed Claims

   The Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors (or in the case of the Existing Bank Debt, in accordance with the books and records of Bank of America, N.A., as Administrative Agent under the Existing Credit Agreement). Unless disputed by the holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such holder. If any holder of a Claim disagrees with the Debtors, such holders must so advise the Debtors in writing, in which event, the Claim shall be a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually.

   Notwithstanding the foregoing, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim, or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method any objections to Claims or Equity Interests. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

B.  No Distribution Pending Allowance

   Notwithstanding any other provision herein, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of or in exchange for such Claim unless and until such Disputed Claim becomes an Allowed Claim.

C.  Distributions After Allowance

   To the extent that a Disputed Claim ultimately becomes an Allowed Claim, a distribution shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution to which such holder is entitled hereunder on account of or in exchange for such Allowed Claim.

                                 ARTICLE VII.

             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.  Assumed Contracts and Leases

   Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date each Reorganized Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

   Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

B.  Payments Related to Assumption of Contracts and Leases

   Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable Debtor. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C.  Rejected Contracts and Leases

   Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement or document entered into in connection with this Plan, none of the executory contracts and unexpired leases to which a Debtor is a party shall be rejected hereunder; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party.

D.  Claims Based on Rejection of Executory Contracts or Unexpired Leases

   All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the appropriate Debtor and its counsel within 60 days after the earlier of (i) the date of entry of an order of the

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Bankruptcy Court approving such rejection or (ii) the Confirmation Date. Any
Claims not filed within such times shall be forever barred from assertion against the respective Debtor, its Estate, and its property.

E.  Compensation and Benefit Plans and Treatment of Retirement Plans

   Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. The Debtors' obligations under such plans and programs shall survive Confirmation of this Plan, except for (i) executory contracts or employee benefit plans specifically rejected pursuant to this Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy
Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits," as defined in section 1114(a) of the Bankruptcy Code, shall continue unimpaired and in full force and effect.

                                 ARTICLE VIII.

                     ACCEPTANCE OR REJECTION OF THIS PLAN

A.  Classes Entitled To Vote

   Each Impaired Class of Claims or Equity Interests that shall (or may) receive or retain property or any interest in property hereunder is entitled to vote to accept or reject this Plan. By operation of law, each unimpaired Class of Claims or Equity Interests is deemed to have accepted this Plan and, therefore, is not entitled to vote. Because holders of Claims and Equity Interests in Classes that are not entitled to receive or retain any property hereunder are presumed to have rejected this Plan, they are not entitled to vote.

B.  Acceptance by Impaired Classes

   An Impaired Class of Claims shall have accepted this Plan if the holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class actually voting have voted to accept this Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.

C.  Elimination of Classes

   Any Class that does not contain any Allowed Claims or Equity Interests or any Claims or Equity Interests temporarily allowed for voting purposes under Federal Rule of Bankruptcy Procedure 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed not included in this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether such Class has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

D.  Nonconsensual Confirmation

   The Bankruptcy Court may confirm this Plan over the dissent of any Impaired Class if all of the requirements for consensual confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual confirmation under of subsection 1129(b) of the Bankruptcy Code have been satisfied.

   To obtain confirmation notwithstanding the nonacceptance of a Class, the Debtors must demonstrate to the Court that this Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting Impaired Classes. A plan does not discriminate unfairly if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class receives more than it is entitled to for its Claims or Equity Interests. If required, the Debtors shall show at the Confirmation Hearing that this Plan does not discriminate unfairly.

   To the extent necessary, the Debtors shall request confirmation of this Plan, as this Plan may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

                                  ARTICLE IX.

                      CONDITIONS PRECEDENT TO THIS PLAN'S
                         CONFIRMATION AND CONSUMMATION

A.  Conditions to Confirmation

   The Confirmation hereof is subject to the satisfaction or due waiver of the following conditions precedent:

   1. The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors.

   2.  The DIP Facility shall have been obtained.

   3. The Exit Facility shall have been obtained and shall be in full force and effect and shall not have expired or otherwise terminated.

B.  Conditions to Effective Date

   The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article IX.C below:

   1. The Confirmation Order shall have been entered by the Bankruptcy Court and that order must provide, among other things, that:

      a. the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with this Plan;

      b. the provisions of the Confirmation Order are non-severable and mutually dependent;

      c. all executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the Chapter 11 Cases or hereunder shall remain in full force and effect for the benefit of the Reorganized Debtors or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy
   Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

      d. the transfers of property by the Debtors (i) to the Reorganized Debtors (A) are or shall be legal, valid, and effective transfers of property, (B) vest or shall vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Equity Interests, except as expressly provided herein or in the Confirmation Order, (C) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (D) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including any laws affecting successor, transferee or stamp or recording tax liability and (ii) to holders of Claims or Equity Interests hereunder are for good consideration and value;

      e. except as expressly provided herein (or in any order of the Bankruptcy Court), upon the effectiveness of all transactions incident to and part hereof, the Debtors are discharged effective upon the Confirmation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy
   Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant hereto, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

      f. all Existing Preferred Stock, Existing Common Stock, and Existing Other Equity Interests in Encompass shall be cancelled effective upon the Effective Date;

      g. the New Securities issued hereunder are exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code, except to the extent that any holders of New Securities are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code; and

      h. the Debtors have acted in good faith with respect to the formulation, solicitation, and Confirmation of the Plan, pursuant to section 1125(e) of the Bankruptcy Code.

   2. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained.

   3. The New Senior Credit Agreement shall have been executed by all necessary parties thereto and prior to, or simultaneously with, the effectiveness of this Plan, all conditions precedent thereto shall have been satisfied or waived such that it shall have become effective.

   4. The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Securities.

   5. All other actions, documents, and agreements necessary to implement this Plan shall have been effected or executed.

   6. No stay of the Confirmation Order and/or consummation of this Plan is in effect.

   7. All definitive documentation relating to the Plan and the transactions contemplated thereby shall be consistent in all material respects with the terms of this Plan and the definitive documentation relating to the New Common Stock, the Stock Option Plan, the New Senior Credit Agreement, the DIP Facility, the Reorganized Encompass Certificate of Incorporation and all other documents material to the consummation of the transactions contemplated under the Plan shall be in form and substance reasonably acceptable to each of the Senior Lenders.

C.  Waiver of Conditions

   Each of the conditions set forth in Article IX.B above, other than as set forth in Article IX.B, 3, and 6, may be waived in whole or in part by the Debtors, without any notice to other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

                                  ARTICLE X.

                   MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

   The Debtors may alter, amend, or modify this Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtors reserve the right to include any amended exhibits in the Plan Supplement, whereupon each such amended exhibit shall be deemed substituted for the original of such exhibit. After the Confirmation Date the Debtors or Reorganized Debtors may, under section 1127(b) of the

Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, and the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and extent hereof so long as such proceedings do not materially and adversely affect the treatment of holders of Claims or Equity Interests hereunder.

                                  ARTICLE XI.

                           RETENTION OF JURISDICTION

   Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding this Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clauses (A) and (N) below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and this Plan, to the fullest extent permitted by law, including jurisdiction to:

   A. determine any and all objections to the allowance of Claims or Equity Interests;

   B. determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

   C. determine any and all motions to subordinate Claims or Equity Interests at any time and on any basis permitted by applicable law;

   D. hear and determine all Professional Fee Claims and other Administrative Expense Claims;

   E. hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

   F. hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

   G. enter such orders as may be necessary or appropriate in aid of the consummation hereof and to execute, implement, or consummate the provisions hereof and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement and/or the Confirmation Order;

   H. hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement hereof and all contracts, instruments, and other agreements executed in connection with this Plan;

   I. hear and determine any request to modify this Plan or to cure any defect or omission or reconcile any inconsistency herein or any order of the Bankruptcy Court;

   J. issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, consummation, or enforcement hereof or the Confirmation Order;

   K. enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

   L. hear and determine any matters arising in connection with or relating hereto, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

   M. enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

   N. recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

   O. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

   P. hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

   Q. hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

   R.  enter a final decree closing the Chapter 11 Cases.

                                 ARTICLE XII.

                          COMPROMISES AND SETTLEMENTS

   Pursuant to Federal Rule of Bankruptcy Procedure 9019(a), the Debtors may compromise and settle various Claims against them and/or claims they may have against other Persons. Each of the Debtors expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall transfer to the Reorganized Debtors pursuant hereto and Bankruptcy Court approval of such action shall not be required.

                                 ARTICLE XIII.

                           MISCELLANEOUS PROVISIONS

A.  Bar Dates for Certain Claims

   1.  Administrative Expense Claims

   The Confirmation Order shall establish an Administrative Expense Claims Bar Date for the filing of all Administrative Expense Claims (other than Professional Fee Claims or Claims for the expenses of the members of any Committee (if appointed)), which date shall be 60 days after the Confirmation Date. Holders of asserted Administrative Expense Claims, other than Professional Fee Claims or Claims for United States Trustee fees or the expenses of the members of any Committee (if appointed), not paid and not arising out of transactions in the ordinary course of business prior to the Confirmation Date must submit proofs of Administrative Expense Claim on or before such Administrative Expense Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) shall set forth such date and constitute notice of this Administrative Expense Claims Bar Date. The Debtors or the Reorganized Debtors, as the case may be, shall have 60 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Expense Claims Bar Date to review and object to such Administrative Expense Claims before a hearing for determination of allowance of such Administrative Expense Claim.

   2.  Professional Fee Claims

   All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or any Committee (if appointed) prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 60 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. If the Debtors or the Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the amount of fees and expenses shall be determined by the Bankruptcy Court.

B.  Payment of Statutory Fees

   All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

C.  Severability of Plan Provisions

   If, prior to Confirmation, any term or provision hereof is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision, to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. If, in particular, any term or provision of the Plan is found to be violative of the requirements of section 1129(b)(2) of the Bankruptcy Code based on the proposed receipt and/or retention of property by the holders of Claims in any Class, the consideration to be distributed to the holders of such Claims shall be reallocated, eliminated or otherwise adjusted to conform the Plan to the requirements of the Bankruptcy Code. Notwithstanding any such adjustment, elimination, alteration, interpretation, or holding with respect to the terms and provisions of this Plan, the terms hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered, interpreted or adjusted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.  Successors and Assigns

   The rights, benefits and obligations of all Persons named or referred to herein shall be binding on, and shall inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.

E.  Discharge of the Debtors and Injunction

   All consideration distributed hereunder shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Equity Interests in the Debtors of any nature whatsoever or against any of the Debtors' assets or properties. Except as otherwise expressly provided herein, entry of the Confirmation Order (subject to the occurrence of the Effective Date) shall act as a discharge of all Claims against and debts of, liens on, and Equity Interests in each of the Debtors (save and except for the Subsidiary Interests), the Debtors' assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Equity Interest therefor was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept this Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order, except as otherwise expressly provided in this Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

   In accordance with section 524 of the Bankruptcy Code, the discharge provided in this section and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Equity Interests discharged hereby. Except as otherwise expressly provided in this Plan and/or the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Equity Interests in, the Debtors shall be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest,
(iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. The foregoing injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

F.  Releases By the Debtors

   On the Effective Date, effective as of the Confirmation Date, the Debtors and the Reorganized Debtors shall waive and release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims, obligations, rights, causes of action or liabilities, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, which the Debtors or the Reorganized Debtors have or may have against any present or former director, officer, or employee of the Debtors and their respective attorneys, agents, and property; provided, however, that the foregoing shall not operate as a waiver of, or release from, any causes of action arising out of (i) any express contractual obligation owing by any such director, officer, or employee to the Debtors or (ii) the willful misconduct of such director, officer, or employee in connection with, related to, or arising out of the administration of the Chapter 11 Cases, the pursuit of Confirmation hereof, the consummation hereof, the administration hereof, or the property to be distributed hereunder.

   On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims and causes of action, including any claims or causes of action under chapter 5 of the Bankruptcy Code, which they have or may have against any Senior Lender and its members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property in connection with (i) actions taken as or in its capacity of being a Senior Lender and (ii) the Chapter 11 Cases.

G.  Other Releases

   On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, the Debtors, the Reorganized Debtors, each Senior Lender, and the indenture trustee, and each of their respective present or former members, officers, directors, agents, financial advisors, attorneys, employees, partners, and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtors, the Reorganized Debtors, or any holder of a Claim against any Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date, in any way relating to the Chapter 11 Cases or this Plan, or otherwise; provided, however, that nothing shall release any Person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, the administration hereof, or the property to be distributed hereunder arising out of such Person's willful misconduct.

H.  Exculpation and Limitation of Liability

   The Reorganized Debtors, the Senior Lenders, and any and all of their respective present or former members, officers, directors, employees, Equity Interest holders, partners, advisors, affiliates, attorneys, or agents, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, or the administration hereof or the property to be distributed hereunder, except for their willful misconduct and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities hereunder.

   Notwithstanding any other provision hereof, no holder of a Claim or Equity Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Reorganized Debtors, the Estates, any Committee, the Senior Lenders, or any of their respective present or former members, officers, directors, employees, Equity Interest holders, partners, or affiliates or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, or the administration hereof or the property to be distributed hereunder, except for their willful misconduct.

I.  Term of Injunctions or Stays

   Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained herein or in the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained herein or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J.  Binding Effect

   This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

K.  Revocation, Withdrawal, or Non-Consummation

   The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or consummation hereof does not occur, then (i) this Plan shall be null and void in all respects, (ii) any settlement or compromise embodied herein (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (iii) nothing contained herein, and no acts taken in preparation for consummation hereof, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

L.  Committees

   On the Effective Date, the duties of any Committee shall terminate.

M.  Plan Supplement

   Any and all exhibits, lists, or schedules referred to herein but not filed with this Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five Business Days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims against or Equity Interests in the Debtors may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article XIII.N.

N.  Notices to Debtors

   Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor hereunder shall be (i) in writing,
(ii) served by (a) certified mail, return receipt requested, (b) hand delivery,
(c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed to such Debtor as follows:

      ENCOMPASS SERVICES CORPORATION
      3 Greenway Plaza, Suite 2000
      Houston, Texas 77046
       Attn: Gray H. Muzzy, Senior Vice President,
            Secretary and General Counsel
      Telephone: (713) 860-0100
      Facsimile: (713) 960-0126

   with a copy to:

      WEIL, GOTSHAL & MANGES LLP
      700 Louisiana, Suite 1600
      Houston, Texas 77002
      Attn: Alfredo R. Perez, Esq.
      Telephone: (713) 546-5000
      Facsimile: (713) 224-9511

O.  Indemnification Obligations

   Any and all obligations, liabilities or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors' present or former directors, officers or employees (the "Covered Persons") pursuant to applicable state law or the Debtors' or Reorganized Debtors' certificates of incorporation, bylaws, policy of providing employee indemnification, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings, whether existing or hereafter arising, against any such Covered Persons, based upon any act or omission related to any such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date shall be deemed executory contracts assumed by the Reorganized Debtors hereunder and shall, in any event, survive Confirmation hereof and remain unaffected thereby, and shall not be discharged or rejected, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability accrued or is owed in connection with a transaction, occurrence or omission before or after the Petition Date.

P.  Governing Law

   Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Texas shall govern the construction and implementation hereof and any agreements, documents, and instruments executed in connection with this Plan and (ii) the laws of the state of incorporation, formation or organization, as applicable, of each Debtor shall govern corporate governance matters with respect to each such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

Q.  Prepayment

   Except as otherwise provided herein or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

R.  Section 1125(e) of the Bankruptcy Code

   As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances hereof in good faith and in compliance with the applicable provisions of the Bankruptcy Code. As of the Confirmation Date, the Debtors, and their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections hereof or the offer and issuance of New Securities hereunder.

Dated: Houston, Texas
October 18, 2002

                                           ENCOMPASS SERVICES CORPORATION
                                           ONBEHALF OF ITSELF AND THE
                                           SUBSIDIARIESSET FORTH ON EXHIBIT C

                                           By:    /s/ GRAY H. MUZZY
                                                  -----------------------------
                                           Name:  Gray H. Muzzy
                                           Title: Senior Vice President,
                                                    Secretary and General
                                                    Counsel

                                              WEIL, GOTSHAL & MANGES LLP
                                              Attorneys for Encompass Services
                                              Corporation, etal.

                                              By: /s/ ALFREDO R. PEREZ
                                                  -----------------------------
                                                  Alfredo R. Perez
                                                  700 Louisiana, Suite 1600
                                                  Houston, Texas 77002
                                                  (713) 546-5000

                                                                      EXHIBIT A

                 PROPOSED TERMS OF NEW SENIOR CREDIT AGREEMENT

A.   New Term Loan

   1. Structure

   The New Senior Credit Facility will provide for an aggregate term loan facility (the "New Term Loan Facility") in the amount of $200 million, subject to increase as described below. Only those lenders having Existing Credit Agreement Claims are eligible to participate in the New Term Loan Facility.

   As of the Effective Date, letters of credit issued and outstanding under the Existing Credit Agreement as of the Petition Date may remain outstanding. The New Senior Credit Facility will permit the Reorganized Debtors to issue new letters of credit under the Exit Facility. If there is any drawing under any letters of credit issued and outstanding under the Existing Credit Agreement as of the Petition Date, Senior Lenders that had reimbursement obligations in respect of such letter of credit must reimburse the issuing bank for its pro rata share of such drawing and such Senior Lender will be deemed to have made an additional term loan (the "Additional Term Loan") to Reorganized Encompass. The New Term Loan Facility will be increased by the amount of any such Additional Term Loan and will be allocated to the reimbursing Senior Lenders, and the final amortization payment due on the New Term Loan maturity date will be increased by such amount. Such letters of credit shall not reduce availability under the Exit Facility.

   The New Term Loan Facility, and the liens and guarantees in respect thereof, will be junior to the Exit Facility, and the liens and guarantees in respect thereof.

   2. Interest Rates and Fees

   Reorganized Encompass may choose to pay interest on the New Term Loan at either the Eurodollar Rate or the Alternate Base Rate, plus, the margin applicable from time to time to the Tranche A Term Loan under the Existing Credit Agreement.

   The default rate is 2.00% above the rate otherwise applicable. In addition, any interest, fees and other amounts that are overdue under the New Senior Credit Agreement bear interest at 2.00% above the rate applicable to Alternate Base Rate loans.

   On the Effective Date, Encompass anticipates that it must pay to the administrative agent under the New Term Loan, for the benefit of each Senior Lender who consents to the provisions of the Plan and has commitments under the Exit Facility, a customary restructuring fee. In addition, Encompass expects it will be required to pay a customary per annum commitment fee on the Exit Facility.

   3. Security and Guarantees

   The Reorganized Subsidiaries will jointly and severally guarantee Reorganized Encompass' obligations under the New Senior Credit Agreement. The collateral for the New Term Loan Facility will be the same collateral as under the Existing Credit Agreement: all or substantially all of the assets of Reorganized Encompass and each guarantor. The New Term Loan Facility and the liens and guarantees in respect thereof, will be junior to the Exit Facility, and the liens and guarantees in respect thereof.

   4. Conditions to New Senior Credit Facility

   The New Senior Credit Facility will be conditioned upon satisfaction of customary conditions for facilities of this type, including the following conditions precedent on or prior to the Effective Date:

  .   conversion of the Senior Subordinated Notes into New Common Stock;

  .   cancellation of all Existing Stock;

  .   cancellation of all Junior Subordinated Notes; and

  . payment by the Reorganized Debtors of all fees and expenses due and payable by it in connection with the entry into the New Senior Credit Agreement.

   5. Covenants

   Encompass anticipates that the New Senior Credit Agreement will require Reorganized Encompass to observe certain customary conditions, affirmative covenants and negative covenants which generally are similar in type to those found in the Existing Credit Agreement.

   6. Maturity and Amortization

   The New Term Loan Facility will be repayable in equal consecutive quarterly installments, each in an amount equal to 0.25% of the aggregate outstanding principal amount under the New Term Loan Facility on the Effective Date, on the first Business Day of each of January, April, July and October of each year, commencing on the first such date following the Effective Date and ending with the payment in full of the outstanding balance of the New Term Loan Facility on or after the fifth anniversary of the Effective Date.

   In the event that amortization payments are made pursuant to the Existing Credit Agreement subsequent to the date hereof and prior to the Petition Date, the full amount of any such payments shall reduce the respective amortization payments dollar-for-dollar on a pro rata basis. In addition, the amount of any draws on letters of credit issued under the Existing Credit Agreement and assumed under the New Senior Credit Agreement that are reimbursed by Senior Lenders having reimbursement obligations with respect to such letters of credit under the Existing Credit Agreement shall be added to the final amortization payment.

   7. Prepayments

   Optional Prepayments. Reorganized Encompass may prepay loans made under the New Senior Credit Agreement, including the right to prepay the loans under the Exit Facility, and may reduce the commitments under the Exit Facility, in a minimum amount of $5,000,000 and additional integral amounts in multiples of $1,000,000.

   Mandatory Prepayments. Reorganized Encompass will be subject to certain mandatory prepayment provisions and must prepay the New Term Loan Facility (subject to certain exceptions to be negotiated) under the New Senior Credit Agreement by an amount equal to cash proceeds up to $50 million, from any sale or other disposition by Reorganized Encompass or any of its Reorganized Subsidiaries after the Effective Date of any material assets, except for (i) the sale of inventory or obsolete or worn-out property in the ordinary course of business, (ii) transfers resulting from casualty or condemnation and (iii) other customary exceptions.

B.   Exit Facility

   1. Structure

   The Exit Facility will provide Reorganized Encompass, as borrower, a revolving credit facility in an amount of up to $100 million, with the total amount of such committed credit available for the issuance of letters of credit. In the event there are any issued and outstanding letters of credit under the DIP Facility as of the Effective Date, the commitments for those letters of credit will be deemed to be issued and outstanding under the Exit Facility as of the Effective Date. The Exit Facility, and the liens and guarantees in respect thereof, will be senior to the New Term Loan Facility and the liens and guarantees in respect thereof.

   2. Interest Rates and Fees

   Encompass anticipates that the interest and fee obligations under the Exit Facility will generally be similar to those for revolving loans under its Existing Credit Agreement. Reorganized Encompass may choose to pay interest on advances under the Exit Facility at either the Eurodollar Rate or the Alternate Base Rate, plus the margin applicable from time to time to revolving loans under the Existing Credit Agreement. The default rate is 2.00% above the rate otherwise applicable. In addition, any interest, fees and other amounts that are overdue under the Exit Facility will bear interest at 2.00% above the Alternate Base Rate plus the applicable margin.

   Reorganized Encompass will pay a customary commitment fee on the average daily unused portion of the Exit Facility and a customary fee for the aggregate initial commitments for the Exit Facility.

   3. Security and Guarantees

   The Reorganized Subsidiaries will jointly and severally guarantee Reorganized Encompass' obligations under the Exit Facility. The collateral for the Exit Facility will be the same collateral as under the Existing Credit
Agreement: all or substantially all of the assets of Reorganized Encompass and each guarantor. The Exit Facility, and the liens and guarantees in respect thereof, will be senior to the New Term Loan Facility, and the liens and guarantees in respect thereof.

   4. Covenants

   The Exit Facility will require Reorganized Encompass to observe customary affirmative and negative covenants (including financial covenants).

   5. Maturity and Amortization

   The Exit Facility will cease to be available on the fourth anniversary of the Effective Date.

   6. Prepayments

   The Exit Facility will provide for customary prepayments.

                                                                      EXHIBIT B

                              TERMS OF NEW STOCK

A.  New Common Stock

   The Reorganized Encompass Certificate of Incorporation will authorize the issuance of 150 million shares of New Common Stock having a par value of $0.001 per share. Holders of New Common Stock will be entitled to vote upon all matters submitted to a vote of the stockholders of Reorganized Encompass and will be entitled to one vote for each share of New Common Stock held. Holders of New Common Stock will not have preemptive rights. Holders of New Common Stock will be entitled to receive dividends as may be declared by the Board of Directors of Reorganized Encompass from time to time.

B.  New Preferred Stock

   The Reorganized Encompass Certificate of Incorporation will authorize the issuance of 50 million shares of New Preferred Stock having a par value of $0.001 per share in one or more classes or series, and will reserve to the Board of Directors of Reorganized Encompass the power to designate for each class or series the following: (i) the terms and conditions of any voting, dividend and conversion or exchange rights; (ii) the amount payable on the class or series upon redemption and upon dissolution or distribution of the assets of Reorganized Encompass, and (iii) the rights, qualifications, limitations, or restrictions pertaining to the class or series; provided, however, that Reorganized Encompass shall comply with section 1123(a)(6) of the Bankruptcy Code, which prohibits the issuance of non-voting equity securities, requires an appropriate distribution of voting power among the classes of securities possessing voting power, and, in the case of any class of equity securities having a preference over another class with respect to the payment of dividends, providing adequate provisions for the election of directors representing such preferred class in the event of a default.

                                   EXHIBIT C
A-1 Mechanical of Lansing, Inc.
AA Advance Air, Inc.
AA Jarl, Inc.
A-ABC Appliance, Inc.
A-ABC Services, Inc.
Air Conditioning, Plumbing & Heating Service Co., Inc.
Air Systems, Inc.
Aircon Energy Incorporated
Airtron, Inc.
Airtron of Central Florida, Inc.
American Air Company, Inc.
AMS Arkansas, Inc.
B&R Electrical Services, Inc.
Building One Commercial, Inc.
Building One Service Solutions, Inc.
BUYR, Inc.
Callahan Roach Products & Publications, Inc.
Cardinal Contracting Corporation
Central Carolina Air Conditioning Company
Chapel Electric Co.
Charlie Crawford, Inc.
ChiP Corp.
Colonial Air Conditioning Company
Commercial Air Holding Company
CONCH Republic Corp.
Costner Brothers, Inc.
Delta Innovations, Ltd.
Divco, Inc.
Dynalink Corporation
EET Holdings, Inc.
Electrical Contracting, Inc.
Encompass Capital, Inc. (fka Commercial Air, Power & Cable, Inc.)
Encompass Capital, L.P.
Encompass Central Plains, Inc.(fka The Lewis Companies, Inc.)
Encompass Constructors, Inc. (fka Atlantic Industrial Constructors, Inc.) Encompass Design Group, Inc. (fka Engineering Design Group, Inc.)
Encompass Electrical Technologies, Inc. (fka Oil Capital Electric, Inc.) (OK
  Corp.)
Encompass Electrical Technologies, Inc. (fka Continental Electrical
  Construction Co.) (DE Corp.)
Encompass Electrical Technologies Central Tennessee, Inc.
Encompass Electrical Technologies Eastern Tennessee, Inc.
Encompass Electrical Technologies - Florida, LLC
Encompass Electrical Technologies Georgia, Inc.
Encompass Electrical Technologies - Midwest, Inc. (fka Town & Country Electric,
  Inc.)
Encompass Electrical Technologies of Nevada, Inc.
Encompass Electrical Technologies of New England, Inc.
Encompass Electrical Technologies North Carolina, Inc.
Encompass Electrical Technologies North Florida, Inc.
Encompass Electrical Technologies Projects Group, Inc.
Encompass Electrical Technologies - Rocky Mountains, Inc.
Encompass Electrical Technologies Southeast, Inc. (fka Regency Electric
  Company, Inc.)
Encompass Electrical Technologies South Carolina, Inc.
Encompass Electrical Technologies of Texas, Inc.
Encompass Electrical Technologies Western Tennessee, Inc.
Encompass Facility Services, Inc.
Encompass Global Technologies, Inc.
Encompass Ind./Mech. of Texas, Inc.
Encompass Industrial Services Southwest, Inc. (fka Gulf States, Inc.)
Encompass Management Co.
Encompass Mechanical Services of Elko, Inc. (fka Snyder Mechanical)
Encompass Mechanical Services Northeast, Inc. (fka Vermont Mechanical, Inc.) Encompass Mechanical Services - Rocky Mountains, Inc. (fka Robinson Mechanical
  Company)
Encompass Mechanical Services Southeast, Inc.
Encompass Power Services, Inc. (fka EDG Power Services, Inc.)
Encompass Residential Services of Houston, Inc. (fka Sterling Air Conditioning) Encompass Services Holding Corp.
Encompass Services Indiana, L.L.C.
ESR PC, L.P.
Evans Services, Inc.
EWG Holdings, Inc.
FacilityDirect.com, LLC
Ferguson Electric Corporation
Fred Clark Electrical Contractor, Inc.
Gamewell Mechanical, Inc.
Garfield-Indecon Electrical Services, Inc.
Gilbert Mechanical Contractors, Inc.
GroupMAC Texas L.P.
Hallmark Air Conditioning, Inc.

HPS Plumbing Services, Inc.
HVAC Services, Inc.
Interstate Building Services, L.L.C.
Isla Morada, LLC
Ivey Mechanical Services, L.L.C.
K&N Plumbing, Heating and Air Conditioning, Inc.
Laney's, Inc.
L.T. Mechanical, Inc.
MacDonald-Miller Industries, Inc.
MacDonald-Miller Co., Inc.
MacDonald-Miller Service, Inc.
MacDonald-Miller of Oregon, Inc.
Masters, Inc.
Mechanical Services of Orlando, Inc.
Merritt Island Air & Heat, Inc.
National Network Services, Inc.
National Network Services Northwest, LLC
Omni Mechanical Company
Omni Mechanical Services
Pacific Rim Mechanical Contractors, Inc.
Paul E. Smith Co., Inc.
Phoenix Electric Company
Ray's Plumbing Contractors, Inc.
Regency Electric Company, LLC
Regency Electric Company South Florida Office, Inc.
Riviera Electric of California, Inc.
Romanoff Electric Corp.
Roth Companies Incorporated
Sanders Bros., Inc.
Sequoyah Corporation
S. L. Page Corporation
Southeast Mechanical Service, Inc.
Stephen C. Pomeroy, Inc.
Sun Plumbing, Inc.
Taylor-Hunt Electric, Inc.
Team Mechanical, Inc.
The Farfield Company
Tri-City Electrical Contractors, Inc.
Tri-M Corporation
Tri-State Acquisition Corp.
United Acquisition Corp.
United Service Alliance, Inc.
Van's Comfortemp Air Conditioning, Inc.
Vantage Mechanical Contractors, Inc.
Wade's Heating & Cooling, Inc.
Watson Electrical Construction Co.
Wayzata, Inc.
Weigold & Sons, Inc. Willis Refrigeration, Air Conditioning & Heating, Inc. Wilson Electric Company, Inc.
Yale Incorporated

                                  EXHIBIT B-1

Encompass Service Corporation's Form 10-K for the year ended December 31, 2001

                                 Exhibit B-1-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------
                                   Form 10-K
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934
                  For the fiscal year ended December 31, 2001
                                      or
[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934
                 For the transition period from       to
                          Commission File No. 1-13565
                        Encompass Services Corporation
            (Exact name of registrant as specified in its charter)
                Texas                                  76-0535259
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                Identification Number)
                         3 Greenway Plaza, Suite 2000
                             Houston, Texas 77046
                    (Address of principal executive office)
                                (713) 860-0100
             (Registrant's telephone number, including area code)
          Securities registered pursuant to Section 12(b) of the Act:

                                    Name of each exchange
        Title of each class          on which registered
        -------------------        -----------------------
   Common stock, par value $0.001  New York Stock Exchange

       Securities registered pursuant to Section 12(g) of the Act: None Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]
   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]
   As of March 1, 2002, (i) there were 64,020,898 shares of common stock, par value $0.001 per share, of the registrant issued and outstanding and (ii) the aggregate market value of the common stock held by non-affiliates of the registrant (based on the closing price per share of the registrant's common stock reported on the New York Stock Exchange on that date) was $144,404,942. For purposes of the above statement only, all directors and executive officers of the registrant are assumed to be affiliates.
                      DOCUMENTS INCORPORATED BY REFERENCE
   Portions of the Proxy Statement relating to the registrant's 2002 Annual Meeting of Shareholders (to be filed within 120 days after the end of the fiscal year) are incorporated by reference into Part III of this report.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                                     PART I
Item 1.    Description of Business.......................................   1
Item 2.    Properties....................................................   9
Item 3.    Legal Proceedings.............................................   9
Item 4.    Submission of Matters to a Vote of Security Holders...........   9
Item 4A.   Executive Officers of the Registrant..........................  10
                                    PART II
Item 5.    Market for Registrant's Common Equity and Related Stockholder
           Matters.......................................................  12
Item 6.    Selected Financial Data.......................................  13
Item 7.    Management's Discussion and Analysis of Financial Condition
           and Results of Operations.....................................  14
Item 7A.   Quantitative and Qualitative Disclosures about Market Risk....  27
Item 8.    Financial Statements and Supplementary Data...................  28
Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure......................................  57
                                    PART III
Item 10.   Directors and Executive Officers of the Registrant............  57
Item 11.   Executive Compensation........................................  57
Item 12.   Security Ownership of Certain Beneficial Owners and
           Management....................................................  57
Item 13.   Certain Relationships and Related Transactions................  57
                                    PART IV
Item 14.   Exhibits, Financial Statement Schedules and Reports on Form
           8-K...........................................................  58

                                       i
          CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
   This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to management. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under:
  .  Item 1. Description of Business;
  . Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations;
  .  Item 7A. Quantitative and Qualitative Disclosures about Market Risk.
   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder value of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond management's ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others:
  .  the ability to achieve synergies and revenue growth;
  . national, regional and local economic, competitive and regulatory conditions and developments;
  .  technological developments;
  .  capital market conditions;
  .  surety bonding capacity;
  .  inflation rates;
  .  interest rates;
  .  weather conditions;
  .  the timing and success of integration and business development efforts;
     and
  .  other uncertainties,
all of which are difficult to predict and many of which are beyond management's control. Shareholders are cautioned not to put undue reliance on any forward-looking statements.
   Shareholders should understand that the foregoing important factors, in addition to those discussed elsewhere in this document, could affect the future results of the Company and could cause results to differ materially from those expressed in such forward-looking statements.
                                      ii
                                    PART I
Item 1. Description of Business.
   Encompass Services Corporation ("Encompass" or the "Company"), a Texas corporation formed in 1997, is one of the largest providers of facilities systems and solutions in the United States. With annual revenues of approximately $4 billion, Encompass provides electrical, mechanical and cleaning systems services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. Through its network of subsidiary business units, the Company has over 31,000 employees, with operations in over 200 locations, serving customers in all 50 states and in each of the 100 largest cities in the United States.
Company History
   On February 22, 2000, Building One Services Corporation ("Building One") was merged with and into Group Maintenance America Corp. ("GroupMAC") (the "Merger"). In connection with the Merger, GroupMAC changed its name to Encompass Services Corporation. As a result of the Merger, the Company has the capability of providing mechanical, electrical and cleaning systems services, either alone or in combination with another service, in more locations than either constituent company could perform on its own. For additional information concerning the Merger, see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Note 3 to the Consolidated Financial Statements included under Item 8 of this Annual Report.
   The Merger was accounted for as a "reverse acquisition" under generally accepted accounting principles. Accordingly, the financial statements and (except where otherwise noted) other information included herein for periods prior to the Merger reflect the historical results of Building One rather than GroupMAC.
Industry Overview
   The facilities services industry in which the Company operates is highly fragmented with a small number of multi-location regional or national providers and a large number of relatively small, independent businesses serving discrete, local markets with limited service offerings. The Company competes in the electrical, mechanical, industrial, residential and cleaning systems sectors of the facilities services industry.
   The electrical, mechanical, industrial and residential services provided by the Company are a vital part of new construction, renovation and repair projects. Virtually all domestic construction, remodeling and repair projects generate demand for these contracting services. According to the 2000-2001 U.S. Markets Overview published by FMI Corporation, total construction put in place, which includes improvements, in the United States was estimated to be approximately $800 billion in 2000 and grew at a compounded annual growth rate of 5.4% from 1990 to 2000. According to Marketdata Enterprises, Inc., the commercial building cleaning and maintenance services industry generated approximately $73 billion in revenues in 1999 and is highly fragmented with the top six providers accounting for approximately 5% of the total. Marketdata expects this industry to grow at a compounded annual growth rate of 6.7% between 1999 and 2004, reaching $101 billion in 2004.
Opportunities for Growth
   The Company believes it has strategically positioned itself in markets that are poised for strong growth, including:
  . Service solutions and after-market services. Opportunities for higher-margin maintenance, replacement and repair are being driven by increased outsourcing, higher systems complexity and an aging installed base;
  . Energy and power. Opportunities for power plant, distributed generation and energy management systems and programs are being introduced and driven by utility deregulation, demand for reliable power and more energy-efficient solutions; and
                                       1
  .   Network services. Opportunities for local and wide area network computer systems and data centers are being driven by growing demand for bandwidth and connectivity.
   The Company further intends to utilize its national network to increase sales to regional and national multi-site customers. The Company continues to believe that there is a strong desire among large multi-site customers to consolidate and simplify their vendor relationships by contracting with a single provider to service multiple locations and for one company to provide multiple services.
   The Company believes it can further achieve internal growth at its operating unit level by (1) emphasizing profit margins and working capital management, (2) sharing best practices to improve operating efficiency, and
(3) leveraging central technology, sales and purchasing functions.
                                       2
                         SEGMENT FINANCIAL INFORMATION
   The Company modified its internal organizational structure during fiscal 2001 and re-aligned its principal business segments to the segments presented below. The corresponding segment information for 2000 and 1999 has been restated to conform to the new business segment presentation. Consistent with the required accounting treatment, the segment financial information for periods prior to the Merger reflect the historical results of Building One rather than GroupMAC.
   Information concerning the Company's principal business segments is set forth in Note 13 to the Consolidated Financial Statements. The following table summarizes revenues, operating income and allocable assets of the business segments of the Company for the periods indicated (dollars in thousands):

                                                 Year ended         Year ended
                             Year ended         December 31,       December 31,
                          December 31, 2001         2000               1999
                          ------------------  -----------------  -----------------
Revenues
Commercial/Industrial
 Services...............  $ 3,297,819   84.5% $3,442,026   86.4% $1,532,729   86.4%
Residential Services....      331,184    8.5     287,628    7.2          --     --
Cleaning Systems........      293,156    7.5     265,212    6.7     245,790   13.9
Eliminations............      (17,424)  (0.5)    (12,600)  (0.3)     (5,935)  (0.3)
                          -----------  -----  ----------  -----  ----------  -----
  Total Revenues........  $ 3,904,735  100.0% $3,982,266  100.0% $1,772,584  100.0%
                          ===========  =====  ==========  =====  ==========  =====
Operating Income
Commercial/Industrial
 Services...............  $    88,056   70.6% $  220,916   85.5% $  135,299   91.0%
Residential Services....       30,271   24.3      30,320   11.7          --     --
Cleaning Systems........       17,710   14.2      16,597    6.4      18,674   12.5
Corporate/Eliminations..      (11,282)  (9.1)     (9,382)  (3.6)     (5,234)  (3.5)
                          -----------  -----  ----------  -----  ----------  -----
Segment Operating
 Earnings...............      124,755  100.0%    258,451  100.0%    148,739  100.0%
                                       =====              =====              =====
Amortization of goodwill
 and other intangible
 assets.................       36,919             33,339             16,004
Merger and related
 charges and costs to
 exit certain activities
 and related costs (a)..           --             20,000                 --
Restructuring and
 recapitalization
 charges (b)............           --                 --              8,020
                          -----------         ----------         ----------
  Operating Income......  $    87,836         $  205,112         $  124,715
                          ===========         ==========         ==========
Total Assets
Commercial/Industrial
 Services...............  $ 1,980,868   82.5% $2,255,065   83.6% $1,111,341   84.6%
Residential Services....      148,394    6.2     153,813    5.7          --     --
Cleaning Systems........      148,740    6.2     146,092    5.4     152,614   11.6
Corporate/Eliminations..      123,324    5.1     142,912    5.3      49,799    3.8
                          -----------  -----  ----------  -----  ----------  -----
  Total Assets..........  $ 2,401,326  100.0% $2,697,882  100.0% $1,313,754  100.0%
                          ===========  =====  ==========  =====  ==========  =====

--------
(a) Represents non-recurring, non-deductible merger and related charges associated with the Merger. See Note 3 in the Notes to Consolidated Financial Statements included elsewhere herein.
(b) Represents non-recurring restructuring and recapitalization charges associated with Building One's tender offer for its shares and relocation of Building One's corporate headquarters. See Note 12 in the Notes to Consolidated Financial Statements included elsewhere herein.
                                       3
                     COMMERCIAL/INDUSTRIAL SERVICES GROUP
   The core capabilities of the Commercial/Industrial Services Group include the technical design, installation, maintenance, repair, replacement and upgrade of the electrical, heating, ventilating and air conditioning ("HVAC"), plumbing, network infrastructure, building and equipment controls and monitoring, sheet metal and process piping systems of commercial and industrial facilities. Electrical systems services include process controls, lighting, power, lifesafety systems, industrial machine wiring, electrical switchgear and cable tray systems, energy management systems and low energy systems known as "LES," including voice and data cabling, high speed data network infrastructure systems, fiber optics, video, security and sound. Other Commercial/Industrial Services Group services provided include both maintenance, repair and replacement services, or "MRR" services, and new installation services for products such as compressor-bearing HVAC equipment, boilers, chillers, central plants, process and high-purity piping, fire suppression systems and control systems. The Commercial/Industrial Services Group also provides complete millwright services installations, circuit breaker maintenance, instrumentation calibration, commissioning, generator start-up and testing, and piping and structural steel fabrication and erection.
   Facilities typically served by the Commercial/Industrial Services Group include manufacturing and processing facilities, industrial facilities (including refineries, petrochemical plants and water treatment plants), power generation facilities, chemical plants, data centers and server rooms, mission-critical facilities, detention and correctional facilities, hospitals and other critical care facilities, colleges and universities, hotels, commercial office buildings, automotive assembly plants, public and commercial transportation facilities, governmental complexes, sports and entertainment facilities, retail stores, restaurants, supermarkets, and convenience stores.
   Customers of the Commercial/Industrial Services Group include general contractors, property owners, managers and developers, governmental agencies, educational and medical institutions, engineering consultants, architectural firms and commercial and industrial companies in a variety of industries. The Commercial/Industrial Services Group is seeking to expand the services it provides to these customers through a national sales and marketing effort focusing on entities that are responsible for installing, operating or maintaining the electrical and mechanical systems in facilities located throughout the United States.
                          RESIDENTIAL SERVICES GROUP
   The Residential Services Group provides mechanical and other contracting services to homebuilders and homeowners from 35 locations. Although most of the Residential Services Group's business units perform MRR services, new construction work represented approximately 70% of the Residential Services Group's revenues in fiscal 2001.
   The Residential Services Group installs HVAC and plumbing systems in homes, apartment and condominium complexes and small commercial buildings. It also provides maintenance services for these systems, such as inspections, cleaning, repair and replacement of HVAC systems and associated parts; repair and replacement of bathroom fixtures, water filters and water heaters; and cleaning, repair and replacement of pipes, sewer lines and residential sanitary systems. In connection with its MRR services, the Residential Services Group sells a wide range of HVAC, plumbing and other equipment, including complete HVAC systems and a variety of parts and components.
   The Residential Services Group markets its residential new installation contracting services to local, regional and national homebuilders. The Residential Services Group targets its growth in the residential new installation market in those areas of the United States that have growth rates above the national average. Through strong existing relationships with major national homebuilders, the Residential Services Group is marketing its capabilities to provide consistent, reliable installation services on a regional basis.
                                       4
   The Residential Services Group's customers for residential MRR services consist primarily of homeowners and small commercial business owners. The Residential Services Group advertises its maintenance and repair services in the yellow pages, on billboards, on television and radio, and through direct mail. It also relies upon customized service offerings to attract and retain customers.
                            CLEANING SYSTEMS GROUP
   The Cleaning Systems Group offers cleaning and maintenance management services to over 8,000 locations nationwide, serving retail, commercial and industrial customers. Encompass believes that the Cleaning Systems Group is the largest provider of cleaning and maintenance management services to the retail sector in the United States based on revenues. Among other services, the Cleaning Systems Group (1) cleans and maintains floors, carpets, windows, walls, structures, sidewalks and parking lots, (2) strips and refinishes floors, (3) manages chemical supplies and equipment and (4) sanitizes restrooms and other areas. If requested by a customer, the Cleaning Systems Group selects, manages and integrates services provided by its business units and third party subcontractors to customers and monitors third party services to ensure the quality of the service performed.
   The customers of the Cleaning Systems Group include retail chain stores, supermarket chains, office buildings, industrial plants, banks, department stores, warehouses, educational and health facilities, restaurants and airport and transit terminals throughout the United States. The Cleaning Systems Group often provides services to a customer under a contractual arrangement on a regional or national basis.
                                  OPERATIONS
   Commercial construction projects begin with a proposal or design request from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in pre-agreed phases and progress billings are rendered to the owner for payment, less a retainage. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of materials to the job sites, scheduling of work crews with the necessary skills, and inspection and quality control) is coordinated in these same phases. The Company will generally perform new installation work using its own work force. However, the Company may subcontract with other contractors to perform work in locations where the Company does not have a facility or in instances where the Company's backlog requires additional resources.
   The Company also performs in-plant services and capital construction projects to selected industrial customers. This work typically includes management, labor, material and equipment for supplemental maintenance, turnarounds and capital construction projects. The work is scheduled and executed in accordance with the site-specific requirements. Contract pricing terms are either lump sum or rates negotiated annually. Payment is on work completed against milestones. The Company may self-perform the work or subcontract with other contractors depending on the scope of services required, as well as availability of an existing trained workforce.
   In providing maintenance, repair and replacement services, the Company uses specialized systems to log service orders, schedule service calls, identify and ready the necessary parts and equipment, track the work order, provide information for communication with the service technicians and customers, and prepare accurate invoices. Service histories and specific product information are generally accessible to the dispatcher in a database that may be searched by customer name or address. Maintenance, repair and replacement calls are initiated when a customer requests emergency repair service or the Company calls the client to schedule periodic service agreement maintenance. Service technicians are scheduled for the call or routed to the customer's business or residence by the dispatcher via a scheduling board or daily work sheet (for non-emergency service)
                                       5
or through cellular telephone, pager or radio. Service personnel work out of the Company's service vehicles, which carry an inventory of equipment, tools, parts and supplies needed to complete the typical variety of jobs. The technician assigned to a service call travels to the business or residence, interviews the customer, diagnoses the problem, presents the solution, obtains agreement from the customer and performs the work. The Company offers service contracts whereby the customer pays an annual or semiannual fee for periodic diagnostic and preventive services. The customers under service contracts receive priority service and specific discounts from standard prices for repair and replacement services. A portion of the Company's service work is done to satisfy manufacturers' equipment warranties. For such services, the Company is generally compensated by the manufacturer responsible for the defective equipment under warranty.
   Residential service technicians may carry a Customer Assurance Pricing manual developed by the Company which specifies the labor, equipment and parts required to fulfill certain tasks and the associated flat rate prices for those tasks. This manual is custom generated for each business unit from a database containing over 15,000 different repair operations and is regularly updated for price changes. This "flat rate pricing" strategy allows the Company to monitor margins and labor productivity at the point of sale, while increasing the level of customer satisfaction by demonstrating fairness and objectivity in pricing. Payment for maintenance, repair and replacement services not covered by a warranty or service contract is generally requested in cash, check or credit card at the point of sale.
   The Cleaning Systems Group assigns regional contract managers to each customer. The contract managers determine whether to perform the work internally or to utilize the Group's existing network of over 1,000 cleaning companies to subcontract duties. The Cleaning Systems Group typically utilizes the subcontractor network whenever practicable because of the proven benefits (reliability, quality, consistency and customer preference) of using the local workforce. The Cleaning Systems Group's Quality Measurement System measures the quality of cleaning and customer support efforts. In addition, the group runs a "24/7" call center to handle any emergency cleaning requests and has a national computer network to respond quickly and appropriately to customer requests.
Sources of Supply
   The raw materials, commodities and components used in electrical service applications include switchgear, panels, lighting packages, wire/cable, fiber-optic cable, generators, conduit, wiring devices and related power distribution and management components. Major components for mechanical service applications are pipe, valves, fittings, plumbing fixtures, and related plumbing and process piping components. The Company also utilizes condensing units, air handling units, chillers, ductwork, sheet steel, and other related materials for HVAC and refrigeration applications.
   Lead times for supplies are typically very short for standard products. These supplies are widely available through a variety of sources. The longest delivery times typically apply to chillers for large applications, which have lead times of up to four months.
   Encompass has entered into national strategic supply agreements with major distributors of electrical, mechanical, voice/data commodities, components and equipment. These relationships are designed to achieve economies of scale for delivered price, product availability and selection. These relationships also assist in realizing material handling and logistical synergies at the operational level. While these agreements are significant, Encompass is not materially dependent on any outside supplier.
Employees
   Through the Company's various business units, the Company currently has over 31,000 full and part-time employees. In the course of performing installation work, the Company may utilize the services of subcontractors. As of December 31, 2001, approximately 4,300 employees (in 20 of the Company's business units) were members of unions and work under collective bargaining agreements. The collective bargaining
                                       6
agreements have expiration dates between April 2002 and June 2007. The Company believes that its relationships with its employees and the employees of its business units are generally satisfactory.
Backlog
   The Company defines backlog as the amount of revenue expected to be realized from work to be performed on uncompleted contracts, including executed contracts on which work has not yet begun. After-market service work, smaller short-term MRR Projects and cleaning systems service work are generally not included in backlog. At December 31, 2001 and 2000, the Company's backlog of work was approximately $1.6 billion and $1.7 billion, respectively. Of the December 31, 2001 backlog, approximately $1.56 billion related to the operations of the Commercial/Industrial Services Group and $42 million to the operations of the Residential Services Group. The Company expects that it will complete a substantial portion of the existing backlog at December 31, 2001 by December 31, 2002.
Competition
   The facilities services industry is highly competitive with few barriers to entry. The Company believes that the principal competitive factors in the facilities services industry are (1) timeliness, reliability and quality of services provided, (2) range of services offered, (3) market share and visibility and (4) price. The Company believes that its strategy of creating a leading national provider of comprehensive services directly addresses these factors. The Company's ability to employ, train and retain highly motivated field personnel and service technicians to provide quality services is enhanced by the Company's ability to utilize professionally managed recruiting and training programs. In addition, the Company offers compensation, health and savings benefits that are more comprehensive than most offered in the industry. Competitive pricing is possible through purchasing economies and other cost saving opportunities that exist across each of the service lines offered and from labor productivity improvements.
   Most of the Company's competitors are small, owner-operated companies that typically operate in a single market. Certain of these smaller competitors may have lower overhead cost structures and may be able to provide their services at lower rates. Moreover, many homeowners have traditionally relied on individual persons or small repair service firms with whom they have long-established relationships for a variety of home repairs. There are currently a limited number of public companies focused on providing services in some of the same service lines provided by the Company.
   In addition, there are a number of national retail chains that sell a variety of plumbing fixtures and equipment and HVAC equipment for residential use and offer, either directly or through various subcontractors, installation, warranty and repair services. Other companies or trade groups engage in franchising their names and marketing programs in some service lines. In addition, HVAC equipment manufacturers, deregulated utilities and the unregulated business segments of regulated gas and electric utilities, and certain property management companies and real estate investment trusts are engaged in various commercial/industrial or residential service areas in which the Company operates. Certain of the Company's competitors and potential competitors have greater financial resources, name recognition or other competitive advantages over the Company.
Governmental Regulation
   Many aspects of the Company's operations are subject to various federal, state and local laws and regulations, including, among others, (1) permitting and licensing requirements applicable to contractors in their respective trades, (2) building, mechanical and electrical codes and zoning ordinances,
(3) laws and regulations relating to consumer protection, including laws and regulations governing service contracts for residential services, and (4) laws and regulations relating to worker safety and protection of human health. In Florida, warranties provided for in the Company's service agreements subject the Company and such agreements to some aspects of that state's insurance laws and regulations. Specifically, the Company is required to maintain funds on
                                       7
deposit with the Florida Office of Insurance Commissioner and Treasurer, the amount of which is not material to the Company's business. The Company is in compliance with these deposit requirements.
   The Company believes it has all required permits and licenses to conduct its operations and is in substantial compliance with applicable regulatory requirements relating to its operations. Failure of the Company to comply with the applicable regulations could result in substantial fines or revocation of the Company's operating permits.
   A large number of state and local regulations governing the facilities services trades require various permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all the Company's service technicians who work in the geographic area covered by the permit or license.
Environmental Regulation
   The Company's operations are subject to numerous federal, state and local environmental laws and regulations, including those governing the remediation of contaminated soil and groundwater, vehicle emissions and the use and handling of refrigerants. These laws and regulations are administered by the United States Environmental Protection Agency, the Coast Guard, the Department of Transportation and various state and local governmental agencies. The technical requirements of these laws and regulations are becoming increasingly complex and stringent, and meeting these requirements can be expensive. The nature of the Company's operations and its ownership or operation of property expose it to the risk of claims with respect to such matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Federal and state environmental laws include statutes intended to allocate the cost of remedying contamination among specifically identified parties. For example, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") can impose strict, joint and several liability on past and present owners or operators of facilities at, from or to which a release of hazardous substances has occurred, on parties who generated hazardous substances that were released at such facilities and on parties who arranged for the transportation of hazardous substances to such facilities. A majority of states have adopted "Superfund" statutes comparable to, and in some cases more stringent than, CERCLA. If the Company were to be found to be a responsible party under CERCLA or a similar state statute, the Company could be held liable for all investigative and remedial costs associated with addressing such contamination, even though the releases were caused by a prior owner or operator or third party. In addition, claims alleging personal injury or property damage may be brought against the Company as a result of alleged exposure to hazardous substances resulting from the Company's operations.
   Prior to entering into the agreements relating to the acquisition of businesses, the Company evaluated the properties owned or leased by those businesses and in some cases engaged an independent environmental consulting firm to conduct or review assessments of environmental conditions at certain of those properties. No material environmental problems were discovered in these reviews, and the Company is not otherwise aware of any actual or potential environmental liabilities that would be material to the Company. There can be no assurance that all such liabilities have been identified, that such liabilities will not occur in the future, that a party could not assert a material claim against the Company with respect to such liabilities, or that the Company would be required or able to answer for such claim.
   The Company's operations are subject to the Clean Air Act, Title VI of which governs air emissions and imposes specific requirements on the use and handling of substances known or suspected to cause or contribute significantly to harmful effects on the stratospherical ozone layer, such as chlorofluorocarbons and certain other refrigerants ("CFCs"). Clean Air Act regulations require the certification of service technicians involved in the service or repair of systems, equipment and appliances containing these refrigerants and also regulate the containment and recycling of these refrigerants. These requirements have increased the Company's training expenses and expenditures for containment and recycling equipment. The Clean Air Act is intended ultimately to eliminate the use of CFCs in the United States and require alternative refrigerants to be used in replacement HVAC systems.
                                       8
   The Company's operations in certain geographic regions are subject to laws that will, over the next few years, require specified percentages of vehicles in large vehicle fleets to use "alternative" fuels, such as compressed natural gas or propane, and meet reduced emissions standards. The Company does not anticipate that the cost of fleet conversion that may be required under current laws will be material. Future costs of compliance with these laws will be dependent upon the number of vehicles purchased in the future for use in the covered geographic regions, as well as the number and size of future business acquisitions by the Company in these regions. The Company cannot determine to what extent its future operations and earnings may be affected by new regulations or changes in existing regulations relating to vehicle emissions.
   Capital expenditures related to environmental matters during the fiscal years ended December 31, 2001, 2000 or 1999 were not material. The Company does not currently anticipate any material adverse effect on its business or consolidated financial position as a result of future compliance with existing environmental laws and regulations controlling the discharge of materials into the environment. Future events, however, such as changes in existing laws and regulations or their interpretation, more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws and regulations may require additional expenditures by the Company which may be material.
Item 2. Properties.
   Encompass's executive offices are located in leased office space at 3 Greenway Plaza, Suite 2000, Houston, Texas 77046.
   The Company conducts its business from over 200 facilities, substantially all of which are leased under agreements with remaining terms up to 14 years from the date hereof on terms the Company believes to be commercially reasonable. A majority of the Company's facilities are leased from certain former shareholders (or entities controlled by certain former shareholders) of its subsidiaries. The provisions of the leases are on terms the Company believes to be at least as favorable to the Company as could have been negotiated by the Company with unaffiliated third parties. The Company believes the owned and leased facilities are adequate to serve its current level of operations.
   The Company's vehicle fleet consists of approximately 10,500 owned or leased service trucks, vans and support vehicles, representing the fifteenth-largest commercial fleet in the United States. The Company believes these vehicles are well-maintained, ordinary wear and tear excepted, and are adequate for the Company's current operations.
   The Company believes that it has generally satisfactory title to the property owned by it, subject to the liens for current taxes, liens incident to minor encumbrances and easements and restrictions that do not materially detract from the value of such property or the interests therein or the use of such property in its business. Additionally, substantially all assets of the Company and the capital stock of its subsidiaries are subject to a lien under its credit facility.
Item 3. Legal Proceedings.
   The Company is a party to various legal proceedings. It is not possible to predict the outcome of these matters. However, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations.
Item 4. Submission of Matters to a Vote of Security Holders.
   Encompass did not submit any matter to a vote of its security holders during the fourth quarter of 2001.
                                       9
Item 4A. Executive Officers of the Registrant.
   The following table sets forth certain information concerning the executive officers of Encompass as of March 1, 2002:

          Name           Age                              Position
          ----           ---                              --------
J. Patrick Millinor,
 Jr. ...................  56 Chairman of the Board; Director
Joseph M. Ivey..........  43 President and Chief Executive Officer; Director
Henry P. Holland........  53 Executive Vice President and Chief Operating Officer
Darren B. Miller........  42 Senior Vice President, Chief Financial Officer
Daniel W. Kipp..........  42 Senior Vice President, Chief Information and Administrative Officer
Gray H. Muzzy...........  48 Senior Vice President, General Counsel and Secretary
L. Scott Biar...........  39 Vice President, Chief Accounting Officer
Todd Matherne...........  47 Vice President, Treasurer
James Cocca.............  46 Senior Vice President--Operations
Patrick L. McMahon......  53 Senior Vice President--Operations
Ray Naizer..............  49 Senior Vice President--Operations
James L. Phillips.......  40 Senior Vice President--Operations
Steven A. Bate..........  39 Vice President--Operations
William Hill............  49 Vice President--Operations

   J. Patrick Millinor, Jr. became Chairman of the Board of Encompass in February 2000. In October, 2000, Mr. Millinor assumed the status of a non-executive Chairman. He previously served as Chief Executive Officer of Encompass from April 1997 to February 2000 and as President from October 1996 to August 1997. He has also been a director of Encompass since October 1996. From September 1994 to October 1996, Mr. Millinor worked directly for Gordon Cain, a significant stockholder in Encompass, assisting in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. He currently serves as a director of Agennix Incorporated, Applied Veterinary Systems, Inc. and Haelan Health(R) Corporation.
   Joseph M. Ivey became President and Chief Executive Officer and a director of Encompass in February 2000. Prior to the Merger, he served as President and Chief Executive Officer of Building One from February 1999 to February 2000. He also served as a Director of Building One from October 1998 to February 2000. From September 1998 to February 1999, Mr. Ivey served as the President of the Building One mechanical group. Prior to joining Building One, Mr. Ivey served as the Chairman and Chief Executive Officer of Encompass Mechanical Services Southeast, Inc. (formerly known as Ivey Mechanical Company, Inc.), a mechanical services company and wholly-owned subsidiary of Encompass acquired by Building One in 1998. Mr. Ivey also serves as a Trustee of Freed-Hardeman University.
   Henry P. Holland became Executive Vice President and Chief Operating Officer of Encompass in October 2000. Previously, he served as President and Chief Operating Officer of Metamor Worldwide (now PSINet Consulting Solutions) from June 1999 to June 2000 when the company was sold to PSI Net. Prior to joining Metamor, Mr. Holland served as Executive Vice President of Landmark Graphics, a leading supplier of decision-making software and services for the oil and gas industry, from 1994 to 1999.
   Darren B. Miller became Senior Vice President of Encompass in February 2000. From July 1998 to February 2000, he served as Executive Vice President of Encompass and from October 1996 until July 1998 as Senior Vice President. He has also served as Chief Financial Officer of Encompass since October 1996. From 1989 to 1996, Mr. Miller served in several capacities at Allwaste, Inc., an industrial service company, including Vice President, Treasurer and Controller from 1995 to 1996.
   Daniel W. Kipp became Senior Vice President, Chief Information and Administrative Officer of Encompass in January 2001. From February 2000 to January 2001, he served as Senior Vice President, Treasurer and Chief Information Officer of Encompass. From July 1998 to February 2000, he served as Senior Vice President and Chief Accounting Officer of Encompass and as Vice President and Corporate Controller from February 1997 to July 1998. From February 1994 until February 1997, Mr. Kipp was a sales executive with American Sterling, a provider of hazard insurance outsourcing services to the mortgage banking industry.
                                      10
   Gray H. Muzzy became Senior Vice President, General Counsel and Secretary of Encompass in April 2000. From January 1989 to April 2000, Mr. Muzzy was a partner with the Houston-based law firm of Bracewell & Patterson, L.L.P. Mr. Muzzy provided legal representation to a variety of industries, including real estate, oil and gas, software, chemical, banking and insurance.
   L. Scott Biar became Vice President and Chief Accounting Officer of Encompass in August 2000. From June 1998 to June 2000, Mr. Biar was Vice President and Corporate Controller of Corporate Brand Foods America. From May 1991 through June 1998, Mr. Biar served in various senior financial roles with Weatherford International, Inc., most recently as Corporate Controller. Mr. Biar is a Certified Public Accountant.
   Todd Matherne became Vice President and Treasurer of Encompass in January 2001. During 2000, he was co-founder and advisor to US Farm and Ranch Supply Company, Inc. From April 1995 to December 1999, Mr. Matherne served in senior financial and operations roles with Service Corporation International, most recently as Senior Vice President, Treasurer and Interim Chief Financial Officer.
   James L. Cocca became Senior Vice President--Operations of Encompass in October 2001. Mr. Cocca was Chief Operating Officer of Encompass' Electrical Technologies Group from November 2000 to October 2001. He held the position of President of Schindler Elevator Corporation (formerly Westinghouse Elevator) from January 1996 to November 2000 with responsibility for North American Operations.
   Patrick L. McMahon became Senior Vice President--Operations of Encompass in October 2001. Mr. McMahon was Chief Operating Officer--Mechanical Services Group of Encompass from August 2001 to October 2001. He served as President-- Industrial Services Group of Encompass from February 2000 to August 2001. From July 1999 to February 2000, he was Executive Vice President and Chief Operating Officer of the Industrial Business Unit of Building One's Mechanical and Electrical Group. From October 1998 to July 1999, Mr. McMahon was a management consultant with respect to outsourcing maintenance operations and served as President and Chief Operating Officer of Professional Services Group, a subsidiary of Air & Water Technologies, between May 1995 and October 1998.
   Ray Naizer became Senior Vice President--Operations of Encompass in October 2001. He was President--Electrical Technologies Group of Encompass from April 2001 to October 2001. Previously, Mr. Naizer served as President of Encompass Electrical Technologies of Texas, Inc. (formerly Walker Engineering, Inc.), a wholly-owned subsidiary of Encompass acquired by Building One in 1998, from December 2000 to March 2001. Mr. Nazier previously served as Executive Vice President of Operations of Encompass Electrical Technologies of Texas, Inc. for more than five years.
   James L. Phillips became Senior Vice President--Operations of Encompass in October 2001. Previously, Mr. Phillips served as Vice President of Operations of NetVersant Solutions from May 2000 to October 2001. From November 1998 to May 2000, he was Co-Founder and Executive Vice President of East Coast Concepts, a system integration alliance partner to GE Capital Corporation. From 1996 to November 1998, he was Executive Vice President of GE Capital Leverage Procurement Program.
   Steven A. Bate became Vice President--Operations in March 2002. Mr. Bate was Vice President-Integration of Encompass from November 2000 to March 2002. Previously, Mr. Bate served as an operations finance consultant to NetVersant Solutions from July 2000 to October 2000. From October 1999 to April 2000, he served as Vice President-Operations of Metamor Worldwide (now PSINet Consulting Solutions). From September 1998 to October 1999, Mr. Bate served as Chief Financial Officer of Insource Management Group, a private consulting services firm. Previously, he served as Vice President-Independent Business Units for Landmark Graphics.
   William Hill became Vice President--Operations in December, 2001. Previously, Mr. Hill served as Vice President-Operations of Building One Service Solutions, Inc., a wholly-owned subsidiary of Encompass acquired by Building One in 1998, from January 2000 to December 2001. From October 1998 to January 2000, Mr. Hill served in various capacities with Building One Service Solutions, Inc., including Regional President and Director of Operations. Mr. Hill previously served as Director of Operations for SPC Contract Management, a janitorial services contract management company, for more than 22 years.
                                      11
                                    PART II
Item 5. Market for Registrant's Common Equity and Related Stockholder Matters. The Common Stock of Encompass is listed for trading on the New York Stock
Exchange (the "NYSE") under the symbol "ESR." The following table sets forth the range of high and low sales prices for the Common Stock on the NYSE for the periods indicated. For the period prior to the Merger in the first quarter of 2000, the prices shown are those of GroupMAC shares:

                                                                    High   Low
                                                                   ------ -----
Year ended December 31, 2000
1st quarter....................................................... $10.63 $5.75
2nd quarter.......................................................   7.44  4.63
3rd quarter.......................................................   8.25  4.75
4th quarter.......................................................   8.00  3.25

Year ended December 31, 2001
1st quarter....................................................... $ 6.69 $4.50
2nd quarter.......................................................   9.80  3.95
3rd quarter.......................................................   8.95  2.80
4th quarter.......................................................   3.75  1.23

   As of February 28, 2002, the market price of the Company's Common Stock was $2.23, and there were 704 shareholders of record. The number of record holders does not necessarily bear any relationship to the number of beneficial owners of the Common Stock.
Dividends
   Encompass has not paid a dividend on the Common Stock since its incorporation and does not anticipate paying any dividends on the Common Stock in the foreseeable future. The Company intends to retain any earnings to finance the expansion of its business, to repay indebtedness and for general corporate purposes. In addition, the Company's bank credit facility and the indenture relating to the Company's 10 1/2% Senior Subordinated Notes restrict the Company's ability to pay dividends on the Common Stock. In addition, the holders of the Convertible Preferred Stock must approve payment of dividends on the Common Stock in excess of five percent of the value of the Common Stock during any twelve-month period.
   Under the terms of Encompass' 7.25% Convertible Preferred Stock, the holders of the Convertible Preferred Stock are entitled to receive in the aggregate dividends of approximately $21.8 million per year, payable quarterly. However, Encompass has the option, until February 22, 2003, of deferring the payment of dividends on the Convertible Preferred Stock without any adverse consequences other than a compounding of the dividends payable in the future. Encompass has elected to defer the payment of the dividends payable to date and that would otherwise be payable on March 31, 2002. The Company's amended bank credit facility prohibits the payment of such dividends in cash until certain financial ratios are achieved.
   Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's operating results, financial condition, capital requirements, expansion plans, level of indebtedness, contractual restrictions with respect to the payment of dividends and such other factors as the Board of Directors deems relevant.
                                      12
Item 6. Selected Financial Data.
   Except as discussed below, the following selected financial data have been derived from the audited consolidated financial statements of the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and notes thereto, included elsewhere herein.
   As discussed in Notes 1 and 3 of Notes to Consolidated Financial Statements, the financial results for periods prior to the Merger on February 22, 2000 reflect the historical results of Building One. Per share results for such periods presented below have been adjusted to reflect the 1.25 exchange ratio applied in the Merger. Since Building One was formed in late 1997, the financial data for 1997 presented below reflect only the operating results of three businesses acquired by Building One in 1998 under the pooling-of-interests method of accounting.

                                  For the Years Ended December 31,
                          ---------------------------------------------------
                             2001        2000        1999      1998    1997
                          ----------  ----------  ---------- -------- -------
                                (in thousands, except per share data)
INCOME STATEMENT DATA:
Revenues................. $3,904,735  $3,982,266  $1,772,584 $809,601 $70,101
Gross profit.............    616,883     707,196     353,467  173,376  11,244
Selling, general and
 administrative
 expenses................    454,769     441,757     203,962   99,807  11,771
Provision for doubtful
 accounts................     37,359       6,988         766      732       5
Amortization of goodwill
 and other intangible
 assets..................     36,919      33,339      16,004    7,653      --
Other operating costs....         --      20,000       8,020       --      --
                          ----------  ----------  ---------- -------- -------
Operating income (loss)
 ........................     87,836     205,112     124,715   65,184    (532)
Income (loss) from
 continuing operations...    (13,692)     59,688      53,062   47,463   1,443
Income (loss) before
 extraordinary loss......    (51,126)     63,353      53,062   47,463   1,443
Net income (loss)........    (51,126)     55,296      53,062   47,463   1,443
Convertible preferred
 stock dividends.........    (20,612)    (16,568)         --       --      --
                          ----------  ----------  ---------- -------- -------
Net income (loss)
 available to common
 shareholders............ $  (71,738) $   38,728  $   53,062 $ 47,463 $ 1,443
                          ==========  ==========  ========== ======== =======
Income (loss) from continuing
 operations per share:
  Basic.................. $     (.54) $      .73  $     1.28 $    .95 $   .20
  Diluted................ $     (.54) $      .71  $     1.21 $    .93 $   .20
Net income (loss) per
 share:
  Basic.................. $    (1.12) $      .65  $     1.28 $    .95 $   .20
  Diluted................ $    (1.12) $      .63  $     1.21 $    .93 $   .20
Weighted average shares
 outstanding:
  Basic..................     63,845      59,234      41,538   49,885   7,104
  Diluted................     63,845      61,089      46,406   51,161   7,332

                                           As of December 31,
                          ----------------------------------------------------
                             2001       2000       1999       1998      1997
                          ---------- ---------- ---------- ---------- --------
                                             (In thousands)
BALANCE SHEET DATA:
Cash and cash
 equivalents............. $   20,572 $   10,094 $   17,085 $  213,096 $528,972
Working capital..........    324,236    491,335    220,431    307,390  528,235
Total assets.............  2,401,326  2,697,882  1,313,754  1,043,922  539,159
Total debt...............    814,814    967,411    600,178      5,454    3,232
Mandatorily redeemable
 convertible preferred
 stock...................    289,621    269,009         --         --       --
Shareholders' Equity.....    676,112    763,875    428,757    837,537  529,480

                                      13
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.
   The following discussion should be read in conjunction with the consolidated financial statements of Encompass Services Corporation ("Encompass", or the "Company") and notes thereto, included elsewhere herein. This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the forward-looking statements. See "Forward Looking Statements" and "Risk Factors".
Introduction
   Encompass is one of the largest providers of facilities services in the United States. The Company provides electrical and mechanical contracting services and cleaning and maintenance management services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. On February 22, 2000, the shareholders of GroupMAC and Building One approved the Merger of the two companies. In connection with the Merger, GroupMAC changed its name to Encompass Services Corporation.
   GroupMAC was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquiror and, accordingly, the Merger was accounted for as a "reverse acquisition". Under this method of accounting, Encompass' historical results for periods prior to the Merger are the same as Building One's historical results. See Note 3 of Notes to Consolidated Financial Statements for further discussion of the Merger.
   Encompass operates in three reportable segments: Commercial/Industrial Services, Residential Services and Cleaning Systems. See Note 13 of Notes to Consolidated Financial Statements for a description of each of these reportable segments.
Critical Accounting Policies
   The Company's significant accounting policies are described in Note 2 of Notes to Consolidated Financial Statements. Management believes that the Company's most critical accounting policy is in accounting for long-term construction contracts. Determining the points at which revenue should be recognized as earned and costs should be recognized as expenses is a major accounting issue common to all businesses engaged in the performance of long-term construction contracts. The Company uses the percentage-of-completion accounting method for construction contracts in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". Each of the Company's business units calculates the percentage-of-completion of each contract by dividing the costs incurred to date by the estimated total contract costs at completion (the "cost-to-cost" method). This percentage is then applied to the estimated total contract value (the total amount of revenue expected to be realized from the contract) in order to calculate the amount of revenue to be recognized to date on each contract. Provisions are recognized in the statement of operations for the full amount of estimated losses on uncompleted contracts whenever evidence indicates that the estimated total cost of a contract exceeds its estimated total contract value.
   Percentage-of-completion accounting requires considerable reliance on estimates in determining revenues, costs, profit margins and the extent of progress toward completion on a contract-by-contract basis. Uncertainties inherent in the performance of contracts generally include labor availability and productivity, job conditions, material cost, change order scope and pricing, final contract settlements and other factors. These uncertainties are evaluated continually for each contract, and the impact of changes in estimates of total contract costs, total contract value, and other factors are reflected in the consolidated financial statements in the period in which the revisions are determined.
                                      14
   Company business units enter into contracts primarily through competitive bids, with the final terms and prices often negotiated with the customer. Although the pricing terms and conditions of contracts vary considerably, most of these contracts are known as "fixed-price" (or "lump-sum") contracts, in which the business unit essentially agrees to perform all acts under the contract for a stated price. Company business units also enter into "cost-plus" contracts (costs incurred plus a stated mark-up percentage or a stated
fee) and "time-and-materials" contracts (stated hourly labor rate plus the cost of materials). Fixed-price contracts inherently contain higher risk of loss than the other contract types, but management believes that the Company is generally able to achieve higher gross profit margins on fixed-price contracts as a result of the expertise and experience of its business units in bidding and job performance. No assurance can be given, however, that the Company will not incur significant job losses on contracts in the future.
   The Company recognizes maintenance, repair and replacement revenues, including cleaning and maintenance management services, as services are performed. Service contract revenue is recognized ratably over the life of the service contract. The Company accounts for revenues from fixed price installation and retrofit contracts on a percentage-of-completion basis using the cost-to-cost method.
   Cost of services consists primarily of salaries, wages, benefits and insurance of service and installation technicians, project managers and other field support employees; materials, components, parts and supplies; engineered equipment; subcontracted services; depreciation; fuel and other vehicle expenses and equipment rentals. Selling, general and administrative expenses consist primarily of compensation and related benefits for management, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees.
   Accounts receivable collectibility represents another significant accounting policy. Company business units grant credit, generally without collateral, to their customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. The Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company is entitled to payment for work performed and often has certain lien rights that can be attached to the work performed. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when future collection is considered doubtful. Historically, receivables collectibility has not been a significant issue in the facilities service industry, particularly with respect to new construction. However, the Company recorded provisions for bad debts totaling $37.4 million from continuing operations during 2001, compared to $7.0 million in 2000. The significant increase is primarily attributable to the collapse of the telecommunications industry discussed below and, to a lesser extent, the general economic downturn which contributed to financial difficulties of certain customers outside the technology sector.
   Included in the Company's customer base are a number of companies involved in the telecommunications industry, including fiber-optic network companies, wireless phone companies and high-speed Internet providers. During 2001, many companies in the telecommunications sector, including some of the Company's customers, experienced a dramatic reduction in the amount of new capital available to them, upon which certain of them are reliant to successfully achieve their business plans. Consequently, the Company has experienced slower payment from certain customers, several of which have filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company provided allowances of $27.8 million in continuing operations and $17.7 million in the discontinued Global Technologies operations to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility.
   On September 25, 2001, the Company announced its decision to cease operations of its Global Technologies segment effective September 30, 2001. With the exception of some minor job wrap-up and receivables collection, substantially all of these operations have been terminated as of December 31, 2001. The shutdown of these operations represents the disposal of a business segment under Accounting Principles Board Opinion No. 30. Accordingly, the amounts disclosed herein have been restated to reflect the historical, after-tax results of these operations as "Income (loss) from discontinued operations, net of tax". In connection with the decision to
                                      15
discontinue these operations, a charge of $26.5 million, net of the related income tax benefit of $7.8 million, was recorded in 2001 to provide for the estimated costs of disposal of these operations. Such estimated costs of disposal primarily consist of the write-off of non-deductible, unamortized goodwill of $12.0 million, net facility and equipment lease obligations of $12.4 million, net asset writedowns of $3.8 million and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6.1 million. See Note 16 of Notes to Consolidated Financial Statements for further discussion.
Results of Operations
Year ended December 31, 2001 compared to Year ended December 31, 2000
   Operating results for the years ended December 31, 2001 and 2000 are summarized as follows (in millions):

                                           Year ended          Year ended
                                       December 31, 2001   December 31, 2000
                                       ------------------- -------------------
                                                 Operating           Operating
                                       Revenues   Income   Revenues   Income
                                       --------  --------- --------  ---------
Commercial/Industrial Services........ $3,297.8    $88.0   $3,442.1   $220.9
Residential Services..................    331.2     30.3      287.6     30.3
Cleaning Systems......................    293.1     17.7      265.2     16.6
Corporate and other...................       --    (11.3)        --     (9.4)
Amortization of goodwill and other
 intangibles assets...................       --    (36.9)        --    (33.3)
Merger and related charges and costs
 to exit certain activities and
 related costs........................       --       --         --    (20.0)
Eliminations..........................    (17.4)      --      (12.6)      --
                                       --------    -----   --------   ------
  Total............................... $3,904.7    $87.8   $3,982.3   $205.1
                                       ========    =====   ========   ======

   Segment Results. Commercial/Industrial Services Group revenues decreased 4% to $3,297.8 million in 2001 compared to 2000, despite the inclusion for the full year of the GroupMAC operations acquired in February 2000, primarily as a result of the decline in revenues from the technology and telecommunications sector and the general economic slowdown. Commercial/Industrial Services operating income decreased 60% to $88.0 million in 2001 compared to 2000, primarily as a result of increased pricing pressures on projects as a result of deteriorating economic conditions, a greater than normal level of losses recorded on certain fixed-price projects, reduced levels of work done for customers in the higher margin technology and telecommunications sector, and significant provisions for doubtful accounts largely attributable to telecommunications customers. Residential Services Group revenues increased 15%, reflecting a full year of the GroupMAC operations acquired in the February 2000 Merger. Residential Services operating income remained flat at $30.3 million, reflecting increased price competition in certain new construction markets. Cleaning Systems Group revenues increased 11% to $293.1 million and operating income increased 7% to $17.7 million, primarily as a result of an increased volume of national service contracts.
   Revenues. Revenues decreased $77.5 million, or 2%, to $3,904.7 million for the year ended December 31, 2001 from $3,982.3 million for the year ended December 31, 2000. The decrease is primarily attributable to decreases in revenues from technology and telecommunications customers in the West and Southwest regions of the Company's Commercial/Industrial Services Group partially offset by the inclusion of a full year of the GroupMAC businesses, which were acquired in the February 22, 2000 Merger, and an 11% increase in Cleaning Systems Group revenues.
   Gross profit. Gross profit decreased $90.3 million, or 13%, to $616.9 million for the year ended December 31, 2001 from $707.2 million for the year ended December 31, 2000. This decrease in gross profit is primarily due to increased pricing pressures on projects as a result of deteriorating economic conditions, a greater than normal level of losses recorded on certain fixed-price projects and reduced levels of work done for customers in the higher margin technology and telecommunications sectors.
                                      16
   Gross profit margin decreased to 15.8% for the year ended December 31, 2001 compared to 17.8% for the year ended December 31, 2000. This decline is primarily attributable to the lower volume of technology projects in 2001 which tend to be higher margin, increased price competition as a result of general economic weakness, and the increased job losses on fixed-price projects mentioned above.
   Selling, general and administrative expenses. Selling, general and administrative expenses increased $13.0 million, or 3%, to $454.8 million for the year ended December 31, 2001 from $441.8 million for the year ended December 31, 2000. The increase in these expenses is primarily attributable to the inclusion of the GroupMAC operations for a full year of activity, partially offset by integration-related cost savings. As a percentage of revenues, selling, general and administrative expenses increased to 11.6% for the year ended December 31, 2001 from 11.1% for the year ended December 31, 2000. This increased percentage is primarily the result of increased costs to support the Company's branding, cross selling, training and internal growth initiatives, partially offset by integration-related cost savings.
   Provision for doubtful accounts. Provision for doubtful accounts increased $30.4 million to $37.4 million for the year ended December 31, 2001 from $7.0 million for the year ended December 31, 2000. This increase is primarily attributable to $27.8 million in charges recorded in 2001 to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility.
   Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets for the year ended December 31, 2001 increased $3.6 million, or 11%, to $36.9 million from $33.3 million for the year ended December 31, 2000. This increase primarily relates to the GroupMAC businesses that were acquired in the Merger and the impact of payments under contingent consideration agreements relating to previously acquired companies.
   Merger and related charges. In connection with the Merger, the Company recorded $7.8 million of costs and expenses related to severance and office closing costs in the first quarter of 2000. These costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. These costs are more fully described in Note 3 in the Notes to Consolidated Financial Statements included herein.
   Costs to exit certain activities and related costs. In the first quarter of 2000, the Company recorded $12.2 million of costs and expenses related to the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. These costs are more fully described in
Note 3 in the Notes to Consolidated Financial Statements included herein. Other income (expense). Other income (expense) primarily includes net interest expense of $83.3 million for the year ended December 31, 2001, reflecting a $3.9 million decrease from the year ended December 31, 2000. Average debt balances outstanding were higher during 2001 as compared to 2000 due primarily to debt incurred in connection with the Merger in February 2000. Despite the higher average debt balance, net interest expense was lower as a result of lower prevailing interest rates during the year ended December 31, 2001 as compared to 2000.
   Income tax provision. As a result of lower earnings before taxes, the income tax provision decreased $41.2 million to $16.5 million for the year ended December 31, 2001 from $57.7 million for the year ended December 31, 2000. The effective tax rate exceeds the statutory rate due primarily to non-deductible goodwill amortization. See Note 6 of Notes to Consolidated Financial Statements included herein.
   Income (loss) from discontinued operations, net of tax. The Company recorded a loss from the discontinued Global Technologies segment, net of tax, of $10.9 million for the year ended December 31, 2001 compared to income from discontinued operations, net of tax, of $3.7 million for the prior year period. The loss in the year ended December 31, 2001 is due primarily to charges totaling approximately $14.0 million to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their
                                      17
ultimate collectibility and to lower volumes of work with customers in the technology and telecommunications sectors as projects were delayed or canceled due to the inability of many customers to access capital required to fund such projects.
   Loss on disposal of discontinued operations, net of tax. The loss on disposal of the discontinued Global Technologies segment of $26.5 million, net of related income tax benefit of $7.8 million, primarily consists of the write-off of non-deductible, unamortized goodwill of $12.0 million, net facility and equipment lease obligations of $12.4 million, net asset writedowns of $3.8 million and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6.1 million.
   Extraordinary loss, net. The net of tax extraordinary loss of $8.1 million for the year ended December 31, 2000 relates to the write-off of deferred debt issuance costs associated with Building One's revolving credit facility, term credit facility and junior subordinated notes that were repaid in connection with the Merger.
Year ended December 31, 2000 compared to Year ended December 31, 1999
   Operating results for the years ended December 31, 2000 and 1999 are summarized as follows (in millions):

                                           Year ended          Year ended
                                       December 31, 2000   December 31, 1999
                                       ------------------- -------------------
                                                 Operating           Operating
                                       Revenues   Income   Revenues   Income
                                       --------  --------- --------  ---------
Commercial/Industrial Services........ $3,442.1   $220.9   $1,532.7   $135.3
Residential Services..................    287.6     30.3         --       --
Cleaning Systems......................    265.2     16.6      245.8     18.6
Corporate and other...................       --     (9.4)        --     (5.2)
Amortization of goodwill and other
 intangible assets....................       --    (33.3)        --    (16.0)
Merger and related charges and costs
 to exit certain activities and
 related costs........................       --    (20.0)        --       --
Restructuring and recapitalization
 charges..............................       --       --         --     (8.0)
Eliminations..........................    (12.6)      --       (5.9)      --
                                       --------   ------   --------   ------
  Total............................... $3,982.3   $205.1   $1,772.6   $124.7
                                       ========   ======   ========   ======

   Segment Results. Commercial/Industrial Services Group revenues increased 125% to $3,442.1 million in 2000 compared to 1999, primarily as a result of the inclusion of the GroupMAC businesses that were acquired in the Merger. For the same reason, Commercial/Industrial operating income increased 63% to $220.9 million in 2000 compared to 1999. All of the Residential Services Group was acquired from GroupMAC. Cleaning Systems Group revenues increased 8% to $265.2 million as a result of increased volume of regional and national service contracts. Operating income in the Cleaning Systems Group declined $2.0 million to $16.6 million, primarily as a result of increased bad debts and costs incurred to relocate the group headquarters in 2000.
   Revenues. Revenues increased $2,209.7 million, or 125%, to $3,982.3 million for the year ended December 31, 2000 from $1,772.6 million for the year ended December 31, 1999. This increase in revenues is attributable to the following:
  . $1,748.4 million relates to the GroupMAC businesses that were acquired in the Merger.
  . $140.6 million relates to the incremental revenues contributed in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.
  . $301.3 million relates to internal growth in the Commercial/Industrial Services Group. This increase primarily relates to volume increases in the Midwest, California, Arizona, Colorado and Texas markets.
  .   $19.4 million relates to internal growth in the Cleaning Systems Group.
                                      18
   Gross profit. Gross profit increased $353.7 million, or 100%, to $707.2 million for the year ended December 31, 2000 from $353.5 million for the year ended December 31, 1999. This increase in gross profit is attributable to the following:
  . $330.5 million relates to the GroupMAC businesses that were acquired in the Merger.
  .   $29.3 million relates to the incremental gross profit contributed in the year ended December 31, 2000 by Commercial/Industrial Services
      Group companies acquired during or subsequent to the year ended
      December 31, 1999.
  . Partially offsetting the above increases was a $6.1 million decrease in same store results related primarily to the negative impact of job contract losses in the California operations of the Commercial/Industrial Services Group and economic softness in the Southeastern United States.
   Gross profit margin decreased to 17.8% for the year ended December 31, 2000 compared to 19.9% for the year ended December 31, 1999. This decline primarily resulted from the decreased profitability of 11 eliminated business units and from a local management focus on achieving targeted growth levels that drove significant revenue growth at the expense of margin preservation. In addition, management believes that, during the first half of 2000, issues related to the Merger caused a significant amount of distraction among the operating leadership of the Company. In addition, the Merger resulted in a higher proportion of revenues for the year ended December 31, 2000 from mechanical and industrial business units, which traditionally have lower gross margins than electrical business units.
   Selling, general and administrative expenses. Selling, general and administrative expenses increased $237.8 million, or 117%, to $441.8 million for the year ended December 31, 2000 from $204.0 million for the year ended December 31, 1999. This increase in these expenses is attributable to the following:
  . $212.4 million relates to the GroupMAC businesses that were acquired in the Merger.
  . $15.4 million relates to the incremental selling, general and administrative expense incurred in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.
  . $10.0 million relates to internal growth in the Commercial/Industrial Services Group and Cleaning Systems Group. This increase primarily relates to supporting the revenue growth in the Texas, California, Arizona and Colorado markets.
   As a percentage of revenues, selling, general and administrative expenses decreased to 11.1% for the year ended December 31, 2000 from 11.5% for the year ended December 31, 1999. This decrease is a result of leveraging corporate, regional and operating unit overhead over a larger revenue base.
   Provision for doubtful accounts. Provision for doubtful accounts increased $6.2 million to $7.0 million for the year ended December 31, 2000 from $0.8 million for the year ended December 31, 1999. This increase is attributable to an increase of $2.7 million related to GroupMAC companies that were acquired in the Merger and same store increases due to higher revenues.
   Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets for the year ended December 31, 2000 increased $17.3 million, or 108%, to $33.3 million from $16.0 million for the year ended December 31, 1999. This increase primarily relates to (i) the GroupMAC businesses that were acquired in the Merger and (ii) the companies acquired during or subsequent to the year ended December 31, 1999.
   Merger and related charges. In connection with the Merger, the Company recorded $7.8 million of costs and expenses related to severance and office closing costs. These costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. These costs are more fully described in Note 3 in the Notes to Consolidated Financial Statements included herein.
                                      19
   Costs to exit certain activities and related costs. In the first quarter of 2000, the Company recorded $12.2 million of costs and expenses related to the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. These costs are more fully described in
Note 3 in the Notes to Consolidated Financial Statements included herein. Restructuring and recapitalization charges. Restructuring and recapitalization charges were $8.0 million for the year ended December 31, 1999. These charges included $2.8 million relating to compensation expense for stock options exercised and the underlying shares of common stock repurchased in Building One's recapitalization plan during 1999, and $5.2 million of restructuring charges pertaining to the relocation of Building One's then existing corporate headquarters and integration of the cleaning systems operations. These costs are more fully described in Note 12 in the Notes to Consolidated Financial Statements included herein.
   Other income (expense). Other income (expense) primarily includes net interest expense of $87.2 million for the year ended December 31, 2000, compared to $29.9 million for the year ended December 31, 1999. This change is primarily the result of increased borrowings related to the Merger and other acquisitions.
   Income tax provision. The income tax provision increased $15.7 million to $57.7 million for the year ended December 31, 2000 from $42.0 million for the year ended December 31, 1999. This increase primarily relates to the increased pretax earnings. The increase in the effective tax rate from 44.2% in 1999 to 49.1% in 2000 results primarily from higher non-deductible goodwill amortization as a proportion of pre-tax income.
   Extraordinary loss, net. The net of tax extraordinary loss of $8.1 million for the year ended December 31, 2000 relates to the write-off of deferred debt issuance costs associated with Building One's revolving credit facility, term credit facility and junior subordinated notes that were repaid in connection with the Merger.
Liquidity and Capital Resources
   The Company finances its operations and growth from internally generated funds and borrowings from commercial banks or other lenders. Management anticipates that the Company's cash flow from operations and borrowing capacity under the existing bank credit facilities will be adequate for the Company to fund its normal working capital needs, debt service requirements and planned capital expenditures for 2002. As further discussed below, the Company's financial covenants under its Credit Facility, which are measured as of the end of each fiscal quarter, are expected to remain tight during 2002, particularly through the first half of the year. If the Company anticipates that it will violate any of these financial covenants, it will be necessary to negotiate new terms with its senior lenders or seek other financing alternatives in order to prevent an event of default under the Credit Facility. There can be no assurance that, if required, the Company will be able to successfully negotiate satisfactory new terms with its bank lenders, or that any necessary alternative financing can be secured when needed or on terms deemed acceptable by the Company.
   The Company currently has a $700 million Credit Facility, consisting of approximately $400 million in Term Loans and a $300 million Revolving Credit Facility, increasing to $350 million once certain debt leverage ratios are achieved. Under the Revolving Credit Facility, $106.4 million was outstanding and, after letter of credit commitments, $192.4 million was available for borrowing at February 28, 2002. The Company is currently in compliance with all financial covenants under the Credit Facility. The Company's internal budget indicates that the Company will remain in compliance throughout 2002. However, depending on the Company's actual results of operations and borrowing needs during 2002, the Company could violate one or more of its financial covenants as early as at the end of the first quarter of 2002. To the extent the Company's operational performance meets or exceeds its budget and its debt balances at the end of each fiscal quarter are at or below budgeted levels, the Company would not violate any of its financial covenants.
   Under the Credit Facility, Encompass is required to maintain compliance with the following financial covenants, measured as of the end of each fiscal quarter: (1) a minimum Fixed Charge Coverage Ratio (as defined); (2) a maximum ratio of senior debt to pro forma EBITDA (as defined); (3) a maximum ratio of Funded
                                      20
Debt (as defined) to pro forma EBITDA (as defined); (4) a minimum amount of Consolidated Net Worth (as defined); and (5) a maximum amount of capital expenditures. In addition, an amendment to the Credit Facility dated November 9, 2001 establishes certain restrictions on the Company's ability to make acquisitions, capital expenditures and investments and requires debt prepayment with future issuances of debt or equity. Such restrictions will generally revert back to those under the original agreement once certain debt leverage ratios are achieved.
   The components of the Company's most restrictive financial covenants under the Credit Facility are summarized below, as such components are defined and calculated pursuant to the Credit Facility (dollars in thousands):

                         Three Months Three Months Three Months  Three Months Twelve Months
                            Ended        Ended         Ended        Ended         Ended
                          March 31,     June 30,   September 30, December 31, December 31,
                             2001         2001         2001          2001         2001
                         ------------ ------------ ------------- ------------ -------------
Fixed Charge Coverage:
 EBITDA.................   $ 64,648     $78,084      $ 21,038      $24,099      $187,869
 Less: Capital
  Expenditures..........    (10,292)     (4,560)      (13,516)      (8,683)      (37,051)
                                                                                --------
  Net Earnings..........                                                        $150,818
                                                                                --------
 Cash Interest Expense..   $ 18,682     $24,560      $ 10,389      $25,399      $ 79,030
 Scheduled Debt
  Payments..............      1,000       1,000         1,000        1,000         4,000
 1/7 of Revolving Credit
  Balance...............                                                          22,753
                                                                                --------
  Total Fixed Charges...                                                        $105,783
                                                                                --------
 Fixed Charge Coverage
  Ratio.................                                                            1.43
                                                                                ========
 Covenant Minimum.......                                                            1.25
                                                                                ========
Senior Debt-to-EBITDA:
 Senior Debt............                                                        $482,801
 EBITDA.................                                                         187,869
                                                                                --------
 Senior Debt-to-EBITDA
  Ratio.................                                                            2.57
                                                                                ========
 Covenant Maximum.......                                                            3.00
                                                                                ========
Funded Debt-to-EBITDA:
 Funded Debt............                                                        $814,814
 EBITDA.................                                                         187,869
                                                                                --------
 Funded Debt-to-EBITDA
  Ratio.................                                                            4.34
                                                                                ========
 Covenant Maximum.......                                                            4.75
                                                                                ========

   Pursuant to the terms of the amended Credit Facility, the applicable covenants during 2002 are as follows:

                                 March 31, June 30, September 30, December 31,
                                   2002      2002       2002          2002
                                 --------- -------- ------------- ------------
Minimum Fixed Charge Coverage
 Ratio..........................   1.20      1.00       1.00          1.05
Maximum Senior Debt-to-EBITDA
 Ratio..........................   3.25      3.75       3.25          3.25
Maximum Funded Debt-to-EBITDA
 Ratio..........................   5.25      5.75       5.25          5.00

   For the years ended December 31, 2001, 2000 and 1999, the Company generated $241.5 million, generated $49.4 million and used $0.5 million of cash from operating activities, respectively. Operating cash flow before changes in working capital and other operating accounts for the year ended December 31, 2001 totaled $106.5 million compared to $141.9 million for the year ended December 31, 2000 and $87.9 million for the year ended December 31, 1999. The decrease in 2001 compared to 2000 is primarily the result of lower profitability levels
                                      21
in 2001. Net changes in working capital and other operating accounts generated $135.0 million in 2001, primarily as a result of management focus on working capital management and a general business slowdown. Changes in operating accounts utilized $92.5 million for the year ended December 31, 2000 and $88.4 million in 1999, primarily to support the growth in the Company's operations in all its business segments.
   For the year ended December 31, 2001, the Company used $53.5 million of cash in investing activities compared to $100.1 million for the year ended December 31, 2000 and $189.1 million for the year ended December 31, 1999. This decrease is primarily the result of a reduction in cash paid for acquisitions, which primarily consisted of payments of earned contingent consideration related to businesses acquired in prior years. Capital expenditures in 2001 totaled $42.1 million, compared to $43.3 million in 2000 and $28.3 million in 1999. Capital expenditures in 2001 primarily consisted of the expansion of facilities in certain markets and the investment in information systems to support the Company's integration and growth initiatives.
   The Company used $167.0 million of cash for financing activities in 2001, primarily representing the repayment of amounts borrowed under the Company's Revolving Credit Facility. In the aggregate, the Company repaid $153.3 million of indebtedness during 2001. Financing activities provided cash of $34.6 million for the year ended December 31, 2000 and used cash of $6.4 million in 1999.
   Borrowings under the amended Credit Facility bear interest at variable rates, ranging from 2.0% to 3.75% over the Eurodollar Rate (as defined in the Credit Facility) and from 0.50% to 2.25% over the Alternate Base Rate (as defined in the Credit Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio.
   The Company has entered into interest rate swap agreements in the aggregate notional amount of $110 million to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All such agreements are with large creditworthy financial institutions and result in the Company paying a fixed rate of interest and receiving a floating rate. At December 31, 2001, the Company's ratio of fixed rate debt to total debt was 41% and the weighted average interest rate on its total debt was 8.64%, before considering the aforementioned interest rate swap agreements. After giving effect to the interest rate swap agreements in effect at December 31, 2001, the ratio of fixed rate debt was 52% and the weighted average interest rate on its total debt was 9.19%.
   In April 1999 and June 2001, the Company completed private offerings of $200 million and $135 million, respectively, of 10 1/2% senior subordinated notes (the "Senior Subordinated Notes"). The Senior Subordinated Notes are unsecured and guaranteed by the Company's subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009.
   The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after May 1, 2004 at specified redemption prices, plus accrued interest. At any time (which may be more than once) before May 1, 2002, the Company may redeem up to 35% of the outstanding Senior Subordinated Notes with money raised in equity offerings under certain circumstances. Upon a change of control of the Company (as defined in the indenture for the Senior Subordinated Notes), the Company will be required to offer to purchase all of the outstanding Senior Subordinated Notes at 101% of the face amount plus accrued interest. Additionally, the indenture governing the Senior Subordinated Notes contains certain covenants that restrict, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of assets or merge or consolidate with another entity.
   Concurrent with the closing of the Merger, affiliates of Apollo Management IV, L.P. ("Apollo") exchanged approximately $106 million of Building One convertible junior subordinated debentures and $150 million of cash for 256,191 shares of the Company's Convertible Preferred Stock. The Convertible Preferred Stock, if not otherwise converted, is redeemable in 2012, and is entitled to receive an annual dividend of 7.25% payable quarterly. Under the terms of the Convertible Preferred Stock agreement, until February 22, 2003, dividends on the Convertible Preferred Stock may be paid in cash on a current basis or accumulated, at the option of the Company. However, the amended Credit Facility prohibits the payment of cash dividends until certain financial
                                      22
ratios are achieved. The Convertible Preferred Stock is convertible into shares of the Company's common stock at any time by the holders at a conversion price of $14 per common share, subject to adjustment under certain circumstances.
   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's board of directors. If the Company violates certain protective covenants, which include a total debt leverage covenant under the Investors' Rights Agreement, Apollo will have the right to appoint additional directors, such that the Apollo-appointed directors would constitute a majority of the board of directors. This debt leverage covenant differs from the similar covenant included in the Credit Facility and is not as clearly defined. As such, the Company believes it is not conclusive as to whether or not a violation of such covenant has occurred. Regardless, the Company believes there is a substantial probability that the Company will violate this total debt leverage covenant in the first half of 2002. A violation of such total debt leverage covenant will not trigger a right of acceleration of the Company's obligations under any of its debt or preferred stock instruments.
   On May 11, 1999, Building One completed its recapitalization plan under a tender offer, pursuant to which Building One repurchased approximately 30.8 million shares of its common stock and 1.1 million shares of common stock underlying stock options for $564.4 million, including related expenses. This tender offer was primarily funded with proceeds from long-term debt borrowings.
Other Contractual Obligations and Commercial Commitments
   As is common in the facilities services industry, the Company enters into certain off-balance sheet arrangements in the ordinary course of business, including non-cancelable operating leases, letters of credit and surety guarantees. The Company does not own any "special purpose" financing subsidiaries.
   The Company enters into operating leases for many of its facility, vehicle and equipment needs. Such lease arrangements enable the Company to conserve cash by paying monthly lease rental fees for the applicable assets rather than purchasing them. At the end of the lease period, the Company has no further obligation to the lessor. If the Company decides to cancel or terminate a lease prior to the end of its term, the Company is typically obligated to pay the remaining lease payments over the term of the lease, and in certain cases may be allowed to sublet the asset to another party.
   The Company is occasionally required to post letters of credit generally issued by a bank as collateral under certain insurance programs or to ensure performance under contracts. A letter of credit commits the issuer to remit specified amounts to the holder, if the holder demonstrates that the Company has failed to meet its obligations under the letter of credit. If this were to occur, the Company would be obligated to reimburse the issuer for any payments the issuer was required to remit to the holder of the letter of credit. Generally, a letter of credit is released when the Company has performed its obligations that the letter of credit is securing. To date, the Company has not had a claim made against a letter of credit that resulted in a payment made by an issuer or the Company to the holder. The Company believes that it is unlikely that it will have to fund claims made under letters of credit in the foreseeable future.
   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. Such bonds provide a guarantee to the customer that the Company will perform under the terms of the contract and be able to pay its subcontractors and vendors. If the Company was to fail to perform its obligations under the contract, the customer would have the right to demand payment or services from the surety under the bond. The Company would then be obligated to reimburse the surety for any expenses or outlays that it incurred in the matter. The Company believes that it is unlikely that it will be required to fund any material surety claims in the foreseeable future.
                                      23
   At December 31, 2001, the Company's contractual obligations are summarized as follows (in thousands):

                         Less than
                         one year   2003    2004     2005     2006   Thereafter   Total
                         --------- ------- ------- -------- -------- ---------- ----------
Debt obligations........  $ 4,551  $ 5,613 $ 6,500 $ 94,000 $283,000  $428,250  $  821,914
Convertible Preferred
 Stock..................       --       --      --       --       --   292,799     292,799
Operating leases........   42,633   38,664  31,992   25,582   16,928    74,422     230,221
                          -------  ------- ------- -------- --------  --------  ----------
Total contractual cash
 obligations............  $47,184  $44,277 $38,492 $119,582 $299,928  $795,471  $1,344,934
                          =======  ======= ======= ======== ========  ========  ==========
   In addition, the Company's other commercial commitments expire as follows
(in thousands):
                         Less than
                         one year   2003    2004     2005     2006   Thereafter   Total
                         --------- ------- ------- -------- -------- ---------- ----------
Letters of credit.......  $ 1,083  $   374 $    -- $     -- $     --  $     --  $    1,457
                          =======  ======= ======= ======== ========  ========  ==========

Seasonality and Cyclicality
   A significant portion of the Company's business involves installation of mechanical and electrical systems in newly constructed commercial, industrial and residential facilities. The portion of the Company's business related to new construction is subject to seasonal fluctuations. Specifically, the demand for the Company's contracting services involving new construction is generally lower during the winter months, when construction activities are reduced as a result of inclement weather in many areas of the United States. In addition, the demand for mechanical maintenance, repair and replacement services tends to also be lower in the winter months due to lower air conditioning usage during these months. Accordingly, the Company expects its revenues and operating results generally will be lowest in the first fiscal quarter of the year.
   Historically, the construction industry has also been highly cyclical. The level of new construction in the commercial and industrial sectors is affected by, among other things, local and national economic conditions, interest rates, inflationary concerns, levels of corporate and government capital spending, capital market activities and governmental activities at the regional and national levels. Factors impacting the level of new residential construction tend to be regional in nature, and include general employment and personal income levels, the availability and cost of financing for new home buyers and the general economic outlook for a given geographic region.
   The Company performs contracting services related to new construction in a variety of industries including, among others, automotive, heavy industrial, commercial real estate development, residential housing, retail, health care, education, government/institutional, petrochemical refining, data and telecommunications, and sports and entertainment. Consequently, management believes that a temporary slowdown in new construction related to any one of these industries would not likely have a material impact on the Company's financial condition. However, concurrent downturns in new construction in multiple industries or geographic regions, or prolonged slowdowns in specific industries or geographic regions, could have a material adverse impact on the Company's business, including its financial condition, results of operations and liquidity.
Inflation
   Inflation did not have a significant effect on the results of operations for the years ended December 31, 2001, 2000 and 1999.
New Accounting Pronouncements
   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other
                                      24
Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and specifies criteria for recording intangible assets other than goodwill in business combinations, noting that values allocated to dedicated workforce may not be reported separately from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized to expense, but instead will be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized to expense.
   The Company has adopted the provisions of SFAS 141 and is required to adopt SFAS 142 effective January 1, 2002. As of January 1, 2002, the Company will reclassify the unamortized value of its acquired dedicated workforce ($5.6 million) to goodwill. Beginning January 1, 2002, the Company will no longer record goodwill amortization, which totaled $36.9 million in 2001. In addition, the Company will assess whether there is an impairment charge to goodwill as of January 1, 2002. Any impairment charge recognized at January 1, 2002 upon adoption of SFAS 142 will be shown as the cumulative effect of a change in accounting principle in the Company's statement of operations. Any such impairment charge will have no impact on the calculation of financial covenants under the Company's debt agreements.
   The Company is currently evaluating the impact of adopting SFAS 142. Based on a preliminary review of the new standard, management believes the Company will record a non-cash goodwill impairment charge upon adoption, and that the amount of such charge will be significant in relation to the Company's unamortized goodwill balance of approximately $1.3 billion at December 31, 2001. Such charge, however, will not impact cash flow, operating income or compliance with any financial debt covenant.
   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes both SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, for the disposal of a business. SFAS 144 provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS 121, the new rules change the criteria to be met to classify an asset as held-for-sale. The new rules also broaden the criteria regarding classification of a discontinued operation. The Company is required to adopt the provisions of SFAS 144 effective January 1, 2002. Management believes that the adoption of SFAS 144 will not have a material impact on the Company's results of operations, financial position or cash flows.
Risk Factors
   The Company is currently in compliance with all financial covenants under its primary bank Credit Facility. If the Company anticipates that it will violate any of its financial covenants, it will be necessary to negotiate new terms with its senior lenders or seek other financing alternatives in order to prevent an event of default under the Credit Facility. There can be no assurance that, if required, the Company will be able to successfully negotiate satisfactory new terms with its bank lenders, or that any necessary alternative financing can be secured when needed or on terms deemed acceptable by the Company.
   The Company has a significant amount of debt in relation to its current level of operating income, which could limit the Company's flexibility with respect to obtaining additional financing in the future to fund working capital growth, debt service requirements or other purposes. This level of debt also increases the Company's vulnerability to further adverse economic and industry conditions and higher interest rates, and may place the Company at a competitive disadvantage compared to competitors with less relative indebtedness.
   The Company's ability to satisfy its debt obligations and other cash needs will depend on, among other things, the Company's future operating performance and its ability to refinance or exchange debt when necessary, including the potential issuance of additional common or preferred stock. These factors are, to a large extent, dependent on economic, capital market, competitive and other factors beyond the Company's control. The Company's future operating results are difficult to project and may be affected by a number of factors, including general economic conditions, the level of new construction of commercial and industrial facilities, commercial
                                      25
demand for replacement of electrical, HVAC and plumbing systems, new housing starts, the availability of qualified labor and project management personnel and other factors in areas in which the Company operates.
   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. The surety industry has become an unsettled and volatile market in recent months, in the aftermath of certain notable corporate bankruptcies with significant surety exposure, other recent loss exposures and other factors. Collectively, these events have caused certain reinsurers and sureties to reevaluate their committed levels of underwriting and required returns. The ultimate impact of these developments, if any, on the surety market in general, or the Company specifically, cannot be determined at this time. Historically, as needed in the normal course of operations, the Company has been able to secure bid and performance bonds from its two current surety sources. The Company continues to seek opportunities to expand its surety relationships. However, given the uncertainty in the current surety market, there can be no assurance that the Company's available bonding capacity will be sufficient to satisfy its future bonding requirements.
   The Company has grown substantially by acquiring other companies in its industry. The Company's future success depends in part on its ability to integrate the businesses it has acquired and any future businesses it might acquire into one enterprise with a common operating plan. Most of these acquired businesses have recently changed or, in certain cases, are in the process of changing their past operating processes and systems, such as accounting, employment, purchasing, sales, estimating and project management. There can be no assurance that the Company will be able to successfully complete the integration of these businesses.
   As the holder of the Company's Convertible Preferred Stock, Apollo is able to exert significant influence over the election of the Company's directors and matters submitted to shareholders, as well as over the Company's business operations. So long as Apollo beneficially owns at least 25% of the Company's common stock underlying the Convertible Preferred Stock, Apollo has the right to purchase for cash any common stock equivalent that the Company offers in a private placement and the right to preclude the Company from entering into various types of transactions or making certain changes in capital structure or management without Apollo's consent.
   Apollo currently has appointed three members of the Company's board of directors. If the Company violates certain protective covenants, which include a total debt leverage covenant under the Investors' Rights Agreement, Apollo will have the right to appoint additional directors, such that the Apollo-appointed directors would constitute a majority of the board of directors. This debt leverage covenant differs from the similar covenant included in the Credit Facility and is not as clearly defined. As such, the Company believes it is not conclusive as to whether or not a violation of such covenant has occurred. Regardless, the Company believes there is a substantial probability that the Company will violate this total debt leverage covenant in the first half of 2002. A violation of such total debt leverage covenant will not trigger a right of acceleration of the Company's obligations under any of its debt or preferred stock instruments.
   Because of these and other factors, past financial performance should not necessarily be considered an indicator of future performance. Investors should not rely solely on historical trends to anticipate future results and should be aware that the trading price of the Company's common stock may be subject to wide fluctuations in response to quarterly variations in operating results, general conditions in the construction industry, analyst recommendations and earnings estimates, or other events.
Forward Looking Statements
   This Annual Report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: the level of demand for its services by customers; the availability and cost of capital in certain markets; the level of interest rates which affects demand for the Company's services and its interest expense; working capital requirements; general economic conditions; as well as other factors listed in this Annual Report.
                                      26
Item 7A. Quantitative and Qualitative Disclosures about Market Risk.
   The table below provides scheduled principal payment and fair value information about the Company's market-sensitive financial instruments as of December 31, 2001. The Company's major market risk exposure is interest rate volatility. The Company has entered into interest rate swap agreements in the aggregate notional amount of $110 million to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All items described below are stated in thousands of U.S. dollars. This information constitutes a "forward looking statement."

                                                                                             Fair Value at
   December 31, 2001:      2002     2003     2004     2005     2006   Thereafter  Total    December 31, 2001
   ------------------     -------  -------  -------  ------- -------- ---------- --------  -----------------
Debt:
Revolving Credit
 Facility...............  $    --  $    --  $    --  $90,000 $     --  $     --  $ 90,000      $ 90,000
 Average rate...........                                                               (a)
Term Credit Facilities..  $ 4,000  $ 4,000  $ 4,000  $ 4,000 $283,000  $ 93,250  $392,250      $392,250
 Average rate...........                                                               (a)
Senior Subordinated
 Notes..................  $    --  $    --  $    --  $    -- $     --  $335,000  $335,000      $217,750
 Average rate...........                                                   10.5%     10.5%
Other Borrowings........  $   551  $ 1,613  $ 2,500  $    -- $     --  $     --  $  4,664      $  4,664
 Average rate...........      9.5%     6.0%     7.5%
Interest Rate Swaps:
Notional amounts--
 variable to fixed......  $20,000  $50,000  $40,000  $    -- $     --  $     --  $110,000      $(6,761)
Average pay rate........      5.5%     6.7%     6.7%      --       --        --       6.5%
Average receive rate
 (b)....................      2.4%     2.4%     2.4%      --       --        --       2.4%

--------
(a) Borrowings under the Revolving Credit Facility and the Term Credit Facilities bear interest at a rate per annum, at the Company's option, of either (i) the Alternate Base Rate plus an applicable margin or (ii) the Eurodollar Rate plus an applicable margin. The Alternate Base Rate is equal to the greater of the Federal Funds Effective Rate or the Prime Rate. The Margin applicable to Alternate Base Rate borrowings ranges from 0.5% to 2.25%, and the Margin applicable to Eurodollar Rate borrowings ranges from 2.0% to 3.75%, depending in each case, on the ratio of Funded Debt to pro forma EBITDA. Prior to November 9, 2001, the Margin applicable to Alternative Base Rate borrowings ranged from 0% to 1.75%, and the Margin applicable to Eurodollar Rate borrowings ranged from 1.0% to 3.25%, depending in each case, on the ratio of Funded Debt to pro forma EBITDA. All capitalized terms are as defined in the Credit Facility. At December 31, 2001, the weighted average interest rates in effect for the Revolving Credit Facility and the Term Credit Facilities, including amortization of related debt issuance costs, were 7.4% and 6.3%, respectively.
(b) Represents weighted average rate at December 31, 2001.
                                      27
Item 8. Financial Statements and Supplementary Data.
                         INDEPENDENT AUDITORS' REPORT
The Board of Directors
Encompass Services Corporation:
   We have audited the accompanying consolidated balance sheets of Encompass Services Corporation and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Encompass Services Corporation and Subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
   As discussed in Note 5 to the consolidated financial statements, the Company in 2001 changed its method of accounting for derivative instruments and hedging activities.
KPMG LLP
Houston, Texas
February 19, 2002
                                      28
                       REPORT OF INDEPENDENT ACCOUNTANTS
To Board of Directors and Shareholders of
Encompass Services Corporation
   In our opinion, the consolidated statements of operations, of shareholders' equity and other comprehensive income and of cash flows for the year ended December 31, 1999 present fairly, in all material respects, the results of operations and cash flows of Encompass Services Corporation and its subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 12, 2000, except as to Note 13, which is as of March 5, 2002
                                      29
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        (In thousands, except par value)

                                                            December 31,
                                                        ----------------------
                                                           2001        2000
                                                        ----------  ----------
                        ASSETS
                        ------
Current Assets:
  Cash and cash equivalents............................ $   20,572  $   10,094
  Accounts receivable, net of allowance of $45,344 and
   $17,270 respectively................................    728,203     969,469
  Inventories..........................................     26,128      32,172
  Costs and estimated earnings in excess of billings on
   uncompleted contracts...............................    101,719     119,997
  Deferred tax assets..................................     19,219      17,296
  Prepaid expenses and other current assets............     25,880      30,266
                                                        ----------  ----------
    Total current assets...............................    921,721   1,179,294
Property and equipment, net............................    124,548     123,945
Goodwill, net..........................................  1,285,625   1,328,884
Other intangible assets, net...........................     13,529      15,905
Deferred debt issuance costs, net......................     19,577      17,039
Other long-term assets.................................     36,326      32,815
                                                        ----------  ----------
    Total assets....................................... $2,401,326  $2,697,882
                                                        ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current Liabilities:
  Short-term borrowings and current maturities of long-
   term debt........................................... $    4,551  $    5,805
  Accounts payable.....................................    269,226     280,630
  Billings in excess of costs and estimated earnings on
   uncompleted contracts...............................    159,226     208,302
  Accrued compensation.................................     88,578     105,343
  Other accrued liabilities............................     74,915      76,494
  Due to related parties...............................        989      11,385
                                                        ----------  ----------
    Total current liabilities..........................    597,485     687,959
Long-term debt, net of current portion.................    810,263     961,606
Deferred tax liabilities...............................      7,384      11,029
Other long-term liabilities............................     20,461       4,404
Commitments and contingencies
Mandatorily redeemable convertible preferred stock,
 $.001 par value; 50,000 shares authorized; 256 shares
 issued and outstanding................................    289,621     269,009
Shareholders' equity:
  Common stock, $.001 par value; 200,000 shares
   authorized; 63,793 and 63,501 shares outstanding,
   respectively........................................         65          64
  Additional paid-in capital...........................    622,783     624,926
  Retained earnings....................................     67,307     139,045
  Treasury stock, at cost..............................    (10,425)       (160)
  Accumulated other comprehensive loss.................     (3,618)         --
                                                        ----------  ----------
    Total shareholders' equity.........................    676,112     763,875
                                                        ----------  ----------
    Total liabilities and shareholders' equity......... $2,401,326  $2,697,882
                                                        ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.
                                       30
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                Year Ended December 31,
                                            ----------------------------------
                                               2001        2000        1999
                                            ----------  ----------  ----------
Revenues..................................  $3,904,735  $3,982,266  $1,772,584
Cost of services..........................   3,287,852   3,275,070   1,419,117
                                            ----------  ----------  ----------
  Gross profit............................     616,883     707,196     353,467
Selling, general and administrative
 expenses.................................     454,769     441,757     203,962
Provision for doubtful accounts...........      37,359       6,988         766
Amortization of goodwill and other
 intangible assets........................      36,919      33,339      16,004
Merger and related charges................          --       7,800          --
Costs to exit certain activities and
 related costs............................          --      12,200          --
Restructuring and recapitalization
 charges..................................          --          --       8,020
                                            ----------  ----------  ----------
  Operating income........................      87,836     205,112     124,715
Other income (expense):
  Interest income.........................       1,002         859       5,743
  Interest expense........................     (84,311)    (88,101)    (35,618)
  Other, net..............................      (1,674)       (530)        249
                                            ----------  ----------  ----------
Income from continuing operations before
 income tax provision.....................       2,853     117,340      95,089
Income tax provision......................      16,545      57,652      42,027
                                            ----------  ----------  ----------
Income (loss) from continuing operations..     (13,692)     59,688      53,062
Income (loss) from discontinued
 operations, net of tax...................     (10,943)      3,665          --
Loss on disposal of discontinued
 operations, net of tax...................     (26,491)         --          --
                                            ----------  ----------  ----------
Income (loss) before extraordinary loss...     (51,126)     63,353      53,062
Extraordinary loss on debt settlement, net
 of tax...................................          --      (8,057)         --
                                            ----------  ----------  ----------
Net income (loss).........................     (51,126)     55,296      53,062
Less convertible preferred stock
 dividends................................     (20,612)    (16,568)         --
                                            ----------  ----------  ----------
Net income (loss) available to common
 shareholders.............................  $  (71,738) $   38,728  $   53,062
                                            ==========  ==========  ==========
Basic earnings (loss) per share:
  Income (loss) from continuing
   operations.............................  $     (.54) $      .73  $     1.28
  Income (loss) from discontinued
   operations, net of tax.................        (.17)        .06          --
  Loss on disposal of discontinued
   operations, net of tax.................        (.41)         --          --
                                            ----------  ----------  ----------
  Income (loss) before extraordinary
   loss...................................       (1.12)        .79        1.28
  Extraordinary loss on debt settlement,
   net of tax.............................          --        (.14)         --
                                            ----------  ----------  ----------
  Net income (loss).......................  $    (1.12) $      .65  $     1.28
                                            ==========  ==========  ==========
  Weighted average shares outstanding.....      63,845      59,234      41,538
                                            ==========  ==========  ==========
Diluted earnings (loss) per share:
  Income (loss) from continuing
   operations.............................  $     (.54) $      .71  $     1.21
  Income (loss) from discontinued
   operations, net of tax.................        (.17)        .06          --
  Loss on disposal of discontinued
   operations, net of tax.................        (.41)         --          --
                                            ----------  ----------  ----------
  Income (loss) before extraordinary
   loss...................................       (1.12)        .77        1.21
  Extraordinary loss on debt settlement,
   net of tax.............................          --        (.14)         --
                                            ----------  ----------  ----------
  Net income (loss).......................  $    (1.12) $      .63  $     1.21
                                            ==========  ==========  ==========
  Weighted average shares outstanding.....      63,845      61,089      46,406
                                            ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.
                                       31
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND OTHER COMPREHENSIVE INCOME
                                (In thousands)

                            Common Stock
                         ------------------
                                                                            Accumulated
                                            Additional                         Other         Total         Total
                           Shares            Paid-in   Retained  Treasury  Comprehensive Shareholders' Comprehensive
                         Outstanding Amount  Capital   Earnings   Stock        Loss         Equity     Income (Loss)
                         ----------- ------ ---------- --------  --------  ------------- ------------- -------------
BALANCE, December 31,
1998....................    56,574    $56    $832,503  $47,255   $(41,832)    $  (445)     $837,537
 Shares purchased under
 stock purchase and
 option plans...........       233      1       1,811       --         --          --         1,812
 Common stock issued or
 to be issued in
 acquisitions...........     9,101      9      96,980       --         --          --        96,989
 Cancellation of
 treasury stock.........        --     --     (41,832)      --     41,832          --            --
 Repurchase of shares in
 Tender Offer...........   (30,773)   (31)   (562,973)      --         --          --      (563,004)
 Compensation expense
 related to options
 exercised in Tender
 Offer..................        --     --       2,629       --         --          --         2,629
 Unrealized loss on
 marketable securities,
 net of tax of $179.....        --     --          --       --         --        (268)         (268)     $   (268)
 Net income.............        --     --          --   53,062         --          --        53,062        53,062
                                                                                                         --------
 Total comprehensive
 income.................        --     --          --       --         --          --            --      $ 52,794
                           -------    ---    --------  -------   --------     -------      --------      ========
BALANCE, December 31,
1999....................    35,135     35     329,118  100,317         --        (713)      428,757
 Shares purchased under
 stock purchase and
 option plans...........       232     --       1,074       --         --          --         1,074
 Common stock issued in
 Merger.................    27,909     28     282,404       --         --          --       282,432
 Common stock issued or
 to be issued in other
 acquisitions...........       441      1      13,390       --         --          --        13,391
 Purchase of treasury
 stock..................       (32)    --          --       --       (160)         --          (160)
 Shares received in
 settlement of
 litigation.............      (184)    --      (1,060)      --         --          --        (1,060)
 Reclassification
 adjustment, net of tax
 of $476................        --     --          --       --         --         713           713      $    713
 Net income.............        --     --          --   55,296         --          --        55,296        55,296
 Convertible preferred
 stock dividends........        --     --          --  (16,568)        --          --       (16,568)
                                                                                                         --------
 Total comprehensive
 income.................        --     --          --       --         --          --            --      $ 56,009
                           -------    ---    --------  -------   --------     -------      --------      ========
BALANCE, December 31,
2000....................    63,501     64     624,926  139,045       (160)         --       763,875
 Shares purchased under
 stock purchase and
 option plans...........       774     --       3,020       --         --          --         3,020
 Common stock issued in
 acquisitions...........     1,129      1      (4,656)      --         --          --        (4,655)
 Purchase of treasury
 stock..................    (1,382)    --          --       --     (9,130)         --        (9,130)
 Treasury stock acquired
 in connection with
 sales of businesses....      (301)    --          --       --     (1,519)         --        (1,519)
 Treasury stock issued
 in acquisitions........        72     --        (507)      --        384          --          (123)
 Cumulative effect of an
 accounting change, net
 of tax of $912.........        --     --          --       --         --      (1,488)       (1,488)     $ (1,488)
 Net losses on interest
 rate swaps, net of tax
 of $2,759..............        --     --          --       --         --      (4,503)       (4,503)       (4,503)
 Reclassification
 adjustments related to
 interest rate swaps,
 net of tax of $1,454...        --     --          --       --         --       2,373         2,373         2,373
 Net loss...............        --     --          --  (51,126)        --          --       (51,126)      (51,126)
 Convertible preferred
 stock dividends........        --     --          --  (20,612)        --          --       (20,612)
                                                                                                         --------
 Total comprehensive
 loss...................        --     --          --       --         --          --            --      $(54,744)
                           -------    ---    --------  -------   --------     -------      --------      ========
BALANCE, December 31,
2001....................    63,793    $65    $622,783  $67,307   $(10,425)    $(3,618)     $676,112
                           =======    ===    ========  =======   ========     =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.
                                       32
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   Year Ended December 31,
                                                 ------------------------------
                                                   2001       2000       1999
                                                 --------  ----------  --------
Cash flows from operating activities:
 Net income (loss).............................  $(51,126) $   55,296  $ 53,062
 Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
  Loss (income) from discontinued operations,
   net of tax..................................    10,943      (3,665)       --
  Loss on disposal of discontinued operations,
   net of tax..................................    26,491          --        --
  Extraordinary loss on debt settlement, net of
   tax.........................................        --       8,057        --
  Depreciation and amortization................    73,907      64,484    31,982
  Provision for doubtful accounts..............    37,359       6,988       766
  Provision (benefit) for deferred income
   taxes.......................................     2,579       4,453      (843)
  Other non-cash charges.......................     6,355       6,306     2,978
  Changes in operating assets and liabilities:
  Accounts receivable..........................   149,508    (204,424)  (88,072)
  Costs and estimated earnings in excess of
   billings on uncompleted contracts...........    13,857      (6,326)  (22,504)
  Prepaid expenses and other current assets....    12,712      11,054   (11,567)
  Billings in excess of costs and estimated
   earnings on uncompleted contracts...........   (47,756)     57,212    15,336
  Accounts payable and accrued liabilities.....    (5,952)     64,301    17,512
  Change in other assets and liabilities.......    12,651     (14,350)      809
                                                 --------  ----------  --------
   Net cash provided by (used in) operating
    activities.................................   241,528      49,386      (541)
                                                 --------  ----------  --------
Cash flows from investing activities:
 Cash paid for acquisitions, net of cash
  acquired.....................................   (16,872)    (59,617) (161,084)
 Purchases of property and equipment...........   (42,052)    (43,309)  (28,326)
 Proceeds from sales of businesses, property
  and equipment................................     5,447       4,886       584
 Other, net....................................        --      (2,098)     (258)
                                                 --------  ----------  --------
   Net cash used in investing activities.......   (53,477)   (100,138) (189,084)
                                                 --------  ----------  --------
Cash flows from financing activities:
 Net payments on short-term debt...............    (1,003)     (9,869)   (4,907)
 Payments on long-term debt....................  (918,100) (1,462,826)  (46,167)
 Proceeds from long-term debt issuance.........   765,800   1,522,078   630,592
 Payment of debt issuance costs................    (7,522)    (11,952)  (22,467)
 Issuance of preferred stock, net of issuance
  costs........................................        --     146,250        --
 Repurchase and retirement of GroupMAC common
  stock in the Merger..........................        --    (150,000)       --
 Repurchase of common stock in Tender Offer,
  including related expenses...................        --          --  (564,407)
 Purchase of treasury stock....................    (9,130)       (160)       --
 Distribution to minority shareholders.........        --          --      (842)
 Proceeds from issuance of stock under employee
  stock purchase and stock option plans........     2,950       1,074     1,812
                                                 --------  ----------  --------
   Net cash provided by (used in) financing
    activities.................................  (167,005)     34,595    (6,386)
                                                 --------  ----------  --------
Net cash flows provided by (used in)
 discontinued operations.......................   (10,568)      9,166        --
                                                 --------  ----------  --------
Net increase (decrease) in cash and cash
 equivalents...................................    10,478      (6,991) (196,011)
Cash and cash equivalents, beginning of
 period........................................    10,094      17,085   213,096
                                                 --------  ----------  --------
Cash and cash equivalents, end of period.......  $ 20,572  $   10,094  $ 17,085
                                                 ========  ==========  ========
Supplemental Disclosures of Cash Flow
 Information:
 Interest paid.................................  $ 80,032  $   85,146  $ 22,422
 Income taxes paid.............................    16,559      39,820    53,673

  The accompanying notes are an integral part of these consolidated financial statements.
                                       33
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (In thousands, except per share data)
1. BUSINESS AND ORGANIZATION
   Encompass Services Corporation ("Encompass", or the "Company"), a Texas corporation, was formed to build a national company providing mechanical and electrical services in the commercial, industrial and residential markets. On February 22, 2000, the shareholders of Group Maintenance America Corp. ("GroupMAC") and Building One Services Corporation ("Building One") approved a merger of the two companies (the "Merger"). In connection with the Merger, GroupMAC changed its name to Encompass Services Corporation.
   GroupMAC was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquiror and, accordingly, the Merger was accounted for as a "reverse acquisition". Under this method of accounting, Encompass' historical results for periods prior to the Merger are the same as Building One's historical results. All share and per share information has been restated to reflect the exchange ratio on a retroactive basis. See Note 3 for discussion of the Merger.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
 Basis of Presentation
   The accompanying consolidated financial statements and related notes include the accounts of Encompass and the companies acquired in business combinations accounted for under the purchase method from their respective acquisition dates.
 Principles of Consolidation
   The consolidated financial statements include the accounts of Encompass and its majority owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation. The Company's Global Technologies segment was discontinued in September 2001. See Note 16 for further discussion. Certain prior year amounts have been reclassified to conform to the current year presentation.
 Use of Estimates
   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
 Revenue Recognition
   Revenues from construction contracts are recognized on the percentage-of-completion accounting method, measured by the percentage of costs incurred to date to the estimated total costs at completion for each contract (the "cost-to-cost" method). Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to estimated costs and revenues and are recognized in the period in which the revisions are determined. Revenues from work orders are recognized as services are performed. Revenues from service and maintenance contracts are recognized over the life of contracts.
   Receivable balances pursuant to retainage provisions in construction contracts are due upon completion of the contracts and acceptance by the customer. Based upon the Company's experience in recent years with similar contracts, the retention balance at each balance sheet date is generally billed and collected within the subsequent
                                      34
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
year. The unbilled retainage balance at December 31, 2001 and 2000 was $122,872 and $151,477, respectively, and is included in accounts receivable in the consolidated balance sheets.
 Concentration of Credit Risk
   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company grants credit, generally without collateral, to its customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. The Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company is entitled to payment for work performed and often has certain lien rights in that work. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when future collection is considered doubtful.
 Financial Instruments
   The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, interest rate swaps and short- and long-term debt. At December 31, 2001 and 2000, the Company's 10 1/2% Senior Subordinated Notes had a carrying value, excluding unamortized discount, of $335,000 and $200,000, respectively, and a fair value of $217,750 and $130,000, respectively. The fair value of the Company's interest rate swaps at December 31, 2001 was a liability of $6,761. The Company believes that, with the exception of the 10 1/2% Senior Subordinated Notes, the carrying values of financial instruments on the consolidated balance sheets approximate their fair value. See Note 5.
 Cash and Cash Equivalents
   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
 Inventories
   Inventories consist primarily of purchased materials, parts and supplies held for use in the ordinary course of business. Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.
 Property and Equipment
   Property and equipment is stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the asset. As events or circumstances dictate, the Company reviews the carrying amounts of property and equipment for impairment. The amount of impairment, if any, is measured based on comparing the estimated future undiscounted cash flows associated with the asset to its carrying value.
   Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other income (expense) in the consolidated statements of operations.
                                      35
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
 Goodwill
   Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets of businesses acquired under the purchase method of accounting. Goodwill is amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows compared to the carrying value of goodwill. The Company reviews the carrying value of goodwill for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. At December 31, 2001 and 2000, accumulated amortization of goodwill was $89,306 and $55,010, respectively.
 Other Intangible Assets
   Other intangible assets represent the portion of purchase price paid in the Merger which has been allocated, based on independent appraisals, to the value of acquired customer lists and the value of dedicated workforces. Costs allocated to these assets are being amortized on a straight-line basis over the remaining estimated useful lives of these assets, as determined principally by the underlying characteristics of customer retention and workforce turnover. The amounts allocated to the value of the customer lists and dedicated workforce at the Merger date are being amortized over 15 years and 5 years, respectively. The Company reviews the carrying value of these intangibles for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. At December 31, 2001 and 2000, accumulated amortization related to other intangible assets was $4,356 and $1,980, respectively.
 Deferred Debt Issuance Costs
   Deferred debt issuance costs relate to the Company's primary credit facility and senior subordinated notes and are amortized to interest expense over the scheduled maturity of the related debt.
 Stock-Based Compensation
   The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", as amended. Accordingly, compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the common stock. The Company has also provided the pro forma disclosures required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation".
 Warranty Costs
   The Company generally warrants all of its work for a period of one year from the date of installation. A provision for estimated warranty costs is recorded at the time a product is sold or service is rendered based on the historical level of warranty claims and management's estimate of future costs.
 Income Taxes
   The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and
                                      36
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.
 Earnings Per Share
   Basic earnings per share have been calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share are computed considering the dilutive effect of stock options, warrants, the Convertible Preferred Stock and, in 1999, the convertible junior subordinated debentures. See Note 15.
 Other Comprehensive Income
   Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to shareholders' equity. The Company's other comprehensive income is attributed to adjustments for unrealized losses, net of tax, on marketable securities available for sale and changes in the fair value of interest rate swap agreements. See Note 5 for further discussion of accounting for interest rate swap agreements.
 New Accounting Pronouncements
   In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and specifies criteria for recording intangible assets other than goodwill in business combinations, noting that values allocated to dedicated workforce may not be reported separately from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized to expense, but instead will be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized to expense.
   The Company has adopted the provisions of SFAS 141 and is required to adopt SFAS 142 effective January 1, 2002. As of January 1, 2002, the Company will reclassify the unamortized value of its acquired dedicated workforce ($5,622) to goodwill. Beginning January 1, 2002, the Company will no longer record goodwill amortization, which totaled $36,919 in 2001. In addition, the Company will assess whether there is an impairment charge to goodwill as of January 1, 2002. Any impairment charge recognized at January 1, 2002 upon adoption of SFAS 142 will be shown as the cumulative effect of a change in accounting principle in the Company's statement of operations. Any such impairment charge will have no impact on the calculation of financial covenants under the Company's debt agreements.
   The Company is currently evaluating the impact of adopting SFAS 142. Based on a preliminary review of the new standard, management believes the Company will record a non-cash goodwill impairment charge upon adoption, and that the amount of such charge will be significant in relation to the Company's unamortized goodwill balance of $1,285,625 at December 31, 2001. Such charge, however, will not impact cash flow, operating income or compliance with any financial debt covenant.
   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes both SFAS No. 121 and the accounting and reporting provisions of APB No. 30, for the disposal of a business. SFAS 144 provides a single accounting model for long-lived assets to be
                                      37
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS 121, the new rules change the criteria to be met to classify an asset as held-for-sale. The new rules also broaden the criteria regarding classification of a discontinued operation. The Company is required to adopt the provisions of SFAS 144 effective January 1, 2002. Management believes that the adoption of SFAS 144 will not have a material impact on the Company's results of operations, financial position or cash flows.
3. BUSINESS COMBINATIONS
   On February 22, 2000, the shareholders of GroupMAC and Building One approved the Merger. Under the terms of the Merger, each outstanding share of Building One common stock was converted into 1.25 shares of GroupMAC common stock. As part of the Merger, GroupMAC shareholders could elect to receive cash for up to 50% of their shares of Encompass common stock at $13.50 per share, subject to proration. As a result of this election, 11,052 shares of Encompass common stock were canceled in the Merger. The Merger was accounted for as a purchase under generally accepted accounting principles. GroupMAC, which changed its name to Encompass Services Corporation, was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquiror and, accordingly, the Merger was accounted for as a "reverse acquisition".
   Concurrent with the closing of the Merger, affiliates of Apollo Management, L.P. ("Apollo") exchanged approximately $106,191 of Building One convertible junior subordinated debentures and $150,000 in cash for 256 shares of Encompass Convertible Preferred Stock. See Note 7 for further discussion of the Convertible Preferred Stock. The cash proceeds from the issuance of the Convertible Preferred Stock were used to fund the cash election feature of the Merger discussed above. In connection with the Merger, Apollo received a fee of $2,500.
   Pursuant to the Merger, Encompass entered into a new credit agreement, the proceeds of which were used to repay the existing revolving credit facilities of GroupMAC and Building One, as well as GroupMAC's senior subordinated notes. See Note 5 for further discussion of the credit agreement.
   The allocation of the total consideration to the assets and liabilities of GroupMAC and the resultant goodwill are summarized as follows:

      Estimated fair value of common stock consideration.............. $282,432
      Long-term debt assumed..........................................  407,904
      Other long-term liabilities assumed.............................    7,320
      Transaction costs...............................................    7,358
      Working capital.................................................  (47,807)
      Property and equipment, net and other long-term assets..........  (63,859)
      Intangible asset--value of dedicated workforce..................   (8,878)
      Intangible asset--value of customer list........................   (9,007)
                                                                       --------
      Goodwill........................................................ $575,463
                                                                       ========

                                      38
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
   The following unaudited pro forma combined statement of operations data utilize the financial information of GroupMAC and Building One for the periods indicated, which give effect to the Merger and the acquisitions made by each company during 1999 including amounts owed in connection with those acquisitions, as if the Merger and all of the acquisitions were effective as of the beginning of the period presented.

                                                           Year Ended December
                                                                   31,
                                                          ---------------------
                                                             2000       1999
                                                          ---------- ----------
      Revenues........................................... $4,248,569 $3,641,643
      Net income.........................................     69,049     98,666
      Net income available to common shareholders........     49,652     79,269
      Net income per share:
        Basic............................................ $      .76 $     1.21
        Diluted.......................................... $      .75 $     1.16

   Significant pro forma adjustments included in the above amounts consist of
(i) compensation differentials, (ii) goodwill amortization over a period of 40 years, (iii) interest expense as if borrowings outstanding as of March 31, 2000 had been outstanding for the first quarter of 2000 and throughout 1999 at interest rates in effect on March 31, 2000, (iv) the issuance of the Convertible Preferred Stock concurrent with the Merger and (v) federal and state income tax provisions based on pro forma operating results. Net income per share assumes all shares issued for the Merger and the acquisitions, including subsequently earned contingent consideration, were outstanding from the beginning of the periods presented. The pro forma results presented above are not necessarily indicative of actual results that might have occurred had the Merger and the acquisitions occurred at the beginning of the period presented.
 Merger and Related Charges
   In connection with the Merger and related transactions, the Company recorded the following costs and expenses related to severance, office closing costs and other related costs:

                                                        Office
                                              Severance Closing  Other   Total
                                              --------- -------  -----  -------
   Total charges.............................  $ 6,100  $1,000   $ 700  $ 7,800
   Non-cash portion..........................       --      --    (400)    (400)
   Payments in 2000..........................   (6,100)   (329)     --   (6,429)
                                               -------  ------   -----  -------
   Accrual at December 31, 2000..............       --     671     300      971
   Payments in 2001..........................       --    (671)   (300)    (971)
                                               -------  ------   -----  -------
   Accrual at December 31, 2001..............  $    --  $   --   $  --  $    --
                                               =======  ======   =====  =======

   The severance and office closing costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. As a result of this plan, the Company incurred severance costs for substantially all of the employees in the Building One corporate office, identified certain assets which were no longer of service and incurred lease termination costs. Severance costs covered 20 employees, all of whom were terminated in 2000.
   In addition, in connection with the Merger, the Company recorded costs of $3,500 related to severance for twelve former GroupMAC employees, all of whom were terminated in 2000. These costs were charged to goodwill, and substantially all amounts were paid during 2000.
                                      39
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
 Costs to Exit Certain Activities and Related Costs
   In connection with the Merger and related transactions, the Company recorded a charge for the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. The following table sets forth a summary of these costs:

      Shutdown of demolition and site preparation operations........... $ 9,800
      Relocation of cleaning systems management offices................   1,600
      Other costs resulting from the Merger............................     800
                                                                        -------
        Total.......................................................... $12,200
                                                                        =======

   The costs related to the shutdown of the demolition and site preparation operations include (i) $5,200 related to obligations under existing jobs in progress, (ii) $2,000 estimated for uncollectible accounts receivable, (iii) $1,100 related to claims against the Company, (iv) $800 for impaired assets and (v) $700 related to lease termination costs and other expenses. The Company substantially completed the shutdown of these operations during 2001.
   The Company relocated the cleaning systems management offices from January through May 2000. The related costs included (i) $600 for severance and related costs, (ii) $500 for impaired assets, (iii) $300 related to lease termination and related costs and (iv) $200 for other miscellaneous items. Substantially all of these amounts were paid during 2000.
 Other Business Combinations
   The Company has not acquired any businesses since May 2000. In May 2000, the Company acquired a business for cash paid of $10,207 and 296 shares of common stock. The Company assumed approximately $1,518 of debt in this transaction. The total purchase price was allocated to the fair value of the net assets acquired, resulting in goodwill of $9,397.
   During the year ended December 31, 1999, the Company completed 23 business combinations that were accounted for under the purchase method of accounting. The consolidated financial statements include the results of these acquired businesses from their respective dates of acquisition. The aggregate consideration paid for these acquisitions consisted of 5,216 shares of the Company's common stock, $123,380 in cash, including applicable professional fees, and $2,410 of debt assumed. The total purchase price was allocated to the fair value of the net assets acquired, resulting in goodwill of $133,818.
 Contingent Consideration Agreements
   In conjunction with acquisitions, the Company entered into certain contingent consideration agreements which provided for the payment of cash and/or shares of common stock based on the financial performance of such acquired operations during the one- to two-year period immediately following the acquisition. During the years ended December 31, 2001 and 2000, $3,224 and $62,297, respectively, of consideration was recorded to goodwill related to contingent consideration and final purchase price settlements of acquired companies. The cash payable is reflected as due to related parties and the estimated value of the shares to be issued is reflected as additional paid-in capital in the consolidated balance sheet. These common shares to be issued are included in weighted average shares outstanding since the date earned for purposes of computing basic earnings per share and since the later of the date of acquisition or the beginning of the year for purposes of computing diluted earnings per share.
                                      40
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
   During the years ended December 31, 2001 and 2000, $16,872 and $63,030 of cash was paid, respectively, and 1,201 and 145 shares were issued, respectively, related to previously recorded contingent consideration and final purchase price settlements. There are no significant amounts of unearned contingent consideration under these agreements at December 31, 2001.
   A rollforward of the due to related parties balance in the consolidated balance sheets related to the above activity is as follows:

                                                              2001      2000
                                                            --------  --------
   Balance at beginning of year...........................  $ 11,385  $ 10,290
   Balances assumed in the Merger.........................        --    13,207
   Record cash contingent consideration and final purchase
    price settlement......................................     6,476    50,918
   Payments...............................................   (16,872)  (63,030)
                                                            --------  --------
   Balance at end of year.................................  $    989  $ 11,385
                                                            ========  ========

4. CERTAIN BALANCE SHEET ACCOUNTS
 Allowance for Doubtful Accounts
   The following summarizes the activity in the allowance for doubtful accounts:

                                                                2001     2000
                                                               -------  -------
   Balance at beginning of year............................... $17,270  $ 2,976
   Provision for bad debts from continuing operations.........  37,359    6,988
   Provision for bad debts from discontinued operations.......  18,557    1,255
   Allowance balances from acquired companies.................      --   11,427
   Write-off of bad debts, net of recoveries.................. (27,842)  (5,376)
                                                               -------  -------
   Balance at end of year..................................... $45,344  $17,270
                                                               =======  =======

 Costs and Estimated Earnings on Uncompleted Contracts
   The summary of the status of uncompleted contracts is as follows:

                                                          December 31,
                                                     ------------------------
                                                        2001         2000
                                                     -----------  -----------
   Costs incurred on uncompleted contracts.......... $ 3,864,476  $ 3,636,828
   Estimated earnings recognized, net of losses.....     627,496      675,568
                                                     -----------  -----------
                                                       4,491,972    4,312,396
   Less billings to date............................  (4,549,479)  (4,400,701)
                                                     -----------  -----------
                                                     $   (57,507) $   (88,305)
                                                     ===========  ===========
                                                          December 31,
                                                     ------------------------
                                                        2001         2000
                                                     -----------  -----------
   Costs and estimated earnings in excess of
    billings on uncompleted contracts............... $   101,719  $   119,997
   Billings in excess of costs and estimated
    earnings on uncompleted contracts...............    (159,226)    (208,302)
                                                     -----------  -----------
                                                     $   (57,507) $   (88,305)
                                                     ===========  ===========

                                      41
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
 Property and Equipment
   The principal categories and estimated useful lives of property and equipment are as follows:

                                                 Estimated    December 31,
                                                  Useful    ------------------
                                                   Lives      2001      2000
                                                ----------- --------  --------
   Land........................................          -- $  1,596  $  2,264
   Buildings and improvements.................. 20-30 years    9,444    11,363
   Service and other vehicles..................   4-7 years   32,881    35,159
   Machinery and equipment.....................  5-10 years   64,039    54,960
   Office equipment, furniture and fixtures....  5-10 years   66,084    45,915
   Leasehold improvements......................  2-15 years   35,289    23,801
                                                            --------  --------
                                                             209,333   173,462
   Less accumulated depreciation...............              (84,785)  (49,517)
                                                            --------  --------
                                                            $124,548  $123,945
                                                            ========  ========

5. SHORT- AND LONG-TERM DEBT
   Short- and long-term debt consists of the following:

                                                            December 31,
                                                          ------------------
                                                            2001      2000
                                                          --------  --------
   Revolving Credit Facility (7.4% and 9.0%,
    respectively)........................................ $ 90,000  $369,000
   Term loans (6.1% and 8.9%, respectively)..............  294,000   297,000
   Institutional term loan (7.0% and 10.2%,
    respectively)........................................   98,250    99,500
   10 1/2% Senior Subordinated Notes, net of discount....  327,900   196,243
   Other borrowings......................................    4,664     5,668
                                                          --------  --------
                                                           814,814   967,411
   Less: short-term borrowings and current maturities....   (4,551)   (5,805)
                                                          --------  --------
     Total long-term debt................................ $810,263  $961,606
                                                          ========  ========

 Credit Facility
   On February 22, 2000, in connection with the Merger, the Company entered into an $800,000 senior credit facility (the "Credit Facility") and borrowed funds thereunder to repay prior indebtedness of GroupMAC and Building One. The Credit Facility currently includes a revolving credit facility described below expiring in February 2005, a $130,000 term loan, a $170,000 term loan and a $100,000 institutional term loan. Borrowings under the Credit Facility are secured by substantially all assets of the Company. The availability of borrowings under the Credit Facility is subject to the Company's ability to meet certain specified conditions, including compliance with certain financial covenants and ratios measured as of the end of each fiscal quarter. On November 9, 2001, the Company amended the Credit Facility. The amended terms provide for a revolving credit facility of $300,000, increasing to $350,000 once certain debt leverage ratios are achieved. Borrowings under the amended Credit Facility bear interest at variable rates, ranging from 2.0% to 3.75% over the Eurodollar Rate (as defined in the Credit Facility) and from 0.50% to 2.25% over the Alternate Base Rate (as defined in the Credit Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio. In addition, the amendment establishes certain restrictions on the Company's ability to make acquisitions, capital expenditures and investments and requires debt prepayment with future issuances of debt or equity. Such restrictions will generally revert back to those under the original agreement once certain debt leverage ratios are achieved. As of December 31, 2001, the Company also had $1,457 in letters of credit outstanding, and $208,543 available for borrowing under the revolving credit facility.
                                      42
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
   The Company is currently in compliance with all financial covenants under the Credit Facility. If the Company anticipates that it will violate any of its financial covenants, it will be necessary to negotiate new terms with its senior lenders or seek other financing alternatives in order to prevent an event of default under the Credit Facility. There can be no assurance that, if required, the Company will be able to successfully negotiate satisfactory new terms with its bank lenders, or that any necessary alternative financing can be secured when needed or on terms deemed acceptable by the Company.
   Debt issuance costs associated with the Credit Facility totaling $14,229 have been deferred and are being amortized over the five-year, six-year and seven-year terms of the revolving credit facility, the term loans, and the institutional term loan portions of the Credit Facility, respectively. In connection with the amendment of the Credit Facility in November 2001, $1,580 of debt issuance costs related to the Credit Facility deferred prior to the amendment were charged to interest expense. The unamortized portion of debt issuance costs associated with the Credit Facility was approximately $8,451 and $9,980 at December 31, 2001 and 2000, respectively, and is included in deferred debt issuance costs in the consolidated balance sheets.
 10 1/2% Senior Subordinated Notes
   In April 1999, the Company completed a private offering of $200,000 of 10 1/2% senior subordinated notes (the "Senior Subordinated Notes"). In June 2001, the Company completed a private offering of an additional $135,000 of Senior Subordinated Notes. The Senior Subordinated Notes are unsecured and are guaranteed by the Company's subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009. Borrowings outstanding under the Senior Subordinated Notes are subordinated in all material respects to amounts outstanding under the Credit Facility. The Senior Subordinated Notes were issued at discounts totaling $8,558, which are being amortized to interest expense over the term of the notes. Additionally, debt issuance costs totaling $13,715 incurred in connection with the offerings have been deferred and are being amortized to interest expense over the term of the notes. The unamortized portion of these costs was approximately $11,126 and $7,059 at December 31, 2001 and 2000, respectively, and is included in deferred debt issuance costs in the consolidated balance sheets.
   The fair value of the Senior Subordinated Notes, based on quoted market values, was approximately $217,750 and $130,000 at December 31, 2001 and 2000, respectively.
   The Senior Subordinated Notes are guaranteed by all of the Company's current and future U.S. subsidiaries other than "Unrestricted Subsidiaries" (as defined in the indenture governing the Notes). As of December 31, 2001, there were no "Unrestricted Subsidiaries." These guarantees are full, unconditional and joint and several. In addition, Encompass has no non-guarantor subsidiaries and no independent assets or operations outside of its ownership of the subsidiaries. Accordingly, no separate financial statements or consolidating information of the guarantor subsidiaries are presented because management believes this information is not material to users of the Company's financial statements.
   The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after May 1, 2004 at specified redemption prices, plus accrued interest. At any time (which may be more than once) before May 1, 2002, the Company may redeem up to 35% of the outstanding Senior Subordinated Notes with money raised in equity offerings under certain circumstances. Upon a change in control of the Company (as defined in the indenture for the Senior Subordinated Notes), the Company will be required to offer to purchase all of the outstanding Senior Subordinated Notes at 101% of the face amount plus accrued interest. Additionally, the indenture governing the Senior Subordinated Notes contains certain covenants relating to, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of its assets or merge or consolidate with another entity.
                                      43
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
   The aggregate maturities of debt as of December 31, 2001 are as follows:

   2002................................................................ $  4,551
   2003................................................................    5,613
   2004................................................................    6,500
   2005................................................................   94,000
   2006................................................................  283,000
   Thereafter..........................................................  421,150
                                                                        --------
                                                                        $814,814
                                                                        ========

 Interest Rate Swap Agreements
   The Company has entered into interest rate swap agreements in the aggregate notional amount of $110,000 to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All such agreements are with large creditworthy financial institutions and result in the Company paying a fixed rate of interest and receiving a floating rate. At December 31, 2001, the Company's ratio of fixed rate debt to total debt was 41% and the weighted average interest rate on its total debt was 8.64%, before considering the aforementioned interest rate swap agreements. After giving effect to the interest rate swap agreements in effect at December 31, 2001, the ratio of fixed rate debt was 52% and the weighted average interest rate on total debt was 9.19%.
   Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133". These statements establish accounting and reporting standards requiring that derivative instruments, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative at its inception. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results of the hedged item in the statement of operations, and requires the Company to formally document, designate and assess the effectiveness of the hedge transaction to receive hedge accounting treatment. For derivatives designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Overall hedge effectiveness is measured at least quarterly. Any changes in the fair value of the derivative instruments resulting from hedge ineffectiveness, as defined by SFAS No. 133 and measured based on the cumulative changes in the fair value of the derivative instrument and the cumulative changes in the estimated future cash flows of the hedged item, are recognized immediately in earnings. The Company has designated its interest rate swap agreements as cash flow hedges.
   Adoption of SFAS No. 133 at January 1, 2001 resulted in the recognition of approximately $1,488, net of tax effect of $912, of hedging losses included in accumulated other comprehensive loss as the cumulative effect of a change in accounting principle and $2,400 of derivative liabilities which are included in other long-term liabilities in the consolidated balance sheet. During the year ended December 31, 2001, the Company recognized $2,373, net of tax effect of $1,454, in additional interest expense attributable to the difference in the variable interest receivable and fixed interest payable under the interest rate swap agreements. No significant gain or loss from hedge ineffectiveness was required to be recognized. At December 31, 2001, the fair value of the interest rate swap agreements was a liability of $6,761. The Company estimates that approximately $1,800, net of tax, of such amount is expected to be recognized as additional interest expense over the next twelve months as interest
                                      44
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
costs on the underlying debt are recognized. Amounts were determined as of the balance sheet date based on quoted market values, the Company's portfolio of interest rate swap agreements and the Company's measurement of hedge effectiveness.
6. INCOME TAXES
   Total income taxes are allocated as follows:

                                                      Year Ended December 31,
                                                      -------------------------
                                                       2001     2000     1999
                                                      -------  -------  -------
   Income from continuing operations................. $16,545  $57,652  $42,027
   Income (loss) from discontinued operations........  (5,767)   2,093       --
   Loss on disposal of discontinued operations.......  (7,819)      --       --
   Extraordinary loss on debt settlement.............      --   (4,338)      --
   Other comprehensive income (loss).................  (2,217)     476     (179)
                                                      -------  -------  -------
                                                      $   742  $55,883  $41,848
                                                      =======  =======  =======

   Income tax provision attributable to income from continuing operations consists of the following:

                                                        Year Ended December 31,
                                                        -----------------------
                                                         2001    2000    1999
                                                        ------- ------- -------
   Current:
     Federal........................................... $11,812 $45,272 $37,960
     State.............................................   2,154   7,927   4,910
                                                        ------- ------- -------
                                                         13,966  53,199  42,870
   Deferred:
     Federal and state.................................   2,579   4,453    (843)
                                                        ------- ------- -------
                                                        $16,545 $57,652 $42,027
                                                        ======= ======= =======

   Total income tax expense attributable to income from continuing operations differs from the amounts computed by applying the U.S. federal statutory income tax rate to income from continuing operations before income tax provision as a result of the following:

                                                   Year Ended December 31,
                                                   --------------------------
                                                    2001      2000     1999
                                                   -------  --------  -------
   Income from continuing operations before
    income tax provision.........................  $ 2,853  $117,340  $95,089
                                                   -------  --------  -------
   Applicable U.S. federal statutory rate........       35%       35%      35%
                                                   -------  --------  -------
   Tax provision at statutory rate...............      999    41,069   33,281
   Increase (decrease) resulting from:
     State income taxes, net of federal benefit..    1,400     5,128    3,192
     Non-deductible goodwill amortization........   11,024    10,038    5,230
     Non-deductible meals and entertainment......    1,506     1,971      387
     Other, net..................................    1,616      (554)     (63)
                                                   -------  --------  -------
                                                   $16,545  $ 57,652  $42,027
                                                   =======  ========  =======

                                      45
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
   The components of the deferred income tax assets and liabilities are as follows:

                                                               December 31,
                                                             ------------------
                                                               2001      2000
                                                             --------  --------
   Deferred income tax assets:
     Allowance for doubtful accounts........................ $ 11,257  $  6,735
     Inventories............................................      296       976
     Accrued expenses.......................................   16,170    13,834
     Deferred revenue.......................................    2,161     1,974
     Unrealized loss on interest rate swap agreements.......    2,217        --
     Net operating loss carryforward........................      288       308
                                                             --------  --------
       Total deferred income tax assets.....................   32,389    23,827
                                                             --------  --------
   Deferred income tax liabilities:
     Depreciation...........................................   (4,854)   (3,730)
     Completed contract accounting for tax purposes.........   (3,845)   (5,475)
     Amortization of goodwill...............................   (9,547)   (6,683)
     Other..................................................   (2,308)   (1,672)
                                                             --------  --------
     Total deferred income tax liabilities..................  (20,554)  (17,560)
                                                             --------  --------
     Net deferred income tax assets......................... $ 11,835  $  6,267
                                                             ========  ========

   These deferred income tax assets and liabilities are included in the consolidated balance sheets under the following captions:

                                                                December 31,
                                                              -----------------
                                                               2001      2000
                                                              -------  --------
   Deferred tax assets--current.............................. $19,219  $ 17,296
   Deferred tax liabilities--long-term.......................  (7,384)  (11,029)
                                                              -------  --------
                                                              $11,835  $  6,267
                                                              =======  ========

   Management believes it is more likely than not that the Company will have future taxable income to allow it to realize the benefits of the net deferred tax assets. Accordingly, no valuation allowance has been recorded as of December 31, 2001 or 2000.
7. CONVERTIBLE PREFERRED STOCK
   In connection with the Merger, the Company issued 256 shares of 7.25% Convertible Preferred Stock (the "Convertible Preferred Stock") to affiliates of Apollo at a value of $1,000 per share in exchange for $150,000 in cash and all of the outstanding 7 1/2% convertible junior subordinated debentures of Building One (with an aggregate value of approximately $106,191).
   The Convertible Preferred Stock is convertible at the option of the holders into shares of the Company's common stock at any time prior to maturity at a conversion price of $14.00 per common share, subject to adjustment under certain circumstances. Upon their maturity in February 2012, the Company is required to redeem all shares of Convertible Preferred Stock then outstanding at the redemption price per share equal to the Liquidation Amount (defined as the original cost of $1,000 per share plus all accrued and accumulated and unpaid dividends). As of December 31, 2001, the Liquidation Amount was $292,799. The Company has the right
                                      46
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
to redeem, at any time after February 22, 2005, all, but not less than all, of the shares of Convertible Preferred Stock then outstanding at an amount per share equal to 103% of the Liquidation Amount; this amount declines to 102% after February 22, 2006 and 101% after February 22, 2008. The Convertible Preferred Stock bears a preferred cumulative dividend at the rate of 7.25% per year, payable quarterly. Under the terms of the Convertible Preferred Stock agreement, until February 22, 2003, dividends on the Convertible Preferred Stock may be paid in cash on a current basis or accumulated at the option of the Company. However, the Company's amended Credit Facility (see Note 5) prohibits the payment of cash dividends until certain financial ratios are achieved. At December 31, 2001, accrued dividends were approximately $36,608 and are included in the carrying value of the Convertible Preferred Stock in the consolidated balance sheet. The Company has elected to defer the payment of the dividends payable to date and that would otherwise be payable on March 31, 2002. Holders of the Convertible Preferred Stock are also entitled to share in any dividends the Company may declare on its common stock.
   Holders of the Convertible Preferred Stock are entitled to vote on all matters presented to the holders of common stock. Each share of Convertible Preferred Stock entitles the holder thereof to cast the number of votes such holder would have been entitled to cast had such holder converted such share of Convertible Preferred Stock into shares of common stock (common stock equivalents). As of December 31, 2001, the Convertible Preferred Stock comprised approximately 25% of the voting power of Encompass.
   Convertible Preferred Stock issuance costs of approximately $3,750 are being amortized against retained earnings over the 12-year term of the Convertible Preferred Stock. The unamortized portion of these costs of approximately $3,178 at December 31, 2001 is recorded against mandatorily redeemable convertible preferred stock in the consolidated balance sheets.
   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's board of directors. If the Company violates certain protective covenants, which include a total debt leverage covenant under the Investors' Rights Agreement, Apollo will have the right to appoint additional directors, such that the Apollo-appointed directors would constitute a majority of the board of directors. This debt leverage covenant differs from the similar covenant included in the Credit Facility, and is not as clearly defined. As such, the Company believes it is not conclusive as to whether or not a violation of such covenant has occurred. Regardless, the Company believes there is a substantial probability that the Company will violate this total debt leverage covenant in the first half of 2002. A violation of such total debt leverage covenant will not trigger a right of acceleration of the Company's obligations under any of its debt or preferred stock instruments.
8. SHAREHOLDERS' EQUITY
 Common Stock
   The Company has not paid dividends on its common stock since its incorporation and does not anticipate paying dividends on its common stock in the foreseeable future.
   In December 2000, the Board of Directors authorized a stock buyback program, pursuant to which the Company may purchase up to 2,500 shares of its common stock on the open market. As of December 31, 2001, the Company had repurchased 1,414 shares of its common stock under this program for an aggregate cost of $9,290. Under the terms of the amended Credit Facility (see
Note 5), the Company is prohibited from making further repurchases of its common stock until certain financial ratios are achieved.
                                      47
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
 Warrants
   The Company has 4,446 shares of common stock reserved for issuance upon exercise of warrants. The warrants have a weighted average exercise price of $16.25 per share. These warrants are currently exercisable. Of these warrants, 1,413 expire on November 25, 2002, 2,438 expire on November 25, 2007 and the remainder expire on various dates ranging from December 2003 to July 2007. The warrants also contain certain rights for registration.
9. STOCK-BASED PLANS
   The Company has a number of stock-based incentive and awards plans in place, which provide the Company the latitude to grant a variety of awards, including stock options, stock appreciation rights ("SARs"), restricted stock awards, performance awards and phantom stock awards, to officers, directors, key employees and other persons working for the Company and its subsidiaries. The plans require that stock options be granted at exercise prices not less than the fair market value of the underlying common stock on the grant date. Stock options vest at varying time periods ranging from six months to four years and expire after five to ten years from the date of grant. At December 31, 2001, stock-based awards equivalent to approximately 3,900 shares were generally available for granting under such plans. There are an additional 4,900 shares available for granting under Building One stock option plans (the "Building One Plans") however, the Company does not intend to issue additional options under the Building One Plans over and above the number of options (approximately 5,800) that were issued and outstanding under the Building One Plans as of the date of the Merger.
   The following is a summary of stock option and warrant activity:

                                              Outstanding       Exercisable
                                           ----------------- -----------------
                                            Number            Number
                                              of    Weighted    of    Weighted
                                           Options  Average  Options  Average
                                             and    Exercise   and    Exercise
                                           Warrants  Price   Warrants  Price
                                           -------- -------- -------- --------
Balance at December 31, 1998..............   8,939   $15.41    4,919   $14.81
Granted...................................   2,216    12.37    1,840    16.00
Exercised.................................  (1,145)   12.14   (1,145)   12.14
Surrendered...............................    (413)   16.10       --       --
                                            ------   ------   ------   ------
Balance at December 31, 1999..............   9,597    15.07    5,614    15.18
Options and warrants assumed in the
 Merger...................................   5,282    12.79    1,908    14.30
Granted...................................   2,050     6.73      641    15.68
Exercised.................................      (5)    3.87       (5)    3.87
Surrendered...............................  (2,125)   13.87       --       --
                                            ------   ------   ------   ------
Balance at December 31, 2000..............  14,799    13.27    8,158    15.02
Granted...................................   1,560     6.08    2,648    11.10
Exercised.................................    (189)    3.74     (189)    3.74
Surrendered...............................    (957)   11.74     (341)   12.99
                                            ------   ------   ------   ------
Balance at December 31, 2001..............  15,213   $12.75   10,276   $14.28
                                            ======   ======   ======   ======

                                      48
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
   A summary of outstanding and exercisable options and warrants as of December 31, 2001 follows:

                                                              Weighted
                                                               Average
                            Weighted              Weighted    Exercise
                            Average                Average    Price of
                             Option   Number of   Remaining  Exercisable  Number of
                              and    Outstanding Contractual   Options   Exercisable
     Range of Option and    Warrant  Options and    Life         and     Options and
        Warrant Prices       Prices   Warrants     (Years)    Warrants    Warrants
     -------------------    -------- ----------- ----------- ----------- -----------
   $ 3.08 to $ 5.00........  $ 3.97       977        5.2       $ 3.66         616
   $ 5.01 to $10.00........    6.95     3,070        7.9         7.44         498
   $10.01 to $15.00........   12.93     4,949        4.6        13.05       3,397
   $15.01 to $20.00........   16.58     5,762        4.5        16.51       5,404
   $20.01 to $20.20........   20.19       455        6.5        20.19         361
                                       ------                              ------
                                       15,213                              10,276
                                       ======                              ======

   The following pro forma data are calculated as if compensation expense for the Company's stock option plans and warrants were determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation":

                               Year Ended           Year Ended         Year Ended
                            December 31, 2001   December 31, 2000  December 31, 1999
                            ------------------  ------------------ ------------------
                               As       Pro        As       Pro       As       Pro
                            Reported   Forma    Reported   Forma   Reported   Forma
                            --------  --------  ------------------ ------------------
   Net income (loss)
    available to common
    shareholders........... $(71,738) $(77,552) $ 38,728  $ 27,693 $ 53,062  $ 45,449
   Net income (loss) per
    share:
     Basic................. $  (1.12) $  (1.21) $   0.65  $   0.47 $   1.28  $   1.10
     Diluted............... $  (1.12) $  (1.21) $   0.63  $   0.45 $   1.21  $   1.05

   The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.
   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                            2001   2000   1999
                                                            -----  -----  -----
      Dividend yield.......................................    --     --     --
      Expected volatility..................................  75.0%  68.0%  58.2%
      Risk-free interest rate..............................   4.5%   5.1%   5.6%
      Expected lives (years)...............................    10      9      5
      Fair value of options at grant date.................. $2.30  $5.24  $6.81

Employee Stock Purchase Plan
   The Company has an Employee Stock Purchase Plan (the "Purchase Plan"), which permits eligible employees of the Company to purchase shares of common stock at a discount. Employees who elect to participate have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions are used to purchase common stock at a price equal to 85% of
                                      49
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
the market price at the beginning of the period or the end of the period, whichever is lower. Shares purchased under the Purchase Plan are subject to a one-year holding period. During the years ended December 31, 2001, 2000 and 1999, 584, 227 and 195 shares, respectively, were issued pursuant to the Purchase Plan and its predecessor. In 2001, the Company's shareholders approved an increase in the number of shares permitted to be issued under the Purchase Plan from 1,000 to 3,000. As of December 31, 2001, 1,903 shares were available for issuance under the Purchase Plan.
10. EMPLOYEE BENEFIT PLANS
   The Company maintains a defined contribution savings plan (the "Savings Plan"), which is available to most employees after 90 days of service. Employee contributions and employer matching contributions occur at different rates and the matched portions of the funds vest over a one-year period. Company contributions to the Savings Plan and predecessor plans maintained by certain of the Company's subsidiaries totaled approximately $15,300, $14,300 and $5,600 for the years ended December 31, 2001, 2000 and 1999, respectively.
   Certain of the Company's subsidiaries make contributions to union-administered benefit funds, which cover the majority of the Company's union employees. For the years ended December 31, 2001 and 2000, the participant costs charged to operations were approximately $35,346 and $32,302, respectively. Governmental regulations require that, in the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan's unfunded vested benefits, if any. The Company is not aware of any liabilities resulting from unfunded vested benefits related to union-administered benefit plans. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.
11. COMMITMENTS AND CONTINGENCIES
   Operating leases for certain facilities, transportation equipment and office equipment expire at various dates through 2015. Certain leases contain renewal options. Minimum future rental payments at December 31, 2001 are as follows:

      2002............................................................. $ 42,633
      2003.............................................................   38,664
      2004.............................................................   31,992
      2005.............................................................   25,582
      2006.............................................................   16,928
      Thereafter.......................................................   74,422
                                                                        --------
                                                                        $230,221
                                                                        ========

   Total rental expense for the years ended December 31, 2001, 2000 and 1999 was approximately $78,900, $42,700 and $12,100, respectively (including $9,400, $9,000 and $3,600, respectively, to related parties).
   The Company is involved in various legal actions in the normal course of business. It is not possible to predict the outcome of these matters; however, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations. The Company has provided accruals for probable losses and legal fees incurred with respect to certain of these actions.
                                      50
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
12. RESTRUCTURING AND RECAPITALIZATION CHARGES
 Recapitalization charges
   On May 11, 1999, Building One completed its recapitalization plan under a tender offer (the "Tender Offer"), pursuant to which Building One repurchased 30,772 shares of its common stock at $18 per share for cash and 1,104 shares of its common stock underlying stock options at $18 per share less the exercise price per share of the options. In conjunction with the recapitalization, compensation expense of $2,770 ($1,662 after the associated tax benefit) was recognized for stock options exercised and the underlying shares of common stock repurchased by Building One. In addition, $4,323 of costs incurred in connection with the Tender Offer have been reflected as a reduction of shareholders' equity.
   Friedman, Billings, Ramsey Group, Inc. ("FBR") acted as a financial advisor to Building One in connection with the Tender Offer, and received a fee of $3,000. One of Building One's directors at that time is President and a principal stockholder of FBR.
Restructuring charges
   In the second quarter of 1999, Building One's Board of Directors approved a restructuring plan which included a relocation of Building One's corporate headquarters and integration of the cleaning systems operations. The corporate headquarters was relocated from Washington, D.C. to Minneapolis, Minnesota. In addition, certain back office operations of the cleaning systems operations were consolidated into two locations. The restructuring costs included costs directly related to Building One's restructuring plan in accordance with EITF No. 94-3 which provides specific requirements as to the appropriate recognition of costs associated with employee termination benefits and other exit costs.
   As a result of this restructuring plan, Building One incurred severance costs for certain employees, identified certain assets which were no longer of service and incurred certain lease termination costs. Severance costs covered 33 employees, of which 30 were terminated as of December 31, 1999 and the remaining three were terminated in 2000.
   The following table sets forth a summary of these restructuring costs:

                                                     Corporate   Cleaning
                                                    Headquarters Systems  Total
                                                    ------------ -------- ------
   Severance.......................................    $3,530     $  900  $4,430
   Impaired assets.................................        55        520     575
   Lease costs.....................................       205         40     245
                                                       ------     ------  ------
   Total...........................................    $3,790     $1,460  $5,250
                                                       ======     ======  ======

   Included in the $5,250 restructuring charge incurred in the second quarter of 1999 are $4,675 of cash costs and $575 in non-cash related costs. The following table is a detailed reconciliation of the restructuring reserve balance reflecting the accruals recorded and payments applied:

                                                                  Lease
                                                        Severance Costs  Total
                                                        --------- -----  ------
   Restructuring accruals recorded in 1999.............  $4,430   $245   $4,675
   Payments............................................  (4,173)  (183)  (4,356)
                                                         ------   ----   ------
   Balance at December 31, 1999........................     257     62      319
   Payments............................................    (257)   (62)    (319)
                                                         ------   ----   ------
   Balance at December 31, 2000........................  $   --   $ --   $   --
                                                         ======   ====   ======

                                      51
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
13. OPERATING SEGMENTS
   The Company modified its internal organizational structure during fiscal 2001, combining the Electrical Technologies, Mechanical Services and Industrial Services businesses into one Commercial/Industrial business aligned geographically. The corresponding segment information for 2000 and 1999 has been restated to conform to the new business segment presentation. The Company's reportable segments are strategic business units that, for the most part, offer products and services to distinct customer groups. They are managed separately because each business requires different operating and marketing strategies. Intersegment transactions are established based on negotiations among the parties at rates generally consistent with those charged to third parties. Intersegment revenues in 1999 were not significant.
   After discontinuing the Global Technologies segment as discussed in Note 16, the Company has three reportable segments: Commercial/Industrial Services, Residential Services and Cleaning Systems. The Commercial/Industrial Services Group provides installation and repair services to the electrical, heating, ventilation and air conditioning ("HVAC"), plumbing, control and monitoring and process piping systems of commercial and industrial facilities. The Residential Services Group provides mechanical, plumbing and other contracting services primarily in single family and low-rise multifamily housing units. The Cleaning Systems Group provides a wide variety of facility cleaning and maintenance management services nationwide. From time to time, management may move business units from one segment to another for management reporting and evaluation purposes.
   The Company evaluates performance based on income from operations before amortization of goodwill and other intangibles, unallocated corporate expenses, merger and related charges, costs to exit certain activities and related costs and restructuring and recapitalization charges. While amortization of goodwill is not considered in evaluating segment performance, the goodwill associated with each segment is included in the total assets of each segment.
   Unallocated corporate expenses primarily include corporate overhead and savings from national purchase agreements relating to materials and property/casualty insurance. Costs related to group and regional management, operational, sales and marketing, accounting and administrative support are included in the operating costs of each segment. Corporate assets primarily include cash, deferred tax assets, deferred debt issuance costs and other intangible assets, certain computer hardware and software, fixed assets related to the Company's corporate office, cost-based investments and miscellaneous non-trade accounts receivable.
                                      52
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                    (In thousands, except per share amounts)
   Segment information is as follows:

                          Commercial/ Residential Cleaning  Corporate/
                          Industrial   Services   Systems  Eliminations   Total
                          ----------- ----------- -------- ------------ ----------
YEAR ENDED DECEMBER 31,
 2001:
Third-party revenues....  $3,280,434   $331,166   $293,135   $     --   $3,904,735
Intersegment revenues...      17,385         18         21    (17,424)          --
                          ----------   --------   --------   --------   ----------
Total revenues..........   3,297,819    331,184    293,156    (17,424)   3,904,735
Operating costs.........   3,209,763    300,913    275,446     (6,142)   3,779,980
                          ----------   --------   --------   --------   ----------
Segment operating
 earnings...............  $   88,056   $ 30,271   $ 17,710   $(11,282)     124,755
                          ==========   ========   ========   ========
Amortization of goodwill
 and other intangible
 assets.................                                                    36,919
                                                                        ----------
Operating income........                                                $   87,836
                                                                        ==========
Capital expenditures....  $   26,902   $  1,115   $  9,536   $  4,499   $   42,052
Depreciation expense....      26,674      2,262      5,152      2,900       36,988
YEAR ENDED DECEMBER 31,
 2000:
Third-party revenues....  $3,429,629   $287,477   $265,160   $     --   $3,982,266
Intersegment revenues...      12,397        151         52    (12,600)          --
                          ----------   --------   --------   --------   ----------
Total revenues..........   3,442,026    287,628    265,212    (12,600)   3,982,266
Operating costs.........   3,221,110    257,308    248,615     (3,218)   3,723,815
                          ----------   --------   --------   --------   ----------
Segment operating
 earnings...............  $  220,916   $ 30,320   $ 16,597   $ (9,382)     258,451
                          ==========   ========   ========   ========
Amortization of goodwill
 and other intangible
 assets.................                                                    33,339
Merger and related
 charges and costs to
 exit certain activities
 and related costs......                                                    20,000
                                                                        ----------
Operating income........                                                $  205,112
                                                                        ==========
Capital expenditures....  $   36,060   $  1,632   $  4,976   $    641   $   43,309
Depreciation expense....      23,365      2,209      4,564      1,007       31,145
YEAR ENDED DECEMBER 31,
 1999:
Third-party revenues....  $1,532,729   $     --   $245,790   $ (5,935)  $1,772,584
Operating costs.........   1,397,430         --    227,116       (701)   1,623,845
                          ----------   --------   --------   --------   ----------
Segment operating
 earnings...............  $  135,299   $     --   $ 18,674   $ (5,234)     148,739
                          ==========   ========   ========   ========
Amortization of goodwill
 and
 other intangible
 assets.................                                                    16,004
Restructuring and
 recapitalization
 charges................                                                     8,020
                                                                        ----------
Operating income........                                                $  124,715
                                                                        ==========
Capital expenditures....  $   16,161   $     --   $ 10,585   $  1,580   $   28,326
Depreciation expense....       9,977         --      3,329      2,672       15,978
TOTAL ASSETS:
As of December 31,
 2001...................  $1,980,868   $148,394   $148,740   $123,324   $2,401,326
As of December 31,
 2000...................   2,255,065    153,813    146,092    142,912    2,697,882
As of December 31,
 1999...................   1,111,341         --    152,614     49,799    1,313,754

                                       53
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
14. QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

                          First (a)   Second (b)    Third     Fourth (c)  Full Year (d)
                          ----------  ----------  ----------  ----------  -------------
2001:
Revenues................  $1,015,813  $1,017,686  $  939,489  $  931,747   $3,904,735
Operating income
 (loss).................      46,296      50,259       3,224     (11,943)      87,836
Income (loss) from
 continuing operations..      12,793      16,322     (18,499)    (24,308)     (13,692)
Income (loss) from
 discontinued
 operations.............       1,002      (7,527)     (4,418)         --      (10,943)
Loss on disposal of
 discontinued
 operations.............          --          --     (23,055)     (3,436)     (26,491)
Income (loss) before
 extraordinary loss.....      13,795       8,795     (45,972)    (27,744)     (51,126)
Net income (loss).......      13,795       8,795     (45,972)    (27,744)     (51,126)
Net income (loss)
 available to common
 shareholders...........       8,778       3,688     (51,170)    (33,034)     (71,738)
Earnings per share:
  Basic.................
  Income (loss) from
   continuing
   operations...........  $     0.12  $     0.18  $    (0.37) $    (0.46)  $    (0.54)
  Income (loss) from
   discontinued
   operations...........        0.02       (0.12)      (0.07)         --        (0.17)
  Loss on disposal of
   discontinued
   operations...........          --          --       (0.36)      (0.06)       (0.41)
  Net income (loss).....        0.14        0.06       (0.80)      (0.52)       (1.12)
  Diluted...............
  Income (loss) from
   continuing
   operations...........  $     0.12  $     0.18  $    (0.37) $    (0.46)  $    (0.54)
  Income (loss) from
   discontinued
   operations...........        0.02       (0.12)      (0.07)         --        (0.17)
  Loss on disposal of
   discontinued
   operations...........          --          --       (0.36)      (0.06)       (0.41)
  Net income (loss).....        0.14        0.06       (0.80)      (0.52)       (1.12)
2000:
Revenues................  $  668,317  $1,056,258  $1,134,576  $1,123,115   $3,982,266
Operating income........      15,394      72,153      53,344      64,221      205,112
Income (loss) from
 continuing operations..      (2,285)     27,135      13,979      20,859       59,688
Income from discontinued
 operations.............         768       1,280       1,042         575        3,665
Income (loss) before
 extraordinary loss.....      (1,517)     28,415      15,021      21,434       63,353
Net income (loss).......      (9,574)     28,415      15,021      21,434       55,296
Net income (loss)
 available to common
 shareholders...........     (11,612)     23,657      10,178      16,505       38,728
Earnings per share:
  Basic.................
  Income (loss) from
   continuing
   operations...........  $    (0.10) $     0.35  $     0.14  $     0.25   $     0.73
  Income from
   discontinued
   operations...........        0.02        0.02        0.02        0.00         0.06
  Income (loss) before
   extraordinary loss...       (0.08)       0.37        0.16        0.25         0.79
  Net income (loss).....       (0.26)       0.37        0.16        0.25         0.65
  Diluted...............
  Income (loss) from
   continuing
   operations...........  $    (0.10) $     0.33  $     0.14  $     0.24   $     0.71
  Income from
   discontinued
   operations...........        0.02        0.02        0.02        0.01         0.06
  Income (loss) before
   extraordinary loss...       (0.08)       0.35        0.16        0.25         0.77
  Net income (loss).....       (0.26)       0.35        0.16        0.25         0.63

--------
(a) The first quarter of 2000 includes merger and related charges and costs to exit certain activities and related costs discussed in Note 3 totaling $20,000 or $0.28 per basic and diluted share for the first quarter, and $0.21 and $0.20 per basic and diluted share, respectively, for the full year.
(b) Continuing operations in the second quarter of 2001 includes a provision for doubtful accounts receivable from telecommunication customers of $9,800, or $0.09 per basic and diluted share.
(c) Continuing operations in the fourth quarter of 2001 includes a provision for doubtful accounts receivable from telecommunication customers of $18,000, or $0.18 per basic and diluted share.
(d) The arithmetic total of the individual quarterly net income per share amounts does not reconcile to the annual amount of net income per share in all instances due to the timing of net income in relation to the issuance of common shares during the course of the year.
                                      54
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                    (In thousands, except per share amounts)
15. EARNINGS PER SHARE
   The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31, 2001, 2000 and 1999.

                                                     Year Ended December 31,
                                                     --------------------------
                                                       2001     2000     1999
                                                     --------  -------  -------
Basic earnings per share:
  Income (loss) from continuing operations.......... $(13,692) $59,688  $53,062
  Less: convertible preferred stock dividends.......  (20,612) (16,568)      --
                                                     --------  -------  -------
  Income (loss) from continuing operations available
   to common shareholders...........................  (34,304)  43,120   53,062
  Income (loss) from discontinued operations........  (10,943)   3,665       --
  Loss on disposal of discontinued operations.......  (26,491)      --       --
  Extraordinary loss on debt settlement.............       --   (8,057)      --
                                                     --------  -------  -------
  Net income (loss) available to common
   shareholders..................................... $(71,738) $38,728  $53,062
                                                     ========  =======  =======
  Weighted average shares outstanding--Basic........   63,845   59,234   41,538
                                                     ========  =======  =======
  Income (loss) from continuing operations.......... $   (.54) $   .73  $  1.28
  Income (loss) from discontinued operations........     (.17)     .06       --
  Loss on disposal of discontinued operations.......     (.41)      --       --
  Extraordinary loss on debt settlement.............       --     (.14)      --
                                                     --------  -------  -------
  Net income (loss) per share--Basic................ $  (1.12) $   .65  $  1.28
                                                     ========  =======  =======
Diluted earnings per share:
  Income (loss) from continuing operations available
   to common shareholders........................... $(34,304) $43,120  $53,062
  Income (loss) from discontinued operations........  (10,943)   3,665       --
  Loss on disposal of discontinued operations.......  (26,491)      --       --
  Extraordinary loss on debt settlement.............       --   (8,057)      --
                                                     --------  -------  -------
  Net income (loss) available to common
   shareholders.....................................  (71,738)  38,728   53,062
  Plus: interest expense on convertible junior
   subordinated debentures and related amortization
   of debt issuance costs...........................       --       --    3,205
                                                     --------  -------  -------
  Net income (loss) on an as-if converted basis..... $(71,738) $38,728  $56,267
                                                     ========  =======  =======
Weighted average shares outstanding--Diluted........   63,845   61,089   46,406
                                                     ========  =======  =======
  Income (loss) from continuing operations.......... $   (.54) $   .71  $  1.21
  Income (loss) from discontinued operations........     (.17)     .06       --
  Loss on disposal of discontinued operations.......     (.41)      --       --
  Extraordinary loss on debt settlement.............       --     (.14)      --
                                                     --------  -------  -------
  Net income (loss) per share--Diluted.............. $  (1.12) $   .63  $  1.21
                                                     ========  =======  =======
Weighted average shares (in thousands):
  Weighted average shares outstanding--Basic........   63,845   59,234   41,538
  Common stock equivalents from stock options and
   warrants.........................................       --      181      160
  Contingently issuable shares......................       --    1,674      932
  Convertible junior subordinated debentures, on an
   as-if converted basis............................       --       --    3,776
                                                     --------  -------  -------
  Weighted average shares outstanding--Diluted......   63,845   61,089   46,406
                                                     ========  =======  =======
Common stock equivalents excluded from the
 computation of diluted earnings per share due to
 their anti-dilutive effect:
  Convertible Preferred Stock.......................   20,914   19,464       --
  Stock options and warrants........................   15,213   12,464    8,970

                                       55
                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                   (In thousands, except per share amounts)
16. DISCONTINUED OPERATIONS
   On September 25, 2001, the Company announced its decision to cease operations of its Global Technologies segment effective September 30, 2001. With the exception of some minor job wrap-up and receivables collection, substantially all of these operations were terminated as of December 31, 2001. The shutdown of these operations represents the disposal of a business segment under APB No. 30. Accordingly, the consolidated statements of operations have been restated to reflect the historical, after-tax results of these operations as "Income (loss) from discontinued operations, net of tax".
   Revenues from the discontinued Global Technologies segment were $75,750, $117,168 and zero in the years ended December 31, 2001, 2000 and 1999, respectively. Assets and liabilities attributable to the Global Technologies operations were as follows:

                                                                 December 31,
                                                                ---------------
                                                                 2001    2000
                                                                ------- -------
Current assets................................................. $ 4,394 $48,827
Goodwill and other long-term assets, net.......................     468  14,428
Current liabilities............................................  15,166  39,042
Long-term liabilities..........................................  10,440      --

   In connection with the decision to discontinue these operations, a charge of $26,491, net of the related income tax benefit of $7,819, was recorded in 2001 to provide for the estimated costs of disposal of these operations. This charge is reported under the caption "Loss on disposal of discontinued operations, net of tax" in the consolidated statements of operations. The loss on disposal of discontinued operations primarily consists of the write-off of non-deductible, unamortized goodwill of $11,972, net facility and equipment lease obligations of $12,449, net asset writedowns of $3,779 and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6,110.
                                      56
Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
   None
                                   PART III
Item 10. Directors and Executive Officers of the Registrant.
   The information appearing under the caption "Election of Directors" in Encompass' proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference. Information regarding executive officers of Encompass is presented in Item 4A of this Form 10-K under the caption "Executive Officers of the Registrant."
Item 11. Executive Compensation.
   Information appearing under the caption "Executive Compensation" in Encompass' proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference.
Item 12. Security Ownership of Certain Beneficial Owners and Management. Information appearing under the captions "Stock Ownership of Management and
Directors" and "Ownership of Voting Securities in Excess of Five Percent by a Beneficial Owner" in Encompass' proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference.
Item 13. Certain Relationships and Related Transactions.
   Information appearing under the caption "Transactions with Management and Others" in Encompass' proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference.
                                      57
                                    PART IV
Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.
   (a) The following documents are filed as part of this report:
   1. Financial statements
    Independent Auditors' Report
    Report of Independent Accountants
    Consolidated Balance Sheets
    Consolidated Statements of Operations
    Consolidated Statements of Shareholders' Equity and Other Comprehensive
 Income
    Consolidated Statements of Cash Flows
    Notes to Consolidated Financial Statements
   2. Financial statement schedules
    None
   3. Exhibits

 Exhibit
   No.   Description of Exhibit
 ------- ----------------------
  2.1*   --Agreement and Plan of Merger dated as of November 2, 1999 by and between Group Maintenance America Corp. and Building One Services
          Corporation (Annex A to Joint Proxy Statement/Prospectus
          of GroupMAC and Building One dated January 18, 2000).
  3.1*   --Certificate of Merger dated February 22, 2000 merging Building One
          Services Corporation into Group Maintenance America Corp., together with Exhibit A thereto (the Amended and Restated Articles of
          Incorporation of Encompass) (Exhibit 3.1 to Encompass' Annual Report
          on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-
          13565).
  3.2*   --Statement of Designation dated February 15, 2000 relating to the
          7.25% Convertible Preferred Stock of Encompass (Exhibit 3.2 to
          Encompass' Annual Report on Form 10-K for the fiscal year ended
          December 31, 1999, File No. 1-13565).
  3.3*   --By-laws of Encompass, as amended (Exhibit 3.2 to Annual Report on
          Form 10-K/A for the fiscal year ended December 31, 1998, File No. 1-
          13565).
  4.1*   --Indenture dated as of April 30, 1999, among Building One Services
          Corporation, the guarantors named therein and IBJ Whitehall Bank &
          Trust Company, as Trustee (Exhibit 4.1 to Encompass' Annual Report on
          Form 10-K for the fiscal year ended December 31, 1999, File No. 1-
          13565).
  4.2*   --First Supplemental Indenture dated as of November 12, 1999, among
          Building One Services Corporation, the guarantors named therein and
          IBJ Whitehall Bank & Trust Company, as Trustee (Exhibit 4.2 to
          Encompass' Annual Report on Form 10-K for the fiscal year ended
          December 31, 1999, File No. 1-13565).
  4.3*   --Second Supplemental Indenture dated as of January 31, 2000, among
          Building One Services Corporation, the guarantors named therein and
          IBJ Whitehall Bank & Trust Company, as Trustee (Exhibit 4.3 to
          Encompass' Annual Report on Form 10-K for the fiscal year ended
          December 31, 1999, File No. 1-13565).
  4.4*   --Third Supplemental Indenture dated as of February 22, 2000 among
          Building One Services Corporation, Group Maintenance America Corp.,
          the guarantors named therein and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as Trustee (Exhibit 4.4 to
          Encompass' Annual Report on Form 10-K for the fiscal year ended
          December 31, 1999, File No. 1-13565).
  4.5*   --Fourth Supplemental Indenture dated as of June 28, 2001 to Indenture dated as of April 30, 1999 among Encompass, the guarantors named therein and The Bank of New York, as successor to IBJ Whitehall Bank
          & Trust Company, as Trustee (filed as Exhibit 10.2 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended June 30, 2001,
          File No. 1-13565).

                                       58

 Exhibit
   No.   Description of Exhibit
 ------- ----------------------
  4.6*   --Form of 10 1/2% Senior Subordinated Note (contained in the Fourth
          Supplemental Indenture filed as Exhibit 4.5).
  4.7*   --Form of Registration Rights Agreement dated as of June 28, 2001 between the Company and the Initial Purchasers named therein (Exhibit
          4.7 to Registration Statement No. 333-68064).
 10.1*   --Encompass Services Corporation Amended and Restated 1997 Stock
          Awards Plan (formerly Group Maintenance America Corp. 1997 Stock
          Awards Plan, which was amended and restated as of December 5, 2000).
          (filed as Exhibit 10.1 to Encompass' Annual Report on Form 10-K for
          the fiscal year ended December 31, 2000, File No. 1-13565).
 10.2*   --Group Maintenance America Corp. 1997 Stock Option Plan (Exhibit 10.2
          to Registration Statement No. 333-34067).
 10.3*   --2000 Stock Performance Incentive Plan of Encompass Services
          Corporation (Annex G to Joint Proxy Statement of Encompass dated
          January 18, 2000).
 10.4*   --2000 Stock Awards Plan of Encompass Services Corporation (Annex H to
          Joint Proxy Statement of Encompass dated January 18, 2000).
 10.5*   --Employment Agreement dated effective as of March 28, 2000 between
          Encompass and J. Patrick Millinor, Jr. (Exhibit 10.5 to Encompass'
          Annual Report on Form 10-K for the fiscal year ended December 31,
          2000, File No. 1-13565).
 10.6*   --First Amendment to Employment Agreement between Encompass and J.
          Patrick Millinor, Jr. (Exhibit 10.1 to Encompass' Quarterly Report on
          Form 10-Q for quarter ended September 30, 2000, File No. 1-13565).
 10.7*   --Employment Agreement dated effective as of March 28, 2000 between
          Encompass and Joseph M. Ivey, Jr. (Exhibit 10.7 to Encompass' Annual
          Report on Form 10-K for the fiscal year ended December 31, 2000, File
          No. 1-13565).
 10.8*   --First Amendment to Employment Agreement dated effective as of March
          1, 2001 between Encompass and Joseph M. Ivey, Jr. (Exhibit 10.8 to
          Encompass' Annual Report on Form 10-K for the fiscal year ended
          December 31, 2000, File No. 1-13565).
 10.9*   --Employment Agreement dated effective as of November 1, 2000 between
          Encompass and Henry P. Holland. (Exhibit 10.9 to Encompass' Annual
          Report on Form 10-K for the fiscal year ended December 31, 2000, File
          No. 1-13565).
 10.10*  --First Amendment to Employment Agreement dated effective as of
          October 16, 2000 between Encompass and Henry P. Holland establishing the date of employment as October 16, 2000. (Exhibit 10.10 to
          Encompass' Annual Report on Form 10-K for the fiscal year ended
          December 31, 2000, File No. 1-13565).
 10.11   --Second Amendment to Employment Agreement dated effective as of March
          1, 2002 between Encompass and Henry P. Holland.
 10.12*  --Employment Agreement dated effective as of March 21, 2000 between
          Encompass and Robert Tyler (Exhibit 10.14 to Encompass' Annual Report
          on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-
          13565).
 10.13   --Employment Agreement dated effective as of April 1, 2001 between
          Encompass and Ray Naizer.
 10.14*  --Credit Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.15 to Encompass' Annual
          Report on Form 10-K for the fiscal year ended December 31, 1999, File
          No. 1-13565).
 10.15*  --First Amendment dated effective as of March 23, 2000 to Credit
          Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.1 to Encompass' Quarterly
          Report on Form 10-Q for the quarter ended June 30, 2000, File No. 1-
          13565).

                                       59

 Exhibit
   No.   Description of Exhibit
 ------- ----------------------
 10.16*  --Second Amendment dated effective as of May 10, 2000 to Credit
          Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.2 to Encompass' Quarterly
          Report on Form 10-Q for the quarter ended June 30, 2000, File No. 1-
          13565).
 10.17*  --Third Amendment dated effective as of June 8, 2001 to Credit
          Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N.A., as administrative agent, The Chase Manhattan Bank, as successor to Chase
          Bank of Texas, National Association, as syndication agent, First
          Union National Bank, as documentation agent, and the banks named therein therein (Exhibit 10.1 to Encompass' Quarterly Report on Form
          10-Q for the quarter ended June 30, 2001, File No. 1-13565).
 10.18*  --Fourth Amendment dated effective as of November 9, 2001 to Credit
          Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N.A., as administrative agent, The Chase Manhattan Bank, as successor to Chase
          Bank of Texas, National Association, as syndication agent, First
          Union National Bank, as documentation agent, and the banks named therein therein (Exhibit 10 to Encompass' Quarterly Report on
          Form 10-Q for the quarter ended September 30, 2001, File No. 1-
          13565).
 10.19*  --Subscription and Exchange Agreement dated November 2, 1999 between
          Group Maintenance America Corp. and BOSS II, LLC (Exhibit 10.11 to
          Registration Statement No. 333-93649).
 10.20*  --Investors' Rights Agreement dated as of February 22, 2000 between
          Group Maintenance America Corp. and BOSS II, LLC (Exhibit 10.17 to
          Encompass' Annual Report on Form 10-K for the fiscal year ended
          December 31, 1999, File No. 1-13565).
 10.21*  --Warrant Agreement dated as of November 25, 1997 between
          Consolidation Capital Corporation and Jonathan J. Ledecky (Exhibit
          10.19 to Annual Report on Form 10-K for the fiscal year ended
          December 31, 1999, File No. 1-13565).
 10.22*  --Warrant Agreement dated as of November 25, 1997 between Consolidated
          Capital Corporation and Friedman, Billings, Ramsey & Co., Inc.
          (Exhibit 10.18 to Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-13565).
 10.23*  --Encompass Services Corporation 1997 Long-Term Incentive Plan for
          Employees of Building One Services Corporation (Exhibit 10.01 to
          Building One Registration Statement on Form S-1, Registration
          Statement No. 333-36193).
 10.24*  --Encompass Services Corporation 1997 Non-Employee Directors' Stock
          Plan for Non-Employee Directors of Building One Services Corporation
          (Exhibit 10.02 to Building One's Annual Report on Form 10-K for the
          year ended December 31, 1997, File No. 0-23421).
 10.25*  --Encompass Services Corporation Option Agreements for Employees of
          Building One Services Corporation (Building One Registration
          Statement on Form S-8, Registration Statement No. 333-59205).
 10.26*  --Encompass Services Corporation 1998 Long-Term Incentive Plan for
          Employees of Building One
          Services Corporation (Exhibit A to Building One's Proxy Statement on
          Schedule 14A dated
          August 14, 1998, File No. 0-23421).
 10.27*  --Encompass Services Corporation 1999 Long-Term Incentive Plan for
          Employees of Building One Services Corporation (Exhibit B to Building
          One's Proxy Statement on Schedule 14A dated June 8, 1999, File No. 0-
          23421).
 21      --Subsidiaries of Encompass as of March 1, 2002.
 23.1    --Consent of KPMG LLP.
 23.2    --Consent of PricewaterhouseCoopers.
 24      --Powers of Attorney.

--------
*Incorporated by reference from a prior filing as indicated.
   (b) Reports on Form 8-K.
                                       60
   On December 5, 2001, Encompass filed an amendment to the Current Report on Form 8-K that it filed on August 21, 2001 with respect to its modification of its reporting and evaluation of segment performance. The amendment included audited financial statements reflecting restated after-tax results of discontinued operations.
   (c) Encompass has not filed with this report copies of certain instruments defining the rights of holders of long-term debt of Encompass and its subsidiaries. Encompass agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.
   (d) None.
                                       61
                                  SIGNATURES
   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 14th day of March, 2002.
                                          ENCOMPASS SERVICES CORPORATION
                                              /s/ J. Patrick Millinor, Jr.*
                                          By: _________________________________
                                                J. Patrick Millinor, Jr.
                                                  Chairman of the Board
   Pursuant to the requirements of the Securities Exchange Act of 1934, this Annual Report on Form 10-K has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----
  /s/ J. Patrick Millinor, Jr.*        Director and Chairman of     March 14, 2002
______________________________________  the Board
       J. Patrick Millinor, Jr.
        /s/ Joseph M. Ivey             Director and Chief           March 14, 2002
______________________________________  Executive Officer
            Joseph M. Ivey              (principal executive
                                        officer)
       /s/ Darren B. Miller            Senior Vice President and    March 14, 2002
______________________________________  Chief Financial Officer
           Darren B. Miller             (principal financial
                                        officer)
        /s/ L. Scott Biar              Vice President and Chief     March 14, 2002
______________________________________  Accounting Officer
            L. Scott Biar               (principal accounting
                                        officer)
        /s/ Andrew Africk*             Director                     March 14, 2002
______________________________________
            Andrew Africk
      /s/ Vincent W. Eades*            Director                     March 14, 2002
______________________________________
           Vincent W. Eades
        /s/ Michael Gross*             Director                     March 14, 2002
______________________________________
            Michael Gross
       /s/ Scott Kleinman*             Director                     March 14, 2002
______________________________________
            Scott Kleinman

                                      62

              Signature                          Title                   Date
              ---------                          -----                   ----
       /s/ Donald L. Luke*             Director                     March 14, 2002
______________________________________
            Donald L. Luke
     /s/ Lucian L. Morrison*           Director                     March 14, 2002
______________________________________
          Lucian L. Morrison
   /s/ William M. Mounger, II*         Director                     March 14, 2002
______________________________________
        William M. Mounger, II
      /s/ John M. Sullivan*            Director                     March 14, 2002
______________________________________
           John M. Sullivan
       /s/ Darren B. Miller                                         March 14, 2002
*By: _________________________________
           Darren B. Miller
    (Attorney-in-fact for persons
              indicated)

                                       63

                                  EXHIBIT B-2

  Encompass Service Corporation's Form 10-K/A for the year ended December 31,
                                     2001,
                          as filed on April 30, 2002

                                 Exhibit B-2-1

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                  Form 10-K/A

                               -----------------

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

                  For the fiscal year ended December 31, 2001

                                      or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

          For the transition period from           to

                          Commission File No. 1-13565

                        ENCOMPASS SERVICES CORPORATION
            (Exact name of registrant as specified in its charter)

                       Texas                   76-0535259
                  (State or other
                  jurisdiction of           (I.R.S. Employer
                 incorporation or
                   organization)         Identification Number)

                         3 Greenway Plaza, Suite 2000
                             Houston, Texas 77046
                    (Address of principal executive office)
                                (713) 860-0100
             (Registrant's telephone number, including area code)

          Securities registered pursuant to Section 12(b) of the Act:

                                        Name of each exchange on
                Title of each class         which registered
                -------------------     ------------------------
              Common stock, par value
                           $0.001......  New York Stock Exchange

   Securities registered pursuant to Section 12(g) of the Act: None

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

   As of March 1, 2002, (i) there were 64,020,898 shares of common stock, par value $0.001 per share, of the registrant issued and outstanding and (ii) the aggregate market value of the common stock held by non-affiliates of the registrant (based on the closing price per share of the registrant's common stock reported on the New York Stock Exchange on that date) was $144,404,942. For purposes of the above statement only, all directors and executive officers of the registrant are assumed to be affiliates.

================================================================================

                              TABLE OF CONTENTS*

                                                                          Page
                                                                          ----
                                 PART III

  Item 10. Directors and Executive Officers of the Registrant............   1

  Item 11. Executive Compensation........................................   4

  Item 12. Security Ownership of Certain Beneficial Owners and Management   9

  Item 13. Certain Relationships and Related Transactions................  10

* Items omitted from this Form 10-K/A are included in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 14, 2002.

                                   PART III

Item 10.  Directors and Executive Officers of the Registrant.

   Information regarding executive officers of Encompass is presented in Item 4A of this Form 10-K under the caption "Executive Officers of the Registrant."

   The following sets forth certain information concerning the current directors of Encompass. As of April 1, 2002, certain affiliates of Apollo Management IV, L.P. ("Apollo") held in the aggregate 256,191 shares of 7.25% Convertible Preferred Stock of the Company (the "Preferred Stock"). For so long as Apollo or its affiliates hold in the aggregate Preferred Stock or any security representing the right to receive common stock ("common stock equivalents") equal to at least 50% of the common stock equivalents represented by Apollo's initial investment in the Preferred Stock, Apollo is entitled to elect the greater of three directors or the number of directors representing 30% of the Board of Directors of the Company, rounded up to the nearest whole director. The number of directors that may be elected by Apollo decreases as its ownership of common stock equivalents decreases. Messrs. Africk, Gross and Kleinman have been elected to serve as directors of Encompass by Apollo. All directors hold office until the next succeeding annual meeting of shareholders and until their respective successors have been elected and qualified.

Andrew Africk
Director since 2000

   Mr. Africk, age 35, became a Director of the Company upon the merger of Building One Services Corporation ("BOSC") into the Company on February 22, 2000. He was previously a Director of BOSC from April 1999 until February 2000. Mr. Africk has been a principal of Apollo Advisors, L.P. for more than five years and of Lion Advisors, L.P., a financial advisor to, and representative of, institutional investors with respect to securities investments. Mr. Africk is also a Director of Rare Medium Group, Inc. and several private venture companies.

Vincent W. Eades
Director since 2000

   Mr. Eades, age 43, became a Director of the Company upon the merger of BOSC into the Company on February 22, 2000. He was previously a Director of BOSC from November 1997 until February 2000. Since January 2002, Mr. Eades has served as President of Meline USA, L.L.C., an importer of leather apparel for motorcycle enthusiasts. Previously, between May 1998 and October 2002, Mr. Eades served as the Chairman and Chief Executive Officer of Powerride Motorsports, Inc., a consolidator of the motorcycle and leisure sports dealership industry. Between May 1995 and May 1998, he served as the Senior Vice President of sales and marketing for Starbucks Coffee Co., Inc. From November 1985 through May 1995, Mr. Eades was employed by Hallmark Cards, Inc., most recently as a general manager. Additionally, he serves as a Director of USA Floral Products, Inc. and UniCapital Corporation.

Michael Gross
Director since 2000

   Mr. Gross, age 40, became a Director of the Company upon the merger of BOSC into the Company on February 22, 2000. He was previously a Director of BOSC from April 1999 until February 2000. Mr. Gross is one of the founding principals of Apollo Advisors, L.P., which together with its affiliates acts as managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Gross is also a Director of Allied Waste Industries, Inc., Breuners Home Furnishings Corporation, Clark Retail Enterprises, Inc., Converse, Inc., Florsheim Group, Inc., Pacer International, Inc., Rare Medium Group, Inc., Saks Incorporated, Sylvan Leaning Systems, Inc. and United Rentals, Inc.

Joseph M. Ivey, Jr.
Director since 2000

   Mr. Ivey, age 43, became President and Chief Executive Officer and a Director of the Company in February 2000. He previously served as the President and Chief Executive Officer of BOSC from February 1999 to February 2000. He also served as a Director of BOSC from October 1998 to February 2000. From September 1998 to February 1999, Mr. Ivey served as the President of the BOSC mechanical group. Prior to joining BOSC, Mr. Ivey served as the Chairman and Chief Executive Officer of Ivey Mechanical Company, Inc., a mechanical services company that BOSC acquired in September 1998. Mr. Ivey is a graduate of, and serves as a trustee of, Freed-Hardeman University.

Scott Kleinman
Director since 2000

   Mr. Kleinman, age 29, is currently a principal of Apollo Advisors, L.P. and has been employed by Apollo Advisors since February 1996. Previously, Mr. Kleinman was employed by Smith Barney Inc. in its investment banking division from July 1994 through January 1996. Mr. Kleinman is also a Director of Resolution Performance Products, LLC and Compass Minerals Group, Inc.

Donald L. Luke
Director since 1997

   Mr. Luke, age 65, has served as Chairman of the Board and Chief Executive Officer of American Fire Protection Group, Inc., a fire protection and life safety corporation, since December 2001 and as Chief Executive Officer since November 2000. He previously served as Executive Vice President and Chief Operating Officer of the Company from March 2000 to August 2000. From August 1997 until the merger of BOSC into the Company in February 2000, he served as President and Chief Operating Officer of the Company. Mr. Luke is also a Director of MicroPower Electronics Inc.

J. Patrick Millinor, Jr.
Director since 1997

   Mr. Millinor, age 56, became Chairman of the Board of the Company in February 2000. He previously served as Chief Executive Officer of the Company from April 1997 to February 2000 and also served as President of the Company from April 1997 until June 1997. From October 1996 through April 1997, he served as Chief Executive Officer of the Company's predecessor. From September 1994 to October 1996, Mr. Millinor worked directly for Mr. Gordon Cain, a significant shareholder in the Company, assisting in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. He currently serves as Chairman of the Board of ADViSYS, Inc., and as a Director of Agennix Incorporated and Haelan Health(R) Corporation.

Lucian L. Morrison
Director since 1997

   Mr. Morrison, age 65, has been engaged as a trustee and consultant with respect to trust, estate, probate and qualified plan matters since 1992. From 1990 through 1992, he served as Chief Fiduciary Officer of Northern Trust Bank of Texas and from 1979 until 1990 he served as Chief Executive Officer of Heritage Trust Company.

William M. Mounger II
Director since 2000

   Mr. Mounger, age 45, currently serves as Chairman of the Board, President and Chief Operating Officer of Genesis Resources LLC. From November 2000 through February 2002, he served as Chairman of the Board of TeleCorp PCS, Inc., which provides personal communications services in 14 states and Puerto Rico. Previously, he co-founded and served as Chief Executive Officer and Chairman of the Board of Tritel, Inc. from January

1999 to November 2000. He also co-founded and served as Chief Executive Officer and Chairman of the Board of Mercury Communications Company from June 1990 to January 1999. Mr. Mounger also serves as a director on the Mississippi Advisory Board of AmSouth Bank.

John M. Sullivan
Director since 1997

   Mr. Sullivan, age 66, has been President of Beta Consulting, Inc., which provides management services for family enterprises, since 1994. From 1992 through 1994, he was an International Tax Director for General Motors Corporation. Prior to 1992, Mr. Sullivan was a tax partner with Arthur Andersen LLP. He currently serves as a Director of Atlantic Coast Airlines Holdings, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, among others, to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, or written representations from reporting persons, the Company believes that, except for late filings by Mr. William Hill and Mr. Ray Naizer described below, all filing requirements applicable to its executive officers and directors were complied with during 2001.

   Mr. William Hill became a reporting person, as defined by Section 16(a), on December 1, 2001. Mr. Hill inadvertently omitted from his Form 3, 125 shares of Common Stock held in trust for one of his children. This omission was acknowledged on the Form 5 filed with the Securities and Exchange Commission on February 8, 2002 on Mr. Hill's behalf.

   Mr. Ray Naizer became a reporting person, as defined by Section 16(a), on April 1, 2001. Mr. Naizer inadvertently omitted from his Form 3 a grant of an option to purchase 35,000 shares of Common Stock. This omission was acknowledged on the Form 5 filed with the Securities and Exchange Commission on February 8, 2002 on Mr. Naizer's behalf.

Item 11.  Executive Compensation.

Executive Compensation

   The following table sets forth the remuneration paid by the Company to the Chief Executive Officer and the four other most highly compensated key executive officers of the Company based on 2001 salaries and bonuses.

                          Summary Compensation Table

                                                    Annual         Long-Term
                                                Compensation(1)  Compensation
                                               ----------------- -------------
                                                                  Underlying      All Other
      Name and Principal Position         Year  Salary   Bonus   Stock Options Compensation(2)
      ---------------------------         ---- -------- -------- ------------- ---------------
J. Patrick Millinor, Jr.................. 2001 $424,992 $      0         --        $10,351
  Chairman of the Board                   2000  406,831        0    160,000          5,250
                                          1999  210,000  225,000         --          4,791

Joseph M. Ivey, Jr.(3)................... 2001  490,634        0    100,000          8,487
  President and Chief Executive Officer   2000  316,961        0    125,000         27,485

Henry P. Holland(4)...................... 2001  383,757        0     50,000          6,047
  Executive Vice President,               2000   78,125        0    100,000             --
  Chief Operating Officer

Ray Naizer(5)............................ 2001  263,208  401,627     60,000         10,846
  Senior Vice President, Operations

Robert Tyler(6).......................... 2001  238,125  128,000     30,000          4,424
  Senior Vice President, Operations       2000  210,607  140,000     60,000          5,604
                                          1999  145,000  108,750         --          3,754

--------
(1) The annual amount of perquisites or other personal benefits provided to each individual does not exceed the lesser of $50,000 or 10% of reported salary and bonus.
(2) All Other Compensation for 2001 consists of (i) car allowance for Mr. Naizer of $1,212, (ii) insurance premiums and related income tax expense for Messrs. Millinor, Ivey, Holland and Tyler of $6,321, $1,740, $3,049 and $1,849, respectively, (iii) Company contributions to retirement programs on behalf of Messrs. Millinor, Ivey, Naizer, and Tyler of $2,100, $5,250, $9,634, and $600, respectively, and (iv) club dues for Messrs. Millinor, Ivey, Holland and Tyler of $1,930, $1,497, $2,998 and $1,975, respectively.
(3) Mr. Ivey became an officer of the Company as of February 22, 2000.
(4) Mr. Holland became an officer of the Company as of October 16, 2000.
(5) Mr. Naizer became an officer of the Company as of April 1, 2001.
(6) Mr. Tyler resigned as Senior Vice President, Operations of the Company as of January 31, 2002. See "Employment Agreements" below.

Stock Option Grants in 2001

   The following table sets forth certain information with respect to stock option grants made to the persons named in the Summary Compensation Table during 2001 under the Company's 1997 Stock Awards Plan and 2000 Stock Awards Plan. During 2001, there was no repricing by the Company of stock options held by the persons named in the Summary Compensation Table and no stock appreciation rights were granted.

                       Option Grants in Last Fiscal Year

                                    Individual Grants
                        -----------------------------------------
                                                                  Potential Realizable
                                   % of Total                     Value at Assumed
                        Number of   Options                       Annual Rate of Stock
                        Securities Granted to Exercise            Price Appreciation for
                        Underlying Employees   Price               Option Term(2)
                         Options   In Fiscal    Per    Expiration ----------------------
         Name           Granted(1)    2001     Share      Date       5%         10%
         ----           ---------- ---------- -------- ----------  --------    --------
J. Patrick Millinor, Jr        0       --         --           -- $      0    $      0
Joseph M. Ivey, Jr.....  100,000      6.3%     $6.00    2/13/2011  377,340     956,250
Henry P. Holland.......   25,000      1.6       4.28    4/16/2011   67,292     170,530
                          25,000      1.6       3.20   10/16/2011   50,312     127,500
Ray Naizer.............   25,000      1.6       6.28    1/22/2011   98,737     250,218
                          35,000      2.2       6.00    4/01/2011  132,069     334,688
Robert Tyler(3)........   30,000      1.9       6.00    2/13/2011  113,202     286,875

--------
(1) All options granted in 2001 have an exercise price equal to or greater than 100% of the fair market value on the date of grant, have ten year terms and become exercisable with respect to 25% of the shares subject to the option on each anniversary of the date of grant.
(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore not intended to forecast possible future appreciation, if any, of the price of Common Stock.
(3) Mr. Tyler resigned as Senior Vice President, Operations of the Company as of January 31, 2002. In accordance with the terms of his employment agreement, all of his stock options expired on March 2, 2002. See "Employment Agreements" below.

Options Exercised in 2001 and 2001 Year-End Values

   The following table sets forth information concerning the number of shares of Common Stock acquired on exercise of stock options, the value realized on such exercise, and the number and value of unexercised stock options held at December 31, 2001 by the persons named in the Summary Compensation Table.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year End Option Values

                                               Number of Securities
                                              Underlying Unexercised     Value of Unexercised
                                                    Options at          In-the-Money Options at
                          Shares                 December 31, 2001       December 31, 2001(1)
                         Acquired    Value   ------------------------- -------------------------
         Name           On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
         ----           ----------- -------- ----------- ------------- ----------- -------------
J. Patrick Millinor, Jr      0         0       140,349      121,250        $0           $0
Joseph M. Ivey, Jr.....      0         0       265,625      428,125         0            0
Henry P. Holland.......      0         0        31,250      118,750         0            0
Ray Naizer.............      0         0        18,500       78,500         0            0
Robert Tyler(2)........      0         0        40,500       83,500         0            0

--------
(1) Based on the closing price of the Common Stock on December 31, 2001 of $2.90.
(2) Mr. Tyler resigned as Senior Vice President, Operations of the Company as of January 31, 2002. In accordance with the terms of his employment agreement, all of his stock options expired on March 2, 2002. See "Employment Agreements" below.

Long-Term Incentive Plan ("LTIP") Awards

   None of the officers named in the Summary Compensation Table were granted any stock awards in 2001 under the Company's 2000 Stock Performance Incentive Plan.

Employment Agreements

   Mr. Millinor entered into an employment agreement with the Company effective March 28, 2000, which was amended on August 2, 2000. The agreement provides that Mr. Millinor will serve as non-executive Chairman of the Board of the Company through March 28, 2003, and provides for an initial annual base salary of $425,000 and a cash bonus equal to 100% of the Chief Executive Officer's bonus in 2000, 75% in 2001, 50% in 2002 and 25% in 2003, prorated through March 28, 2003. Under the agreement, the Company will provide Mr. Millinor with customary employee benefits and indemnification with respect to matters relating to his services as an officer of the Company. The agreement is terminable by either party upon 60 days' prior written notice, but if the termination is by the Company without cause or by Mr. Millinor for good reason (as defined in the agreement), including a change of control, then Mr. Millinor will be entitled to receive an amount equal to three times the sum of his annual base salary then in effect and his prior year's bonus, as well as amounts sufficient to pay medical, life and disability insurance premiums until such time as Mr. Millinor is eligible to receive Medicare coverage and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. In addition, all options granted to him prior to such termination will become immediately exercisable. Furthermore, as of March 28, 2003, all options granted to Mr. Millinor prior to October 1, 2000 will become immediately exercisable and the Company will continue to pay Mr. Millinor amounts sufficient to pay medical, life and disability insurance until such time as he is eligible to receive Medicare coverage. The agreement provides that Mr. Millinor may participate in other business activities, provided such activities do not violate the provisions of the employment agreement.

   Mr. Ivey entered into an employment agreement with the Company effective March 28, 2000, which was amended on March 1, 2001. The agreement provides for an initial annual base salary of $425,000 and a target bonus of not less than 120% of his base salary, contingent upon the actual performance of the Company. Under the agreement, the Company will provide Mr. Ivey with customary employee benefits and indemnification with respect to matters relating to his services as an officer of the Company. The initial term of his employment will be for three years, and the agreement will automatically be extended for an additional year each anniversary of the employment agreement unless notice of nonrenewal is provided by either party or the agreement is otherwise terminated. The agreement is terminable by either party upon 60 days' prior written notice, but if the termination is by the Company without cause or by Mr. Ivey for good reason (as defined in the agreement), including a change of control, then Mr. Ivey will be entitled to receive an amount equal to three times the sum of his annual base salary then in effect and the amount of his target bonus, as well as amounts sufficient to pay 36 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. If his employment is terminated by the Company without cause or by Mr. Ivey for good reason, including a change of control, all stock options granted to him will become immediately exercisable.

   Mr. Holland entered into an employment agreement with the Company effective October 16, 2000, which was amended March 1, 2002. The agreement provides for an initial annual base salary of $375,000 and a target bonus of not less than 100% of his base salary, contingent upon the actual performance of the Company. Under the agreement, the Company will provide Mr. Holland with customary employee benefits and indemnification with respect to matters relating to his services as an officer of the Company. The initial term of his employment will be for two years, and the agreement will automatically renew for an additional year on the termination date and on each anniversary of that date unless notice of nonrenewal is provided by either party or the agreement is otherwise terminated. The agreement is terminable by either party upon 30 days' prior written notice, but if the termination is by the Company without cause or by Mr. Holland for good reason (as defined in the agreement), then Mr. Holland will be entitled to receive an amount equal to two times the sum of his annual base salary then in effect and the lesser of the amount of his actual bonus earned with respect to the preceding calendar year and his target bonus, as well as amounts sufficient to pay 18 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. The agreement also provides that if Mr. Holland's employment is terminated or not renewed as a result of a change of control, he will be entitled to receive an amount equal to two times the sum of his annual base salary then in effect and the amount of his actual bonus earned with respect to the preceding calendar year, as well as amounts sufficient to pay 18 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. In addition, all stock options granted to him will become immediately exercisable. If the Company elects not to renew the agreement at the end of any term, Mr. Holland will be entitled to receive an amount equal to two times his annual base salary then in effect, an amount equal to his pro-rata bonus earned for the period of time in which he was employed by the Company in such calendar year, as well as amounts sufficient to pay 18 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any.

   Mr. Naizer entered into an employment agreement with the Company effective April 1, 2001. The agreement provides for an initial annual base salary of $265,000 and a target bonus of not less than 135% of his base salary, contingent upon the actual performance of the Company. Under the agreement, the Company will provide Mr. Naizer with customary employee benefits and indemnification with respect to matters relating to his services as an officer of the Company. The initial term of his employment will be for two years, and the agreement will automatically renew for an additional year on the termination date and on each anniversary of that date unless notice of nonrenewal is provided by either party or the agreement is otherwise terminated. The agreement is terminable by either party upon 30 days' prior written notice, but if the termination is by the Company without cause or by Mr. Naizer for good reason (as defined in the agreement), then Mr. Naizer will be entitled to receive an amount equal to the sum of his annual base salary then in effect and the lesser of the amount of his actual bonus earned with respect to the preceding calendar year and his target bonus, as well as amounts sufficient to pay 18 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. The agreement also provides that if Mr. Naizer's employment is terminated or not renewed as a result of a change of control, he will be entitled to receive an amount equal to the sum of his annual base salary then in effect and the lesser of the amount of his actual bonus earned with respect to the preceding calendar year and his target bonus, as well as amounts sufficient to pay 18 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any. If the Company elects not to renew the agreement at the end of any term, Mr. Naizer will be entitled to receive an amount equal to his annual base salary, as well as amounts sufficient to pay 12 months of medical, life and disability insurance premiums and a tax gross up amount to eliminate any excise tax imposed on such payments, if any.

   Each of the foregoing employment agreements obligates the employee not to disclose Company information and to not compete with the Company for a one-year period following such employee's termination of employment (or for a longer period if the termination was by the Company without cause or by the employee for good reason).

   Effective as of January 31, 2002, Mr. Tyler resigned his position as Senior Vice President, Operations. In accordance with the terms of his employment agreement, and in consideration of certain covenants, including a covenant not to compete, the Company paid Mr. Tyler upon his termination of employment an amount equal to the sum of his annual base salary and target bonus plus amounts sufficient to pay 12 months of medical, life and disability insurance premiums. In accordance with the terms of his employment agreement, all of his stock options expired on March 2, 2002.

Compensation of Directors

   Directors who are not receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual retainer fee of $25,000. Non-employee directors may elect to be paid his or her fees in the form of a Phantom Stock Award under the Company's 2000 Stock Awards Plan, in lieu of a cash payment of such fees. Additionally, each director who is not receiving compensation as an officer, employee or consultant of the Company receives $1,000 for each regular Board meeting attended and $500 for each Committee meeting attended on a day other than the day upon which a meeting of the entire Board has been called. Each non-employee director who serves as Chairman of the Board or of any regular Committee of the Board receives an additional fee of $1,000 per annum. In addition, each non-employee director receives an automatic initial grant of an option to purchase 20,000 shares of Common Stock on the date of such person's initial election to the Board of Directors. Thereafter, upon re-election each director receives an automatic grant of an option to purchase 5,000 shares. Each such option has and will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant and will have a ten-year term. Options granted upon initial election to the Board of Directors will become exercisable with respect to 25% of the shares subject to such option following 6, 12, 18 and 24 months of the date of grant, respectively. Options granted upon reelection to the Board of Directors will become exercisable with respect to 50% of the shares subject to such option following 6 and 12 months of the date of grant, respectively.

Compensation Committee Interlocks and Insider Participation

   During 2001, Messrs. Africk, Eades, Gross, Morrison and Mounger (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee. There were no interlocks or insider participation with other companies within the meaning of the proxy rules of the Securities and Exchange Commission during 2001.

Item 12.  Security Ownership of Certain Beneficial Owners and Management.

Stock Ownership of Management and Directors

   The following table sets forth, as of April 1, 2002, the number of shares of Common Stock of the Company beneficially owned by (i) each of the Company's directors and the executive officers named in the summary compensation table on page 4 and (ii) all executive officers and directors as a group:

                                                            Beneficial
                                                             Ownership                         Percent
                                                            (excluding      Stock                Of
                 Name of Beneficial Owner                   options)(1)   Options(5)   Total    Class
                 ------------------------                   -----------   ---------- --------- -------
Andrew Africk..............................................          0(2)    32,500     32,500     *
Vincent W. Eades...........................................          0       41,284     41,284     *
Michael Gross..............................................          0(2)    32,500     33,238     *
Henry P. Holland...........................................          0       31,250     31,250     *
Joseph M. Ivey, Jr.........................................    935,638(3)   400,000  1,335,638   2.1
Scott Kleinman.............................................          0(2)     7,500      7,500     *
Donald L. Luke.............................................        978       87,219     88,197     *
J. Patrick Millinor, Jr....................................    167,288(4)   347,637    180,349     *
Lucian L. Morrison.........................................      3,618       20,750     24,368     *
William M. Mounger II......................................     10,000        2,500     12,500     *
Ray Naizer.................................................     74,523       33,500    108,023     *
John M. Sullivan...........................................     13,937       31,250     45,187     *
Robert Tyler(6)............................................      1,400       63,000     64,400     *
All executive officers and directors as a group(23 persons)  1,283,378    1,320,746  2,601,624   4.0

--------
 * Less than one percent.
(1) Except as otherwise noted, each director and executive officer has sole voting and investment power over the shares beneficially owned as set forth in this column.
(2) Does not include, and the director disclaims beneficial ownership of, the shares of Preferred Stock and Common Stock beneficially owned by Apollo Investment Fund IV, L.P. ("AIF") and Apollo Overseas Partners IV, L.P. ("AOP"). The director is a principal of Apollo Advisors IV, L.P., the general partner of AIF and AOP, and may be deemed to beneficially own such shares as a result of his position with Apollo Advisors IV, L.P. See "Security Ownership of Certain Beneficial Owners."
(3) Includes 300,438 shares held by Ivey National Corporation (the principal stockholder of which is Mr. Ivey's father), of which Mr. Ivey disclaims beneficial ownership beyond his pecuniary interest.
(4) Includes 143 shares held by Mr. Millinor's children, of which Mr. Millinor disclaims beneficial ownership.
(5) The directors and executive officers have the right to acquire the shares of Common Stock reflected in this column within 60 days of April 1, 2002, through the exercise of stock options or warrants.
(6) Mr. Tyler resigned as Senior Vice President, Operations of the Company effective as of January 31, 2002. In accordance with the terms of his employment agreement, all of his stock options expired on March 2, 2002. See "Employment Agreements" below.

Security Ownership of Certain Beneficial Owners

   As of April 1, 2002, the entities known to the Company to be beneficial owners of more than five percent of any class of equity security of the Company were:

                                           Total              Total
                                         Number of          Number of
                                         Shares of          Shares of
                                         Preferred            Common
                                           Stock              Stock
                                        Beneficially % of  Beneficially % of
   Name and Address of Beneficial Owner    Owned     Class    Owned     Class
   ------------------------------------ ------------ ----- ------------ -----
   Apollo Investment Fund IV, L.P.(1)..   242,946    94.8%  21,414,379  25.1%
    c/o Apollo Advisors IV, L.P.
    Two Manhattanville Road
    Purchase, N.Y. 10577
   Apollo Overseas Partners IV, L.P.(1)    13,245     5.2%   1,166,390   1.8%
    c/o Apollo Advisors IV, L.P.
    Two Manhattanville Road
    Purchase, N.Y. 10577
   Dimensional Fund Advisors(2)........                      3,847,400   6.0%
    1299 Ocean Avenue
    11th Floor
    Santa Monica, CA 90401

--------
(1) The number of shares of Common Stock beneficially owned by Apollo Investment Fund IV, L.P. ("AIF") and Apollo Overseas Partners IV, L.P. ("AOP") consists of 21,293,269 shares that are issuable upon conversion of the Preferred Stock and 1,287,500 shares that may be purchased pursuant to warrants issued by Building One Services Corporation ("BOSC") and assumed by the Company in accordance with the merger agreement between the Company and BOSC, having an exercise price of $16.00 per share. The shares of Preferred Stock are convertible by AIF and AOP at $14.00 per share into 20,192,413 and 1,100,856 shares of Common Stock, respectively, based upon the face amount of the Preferred Stock of $256,191,000 plus accrued dividends of $41,914,767 as of April 1, 2002. Both AIF and AOP, as well as the general partner of these entities, Apollo Advisors IV, L.P. are affiliated with Apollo Management IV, L.P.
(2) Based on a Schedule 13G filed on January 30, 2002, Dimensional Fund Advisors Inc. ("Dimensional") reports sole voting and dispositive power with respect to all such shares as a result of acting as investment advisor to various investment companies. The Schedule 13G states that no one investment advisory client of Dimensional owns more than 5% of the shares and disclaims beneficial ownership by Dimensional of all such securities. Percentage ownership shown is calculated based on the number of shares of Common Stock outstanding as of April 1, 2002, rather than January 30, 2002.

Item 13.  Certain Relationships and Related Transactions.

Transactions with Management and Others

   Mr. Ivey is an officer and stockholder of two corporations that lease real property and an airplane to Encompass Mechanical Services Southeast, Inc. (formerly known as Ivey Mechanical Company, Inc., one of the Company's subsidiaries acquired in September 1998). The leases provide for lease payments in the aggregate amount of $8,330 per month, or $99,960 annually. In addition, the Company pays a fee based upon the use of the airplane. In 2001, the Company paid $66,560 in usage fees for the airplane. Encompass Mechanical Services Southeast, Inc. also leases a facility from J. Marlin Ivey, father to Mr. Ivey, for $18,429 per month, or $221,148 annually.

                                  SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of April, 2002.

                                              ENCOMPASS SERVICES CORPORATION

                                              By:     /s/ DARREN B. MILLER
                                                  -----------------------------
                                                        Darren B. Miller
                                                    Senior Vice President and
                                                     Chief Financial Officer

                                  EXHIBIT B-3

  Encompass Service Corporation's Form 10-K/A for the year ended December 31,
                                     2001,
                           as filed on July 1, 2002

                                 Exhibit B-3-1

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                  FORM 10-K/A

                               -----------------
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
  ACT OF 1934

                  For the fiscal year ended December 31, 2001

                                      or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
  EXCHANGE ACT OF 1934

              For the transition period from        to

                          Commission File No. 1-13565


                        ENCOMPASS SERVICES CORPORATION
            (Exact name of registrant as specified in its charter)

                       Texas                   76-0535259
                  (State or other           (I.R.S. Employer
                  jurisdiction of        Identification Number)
                 incorporation or
                   organization)

                         3 Greenway Plaza, Suite 2000
                             Houston, Texas 77046
                    (Address of principal executive office)
                                 713-860-0100
             (Registrant's telephone number, including area code)

          Securities registered pursuant to Section 12(b) of the Act:

                                        Name of each exchange on
                Title of each class         which registered
                -------------------     ------------------------
              Common stock, par value
                       $0.001            New York Stock Exchange

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

   As of June 28, 2002, (i) there were 64,280,367 shares of common stock, par value $0.001 per share, of the registrant issued and outstanding and (ii) the aggregate market value of the common stock held by non-affiliates of the registrant (based on the closing price per share of the registrant's common stock reported on the New York Stock Exchange on that date) was $35,908,704. For purposes of the above statement only, all directors and executive officers of the registrant are assumed to be affiliates.


================================================================================

                               TABLE OF CONTENTS

                                    PART II

Item 6. Selected Financial Data.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation.

Item 8. Financial Statements and Supplementary Data.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

* Items omitted from this Form 10-K/A are included in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 14, 2002, or in the Company's Form 10-K/A, as filed with the Securities and Exchange Commission on April 30, 2002.

  Item included in this Form 10-K/A reflect the following changes from the corresponding items included in the Company's Annual Report on Form 10-K, as filed on March 14, 2002. During the three months ended March 31, 2002, the Company sold three business units. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which was adopted January 1, 2002, these business units are classified as discontinued operations. Accordingly, the amounts disclosed herein have been restated to classify these business units as discontinued operations and, therefore, to reflect the historical, after-tax results of these operations as "Income (loss) from discontinued operations, net of tax." See Note 17 herein for further discussion. Also, effective January 1, 2002, the registrant adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets." The accompanying audited consolidated financial statements include the transitional disclosures required by SFAS No. 142. See Note 18. No other changes to the previously filed consolidated financial statements are included herein.

Item 6. Selected Financial Data.

   Except as discussed below, the following selected financial data have been derived from the audited consolidated financial statements of the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and notes thereto, included elsewhere herein.

   As discussed in Notes 1 and 3 of Notes to Consolidated Financial Statements, the financial results for periods prior to the Merger on February 22, 2000 reflect the historical results of Building One. Per share results for such periods presented below have been adjusted to reflect the 1.25 exchange ratio applied in the Merger. Since Building One was formed in late 1997, the financial data for 1997 presented below reflect only the operating results of three businesses acquired by Building One in 1998 under the pooling-of-interests method of accounting.

                                                               For the Years Ended December 31,
                                                     ---------------------------------------------------
                                                        2001        2000        1999      1998     1997
                                                     ----------  ----------  ---------- -------- -------
                                                            (in thousands, except per share data)
INCOME STATEMENT DATA:
Revenues............................................ $3,825,268  $3,902,734  $1,731,649 $787,644 $70,101
Gross profit........................................    603,682     694,684     342,309  167,406  11,244
Selling, general and administrative expenses........    443,432     431,019     195,215   95,939  11,771
Provision for doubtful accounts.....................     37,258       6,894         766      732       5
Amortization of goodwill and other intangible assets     36,274      32,724      15,620    7,557      --
Other operating costs...............................         --      20,000       8,020       --      --
                                                     ----------  ----------  ---------- -------- -------
Operating income (loss).............................     86,718     204,047     122,688   63,178    (532)
Income (loss) from continuing operations............    (14,413)     59,257      51,951   46,219   1,443
Income (loss) before extraordinary loss.............    (51,126)     63,353      53,062   46,219   1,443
Net income (loss)...................................    (51,126)     55,296      53,062   46,219   1,443
Convertible preferred stock dividends...............    (20,612)    (16,568)         --       --      --
                                                     ----------  ----------  ---------- -------- -------
Net income (loss) available to common shareholders.. $  (71,738) $   38,728  $   53,062 $ 46,219 $ 1,443
                                                     ==========  ==========  ========== ======== =======
Income (loss) from continuing operations per share:
   Basic............................................ $    (0.55) $     0.72  $     1.25 $   0.93 $  0.20
   Diluted..........................................      (0.55)       0.70        1.19     0.90    0.20
Net income (loss) per share:
   Basic............................................ $    (1.12) $     0.65  $     1.28 $   0.93 $  0.20
   Diluted..........................................      (1.12)       0.63        1.21     0.90    0.20
Weighted average shares outstanding:
   Basic............................................     63,845      59,234      41,538   49,885   7,104
   Diluted..........................................     63,845      61,089      46,406   51,161   7,332
ADJUSTED DATA TO EXCLUDE AMORTIZATION OF GOODWILL,
 NET OF TAX EFFECT (a):
Income (loss) before extraordinary loss............. $  (17,441) $   93,919  $   67,880
Net income (loss)...................................    (17,441)     85,862      67,880
Basic earnings (loss) per share..................... $    (0.60) $     1.17  $     1.63
Diluted earnings (loss) per share...................      (0.60)       1.17        1.53

                                                                    As of December 31,
-                                                  ----------------------------------------------------
                                                      2001       2000       1999       1998      1997
                                                   ---------- ---------- ---------- ---------- --------
                                                                      (In thousands)
BALANCE SHEET DATA:
Cash and cash equivalents......................... $   20,572 $   10,094 $   17,085 $  213,096 $528,972
Working capital...................................    324,236    491,335    220,431    307,390  528,235
Total assets......................................  2,401,326  2,697,882  1,313,754  1,043,922  539,159
Total debt........................................    814,814    967,411    600,178      5,454    3,232
Mandatorily redeemable convertible preferred stock    289,621    269,009         --         --       --
Shareholders' equity..............................    676,112    763,875    428,757    837,537  529,480

--------
(a) Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which established new accounting and reporting requirements for goodwill and other intangible assets. See Note 18 to the Consolidated Financial Statements included elsewhere herein for further discussion.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

   The following discussion should be read in conjunction with the consolidated financial statements of Encompass Services Corporation ("Encompass" or the "Company") and notes thereto, included elsewhere herein. This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the forward-looking statements. See "Forward Looking Statements" and "Risk Factors".

Introduction

   Encompass is one of the largest providers of facilities services in the United States. The Company provides electrical and mechanical contracting services and cleaning and maintenance management services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. On February 22, 2000, the shareholders of GroupMAC and Building One approved the merger of the two companies (the "Merger"). In connection with the Merger, GroupMAC changed its name to Encompass Services Corporation.

   GroupMAC was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquiror and, accordingly, the Merger was accounted for as a "reverse acquisition". Under this method of accounting, Encompass' historical results for periods prior to the Merger are the same as Building One's historical results. See Note 3 of Notes to Consolidated Financial Statements for further discussion of the Merger.

   Encompass operates in three reportable segments: Commercial/Industrial Services, Residential Services and Cleaning Systems. See Note 13 of Notes to Consolidated Financial Statements for a description of each of these reportable segments.

Critical Accounting Policies

   The Company's significant accounting policies are described in Note 2 of Notes to Consolidated Financial Statements. Management believes that the Company's most critical accounting policy is in accounting for long-term construction contracts. Determining the points at which revenue should be recognized as earned and costs should be recognized as expenses is a major accounting issue common to all businesses engaged in the performance of long-term construction contracts. The Company uses the percentage-of-completion accounting method for construction contracts in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". Each of the Company's business units calculates the percentage-of-completion of each contract by dividing the costs incurred to date by the estimated total contract costs at completion (the "cost-to-cost" method). This percentage is then applied to the estimated total contract value (the total amount of revenue expected to be realized from the contract) in order to calculate the amount of revenue to be recognized to date on each contract. Provisions are recognized in the statement of operations for the full amount of estimated losses on uncompleted contracts whenever evidence indicates that the estimated total cost of a contract exceeds its estimated total contract value.

   Percentage-of-completion accounting requires considerable reliance on estimates in determining revenues, costs, profit margins and the extent of progress toward completion on a contract-by-contract basis. Uncertainties inherent in the performance of contracts generally include labor availability and productivity, job conditions, material cost, change order scope and pricing, final contract settlements and other factors. These uncertainties are evaluated continually for each contract, and the impact of changes in estimates of total contract costs, total contract value, and other factors are reflected in the consolidated financial statements in the period in which the revisions are determined.

   Company business units enter into contracts primarily through competitive bids, with the final terms and prices often negotiated with the customer. Although the pricing terms and conditions of contracts vary considerably, most of these contracts are known as "fixed-price" (or "lump-sum") contracts, in which the business unit essentially agrees to perform all acts under the contract for a stated price. Company business units also enter into "cost-plus" contracts (costs incurred plus a stated mark-up percentage or a stated fee) and "time-and-materials" contracts (stated hourly labor rate plus the cost of materials). Fixed-price contracts inherently contain higher risk of loss than the other contract types, but management believes that the Company is generally able to achieve higher gross profit margins on fixed-price contracts as a result of the expertise and experience of its business units in bidding and job performance. No assurance can be given, however, that the Company will not incur significant job losses on contracts in the future.

   The Company recognizes maintenance, repair and replacement revenues, including cleaning and maintenance management services, as services are performed. Service contract revenue is recognized ratably over the life of the service contract. The Company accounts for revenues from fixed price installation and retrofit contracts on a percentage-of-completion basis using the cost-to-cost method.

   Cost of services consists primarily of salaries, wages, benefits and insurance of service and installation technicians, project managers and other field support employees; materials, components, parts and supplies; engineered equipment; subcontracted services; depreciation; fuel and other vehicle expenses and equipment rentals. Selling, general and administrative expenses consist primarily of compensation and related benefits for management, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees.

   Accounts receivable collectibility represents another significant accounting policy. Company business units grant credit, generally without collateral, to their customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. The Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company is entitled to payment for work performed and often has certain lien rights that can be attached to the work performed. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when future collection is considered doubtful. Historically, receivables collectibility has not been a significant issue in the facilities services industry, particularly with respect to new construction. However, the Company recorded provisions for bad debts totaling $37.3 million from continuing operations during 2001, compared to $6.9 million in 2000. The significant increase is primarily attributable to the collapse of the telecommunications industry discussed below and, to a lesser extent, the general economic downturn which contributed to financial difficulties of certain customers outside the technology sector.

   Included in the Company's customer base are a number of companies involved in the telecommunications industry, including fiber-optic network companies, wireless phone companies and high-speed Internet providers. During 2001, many companies in the telecommunications sector, including some of the Company's customers, experienced a dramatic reduction in the amount of new capital available to them, upon which certain of them are reliant to successfully achieve their business plans. Consequently, the Company has experienced slower payment from certain customers, several of which have filed for protection under Chapter 11 of the U.S. Bankruptcy Code. During 2001, the Company provided allowances of $27.8 million in continuing operations and $17.7 million in the discontinued Global Technologies operations to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility.

   On September 25, 2001, the Company announced its decision to cease operations of its Global Technologies segment effective September 30, 2001. With the exception of some minor job wrap-up and receivables collection, substantially all of these operations have been terminated as of December 31, 2001. The shutdown of these operations represents the disposal of a business segment under Accounting Principles Board Opinion

("APB") No. 30. Accordingly, the amounts disclosed herein have been restated to reflect the historical, after-tax results of these operations as "Income (loss) from discontinued operations, net of tax". In connection with the decision to discontinue these operations, a charge of $26.5 million, net of the related income tax benefit of $7.8 million, was recorded in 2001 to provide for the estimated costs of disposal of these operations. Such estimated costs of disposal primarily consist of the write-off of non-deductible, unamortized goodwill of $12.0 million, net facility and equipment lease obligations of $12.4 million, net asset writedowns of $3.8 million and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6.1 million. See Note 16 of Notes to Consolidated Financial Statements for further discussion.

   During the three months ended March 31, 2002, the Company sold three business units for aggregate cash proceeds of $9.6 million. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which was adopted effective January 1, 2002, these business units are also classified as discontinued operations. Accordingly, the amounts disclosed herein have been restated to reflect these businesses as discontinued operations.

Results of Operations

  Year ended December 31, 2001 compared to Year ended December 31, 2000

   Operating results for the years ended December 31, 2001 and 2000 are summarized as follows (in millions):

                                                                        Year ended          Year ended
                                                                     December 31, 2001   December 31, 2000
                                                                    ------------------  ------------------
                                                                              Operating           Operating
                                                                    Revenues   Income   Revenues   Income
                                                                    --------  --------- --------  ---------
Commercial/Industrial Services..................................... $3,218.4   $ 86.3   $3,362.5   $219.2
Residential Services...............................................    331.2     30.3      287.6     30.3
Cleaning Systems...................................................    293.1     17.7      265.2     16.6
Corporate and other................................................       --    (11.3)        --     (9.4)
Amortization of goodwill and other intangible assets...............       --    (36.3)        --    (32.7)
Merger and related charges and costs to exit certain activities and
  related costs....................................................       --       --         --    (20.0)
Eliminations.......................................................    (17.4)      --      (12.6)      --
                                                                    --------   ------   --------   ------
Total.............................................................. $3,825.3   $ 86.7   $3,902.7   $204.0
                                                                    ========   ======   ========   ======

   Segment Results. Commercial/Industrial Services Group revenues decreased 4% to $3,218.4 million in 2001 compared to 2000, despite the inclusion for the full year of the GroupMAC operations acquired in February 2000, primarily as a result of the decline in revenues from the technology and telecommunications sector and the general economic slowdown. Commercial/Industrial Services operating income decreased 61% to $86.3 million in 2001 compared to 2000, primarily as a result of increased pricing pressures on projects as a result of deteriorating economic conditions, a greater than normal level of losses recorded on certain fixed-price projects, reduced levels of work done for customers in the higher margin technology and telecommunications sector, and significant provisions for doubtful accounts largely attributable to telecommunications customers. Residential Services Group revenues increased 15%, reflecting a full year of the GroupMAC operations acquired in the February 2000 Merger. Residential Services operating income remained flat at $30.3 million, reflecting increased price competition in certain new construction markets. Cleaning Systems Group revenues increased 11% to 293.1 million and operating income increased 7% to $17.7 million, primarily as a result of an increased volume of national service contracts.

   Revenues. Revenues decreased $77.5 million, or 2%, to $3,825.3 million for the year ended December 31, 2001 from $3,902.7 million for the year ended December 31, 2000. The decrease is primarily attributable to decreases in revenues from technology and telecommunications customers in the West and Southwest regions of the Company's Commercial/Industrial Services Group partially offset by the inclusion of a full year of the GroupMAC businesses, which were acquired in the February 22, 2000 Merger, and an 11% increase in Cleaning Systems Group revenues.

   Gross profit. Gross profit decreased $91.0 million, or 13%, to $603.7 million for the year ended December 31, 2001 from $694.7 million for the year ended December 31, 2000. This decrease in gross profit is primarily due to increased pricing pressures on projects as a result of deteriorating economic conditions, a greater than normal level of losses recorded on certain fixed-price projects and reduced levels of work done for customers in the higher margin technology and telecommunications sectors.

   Gross profit margin decreased to 15.8% for the year ended December 31, 2001 compared to 17.8% for the year ended December 31, 2000. This decline is primarily attributable to the lower volume of technology projects in 2001 which tend to be higher margin, increased price competition as a result of general economic weakness, and the increased job losses on fixed-price projects mentioned above.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $12.4 million, or 3%, to $443.4 million for the year ended December 31, 2001 from $431.0 million for the year ended December 31, 2000. The increase in these expenses is primarily attributable to the inclusion of the GroupMAC operations for a full year of activity, partially offset by integration-related cost savings. As a percentage of revenues, selling, general and administrative expenses increased to 11.6% for the year ended December 31, 2001 from 11.0% for the year ended December 31, 2000. This increased percentage is primarily the result of increased costs to support the Company's branding, cross selling, training and internal growth initiatives, partially offset by integration-related cost savings.

   Provision for doubtful accounts. Provision for doubtful accounts increased $30.4 million to $37.3 million for the year ended December 31, 2001 from $6.9 million for the year ended December 31, 2000. This increase is primarily attributable to $27.8 million in charges recorded in 2001 to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility.

   Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets for the year ended December 31, 2001 increased $3.6 million, or 11%, to $36.3 million from $32.7 million for the year ended December 31, 2000. This increase primarily relates to the GroupMAC businesses that were acquired in the Merger and the impact of payments under contingent consideration agreements relating to previously acquired companies.

   Merger and related charges. In connection with the Merger, the Company recorded $7.8 million of costs and expenses related to severance and office closing costs in the first quarter of 2000. These costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. These costs are more fully described in Note 3 in the Notes to Consolidated Financial Statements included herein.

   Costs to exit certain activities and related costs. In the first quarter of 2000, the Company recorded $12.2 million of costs and expenses related to the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. These costs are more fully described in
Note 3 in the Notes to Consolidated Financial Statements included herein.

   Other income (expense). Other income (expense) primarily includes net interest expense of $83.3 million for the year ended December 31, 2001, reflecting a $3.9 million decrease from the year ended December 31, 2000. Average debt balances outstanding were higher during 2001 as compared to 2000 due primarily to debt incurred in connection with the Merger in February 2000. Despite the higher average debt balance, net interest expense was lower as a result of lower prevailing interest rates during the year ended December 31, 2001 as compared to 2000.

   Income tax provision. As a result of lower earnings before taxes, the income tax provision decreased $41.0 million to $16.0 million for the year ended December 31, 2001 from $57.0 million for the year ended December 31, 2000. The effective tax rate exceeds the statutory rate due primarily to non-deductible goodwill amortization. See Note 6 of Notes to Consolidated Financial Statements included herein.

   Income (loss) from discontinued operations, net of tax. The Company recorded a net loss from the discontinued Global Technologies segment and three businesses sold in 2002 of $10.2 million for the year ended December 31, 2001 compared to income from discontinued operations, net of tax, of $4.1 million for the prior year period. The loss in the year ended December 31, 2001 is due primarily to charges totaling approximately $14.0 million to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility and to lower volumes of work with customers in the technology and telecommunications sectors as projects were delayed or canceled due to the inability of many customers to access capital required to fund such projects.

   Loss on disposal of discontinued operations, net of tax. The loss on disposal of the discontinued Global Technologies segment of $26.5 million, net of related income tax benefit of $7.8 million, primarily consists of the write-off of non-deductible, unamortized goodwill of $12.0 million, net facility and equipment lease obligations of $12.4 million, net asset writedowns of $3.8 million and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6.1 million.

   Extraordinary loss, net. The net of tax extraordinary loss of $8.1 million for the year ended December 31, 2000 relates to the write-off of deferred debt issuance costs associated with Building One's revolving credit facility, term credit facility and junior subordinated notes that were repaid in connection with the Merger.

  Year ended December 31, 2000 compared to Year ended December 31, 1999

   Operating results for the years ended December 31, 2000 and 1999 are summarized as follows (in millions):

                                                                        Year ended          Year ended
                                                                     December 31, 2000   December 31, 1999
                                                                    ------------------  ------------------
                                                                              Operating           Operating
                                                                    Revenues   Income   Revenues   Income
                                                                    --------  --------- --------  ---------
Commercial/Industrial Services..................................... $3,362.5   $219.2   $1,491.8   $132.9
Residential Services...............................................    287.6     30.3         --       --
Cleaning Systems...................................................    265.2     16.6      245.8     18.6
Corporate and other................................................       --     (9.4)        --     (5.2)
Amortization of goodwill and other intangibles assets..............       --    (32.7)        --    (15.6)
Merger and related charges and costs to exit certain activities and
  related costs....................................................       --    (20.0)        --       --
Restructuring and recapitalization charges.........................       --       --         --     (8.0)
Eliminations.......................................................    (12.6)      --       (6.0)      --
                                                                    --------   ------   --------   ------
Total.............................................................. $3,902.7   $204.0   $1,731.6   $122.7
                                                                    ========   ======   ========   ======

   Segment Results. Commercial/Industrial Services Group revenues increased 125% to $3,362.5 million in 2000 compared to 1999, primarily as a result of the inclusion of the GroupMAC businesses that were acquired in the Merger. For the same reason, Commercial/Industrial operating income increased 65% to $219.2 million in 2000 compared to 1999. All of the Residential Services Group was acquired from GroupMAC. Cleaning Systems Group revenues increased 8% to $265.2 million as a result of increased volume of regional and national service contracts. Operating income in the Cleaning Systems Group declined $2.0 million to $16.6 million, primarily as a result of increased bad debts and costs incurred to relocate the group headquarters in 2000.

   Revenues. Revenues increased $2,171.1 million, or 125%, to $3,902.7 million for the year ended December 31, 2000 from $1,731.6 million for the year ended December 31, 1999. This increase in revenues is attributable to the following:

  . $1,712.9 million relates to the GroupMAC businesses that were acquired in the Merger.

  . $137.5 million relates to the incremental revenues contributed in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.

  . $301.3 million relates to internal growth in the Commercial/Industrial Services Group. This increase primarily relates to volume increases in the Midwest, California, Arizona, Colorado and Texas markets.

  .   $19.4 million relates to internal growth in the Cleaning Systems Group.

   Gross profit. Gross profit increased $352.4 million, or 103%, to $694.7 million for the year ended December 31, 2000 from $342.3 million for the year ended December 31, 1999. This increase in gross profit is attributable to the following:

  . $323.7 million relates to the GroupMAC businesses that were acquired in the Merger.

  . $34.8 million relates to the incremental gross profit contributed in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.

  . Partially offsetting the above increases was a $6.1 million decrease in same store results related primarily to the negative impact of job contract losses in the California operations of the Commercial/Industrial Services Group and economic softness in the Southeastern United States.

   Gross profit margin decreased to 17.8% for the year ended December 31, 2000 compared to 19.8% for the year ended December 31, 1999. This decline primarily resulted from the decreased profitability of 11 eliminated business units and from a local management focus on achieving targeted growth levels that drove significant revenue growth at the expense of margin preservation. In addition, management believes that, during the first half of 2000, issues related to the Merger caused a significant amount of distraction among the operating leadership of the Company. In addition, the Merger resulted in a higher proportion of revenues for the year ended December 31, 2000 from mechanical and industrial business units, which traditionally have lower gross margins than electrical business units.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $235.8 million, or 121%, to $431.0 million for the year ended December 31, 2000 from $195.2 million for the year ended December 31, 1999. This increase in these expenses is attributable to the following:

  . $207.6 million relates to the GroupMAC businesses that were acquired in the Merger.

  . $18.2 million relates to the incremental selling, general and administrative expense incurred in the year ended December 31, 2000 by Commercial/Industrial Services Group companies acquired during or subsequent to the year ended December 31, 1999.

  . $10.0 million relates to internal growth in the Commercial/Industrial Services Group and Cleaning Systems Group. This increase primarily relates to supporting the revenue growth in the Texas, California, Arizona and Colorado markets.

   As a percentage of revenues, selling, general and administrative expenses decreased to 11.0% for the year ended December 31, 2000 from 11.3% for the year ended December 31, 1999. This decrease is a result of leveraging corporate, regional and operating unit overhead over a larger revenue base.

   Provision for doubtful accounts. Provision for doubtful accounts increased $6.1 million to $6.9 million for the year ended December 31, 2000 from $0.8 million for the year ended December 31, 1999. This increase is attributable to an increase of $2.6 million related to GroupMAC companies that were acquired in the Merger and same store increases due to higher revenues.

   Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets for the year ended December 31, 2000 increased $17.1 million, or 110%, to $32.7 million from $15.6 million for the year ended December 31, 1999. This increase primarily relates to (i) the GroupMAC businesses that were acquired in the Merger and (ii) the companies acquired during or subsequent to the year ended December 31, 1999.

   Merger and related charges. In connection with the Merger, the Company recorded $7.8 million of costs and expenses related to severance and office closing costs. These costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. These costs are more fully described in Note 3 in the Notes to Consolidated Financial Statements included herein.

   Costs to exit certain activities and related costs. In the first quarter of 2000, the Company recorded $12.2 million of costs and expenses related to the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. These costs are more fully described in
Note 3 in the Notes to Consolidated Financial Statements included herein.

   Restructuring and recapitalization charges. Restructuring and recapitalization charges were $8.0 million for the year ended December 31, 1999. These charges included $2.8 million relating to compensation expense for stock options exercised and the underlying shares of common stock repurchased in Building One's recapitalization plan during 1999, and $5.2 million of restructuring charges pertaining to the relocation of Building One's then existing corporate headquarters and integration of the cleaning systems operations. These costs are more fully described in Note 12 in the Notes to Consolidated Financial Statements included herein.

   Other income (expense). Other income (expense) primarily includes net interest expense of $87.3 million for the year ended December 31, 2000, compared to $29.9 million for the year ended December 31, 1999. This change is primarily the result of increased borrowings related to the Merger and other acquisitions.

   Income tax provision. The income tax provision increased $15.9 million to $57.0 million for the year ended December 31, 2000 from $41.1 million for the year ended December 31, 1999. This increase primarily relates to the increased pretax earnings. The increase in the effective tax rate from 44.2% in 1999 to 49.0% in 2000 results primarily from higher non-deductible goodwill amortization as a proportion of pre-tax income.

   Income from discontinued operations, net of tax. The Company recorded income from discontinued operations totaling $4.1 million, net of tax, in 2000 compared to $1.1 million in 1999. See Notes 16 and 17 in the Notes to Consolidated Financial Statements included herein for further discussion.

   Extraordinary loss, net. The net of tax extraordinary loss of $8.1 million for the year ended December 31, 2000 relates to the write-off of deferred debt issuance costs associated with Building One's revolving credit facility, term credit facility and junior subordinated notes that were repaid in connection with the Merger.

Liquidity and Capital Resources

   The Company finances its operations and growth from internally generated funds and borrowings from commercial banks or other lenders. Management anticipates that the Company's cash flow from operations and borrowing capacity under its bank credit facilities, as amended effective as of June 26, 2002, will be adequate for the Company to fund its normal working capital needs, debt service requirements and planned capital expenditures for 2002.

   As of December 31, 2001, the Company had a $700 million Credit Facility, consisting of approximately $400 million in Term Loans and a $300 million Revolving Credit Facility, increasing to $350 million once certain debt leverage ratios are achieved. Effective as of June 26, 2002, the Company amended the Credit Facility (as amended, the "Amended Facility"). The Amended Facility consists of approximately $400 million in Term Loans and a $300 million Revolving Credit Facility, temporarily limited to $250 million until the funding of the Apollo investment discussed below.

   Under the Amended Facility, the Company is required to maintain compliance with the following financial covenants, measured as of the end of each fiscal quarter: (1) a minimum Fixed Charge Coverage Ratio (as defined); (2) a maximum ratio of senior debt to pro forma EBITDA (as defined); (3) a maximum ratio of Funded Debt (as defined) to pro forma EBITDA (as defined); (4) a minimum amount of Consolidated Net Worth (as defined); and (5) a maximum amount of capital expenditures. In addition, the Amended Facility restricts the Company's ability to make acquisitions, pay dividends, capital expenditures and investments and requires debt prepayment with future asset sales, issuances of debt or equity, and excess cash flow (as defined in the Amended Facility).

   On June 27, 2002, the Company entered into a Securities Purchase Agreement with affiliates of Apollo, whereby Apollo agreed to purchase $35.0 million of equity securities of the Company (the "Apollo Investment"). In connection therewith, the Company plans to enter into a rights offering whereby holders of common stock, certain options and warrants, and the Convertible Preferred Stock will receive rights to purchase up to $50.0 million of Company equity securities, including the Apollo Investment. If the rights offering is fully subscribed, the total amount raised, including the Apollo Investment, will be $72.5 million. Pursuant to the Amended Facility, proceeds from the $35.0 million Apollo Investment, net of up to $4.0 million of certain permitted expenses, are required to be applied against the terms loans, and 50 percent of the proceeds received from the rights offering in excess of the Apollo Investment, net of certain permitted expenses, will be applied toward permanent reduction of the revolving credit facility and the term loans under the Amended Facility, on a pro rata basis. In the event the Apollo Investment is not received by October 15, 2002, the Company will be in immediate default under the Amended Facility.

   For the years ended December 31, 2001, 2000 and 1999, the Company generated $231.4 million, generated $49.6 million and used $3.5 million of cash from operating activities, respectively. Operating cash flow before changes in working capital and other operating accounts for the year ended December 31, 2001 totaled $104.0 million compared to $139.5 million for the year ended December 31, 2000 and $85.7 million for the year ended December 31, 1999. The decrease in 2001 compared to 2000 is primarily the result of lower profitability levels in 2001. Net changes in working capital and other operating accounts generated $127.4 million in 2001, primarily as a result of management focus on working capital management and a general business slowdown. Changes in operating accounts utilized $89.9 million for the year ended December 31, 2000 and $89.2 million in 1999, primarily to support the growth in the Company's operations in all its business segments.

   For the year ended December 31, 2001, the Company used $53.1 million of cash in investing activities compared to $98.9 million for the year ended December 31, 2000 and $188.0 million for the year ended December 31, 1999. This decrease is primarily the result of a reduction in cash paid for acquisitions, which primarily consisted of payments of earned contingent consideration related to businesses acquired in prior years. Capital expenditures in 2001 totaled $41.6 million, compared to $42.1 million in 2000 and $27.3 million in 1999. Capital expenditures in 2001 primarily consisted of the expansion of facilities in certain markets and the investment in information systems to support the Company's integration and growth initiatives.

   The Company used $167.0 million of cash for financing activities in 2001, primarily representing the repayment of amounts borrowed under the Company's Revolving Credit Facility. In the aggregate, the Company repaid $153.3 million of indebtedness during 2001. Financing activities provided cash of $35.2 million for the year ended December 31, 2000 and used cash of $6.1 million in 1999.

   Borrowings under the Amended Facility bear interest at variable rates, ranging from 2.0% to 4.25% over the Eurodollar Rate (as defined in the Amended Facility) and from 0.50% to 2.75% over the Alternate Base Rate (as defined in the Amended Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio.

   The Company has entered into interest rate swap agreements, in the aggregate notional amount of $110 million as of December 31, 2001, to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All such agreements are with large creditworthy financial institutions and result in the Company paying a fixed rate of interest and receiving a floating rate. At December 31, 2001, the Company's ratio of fixed rate debt to total debt was 41% and the weighted average interest rate on its total debt was 8.64%, before considering the aforementioned interest rate swap agreements. After giving effect to the interest rate swap agreements in effect at December 31, 2001, the ratio of fixed rate debt was 52% and the weighted average interest rate on its total debt was 9.19%.

   In April 1999 and June 2001, the Company completed private offerings of $200 million and $135 million, respectively, of 10 1/2% senior subordinated notes (the "Senior Subordinated Notes"). The Senior Subordinated Notes are unsecured and guaranteed by the Company's subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009.

   The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after May 1, 2004 at specified redemption prices, plus accrued interest. At any time (which may be more than once) before May 1, 2002, the Company may redeem up to 35% of the outstanding Senior Subordinated Notes with money raised in equity offerings under certain circumstances. Upon a change of control of the Company (as defined in the indenture for the Senior Subordinated Notes), the Company will be required to offer to purchase all of the outstanding Senior Subordinated Notes at 101% of the face amount plus accrued interest. Additionally, the indenture governing the Senior Subordinated Notes contains certain covenants that restrict, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of assets or merge or consolidate with another entity.

   Concurrent with the closing of the Merger, affiliates of Apollo exchanged approximately $106 million of Building One convertible junior subordinated debentures and $150 million of cash for 256,191 shares of the Company's Convertible Preferred Stock. The Convertible Preferred Stock, if not otherwise converted, is redeemable in 2012, and is entitled to receive an annual dividend of 7.25% payable quarterly. Under the terms of the Convertible Preferred Stock agreement, until February 22, 2003, dividends on the Convertible Preferred Stock may be paid in cash on a current basis or accumulated, at the option of the Company. However, the Amended Facility prohibits the payment of cash dividends. As a result, beginning in April 2003, the Convertible Preferred Stock will accrue dividends at an annual rate of 9.25%. However, such event does not trigger a right of acceleration of the Company's redemption obligation. The Convertible Preferred Stock is convertible into shares of the Company's common stock at any time by the holders at a conversion price of $14 per common share, subject to adjustment under certain circumstances.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's Board of Directors. Under the Investors' Rights Agreement, the Company is required to maintain a total debt leverage ratio (total debt to EBITDA, as defined) of 4.00 to 1. This debt leverage covenant differs from the similar covenant included in the Credit Facility and is not as clearly defined. The Company believes that it did not maintain a leverage ratio less than 4.00 to 1 during the second quarter of 2002. If such event is deemed both material and intentional, and so long as the requirements of the covenant are not met, Apollo would be entitled to appoint additional directors to the Company's Board of Directors, such that the Apollo-appointed directors would constitute a majority of the Board of Directors. Not meeting the total debt leverage covenant does not trigger a right of acceleration of the Company's obligations under any of its debt or outstanding participating preferred stock instruments.

   On May 11, 1999, Building One completed its recapitalization plan under a tender offer, pursuant to which Building One repurchased approximately 30.8 million shares of its common stock and 1.1 million shares of common stock underlying stock options for $564.4 million, including related expenses. This tender offer was primarily funded with proceeds from long-term debt borrowings.

Other Contractual Obligations and Commercial Commitments

   As is common in the facilities services industry, the Company enters into certain off-balance sheet arrangements in the ordinary course of business, including non-cancelable operating leases, letters of credit and surety guarantees. The Company does not own any "special purpose" financing subsidiaries.

   The Company enters into operating leases for many of its facility, vehicle and equipment needs. Such lease arrangements enable the Company to conserve cash by paying monthly lease rental fees for the applicable assets rather than purchasing them. At the end of the lease period, the Company has no further obligation to the lessor. If the Company decides to cancel or terminate a lease prior to the end of its term, the Company is typically obligated to pay the remaining lease payments over the term of the lease, and in certain cases may be allowed to sublet the asset to another party.

   The Company is occasionally required to post letters of credit generally issued by a bank as collateral under certain insurance programs or to ensure performance under contracts. A letter of credit commits the issuer to remit specified amounts to the holder, if the holder demonstrates that the Company has failed to meet its obligations under the letter of credit. If this were to occur, the Company would be obligated to reimburse the issuer for any payments the issuer was required to remit to the holder of the letter of credit. Generally, a letter of credit is released when the Company has performed the obligations that the letter of credit is securing. To date, the Company has not had a claim made against a letter of credit that resulted in a payment made by an issuer or the Company to the holder. The Company believes that it is unlikely that it will have to fund claims made under letters of credit in the foreseeable future.
   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. Such bonds provide a guarantee to the customer that the Company will perform under the terms of the contract and be able to pay its subcontractors and vendors. If the Company were to fail to perform its obligations under the contract, the customer would have the right to demand payment or services from the surety under the bond. The Company would then be obligated to reimburse the surety for any expenses or outlays that it incurred in the matter. The Company believes that it is unlikely that it will be required to fund any material surety claims in the foreseeable future.

   At December 31, 2001, the Company's contractual obligations are summarized as follows (in thousands):

                                   Less than
                                   one year   2003    2004     2005     2006   Thereafter   Total
                                   --------- ------- ------- -------- -------- ---------- ----------
Debt obligations..................  $ 4,551  $ 5,613 $ 6,500 $ 94,000 $283,000  $428,250  $  821,914
Convertible Preferred Stock.......       --       --      --       --       --   292,799     292,799
Operating leases..................   42,633   38,664  31,992   25,582   16,928    74,422     230,221
                                    -------  ------- ------- -------- --------  --------  ----------
Total contractual cash obligations  $47,184  $44,277 $38,492 $119,582 $299,928  $795,471  $1,344,934
                                    =======  ======= ======= ======== ========  ========  ==========

   In addition, the Company's other commercial commitments as of December 31, 2001 expire as follows (in thousands):

                  Less than
                  one year    2003    2004     2005     2006   Thereafter   Total
                  --------- -------- ------- -------- -------- ---------- ----------
Letters of credit  $ 1,083  $    374 $    -- $     -- $     --  $     --  $    1,457
                   =======  ======== ======= ======== ========  ========  ==========

Seasonality and Cyclicality

   A significant portion of the Company's business involves installation of mechanical and electrical systems in newly constructed commercial, industrial and residential facilities. The portion of the Company's business related to new construction is subject to seasonal fluctuations. Specifically, the demand for the Company's contracting services involving new construction is generally lower during the winter months, when construction activities are reduced as a result of inclement weather in many areas of the United States. In addition, the demand for mechanical maintenance, repair and replacement services tends to also be lower in the winter months due to lower air conditioning usage during these months. Accordingly, the Company expects its revenues and operating results generally will be lowest in the first fiscal quarter of the year.

   Historically, the construction industry has also been highly cyclical. The level of new construction in the commercial and industrial sectors is affected by, among other things, local and national economic conditions, interest rates, inflationary concerns, levels of corporate and government capital spending, capital market activities and governmental activities at the regional and national levels. Factors impacting the level of new residential construction tend to be regional in nature, and include general employment and personal income levels, the availability and cost of financing for new home buyers and the general economic outlook for a given geographic region.

   The Company performs contracting services related to new construction in a variety of industries including, among others, automotive, heavy industrial, commercial real estate development, residential housing, retail, health care, education, government/institutional, petrochemical refining, data and telecommunications, and sports and entertainment. Consequently, management believes that a temporary slowdown in new construction related to any one of these industries would not likely have a material impact on the Company's financial condition. However, concurrent downturns in new construction in multiple industries or geographic regions, or prolonged slowdowns in specific industries or geographic regions, could have a material adverse impact on the Company's business, including its financial condition, results of operations and liquidity.

Inflation

   Inflation did not have a significant effect on the results of operations for the years ended December 31, 2001, 2000 and 1999.

New Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and specifies criteria for recording intangible assets other than goodwill in business combinations, noting that values allocated to dedicated workforce may not be reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized to expense, but instead will be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized to expense.

   The Company adopted the provisions of SFAS No. 141 in July 2001 and the provisions of SFAS No. 142 effective January 1, 2002. At January 1, 2002, net goodwill balances attributable to each of the Company's reporting units were tested for impairment by comparing the fair value of each reporting unit to its carrying value. Based upon these impairment tests, the Company recognized a charge of $451.9 million, or $7.06 per share, net of tax benefit of $48.2 million, at January 1, 2002, which is shown as a cumulative effect of a change in accounting principle in the 2002 consolidated statement of operations. This non-cash impairment charge has no impact on the calculation of financial covenants under the Company's debt agreements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes both SFAS No. 121 and the accounting and reporting provisions of APB No. 30, for the disposal of a business. SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules change the criteria to be met to classify an asset as held-for-sale. The new rules also broaden the criteria regarding classification of a discontinued operation. The Company adopted the provisions of SFAS No. 144 effective January 1, 2002. During the three months ended March 31, 2002, the Company sold three business units that are classified as discontinued operations in accordance with SFAS No. 144. Accordingly, the amounts disclosed herein have been restated to reflect these businesses as discontinued operations.

Risk Factors

   The Company has a significant amount of debt in relation to its current level of operating income, which could limit the Company's flexibility with respect to obtaining additional financing in the future to fund working capital growth, debt service requirements or other purposes. This level of debt also increases the Company's vulnerability to further adverse economic and industry conditions and higher interest rates, and may place the Company at a competitive disadvantage compared to competitors with less relative indebtedness.

   The Company's ability to satisfy its debt obligations and other cash needs will depend on, among other things, the Company's future operating performance and its ability to refinance or exchange debt when necessary. Each of these factors is, to a large extent, dependent on economic, capital market, competitive and other factors beyond the Company's control. The Company's future operating results are difficult to project and may be affected by a number of factors, including general economic conditions, the level of new construction of commercial and industrial facilities, commercial demand for replacement of electrical, HVAC and plumbing systems, new housing starts, the availability of qualified labor and project management personnel and other factors in areas in which the Company operates.

   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. The surety industry has become an unsettled and volatile market in recent months, in the aftermath of certain notable corporate bankruptcies with significant surety exposure, other recent loss exposures and other factors. Collectively, these events have caused certain reinsurers and sureties to reevaluate their committed levels of underwriting and required returns. The ultimate impact of these developments, if any, on the surety market in general, or the Company specifically, cannot be determined at this time. Historically, as needed in the normal course of operations, the Company has been able to secure bid and performance bonds from its two current surety sources. The Company continues to seek opportunities to expand it surety relationships. However, given the uncertainty in the current surety market, there can be no assurance that the Company's available bonding capacity will be sufficient to satisfy its future bonding requirements.

   The Company has grown substantially by acquiring other companies in its industry. The Company's future success depends in part on its ability to integrate the businesses it has acquired and any future businesses it might acquire into one enterprise with a common operating plan. Most of these acquired businesses have recently changed or, in certain cases, are in the process of changing their past operating processes and systems, such as accounting, employment, purchasing, sales, estimating and project management. There can be no assurance that the Company will be able to successfully complete the integration of these businesses.

   As the holder of the Company's Convertible Preferred Stock and with the pending Apollo Investment, Apollo is able to exert significant influence over the election of the Company's directors and matters submitted to shareholders, as well as over the Company's business operations. So long as Apollo beneficially owns at least 25% of the Company's common stock underlying the Convertible Preferred Stock, Apollo has the right to purchase for cash any common stock equivalent that the Company offers in a private placement and the right to preclude the Company from entering into various types of transactions or making certain changes in capital structure or management without Apollo's consent.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's Board of Directors. Under the Investors' Rights Agreement, the Company is required to maintain a total debt leverage ratio (total debt to EBITDA, as defined) of 4.00 to 1. This debt leverage covenant differs from the similar covenant included in the Credit Facility and is not as clearly defined. The Company believes that it did not maintain a leverage ratio less than 4.00 to 1 during the second quarter of 2002. If such event is deemed both material and intentional, and so long as the requirements of the covenant are not met, Apollo would be entitled to appoint additional directors to the Company's Board of Directors, such that the Apollo-appointed directors would constitute a majority of the Board of Directors. Not meeting the total debt leverage covenant does not trigger a right of acceleration of the Company's obligations under any of its debt or outstanding participating preferred stock instruments.

   Because of these and other factors, past financial performance should not necessarily be considered an indicator of future performance. Investors should not rely solely on historical trends to anticipate future results and should be aware that the trading price of the Company's common stock may be subject to wide fluctuations in response to quarterly variations in operating results, general conditions in the construction industry, analyst recommendations and earnings estimates, or other events.

Forward Looking Statements

   This Annual Report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: the level of demand for its services by multi-site customers; the level of interest rates, which affects demand for the Company's services and its interest expense; the potential impact of any acquisition, disposition, merger, joint venture or any other significant financial transactions that could occur in the future;
working capital requirements; and general economic conditions; as well as other factors listed in this Annual Report and in the Company's most recent Form 10-Q.

Item 8. Financial Statements and Supplementory Data.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Encompass Services Corporation:

   We have audited the accompanying consolidated balance sheets of Encompass Services Corporation and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Encompass Services Corporation and Subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 5 to the consolidated financial statements, the Company in 2001 changed its method of accounting for derivative instruments and hedging activities.

KPMG LLP

Houston, Texas
February 19, 2002, except as to Note 17, which is as of June 28, 2002

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Shareholders of
Encompass Services Corporation

   In our opinion, the consolidated statements of operations, of shareholders' equity and other comprehensive income and of cash flows for the year ended December 31, 1999 present fairly, in all material respects, the results of operations and cash flows of Encompass Services Corporation and its subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 12, 2000, except as to Note 13, which is as of March 5, 2002, and Note 17, which is as of June 28, 2002

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except par value)

                                                                                        December 31,
                                                                                   ----------------------
                                      ASSETS                                          2001        2000
                                      ------                                       ----------  ----------
Current Assets:
   Cash and cash equivalents...................................................... $   20,572  $   10,094
   Accounts receivable, net of allowance of $45,344 and $17,270, respectively.....    728,203     969,469
   Inventories....................................................................     26,128      32,172
   Costs and estimated earnings in excess of billings on uncompleted contracts....    101,719     119,997
   Deferred tax assets............................................................     19,219      17,296
   Prepaid expenses and other current assets......................................     25,880      30,266
                                                                                   ----------  ----------
       Total current assets.......................................................    921,721   1,179,294
Property and equipment, net.......................................................    124,548     123,945
Goodwill, net.....................................................................  1,285,625   1,328,884
Other intangible assets, net......................................................     13,529      15,905
Deferred debt issuance costs, net.................................................     19,577      17,039
Other long-term assets............................................................     36,326      32,815
                                                                                   ----------  ----------
       Total assets............................................................... $2,401,326  $2,697,882
                                                                                   ==========  ==========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
                       ------------------------------------
Current Liabilities:
   Short-term borrowings and current maturities of long-term debt................. $    4,551  $    5,805
   Accounts payable...............................................................    269,226     280,630
   Billings in excess of costs and estimated earnings on uncompleted contracts....    159,226     208,302
   Accrued compensation...........................................................     88,578     105,343
   Other accrued liabilities......................................................     74,915      76,494
   Due to related parties.........................................................        989      11,385
                                                                                   ----------  ----------
       Total current liabilities..................................................    597,485     687,959
Long-term debt, net of current portion............................................    810,263     961,606
Deferred tax liabilities..........................................................      7,384      11,029
Other long-term liabilities.......................................................     20,461       4,404
Commitments and contingencies
Mandatorily redeemable convertible preferred stock, $.001 par value; 50,000 shares
  authorized; 256 shares issued and outstanding...................................    289,621     269,009
Shareholders' equity:
   Common stock, $.001 par value; 200,000 shares authorized; 63,793 and 63,501
     shares outstanding, respectively.............................................         65          64
   Additional paid-in capital.....................................................    622,783     624,926
   Retained earnings..............................................................     67,307     139,045
   Treasury stock, at cost........................................................    (10,425)       (160)
   Accumulated other comprehensive loss...........................................     (3,618)         --
                                                                                   ----------  ----------
       Total shareholders' equity.................................................    676,112     763,875
                                                                                   ----------  ----------
       Total liabilities and shareholders' equity................................. $2,401,326  $2,697,882
                                                                                   ==========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (In thousands, except per share amounts)

                                                                    Year Ended December 31,
                                                              ----------------------------------
                                                                 2001        2000        1999
                                                              ----------  ----------  ----------
Revenues..................................................... $3,825,268  $3,902,734  $1,731,649
Cost of services.............................................  3,221,586   3,208,050   1,389,340
                                                              ----------  ----------  ----------
   Gross profit..............................................    603,682     694,684     342,309
Selling, general and administrative expenses.................    443,432     431,019     195,215
Provision for doubtful accounts..............................     37,258       6,894         766
Amortization of goodwill and other intangible assets.........     36,274      32,724      15,620
Merger and related charges...................................         --       7,800          --
Costs to exit certain activities and related costs...........         --      12,200          --
Restructuring and recapitalization charges...................         --          --       8,020
                                                              ----------  ----------  ----------
   Operating income..........................................     86,718     204,047     122,688
Other income (expense):
   Interest income...........................................        966         825       5,737
   Interest expense..........................................    (84,311)    (88,101)    (35,618)
   Other, net................................................     (1,764)       (503)        255
                                                              ----------  ----------  ----------
Income from continuing operations before income tax provision      1,609     116,268      93,062
Income tax provision.........................................     16,022      57,011      41,111
                                                              ----------  ----------  ----------
Income (loss) from continuing operations.....................    (14,413)     59,257      51,951
Income (loss) from discontinued operations, net of tax.......    (10,222)      4,096       1,111
Loss on disposal of discontinued operations, net of tax......    (26,491)         --          --
                                                              ----------  ----------  ----------
Income (loss) before extraordinary loss......................    (51,126)     63,353      53,062
Extraordinary loss on debt settlement, net of tax............         --      (8,057)         --
                                                              ----------  ----------  ----------
Net income (loss)............................................    (51,126)     55,296      53,062
Less convertible preferred stock dividends...................    (20,612)    (16,568)         --
                                                              ----------  ----------  ----------
Net income (loss) available to common shareholders........... $  (71,738) $   38,728  $   53,062
                                                              ==========  ==========  ==========
Basic earnings (loss) per share:
   Income (loss) from continuing operations.................. $     (.55) $      .72  $     1.25
   Income (loss) from discontinued operations, net of tax....       (.16)        .07         .03
   Loss on disposal of discontinued operations, net of tax...       (.41)         --          --
                                                              ----------  ----------  ----------
   Income (loss) before extraordinary loss...................      (1.12)        .79        1.28
   Extraordinary loss on debt settlement, net of tax.........         --        (.14)         --
                                                              ----------  ----------  ----------
   Net income (loss)......................................... $    (1.12) $      .65  $     1.28
                                                              ==========  ==========  ==========
   Weighted average shares outstanding.......................     63,845      59,234      41,538
                                                              ==========  ==========  ==========
Diluted earnings (loss) per share:
   Income (loss) from continuing operations.................. $     (.55) $      .70  $     1.19
   Income (loss) from discontinued operations, net of tax....       (.16)        .07         .02
   Loss on disposal of discontinued operations, net of tax...       (.41)         --          --
                                                              ----------  ----------  ----------
   Income (loss) before extraordinary loss...................      (1.12)        .77        1.21
   Extraordinary loss on debt settlement, net of tax.........         --        (.14)         --
                                                              ----------  ----------  ----------
   Net income (loss)......................................... $    (1.12) $      .63  $     1.21
                                                              ==========  ==========  ==========
   Weighted average shares outstanding.......................     63,845      61,089      46,406
                                                              ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND OTHER COMPREHENSIVE INCOME

                                (In thousands)

                                                                             Common Stock
                                                                     ----------------------------

                                                                                        Additional
                                                                       Shares            Paid-in   Retained  Treasury
                                                                     Outstanding Amount  Capital   Earnings   Stock
                                                                     ----------- ------ ---------- --------  --------
BALANCE, December 31, 1998..........................................    56,574    $ 56  $ 832,503  $ 47,255  $(41,832)
  Shares purchased under stock purchase and option plans............       233       1      1,811        --        --
  Common stock issued or to be issued in acquisitions...............     9,101       9     96,980        --        --
  Cancellation of treasury stock....................................        --      --    (41,832)       --    41,832
  Repurchase of shares in Tender Offer..............................   (30,773)    (31)  (562,973)       --        --
  Compensation expense related to options exercised in Tender Offer.        --      --      2,629        --        --
  Unrealized loss on marketable securities, net of tax of $179......        --      --         --        --        --
  Net income........................................................        --      --         --    53,062        --

  Total comprehensive income........................................        --      --         --        --        --
                                                                       -------    ----  ---------  --------  --------
BALANCE, December 31, 1999..........................................    35,135      35    329,118   100,317        --
  Shares purchased under stock purchase and option plans............       232      --      1,074        --        --
  Common stock issued in Merger.....................................    27,909      28    282,404        --        --
  Common stock issued or to be issued in other acquisitions.........       441       1     13,390        --        --
  Purchase of treasury stock........................................       (32)     --         --        --      (160)
  Shares received in settlement of litigation.......................      (184)     --     (1,060)       --        --
  Reclassification adjustment, net of tax of $476...................        --      --         --        --        --
  Net income........................................................        --      --         --    55,296        --
  Convertible preferred stock dividends.............................        --      --         --   (16,568)       --

  Total comprehensive income........................................        --      --         --        --        --
                                                                       -------    ----  ---------  --------  --------
BALANCE, December 31, 2000..........................................    63,501      64    624,926   139,045      (160)
  Shares purchased under stock purchase and option plans............       774      --      3,020        --        --
  Common stock issued in acquisitions...............................     1,129       1     (4,656)       --        --
  Purchase of treasury stock........................................    (1,382)     --         --        --    (9,130)
  Treasury stock acquired in connection with sales of businesses....      (301)     --         --        --    (1,519)
  Treasury stock issued in acquisitions.............................        72      --       (507)       --       384
  Cumulative effect of an accounting change, net of tax of $912.....        --      --         --        --        --
  Net losses on interest rate swaps, net of tax of $2,759...........        --      --         --        --        --
  Reclassification adjustments related to interest rate swaps,
   net of tax of $1,454.............................................        --      --         --        --        --
  Net loss..........................................................        --      --         --   (51,126)       --
  Convertible preferred stock dividends.............................        --      --         --   (20,612)       --

  Total comprehensive loss..........................................        --      --         --        --        --
                                                                       -------    ----  ---------  --------  --------
BALANCE, December 31, 2001..........................................    63,793    $ 65  $ 622,783  $ 67,307  $(10,425)
                                                                       =======    ====  =========  ========  ========


                                                                      Accumulated
                                                                         Other         Total         Total
                                                                     Comprehensive Shareholders' Comprehensive
                                                                         Loss         Equity     Income (Loss)
                                                                     ------------- ------------- -------------
BALANCE, December 31, 1998..........................................    $  (445)     $ 837,537
  Shares purchased under stock purchase and option plans............         --          1,812
  Common stock issued or to be issued in acquisitions...............         --         96,989
  Cancellation of treasury stock....................................         --             --
  Repurchase of shares in Tender Offer..............................         --       (563,004)
  Compensation expense related to options exercised in Tender Offer.         --          2,629
  Unrealized loss on marketable securities, net of tax of $179......       (268)          (268)    $   (268)
  Net income........................................................         --         53,062       53,062
                                                                                                   --------
  Total comprehensive income........................................         --             --     $ 52,794
                                                                        -------      ---------     ========
BALANCE, December 31, 1999..........................................       (713)       428,757
  Shares purchased under stock purchase and option plans............         --          1,074
  Common stock issued in Merger.....................................         --        282,432
  Common stock issued or to be issued in other acquisitions.........         --         13,391
  Purchase of treasury stock........................................         --           (160)
  Shares received in settlement of litigation.......................         --         (1,060)
  Reclassification adjustment, net of tax of $476...................        713            713     $    713
  Net income........................................................         --         55,296       55,296
  Convertible preferred stock dividends.............................         --        (16,568)
                                                                                                   --------
  Total comprehensive income........................................         --             --     $ 56,009
                                                                        -------      ---------     ========
BALANCE, December 31, 2000..........................................         --        763,875
  Shares purchased under stock purchase and option plans............         --          3,020
  Common stock issued in acquisitions...............................         --         (4,655)
  Purchase of treasury stock........................................         --         (9,130)
  Treasury stock acquired in connection with sales of businesses....         --         (1,519)
  Treasury stock issued in acquisitions.............................         --           (123)
  Cumulative effect of an accounting change, net of tax of $912.....     (1,488)        (1,488)    $ (1,488)
  Net losses on interest rate swaps, net of tax of $2,759...........     (4,503)        (4,503)      (4,503)
  Reclassification adjustments related to interest rate swaps,
   net of tax of $1,454.............................................      2,373          2,373        2,373
  Net loss..........................................................         --        (51,126)     (51,126)
  Convertible preferred stock dividends.............................         --        (20,612)
                                                                                                   --------
  Total comprehensive loss..........................................         --             --     $(54,744)
                                                                        -------      ---------     ========
BALANCE, December 31, 2001..........................................    $(3,618)     $ 676,112
                                                                        =======      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (In thousands)

                                                                                     Year Ended December 31,
                                                                                ---------------------------------
                                                                                   2001        2000        1999
                                                                                ---------  -----------  ---------
Cash flows from operating activities:
  Net income (loss)............................................................ $ (51,126) $    55,296  $  53,062
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
    Loss (income) from discontinued operations, net of tax.....................    10,222       (4,096)    (1,111)
    Loss on disposal of discontinued operations, net of tax....................    26,491           --         --
    Extraordinary loss on debt settlement, net of tax..........................        --        8,057         --
    Depreciation and amortization..............................................    72,222       62,517     30,858
    Provision for doubtful accounts............................................    37,258        6,894        766
    Provision (benefit) for deferred income taxes..............................     2,579        4,453       (843)
    Other non-cash charges.....................................................     6,403        6,356      2,978
    Changes in operating assets and liabilities:
     Accounts receivable.......................................................   147,359     (199,791)   (89,156)
     Costs and estimated earnings in excess of billings on
       uncompleted contracts...................................................    10,520       (6,649)   (22,849)
     Prepaid expenses and other current assets.................................    12,946       10,443    (11,635)
     Billings in excess of costs and estimated earnings on
       uncompleted contracts...................................................   (46,288)      56,153     15,778
     Accounts payable and accrued liabilities..................................    (7,252)      66,078     18,213
     Change in other assets and liabilities....................................    10,061      (16,074)       394
                                                                                ---------  -----------  ---------
       Net cash provided by (used in) operating activities.....................   231,395       49,637     (3,545)
                                                                                ---------  -----------  ---------
Cash flows from investing activities:
  Cash paid for acquisitions, net of cash acquired.............................   (16,872)     (59,617)  (161,084)
  Purchases of property and equipment..........................................   (41,550)     (42,139)   (27,264)
  Proceeds from sales of businesses, property and equipment....................     5,370        4,994        584
  Other, net...................................................................        --       (2,098)      (258)
                                                                                ---------  -----------  ---------
       Net cash used in investing activities...................................   (53,052)     (98,860)  (188,022)
                                                                                ---------  -----------  ---------
Cash flows from financing activities:
  Net payments on short-term debt..............................................    (1,003)      (9,869)    (4,907)
  Payments on long-term debt...................................................  (918,063)  (1,462,243)   (45,914)
  Proceeds from long-term debt issuance........................................   765,800    1,522,078    630,592
  Payment of debt issuance costs...............................................    (7,522)     (11,952)   (22,467)
  Issuance of preferred stock, net of issuance costs...........................        --      146,250         --
  Repurchase and retirement of GroupMAC common stock in the Merger.............        --     (150,000)        --
  Repurchase of common stock in Tender Offer, including related expenses.......        --           --   (564,407)
  Purchase of treasury stock...................................................    (9,130)        (160)        --
  Distribution to minority shareholders........................................        --           --       (842)
  Proceeds from issuance of stock under employee stock purchase and
   stock option plans..........................................................     2,950        1,074      1,812
                                                                                ---------  -----------  ---------
       Net cash provided by (used in) financing activities.....................  (166,968)      35,178     (6,133)
                                                                                ---------  -----------  ---------
Net cash flows provided by (used in) discontinued operations...................      (897)       7,054      1,689
                                                                                ---------  -----------  ---------
Net increase (decrease) in cash and cash equivalents...........................    10,478       (6,991)  (196,011)
Cash and cash equivalents, beginning of period.................................    10,094       17,085    213,096
                                                                                ---------  -----------  ---------
Cash and cash equivalents, end of period....................................... $  20,572  $    10,094  $  17,085
                                                                                =========  ===========  =========
Supplemental Disclosures of Cash Flow Information:
  Interest paid................................................................ $  80,032  $    85,146  $  22,422
  Income taxes paid............................................................    16,559       39,820     53,673

  The accompanying notes are an integral part of these consolidated financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (In thousands, except per share data)

1.  BUSINESS AND ORGANIZATION

   Encompass Services Corporation ("Encompass", or the "Company"), a Texas corporation, was formed to build a national company providing mechanical and electrical services in the commercial, industrial and residential markets. On February 22, 2000, the shareholders of Group Maintenance America Corp. ("GroupMAC") and Building One Services Corporation ("Building One") approved a merger of the two companies (the "Merger"). In connection with the Merger, GroupMAC changed its name to Encompass Services Corporation.

   GroupMAC was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquirer and, accordingly, the Merger was accounted for as a "reverse acquisition". Under this method of accounting, Encompass' historical results for periods prior to the Merger are the same as Building One's historical results. All share and per share information has been restated to reflect the exchange ratio on a retroactive basis. See Note 3 for discussion of the Merger.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

   The accompanying consolidated financial statements and related notes include the accounts of Encompass and the companies acquired in business combinations accounted for under the purchase method from their respective acquisition dates.

  Principles of Consolidation

   The consolidated financial statements include the accounts of Encompass and its majority owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation. The Company's Global Technologies segment was discontinued in September 2001 and three additional business units were discontinued in 2002. See Notes 16 and 17 for further discussion. Certain prior year amounts have been reclassified to conform to the current year presentation.

  Use of Estimates

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

   Revenues from construction contracts are recognized on the percentage-of-completion accounting method, measured by the percentage of costs incurred to date to the estimated total costs at completion for each contract (the "cost-to-cost" method). Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to estimated costs and revenues and are recognized in the period in which the revisions are determined. Revenues from work orders are recognized as services are performed. Revenues from service and maintenance contracts are recognized over the life of contracts.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Receivable balances pursuant to retainage provisions in construction contracts are due upon completion of the contracts and acceptance by the customer. Based upon the Company's experience in recent years with similar contracts, the retention balance at each balance sheet date is generally billed and collected within the subsequent year. The unbilled retainage balance at December 31, 2001 and 2000 was $122,872 and $151,477, respectively, and is included in accounts receivable in the consolidated balance sheets.

  Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company grants credit, generally without collateral, to its customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. The Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company is entitled to payment for work performed and often has certain lien rights in that work. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when future collection is considered doubtful.

  Financial Instruments

   The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, interest rate swaps and short- and long-term debt. At December 31, 2001 and 2000, the Company's 101/2% Senior Subordinated Notes had a carrying value, excluding unamortized discount, of $335,000 and $200,000, respectively, and a fair value of $217,750 and $130,000, respectively. The fair value of the Company's interest rate swaps at December 31, 2001 was a liability of $6,761. The Company believes that, with the exception of the 101/2% Senior Subordinated Notes, the carrying values of financial instruments on the consolidated balance sheets approximate their fair value. See Note 5.

  Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Inventories

   Inventories consist primarily of purchased materials, parts and supplies held for use in the ordinary course of business. Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.

  Property and Equipment

   Property and equipment is stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the asset. As events or circumstances dictate, the Company reviews the carrying amounts of property and equipment for impairment. The amount of impairment, if any, is measured based on comparing the estimated future undiscounted cash flows associated with the asset to its carrying value.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other income (expense) in the consolidated statements of operations.

  Goodwill

   Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets of businesses acquired under the purchase method of accounting. Goodwill is amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows compared to the carrying value of goodwill. The Company reviews the carrying value of goodwill for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. At December 31, 2001 and 2000, accumulated amortization of goodwill was $89,306 and $55,010, respectively. See
Note 18 for discussion of new accounting policy adopted January 1, 2002.

  Other Intangible Assets

   Other intangible assets represent the portion of purchase price paid in the Merger which has been allocated, based on independent appraisals, to the value of acquired customer lists and the value of dedicated workforces. Costs allocated to these assets are being amortized on a straight-line basis over the remaining estimated useful lives of these assets, as determined principally by the underlying characteristics of customer retention and workforce turnover. The amounts allocated to the value of the customer lists and dedicated workforce at the Merger date are being amortized over 15 years and 5 years, respectively. The Company reviews the carrying value of these intangibles for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. At December 31, 2001 and 2000, accumulated amortization related to other intangible assets was $4,356 and $1,980, respectively. See
Note 18 for discussion of new accounting policy adopted January 1, 2002.

  Deferred Debt Issuance Costs

   Deferred debt issuance costs relate to the Company's primary credit facility and senior subordinated notes and are amortized to interest expense over the scheduled maturity of the related debt.

  Stock-Based Compensation

   The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", as amended. Accordingly, compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the common stock. The Company has also provided the pro forma disclosures required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation".

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


  Warranty Costs

   The Company generally warrants all of its work for a period of one year from the date of installation. A provision for estimated warranty costs is recorded at the time a product is sold or service is rendered based on the historical level of warranty claims and management's estimate of future costs.

  Income Taxes

   The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.

  Earnings Per Share

   Basic earnings per share have been calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share are computed considering the dilutive effect of stock options, warrants, the Convertible Preferred Stock and, in 1999, the convertible junior subordinated debentures. See Note 15.

  Other Comprehensive Income

   Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to shareholders' equity. The Company's other comprehensive income is attributed to adjustments for unrealized losses, net of tax, on marketable securities available for sale and changes in the fair value of interest rate swap agreements. See Note 5 for further discussion of accounting for interest rate swap agreements.

  New Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and specifies criteria for recording intangible assets other than goodwill in business combinations, noting that values allocated to dedicated workforce may not be reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized to expense, but instead will be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized to expense.

   The Company adopted the provisions of SFAS No. 141 in July 2001 and the provisions of SFAS No. 142 effective January 1, 2002. See Note 18 for further discussion.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes both SFAS No. 121 and the accounting and reporting provisions of APB No. 30, for the disposal of a business. SFAS No. 144 provides a single accounting model for long-lived assets to be

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)

disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules change the criteria to be met to classify an asset as held-for-sale. The new rules also broaden the criteria regarding classification of a discontinued operation. The Company adopted the provisions of SFAS No. 144 effective January 1, 2002. See Note 17 for further discussion.

3. BUSINESS COMBINATIONS

   On February 22, 2000, the shareholders of GroupMAC and Building One approved the Merger. Under the terms of the Merger, each outstanding share of Building One common stock was converted into 1.25 shares of GroupMAC common stock. As part of the Merger, GroupMAC shareholders could elect to receive cash for up to 50% of their shares of Encompass common stock at $13.50 per share, subject to proration. As a result of this election, 11,052 shares of Encompass common stock were canceled in the Merger. The Merger was accounted for as a purchase under generally accepted accounting principles. GroupMAC, which changed its name to Encompass Services Corporation, was the surviving legal entity in the Merger. However, for accounting purposes, Building One was deemed to be the acquirer and, accordingly, the Merger was accounted for as a "reverse acquisition".

   Concurrent with the closing of the Merger, affiliates of Apollo Management, L.P. ("Apollo") exchanged approximately $106,191 of Building One convertible junior subordinated debentures and $150,000 in cash for 256 shares of Encompass Convertible Preferred Stock. See Note 7 for further discussion of the Convertible Preferred Stock. The cash proceeds from the issuance of the Convertible Preferred Stock were used to fund the cash election feature of the Merger discussed above. In connection with the Merger, Apollo received a fee of $2,500.

   Pursuant to the Merger, Encompass entered into a new credit agreement, the proceeds of which were used to repay the existing revolving credit facilities of GroupMAC and Building One, as well as GroupMAC's senior subordinated notes. See Note 5 for further discussion of the credit agreement.

   The allocation of the total consideration to the assets and liabilities of GroupMAC and the resultant goodwill are summarized as follows:

        Estimated fair value of common stock consideration.... $282,432
        Long-term debt assumed................................  407,904
        Other long-term liabilities assumed...................    7,320
        Transaction costs.....................................    7,358
        Working capital.......................................  (47,807)
        Property and equipment, net and other long-term assets  (63,859)
        Intangible asset--value of dedicated workforce........   (8,878)
        Intangible asset--value of customer list..............   (9,007)
                                                               --------
        Goodwill.............................................. $575,463
                                                               ========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   The following unaudited pro forma combined statement of operations data utilize the financial information of GroupMAC and Building One for the periods indicated, which give effect to the Merger and the acquisitions made by each company during 1999 including amounts owed in connection with those acquisitions, as if the Merger and all of the acquisitions were effective as of the beginning of the period presented.

                                                   Year Ended December 31,
                                                   -----------------------
                                                      2000        1999
                                                   ----------  ----------
       Revenues................................... $4,164,004  $3,559,661
       Net income.................................     68,578      95,900
       Net income available to common shareholders     49,182      76,503
       Net income per share:......................
          Basic................................... $     0.75  $     1.17
          Diluted................................. $     0.75  $     1.13

   Significant pro forma adjustments included in the above amounts consist of
(i) compensation differentials, (ii) goodwill amortization over a period of 40 years, (iii) interest expense as if borrowings outstanding as of March 31, 2000 had been outstanding for the first quarter of 2000 and throughout 1999 at interest rates in effect on March 31, 2000, (iv) the issuance of the Convertible Preferred Stock concurrent with the Merger and (v) federal and state income tax provisions based on pro forma operating results. Net income per share assumes all shares issued for the Merger and the acquisitions, including subsequently earned contingent consideration, were outstanding from the beginning of the periods presented. The pro forma results presented above are not necessarily indicative of actual results that might have occurred had the Merger and the acquisitions occurred at the beginning of the period presented.

  Merger and Related Charges

   In connection with the Merger and related transactions, the Company recorded the following costs and expenses related to severance, office closing costs and other related costs:

                                                Office
                                      Severance Closing Other   Total
                                      --------- ------- -----  -------
        Total charges................  $ 6,100  $1,000  $ 700  $ 7,800
        Non-cash portion.............       --      --   (400)    (400)
        Payments in 2000.............   (6,100)   (329)    --   (6,429)
                                       -------  ------  -----  -------
        Accrual at December 31, 2000.       --     671    300      971
        Payments in 2001.............       --    (671)  (300)    (971)
                                       -------  ------  -----  -------
        Accrual at December 31, 2001.  $    --  $   --  $  --  $    --
                                       =======  ======  =====  =======

   The severance and office closing costs relate to the closing of Building One's corporate headquarters in Minneapolis, Minnesota and the resulting consolidation with the GroupMAC corporate office in Houston, Texas. As a result of this plan, the Company incurred severance costs for substantially all of the employees in the Building One corporate office, identified certain assets which were no longer of service and incurred lease termination costs. Severance costs covered 20 employees, all of whom were terminated in 2000.

   In addition, in connection with the Merger, the Company recorded costs of $3,500 related to severance for twelve former GroupMAC employees, all of whom were terminated in 2000. These costs were charged to goodwill, and substantially all amounts were paid during 2000.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


  Costs to Exit Certain Activities and Related Costs

   In connection with the Merger and related transactions, the Company recorded a charge for the shutdown of certain operations, the reorganization of other operations and other costs resulting from the Merger. The following table sets forth a summary of these costs:

         Shutdown of demolition and site preparation operations $ 9,800
         Relocation of cleaning systems management offices.....   1,600
         Other costs resulting from the Merger.................     800
                                                                -------
            Total.............................................. $12,200
                                                                =======

   The costs related to the shutdown of the demolition and site preparation operations include (i) $5,200 related to obligations under existing jobs in progress, (ii) $2,000 estimated for uncollectible accounts receivable, (iii) $1,100 related to claims against the Company, (iv) $800 for impaired assets and
(v) $700 related to lease termination costs and other expenses. The Company substantially completed the shutdown of these operations during 2001.

   The Company relocated the cleaning systems management offices from January through May 2000. The related costs included (i) $600 for severance and related costs, (ii) $500 for impaired assets, (iii) $300 related to lease termination and related costs and (iv) $200 for other miscellaneous items. Substantially all of these amounts were paid during 2000.

  Other Business Combinations

   The Company has not acquired any businesses since May 2000. In May 2000, the Company acquired a business for cash paid of $10,207 and 296 shares of common stock. The Company assumed approximately $1,518 of debt in this transaction. The total purchase price was allocated to the fair value of the net assets acquired, resulting in goodwill of $9,397.

   During the year ended December 31, 1999, the Company completed 23 business combinations that were accounted for under the purchase method of accounting. The consolidated financial statements include the results of these acquired businesses from their respective dates of acquisition. The aggregate consideration paid for these acquisitions consisted of 5,216 shares of the Company's common stock, $123,380 in cash, including applicable professional fees, and $2,410 of debt assumed. The total purchase price was allocated to the fair value of the net assets acquired, resulting in goodwill of $133,818.

  Contingent Consideration Agreements

   In conjunction with acquisitions, the Company entered into certain contingent consideration agreements which provided for the payment of cash and/or shares of common stock based on the financial performance of such acquired operations during the one- to two-year period immediately following the acquisition. During the years ended December 31, 2001 and 2000, $3,224 and $62,297, respectively, of consideration was recorded to goodwill related to contingent consideration and final purchase price settlements of acquired companies. The cash payable is reflected as due to related parties and the estimated value of the shares to be issued is reflected as additional paid-in capital in the consolidated balance sheet. These common shares to be issued are included in weighted average shares outstanding since the date earned for purposes of computing basic earnings per share and since the later of the date of acquisition or the beginning of the year for purposes of computing diluted earnings per share.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   During the years ended December 31, 2001 and 2000, $16,872 and $63,030 of cash was paid, respectively, and 1,201 and 145 shares were issued, respectively, related to previously recorded contingent consideration and final purchase price settlements. There are no significant amounts of unearned contingent consideration under these agreements at December 31, 2001.

   A rollforward of the due to related parties balance in the consolidated balance sheets related to the above activity is as follows:

                                                                           2001      2000
                                                                         --------  --------
Balance at beginning of year............................................ $ 11,385  $ 10,290
Balances assumed in the Merger..........................................       --    13,207
Record cash contingent consideration and final purchase price settlement    6,476    50,918
Payments................................................................  (16,872)  (63,030)
                                                                         --------  --------
Balance at end of year.................................................. $    989  $ 11,385
                                                                         ========  ========

4. CERTAIN BALANCE SHEET ACCOUNTS

  Allowance for Doubtful Accounts

   The following summarizes the activity in the allowance for doubtful accounts:

                                                           2001      2000
                                                         --------  -------
    Balance at beginning of year........................ $ 17,270  $ 2,976
    Provision for bad debts from continuing operations..   37,258    6,894
    Provision for bad debts from discontinued operations   18,658    1,349
    Allowance balances from acquired companies..........       --   11,427
    Write-off of bad debts, net of recoveries...........  (27,842)  (5,376)
                                                         --------  -------
    Balance at end of year.............................. $ 45,344  $17,270
                                                         ========  =======

  Costs and Estimated Earnings on Uncompleted Contracts

   The summary of the status of uncompleted contracts is as follows:

                                                        December 31,
                                                  ------------------------
                                                      2001         2000
                                                  -----------  -----------
     Costs incurred on uncompleted contracts..... $ 3,864,476  $ 3,636,828
     Estimated earnings recognized, net of losses     627,496      675,568
                                                  -----------  -----------
                                                    4,491,972    4,312,396
     Less billings to date.......................  (4,549,479)  (4,400,701)
                                                  -----------  -----------
                                                  $   (57,507) $   (88,305)
                                                  ===========  ===========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


                                                                      December 31,
                                                                  --------------------
                                                                     2001       2000
                                                                  ---------  ---------
Costs and estimated earnings in excess of billings on uncompleted contracts...................................................... $ 101,719  $ 119,997
Billings in excess of costs and estimated earnings on uncompleted contracts......................................................  (159,226)  (208,302)
                                                                  ---------  ---------
                                                                  $ (57,507) $ (88,305)
                                                                  =========  =========

  Property and Equipment

   The principal categories and estimated useful lives of property and equipment are as follows:

                                                            December 31,
                                             Estimated   ------------------
                                            Useful Lives   2001      2000
                                            ------------ --------  --------
   Land....................................          --  $  1,596  $  2,264
   Buildings and improvements.............. 20-30 years     9,444    11,363
   Service and other vehicles..............   4-7 years    32,881    35,159
   Machinery and equipment.................  5-10 years    64,039    54,960
   Office equipment, furniture and fixtures  5-10 years    66,084    45,915
   Leasehold improvements..................  2-15 years    35,289    23,801
                                                         --------  --------
                                                          209,333   173,462
   Less accumulated depreciation...........               (84,785)  (49,517)
                                                         --------  --------
                                                         $124,548  $123,945
                                                         ========  ========

5. SHORT- AND LONG-TERM DEBT

   Short- and long-term debt consists of the following:

                                                             December 31,
                                                          ------------------
                                                            2001      2000
                                                          --------  --------
  Revolving Credit Facility (7.4% and 9.0%, respectively) $ 90,000  $369,000
  Term loans (6.1% and 8.9%, respectively)...............  294,000   297,000
  Institutional term loan (7.0% and 10.2%, respectively).   98,250    99,500
  101/2% Senior Subordinated Notes, net of discount......  327,900   196,243
  Other borrowings.......................................    4,664     5,668
                                                          --------  --------
                                                           814,814   967,411
  Less: short-term borrowings and current maturities.....   (4,551)   (5,805)
                                                          --------  --------
  Total long-term debt................................... $810,263  $961,606
                                                          ========  ========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)

  Credit Facility

   On February 22, 2000, in connection with the Merger, the Company entered into an $800,000 senior credit facility (the "Credit Facility") and borrowed funds thereunder to repay prior indebtedness of GroupMAC and Building One. At December 31, 2001, the Credit Facility included a revolving credit facility described below expiring in February 2005, a $130,000 term loan, a $170,000 term loan and a $100,000 institutional term loan. Borrowings under the Credit Facility are secured by substantially all assets of the Company. The availability of borrowings under the Credit Facility is subject to the Company's ability to meet certain specified conditions, including compliance with certain financial covenants and ratios measured as of the end of each fiscal quarter. On November 9, 2001, the Company amended the Credit Facility. At December 31, 2001, the amended terms provided for a revolving credit facility of $300,000, increasing to $350,000 once certain debt leverage ratios were achieved. At December 31, 2001, borrowings under the amended Credit Facility bore interest at variable rates, ranging from 2.0% to 3.75% over the Eurodollar Rate (as defined in the Credit Facility) and from 0.50% to 2.25% over the Alternate Base Rate (as defined in the Credit Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio. In addition, the amendment established certain restrictions on the Company's ability to make acquisitions, capital expenditures and investments and required debt prepayment with future issuances of debt or equity. As of December 31, 2001, the Company also had $1,457 in letters of credit outstanding, and $208,543 available for borrowing under the revolving credit facility.

   The Credit Facility was amended again effective as of June 26, 2002 (as amended, the "Amended Facility"). See Note 19 for further discussion of the Amended Facility.

   Debt issuance costs associated with the Credit Facility totaling $14,229 at December 31, 2001 have been deferred and are being amortized over the five-year, six-year and seven-year terms of the revolving credit facility, the term loans, and the institutional term loan portions of the Credit Facility, respectively. In connection with the amendment of the Credit Facility in November 2001, $1,580 of debt issuance costs related to the Credit Facility deferred prior to the amendment were charged to interest expense. The unamortized portion of debt issuance costs associated with the Credit Facility was approximately $8,451 and $9,980 at December 31, 2001 and 2000, respectively, and is included in deferred debt issuance costs in the consolidated balance sheets.

  101/2% Senior Subordinated Notes

   In April 1999, the Company completed a private offering of $200,000 of 101/2% senior subordinated notes (the "Senior Subordinated Notes"). In June 2001, the Company completed a private offering of an additional $135,000 of Senior Subordinated Notes. The Senior Subordinated Notes are unsecured and are guaranteed by the Company's subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009. Borrowings outstanding under the Senior Subordinated Notes are subordinated in all material respects to amounts outstanding under the Credit Facility. The Senior Subordinated Notes were issued at discounts totaling $8,558, which are being amortized to interest expense over the term of the notes. Additionally, debt issuance costs totaling $13,715 incurred in connection with the offerings have been deferred and are being amortized to interest expense over the term of the notes. The unamortized portion of these costs was approximately $11,126 and $7,059 at December 31, 2001 and 2000, respectively, and is included in deferred debt issuance costs in the consolidated balance sheets.

   The fair value of the Senior Subordinated Notes, based on quoted market values, was approximately $217,750 and $130,000 at December 31, 2001 and 2000, respectively.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   The Senior Subordinated Notes are guaranteed by all of the Company's current and future U.S. subsidiaries other than "Unrestricted Subsidiaries" (as defined in the indenture governing the Notes). As of December 31, 2001, there were no "Unrestricted Subsidiaries." These guarantees are full, unconditional and joint and several. In addition, Encompass has no non-guarantor subsidiaries and no independent assets or operations outside of its ownership of the subsidiaries. Accordingly, no separate financial statements or consolidating information of the guarantor subsidiaries are presented because management believes this information is not material to users of the Company's financial statements.

   The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after May 1, 2004 at specified redemption prices, plus accrued interest. At any time (which may be more than once) before May 1, 2002, the Company may redeem up to 35% of the outstanding Senior Subordinated Notes with money raised in equity offerings under certain circumstances. Upon a change in control of the Company (as defined in the indenture for the Senior Subordinated Notes), the Company will be required to offer to purchase all of the outstanding Senior Subordinated Notes at 101% of the face amount plus accrued interest. Additionally, the indenture governing the Senior Subordinated Notes contains certain covenants relating to, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of its assets or merge or consolidate with another entity.

   The aggregate maturities of debt as of December 31, 2001 are as follows:

                              2002...... $  4,551
                              2003......    5,613
                              2004......    6,500
                              2005......   94,000
                              2006......  283,000
                              Thereafter  421,150
                                         --------
                                         $814,814
                                         ========

  Interest Rate Swap Agreements

   The Company has entered into interest rate swap agreements in the aggregate notional amount of $110,000 to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All such agreements are with large creditworthy financial institutions and result in the Company paying a fixed rate of interest and receiving a floating rate. At December 31, 2001, the Company's ratio of fixed rate debt to total debt was 41% and the weighted average interest rate on its total debt was 8.64%, before considering the aforementioned interest rate swap agreements. After giving effect to the interest rate swap agreements in effect at December 31, 2001, the ratio of fixed rate debt was 52% and the weighted average interest rate on total debt was 9.19%.

   Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133". These statements establish accounting and reporting standards requiring that derivative instruments, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative at its inception. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)

results of the hedged item in the statement of operations, and requires the Company to formally document, designate and assess the effectiveness of the hedge transaction to receive hedge accounting treatment. For derivatives designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Overall hedge effectiveness is measured at least quarterly. Any changes in the fair value of the derivative instruments resulting from hedge ineffectiveness, as defined by SFAS No. 133 and measured based on the cumulative changes in the fair value of the derivative instrument and the cumulative changes in the estimated future cash flows of the hedged item, are recognized immediately in earnings. The Company has designated its interest rate swap agreements as cash flow hedges.

   Adoption of SFAS No. 133 at January 1, 2001 resulted in the recognition of approximately $1,488, net of tax effect of $912, of hedging losses included in accumulated other comprehensive loss as the cumulative effect of a change in accounting principle and $2,400 of derivative liabilities which are included in other long-term liabilities in the consolidated balance sheet. During the year ended December 31, 2001, the Company recognized $2,373, net of tax effect of $1,454, in additional interest expense attributable to the difference in the variable interest receivable and fixed interest payable under the interest rate swap agreements. No significant gain or loss from hedge ineffectiveness was required to be recognized. At December 31, 2001, the fair value of the interest rate swap agreements was a liability of $6,761. The Company estimates that approximately $1,800, net of tax, of such amount is expected to be recognized as additional interest expense over the next twelve months as interest costs on the underlying debt are recognized. Amounts were determined as of the balance sheet date based on quoted market values, the Company's portfolio of interest rate swap agreements and the Company's measurement of hedge effectiveness.

6. INCOME TAXES

   Total income taxes are allocated as follows:

                                                  Year Ended December 31,
                                                 -------------------------
                                                   2001     2000     1999
                                                 -------  -------  -------
     Income from continuing operations.......... $16,022  $57,011  $41,111
     Income (loss) from discontinued operations.  (5,244)   2,734      916
     Loss on disposal of discontinued operations  (7,819)      --       --
     Extraordinary loss on debt settlement......      --   (4,338)      --
     Other comprehensive income (loss)..........  (2,217)     476     (179)
                                                 -------  -------  -------
                                                 $   742  $55,883  $41,848
                                                 =======  =======  =======

   Income tax provision attributable to income from continuing operations consists of the following:

                                       Year Ended December 31,
                                       -----------------------
                                        2001    2000     1999
                                       ------- ------- -------
                 Current:.............
                    Federal........... $11,571 $45,429 $37,186
                    State.............   2,067   7,852   4,768
                                       ------- ------- -------
                                        13,638  53,281  41,954
                 Deferred:............
                    Federal and state.   2,384   3,730    (843)
                                       ------- ------- -------
                                       $16,022 $57,011 $41,111
                                       ======= ======= =======

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Total income tax expense attributable to income from continuing operations differs from the amounts computed by applying the U.S. federal statutory income tax rate to income from continuing operations before income tax provision as a result of the following:

                                                                Year Ended December 31,
                                                              --------------------------
                                                                2001     2000      1999
                                                              -------  --------  -------
Income from continuing operations before income tax provision $ 1,609  $116,268  $93,062
                                                              -------  --------  -------
Applicable U.S. federal statutory rate.......................      35%       35%      35%
                                                              -------  --------  -------
Tax provision at statutory rate..............................     563    40,694   32,572
Increase (decrease) resulting from:..........................
   State income taxes, net of federal benefit................   1,313     5,053    3,050
   Non-deductible goodwill amortization......................  10,800     9,825    5,105
   Non-deductible meals and entertainment....................   1,476     1,941      380
   Other, net................................................   1,870      (502)       4
                                                              -------  --------  -------
                                                              $16,022  $ 57,011  $41,111
                                                              =======  ========  =======

   The components of the deferred income tax assets and liabilities are as follows:

                                                            December 31,
                                                         ------------------
                                                           2001      2000
                                                         --------  --------
    Deferred income tax assets:
       Allowance for doubtful accounts.................. $ 11,257  $  6,735
       Inventories......................................      296       976
       Accrued expenses.................................   16,170    13,834
       Deferred revenue.................................    2,161     1,974
       Unrealized loss on interest rate swap agreements.    2,217        --
       Net operating loss carryforward..................      288       308
                                                         --------  --------
           Total deferred income tax assets.............   32,389    23,827
                                                         --------  --------
    Deferred income tax liabilities:....................
       Depreciation.....................................   (4,854)   (3,730)
       Completed contract accounting for tax purposes...   (3,845)   (5,475)
       Amortization of goodwill.........................   (9,547)   (6,683)
       Other............................................   (2,308)   (1,672)
                                                         --------  --------
           Total deferred income tax liabilities........  (20,554)  (17,560)
                                                         --------  --------
           Net deferred income tax assets............... $ 11,835  $  6,267
                                                         ========  ========

   These deferred income tax assets and liabilities are included in the consolidated balance sheets under the following captions:

                                                    December 31,
                                                 -----------------
                                                   2001     2000
                                                 -------  --------
             Deferred tax assets--current....... $19,219  $ 17,296
             Deferred tax liabilities--long-term  (7,384)  (11,029)
                                                 -------  --------
                                                 $11,835  $  6,267
                                                 =======  ========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Management believes it is more likely than not that the Company will have future taxable income to allow it to realize the benefits of the net deferred tax assets. Accordingly, no valuation allowance has been recorded as of December 31, 2001 or 2000.

7. CONVERTIBLE PREFERRED STOCK

   In connection with the Merger, the Company issued 256 shares of 7.25% Convertible Preferred Stock (the "Convertible Preferred Stock") to affiliates of Apollo at a value of $1,000 per share in exchange for $150,000 in cash and all of the outstanding 71/2% convertible junior subordinated debentures of Building One (with an aggregate value of approximately $106,191).

   The Convertible Preferred Stock is convertible at the option of the holders into shares of the Company's common stock at any time prior to maturity at a conversion price of $14.00 per common share, subject to adjustment under certain circumstances. Upon their maturity in February 2012, the Company is required to redeem all shares of Convertible Preferred Stock then outstanding at the redemption price per share equal to the Liquidation Amount (defined as the original cost of $1,000 per share plus all accrued and accumulated and unpaid dividends). As of December 31, 2001, the Liquidation Amount was $292,799. The Company has the right to redeem, at any time after February 22, 2005, all, but not less than all, of the shares of Convertible Preferred Stock then outstanding at an amount per share equal to 103% of the Liquidation Amount; this amount declines to 102% after February 22, 2006 and 101% after February 22, 2008. The Convertible Preferred Stock bears a preferred cumulative dividend at the rate of 7.25% per year, payable quarterly. Under the terms of the Convertible Preferred Stock agreement, until February 22, 2003, dividends on the Convertible Preferred Stock may be paid in cash on a current basis or accumulated at the option of the Company. However, the Company's amended Credit Facility (see Note 5) prohibits the payment of cash dividends. At December 31, 2001, accrued dividends were approximately $36,608 and are included in the carrying value of the Convertible Preferred Stock in the consolidated balance sheet. The Company has elected to defer the payment of the dividends payable to date and that would otherwise be payable on March 31, 2002. Holders of the Convertible Preferred Stock are also entitled to share in any dividends the Company may declare on its common stock.

   Holders of the Convertible Preferred Stock are entitled to vote on all matters presented to the holders of common stock. Each share of Convertible Preferred Stock entitles the holder thereof to cast the number of votes such holder would have been entitled to cast had such holder converted such share of Convertible Preferred Stock into shares of common stock (common stock equivalents). As of December 31, 2001, the Convertible Preferred Stock comprised approximately 25% of the voting power of Encompass.

   Convertible Preferred Stock issuance costs of approximately $3,750 are being amortized against retained earnings over the 12-year term of the Convertible Preferred Stock. The unamortized portion of these costs of approximately $3,178 at December 31, 2001 is recorded against mandatorily redeemable convertible preferred stock in the consolidated balance sheets.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's board of directors. If the Company violates certain protective covenants, which include a total debt leverage covenant under the Investors' Rights Agreement, Apollo will have the right to appoint additional directors, such that the Apollo-appointed directors would constitute a majority of the board of directors. This debt leverage covenant differs from the similar covenant included in the Credit Facility, and is not as clearly defined. See Note 19 for further discussion.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


8. SHAREHOLDERS' EQUITY

  Common Stock

   The Company has not paid dividends on its common stock since its incorporation and does not anticipate paying dividends on its common stock in the foreseeable future. The Amended Facility (see Note 19) prohibits the payment of dividends.

   In December 2000, the Board of Directors authorized a stock buyback program, pursuant to which the Company may purchase up to 2,500 shares of its common stock on the open market. As of December 31, 2001, the Company had repurchased 1,414 shares of its common stock under this program for an aggregate cost of $9,290. Under the terms of the Amended Facility (see Note 19), the Company is prohibited from making further repurchases of its common stock.

  Warrants

   The Company has 4,446 shares of common stock reserved for issuance upon exercise of warrants. The warrants have a weighted average exercise price of $16.25 per share. These warrants are currently exercisable. Of these warrants, 1,413 expire on November 25, 2002, 2,438 expire on November 25, 2007 and the remainder expire on various dates ranging from December 2003 to July 2007. The warrants also contain certain rights for registration.

9. STOCK-BASED PLANS

   The Company has a number of stock-based incentive and awards plans in place, which provide the Company the latitude to grant a variety of awards, including stock options, stock appreciation rights ("SARs"), restricted stock awards, performance awards and phantom stock awards, to officers, directors, key employees and other persons working for the Company and its subsidiaries. The plans require that stock options be granted at exercise prices not less than the fair market value of the underlying common stock on the grant date. Stock options vest at varying time periods ranging from six months to four years and expire after five to ten years from the date of grant. At December 31, 2001, stock-based awards equivalent to approximately 3,900 shares were generally available for granting under such plans. There are an additional 4,900 shares available for granting under Building One stock option plans (the "Building One Plans") however, the Company does not intend to issue additional options under the Building One Plans over and above the number of options (approximately 5,800) that were issued and outstanding under the Building One Plans as of the date of the Merger.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   The following is a summary of stock option and warrant activity:

                                                   Outstanding                 Exercisable
                                           --------------------------- ---------------------------
                                            Number of      Weighted     Number of      Weighted
                                             Options       Average       Options       Average
                                           and Warrants Exercise Price and Warrants Exercise Price
                                           ------------ -------------- ------------ --------------
Balance at December 31, 1998..............     8,939        $15.41         4,919        $14.81
Granted...................................     2,216         12.37         1,840         16.00
Exercised.................................    (1,145)        12.14        (1,145)        12.14
Surrendered...............................      (413)        16.10            --            --
                                              ------        ------        ------        ------
Balance at December 31, 1999..............     9,597         15.07         5,614         15.18
Options and warrants assumed in the Merger     5,282         12.79         1,908         14.30
Granted...................................     2,050          6.73           641         15.68
Exercised.................................        (5)         3.87            (5)         3.87
Surrendered...............................    (2,125)        13.87            --            --
                                              ------        ------        ------        ------
Balance at December 31, 2000..............    14,799         13.27         8,158         15.02
Granted...................................     1,560          6.08         2,648         11.10
Exercised.................................      (189)         3.74          (189)         3.74
Surrendered...............................      (957)        11.74          (341)        12.99
                                              ------        ------        ------        ------
Balance at December 31, 2001..............    15,213        $12.75        10,276        $14.28
                                              ======        ======        ======        ======

   A summary of outstanding and exercisable options and warrants as of December 31, 2001 follows:

                                                                       Weighted
                                   Weighted                            Average
                                   Average                Weighted     Exercise    Number of
                                    Option   Number of    Average      Price of   Exercisable
                                     and    Outstanding  Remaining   Exercisable    Options
                                   Warrant  Options and Contractual    Options        and
Range of Option and Warrant Prices  Prices   Warrants   Life (Years) and Warrants  Warrants
---------------------------------- -------- ----------- ------------ ------------ -----------
        $ 3.08 to $ 5.00..........  $ 3.97       977        5.2         $ 3.66         616
        $ 5.01 to $10.00..........    6.95     3,070        7.9           7.44         498
        $10.01 to $15.00..........   12.93     4,949        4.6          13.05       3,397
        $15.01 to $20.00..........   16.58     5,762        4.5          16.51       5,404
        $20.01 to $20.20..........   20.19       455        6.5          20.19         361
                                              ------                                ------
                                              15,213                                10,276
                                              ======                                ======

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   The following pro forma data are calculated as if compensation expense for the Company's stock option plans and warrants were determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation":

                                          Year Ended         Year Ended        Year Ended
                                       December 31, 2001  December 31, 2000 December 31, 1999
                                      ------------------  ----------------  ----------------
                                         As        Pro       As       Pro      As       Pro
                                      Reported    Forma   Reported   Forma  Reported   Forma
                                      --------  --------  --------  ------- --------  -------
Net income (loss) available to common
  shareholders....................... $(71,738) $(77,552) $38,728   $27,693 $53,062   $45,449
Net income (loss) per share:
   Basic............................. $  (1.12) $  (1.21) $  0.65   $  0.47 $  1.28   $  1.10
   Diluted........................... $  (1.12) $  (1.21) $  0.63   $  0.45 $  1.21   $  1.05

   The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                 2001   2000   1999
                                                -----  -----  -----
            Dividend yield.....................    --     --     --
            Expected volatility................  75.0%  68.0%  58.2%
            Risk-free interest rate............   4.5%   5.1%   5.6%
            Expected lives (years).............    10      9      5
            Fair value of options at grant date $2.30  $5.24  $6.81

  Employee Stock Purchase Plan

   The Company has an Employee Stock Purchase Plan (the "Purchase Plan"), which permits eligible employees of the Company to purchase shares of common stock at a discount. Employees who elect to participate have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions are used to purchase common stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Shares purchased under the Purchase Plan are subject to a one-year holding period. During the years ended December 31, 2001, 2000 and 1999, 584, 227 and 195 shares, respectively, were issued pursuant to the Purchase Plan and its predecessor. In 2001, the Company's shareholders approved an increase in the number of shares permitted to be issued under the Purchase Plan from 1,000 to 3,000. As of December 31, 2001, 1,903 shares were available for issuance under the Purchase Plan.

10. EMPLOYEE BENEFIT PLANS

   The Company maintains a defined contribution savings plan (the "Savings Plan"), which is available to most employees after 90 days of service. Employee contributions and employer matching contributions occur at different rates and the matched portions of the funds vest over a one-year period. Company contributions to the Savings Plan and predecessor plans maintained by certain of the Company's subsidiaries totaled approximately $14,920, $13,930 and $5,300 for the years ended December 31, 2001, 2000 and 1999, respectively.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Certain of the Company's subsidiaries make contributions to union-administered benefit funds, which cover the majority of the Company's union employees. For the years ended December 31, 2001 and 2000, the participant costs charged to operations were approximately $35,346 and $32,302, respectively. Governmental regulations require that, in the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan's unfunded vested benefits, if any. The Company is not aware of any liabilities resulting from unfunded vested benefits related to union-administered benefit plans. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.

11. COMMITMENTS AND CONTINGENCIES

   Operating leases for certain facilities, transportation equipment and office equipment expire at various dates through 2015. Certain leases contain renewal options. Minimum future rental payments at December 31, 2001 are as follows:

                              2002...... $ 41,640
                              2003......   37,719
                              2004......   31,491
                              2005......   25,230
                              2006......   16,633
                              Thereafter   73,689
                                         --------
                                         $226,402
                                         ========

   Total rental expense for the years ended December 31, 2001, 2000 and 1999 was approximately $76,400, $41,600 and $10,900, respectively (including $8,700, $8,200 and $3,600, respectively, to related parties).

   The Company is involved in various legal actions in the normal course of business. It is not possible to predict the outcome of these matters; however, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations. The Company has provided accruals for probable losses and legal fees incurred with respect to certain of these actions.

12. RESTRUCTURING AND RECAPITALIZATION CHARGES

  Recapitalization charges

   On May 11, 1999, Building One completed its recapitalization plan under a tender offer (the "Tender Offer"), pursuant to which Building One repurchased 30,772 shares of its common stock at $18 per share for cash and 1,104 shares of its common stock underlying stock options at $18 per share less the exercise price per share of the options. In conjunction with the recapitalization, compensation expense of $2,770 ($1,662 after the associated tax benefit) was recognized for stock options exercised and the underlying shares of common stock repurchased by Building One. In addition, $4,323 of costs incurred in connection with the Tender Offer have been reflected as a reduction of shareholders' equity.

   Friedman, Billings, Ramsey Group, Inc. ("FBR") acted as a financial advisor to Building One in connection with the Tender Offer, and received a fee of $3,000. One of Building One's directors at that time is President and a principal stockholder of FBR.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


  Restructuring charges

   In the second quarter of 1999, Building One's Board of Directors approved a restructuring plan which included a relocation of Building One's corporate headquarters and integration of the cleaning systems operations. The corporate headquarters was relocated from Washington, D.C. to Minneapolis, Minnesota. In addition, certain back office operations of the cleaning systems operations were consolidated into two locations. The restructuring costs included costs directly related to Building One's restructuring plan in accordance with EITF No. 94-3 which provides specific requirements as to the appropriate recognition of costs associated with employee termination benefits and other exit costs.

   As a result of this restructuring plan, Building One incurred severance costs for certain employees, identified certain assets which were no longer of service and incurred certain lease termination costs. Severance costs covered 33 employees, of which 30 were terminated as of December 31, 1999 and the remaining three were terminated in 2000.

   The following table sets forth a summary of these restructuring costs:

                                   Corporate   Cleaning
                                  Headquarters Systems  Total
                                  ------------ -------- ------
                  Severance......    $3,530     $  900  $4,430
                  Impaired assets        55        520     575
                  Lease costs....       205         40     245
                                     ------     ------  ------
                  Total..........    $3,790     $1,460  $5,250
                                     ======     ======  ======

   Included in the $5,250 restructuring charge incurred in the second quarter of 1999 are $4,675 of cash costs and $575 in non-cash related costs. The following table is a detailed reconciliation of the restructuring reserve balance reflecting the accruals recorded and payments applied:

                                                         Lease
                                               Severance Costs   Total
                                               --------- -----  -------
       Restructuring accruals recorded in 1999  $ 4,430  $ 245  $ 4,675
       Payments...............................   (4,173)  (183)  (4,356)
                                                -------  -----  -------
       Balance at December 31, 1999...........      257     62      319
       Payments...............................     (257)   (62)    (319)
                                                -------  -----  -------
       Balance at December 31, 2000...........  $    --  $  --  $    --
                                                =======  =====  =======

13. OPERATING SEGMENTS

   The Company modified its internal organizational structure during fiscal 2001, combining the Electrical Technologies, Mechanical Services and Industrial Services businesses into one Commercial/Industrial business aligned geographically. The corresponding segment information for 2000 and 1999 has been restated to conform to the new business segment presentation. The Company's reportable segments are strategic business units that, for the most part, offer products and services to distinct customer groups. They are managed separately because each business requires different operating and marketing strategies. Intersegment transactions are established based on negotiations among the parties at rates generally consistent with those charged to third parties. Intersegment revenues in 1999 were not significant.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   After discontinuing the Global Technologies segment as discussed in Note 16, the Company has three reportable segments: Commercial/ Industrial Services, Residential Services and Cleaning Systems. The Commercial/Industrial Services Group provides installation and repair services to the electrical, heating, ventilation and air conditioning ("HVAC"), plumbing, control and monitoring and process piping systems of commercial and industrial facilities. The Residential Services Group provides mechanical, plumbing and other contracting services primarily in single family and low-rise multifamily housing units. The Cleaning Systems Group provides a wide variety of facility cleaning and maintenance management services nationwide. From time to time, management may move business units from one segment to another for management reporting and evaluation purposes.

   The Company evaluates performance based on income from operations before amortization of goodwill and other intangibles, unallocated corporate expenses, merger and related charges, costs to exit certain activities and related costs and restructuring and recapitalization charges. While amortization of goodwill is not considered in evaluating segment performance, the goodwill associated with each segment is included in the total assets of each segment.

   Unallocated corporate expenses primarily include corporate overhead and savings from national purchase agreements relating to materials and property/casualty insurance. Costs related to group and regional management, operational, sales and marketing, accounting and administrative support are included in the operating costs of each segment. Corporate assets primarily include cash, deferred tax assets, deferred debt issuance costs and other intangible assets, certain computer hardware and software, fixed assets related to the Company's corporate office, cost-based investments and miscellaneous non-trade accounts receivable.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


   Segment information is as follows:

                                                                    Commercial/ Residential Cleaning  Corporate/
                                                                    Industrial   Services   Systems  Eliminations   Total
                                                                    ----------- ----------- -------- ------------ ----------
YEAR ENDED DECEMBER 31, 2001:
Third-party revenues............................................... $3,200,967   $331,166   $293,135   $     --   $3,825,268
Intersegment revenues..............................................     17,385         18         21    (17,424)          --
                                                                    ----------   --------   --------   --------   ----------
Total revenues.....................................................  3,218,352    331,184    293,156    (17,424)   3,825,268
Operating costs....................................................  3,132,059    300,913    275,446     (6,142)   3,702,276
                                                                    ----------   --------   --------   --------   ----------
Segment operating earnings......................................... $   86,293   $ 30,271   $ 17,710   $(11,282)     122,992
                                                                    ==========   ========   ========   ========
Amortization of goodwill and other intangible assets...............                                                   36,274
                                                                                                                  ----------
Operating income...................................................                                               $   86,718
                                                                                                                  ==========
Capital expenditures............................................... $   26,400   $  1,115   $  9,536   $  4,499   $   41,550
Depreciation expense...............................................     25,634      2,262      5,152      2,900       35,948

YEAR ENDED DECEMBER 31, 2000:
Third-party revenues............................................... $3,350,097   $287,477   $265,160   $     --   $3,902,734
Intersegment revenues..............................................     12,397        151         52    (12,600)          --
                                                                    ----------   --------   --------   --------   ----------
Total revenues.....................................................  3,362,494    287,628    265,212    (12,600)   3,902,734
Operating costs....................................................  3,143,258    257,308    248,615     (3,218)   3,645,963
                                                                    ----------   --------   --------   --------   ----------
Segment operating earnings......................................... $  219,236   $ 30,320   $ 16,597   $ (9,382)     256,771
                                                                    ==========   ========   ========   ========
Amortization of goodwill and other intangible assets...............                                                   32,724
Merger and related charges and costs to exit certain activities and
 related costs.....................................................                                                   20,000
                                                                                                                  ----------
Operating income...................................................                                               $  204,047
                                                                                                                  ==========
Capital expenditures............................................... $   34,890   $  1,632   $  4,976   $    641   $   42,139
Depreciation expense...............................................     22,013      2,209      4,564      1,007       29,793

YEAR ENDED DECEMBER 31, 1999:
Third-party revenues............................................... $1,491,794   $     --   $245,790   $ (5,935)  $1,731,649
Operating costs....................................................  1,358,906         --    227,116       (701)   1,585,321
                                                                    ----------   --------   --------   --------   ----------
Segment operating earnings......................................... $  132,888   $     --   $ 18,674   $ (5,234)     146,328
                                                                    ==========   ========   ========   ========
Amortization of goodwill and other intangible assets...............                                                   15,620
Restructuring and recapitalization charges.........................                                                    8,020
                                                                                                                  ----------
Operating income...................................................                                               $  122,688
                                                                                                                  ==========
Capital expenditures............................................... $   15,099   $     --   $ 10,585   $  1,580   $   27,264
Depreciation expense...............................................      9,237         --      3,329      2,672       15,238

TOTAL ASSETS:
As of December 31, 2001............................................ $1,980,868   $148,394   $148,740   $123,324   $2,401,326
As of December 31, 2000............................................  2,255,065    153,813    146,092    142,912    2,697,882
As of December 31, 1999............................................  1,111,341         --    152,614     49,799    1,313,754

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


14. QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

                                                         First (a) Second (b)     Third    Fourth (c)  Full Year (d)
                                                         --------- ----------  ----------  ----------  -------------
2001:
Revenues................................................ $992,901  $  996,551  $  921,624  $  914,192   $3,825,268
Operating income (loss).................................   45,670      49,532       2,416     (10,900)      86,718
Income (loss) from continuing operations................   12,416      15,877     (18,986)    (23,720)     (14,413)
Income (loss) from discontinued operations..............    1,380      (7,082)     (3,931)       (589)     (10,222)
Loss on disposal of discontinued operations.............       --          --     (23,055)     (3,436)     (26,491)
Income (loss) before extraordinary loss.................   13,796       8,795     (45,972)    (27,745)     (51,126)
Net income (loss).......................................   13,796       8,795     (45,972)    (27,745)     (51,126)
Net income (loss) available to common shareholders......    8,779       3,688     (51,170)    (33,035)     (71,738)

Earnings per share:
    Basic
       Income (loss) from continuing operations......... $   0.12  $     0.17  $    (0.38) $    (0.46)  $    (0.55)
       Income (loss) from discontinued operations.......     0.02       (0.11)      (0.06)         --        (0.16)
       Loss on disposal of discontinued operations......       --          --       (0.36)      (0.06)       (0.41)
       Net income (loss)................................     0.14        0.06       (0.80)      (0.52)       (1.12)
    Diluted
       Income (loss) from continuing operations......... $   0.12  $     0.17  $    (0.38) $    (0.46)  $    (0.55)
       Income (loss) from discontinued operations.......     0.02       (0.11)      (0.06)         --        (0.16)
       Loss on disposal of discontinued operations......       --          --       (0.36)      (0.06)       (0.41)
       Net income (loss)................................     0.14        0.06       (0.80)      (0.52)       (1.12)

2000:
Revenues................................................ $654,472  $1,036,106  $1,110,148  $1,102,008   $3,902,734
Operating income........................................   15,542      71,023      53,342      64,140      204,047
Income (loss) from continuing operations................   (2,197)     26,679      13,976      20,799       59,257
Income from discontinued operations.....................      680       1,736       1,045         635        4,096
Income (loss) before extraordinary loss.................   (1,517)     28,415      15,021      21,434       63,353
Net income (loss).......................................   (9,574)     28,415      15,021      21,434       55,296
Net income (loss) available to common shareholders......  (11,612)     23,657      10,178      16,505       38,728

Earnings per share:
    Basic
       Income (loss) from continuing operations......... $  (0.09) $     0.35  $     0.14  $     0.24   $     0.72
       Income from discontinued operations..............     0.01        0.02        0.02        0.01         0.07
       Income (loss) before extraordinary loss..........    (0.08)       0.37        0.16        0.25         0.79
       Net income (loss)................................    (0.26)       0.37        0.16        0.25         0.65
    Diluted
       Income (loss) from continuing operations......... $  (0.09) $     0.33  $     0.14  $     0.24   $     0.70
       Income from discontinued operations..............     0.01        0.02        0.02        0.01         0.07
       Income (loss) before extraordinary loss..........    (0.08)       0.35        0.16        0.25         0.77
       Net income (loss)................................    (0.26)       0.35        0.16        0.25         0.63

--------
(a) The first quarter of 2000 includes merger and related charges and costs to exit certain activities and related costs discussed in Note 3 totaling $20,000 or $0.28 per basic and diluted share for the first quarter, and $0.21 and $0.20 per basic and diluted share, respectively, for the full year.
(b) Continuing operations in the second quarter of 2001 includes a provision for doubtful accounts receivable from telecommunication customers of $9,800, or $0.09 per basic and diluted share.
(c) Continuing operations in the fourth quarter of 2001 includes a provision for doubtful accounts receivable from telecommunication customers of $18,000, or $0.18 per basic and diluted share.
(d) The arithmetic total of the individual quarterly net income per share amounts does not reconcile to the annual amount of net income per share in all instances due to the timing of net income in relation to the issuance of common shres during the course of the year.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


15. EARNINGS PER SHARE

   The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31, 2001, 2000 and 1999.

                                                                                                        Year Ended December 31,
                                                                                                      ---------------------------
                                                                                                        2001      2000     1999
                                                                                                      --------  --------  -------
Basic earnings per share:
   Income (loss) from continuing operations.......................................................... $(14,413) $ 59,257  $51,951
   Less: convertible preferred stock dividends.......................................................  (20,612)  (16,568)      --
                                                                                                      --------  --------  -------
   Income (loss) from continuing operations available to common shareholders.........................  (35,025)   42,689   51,951
   Income (loss) from discontinued operations........................................................  (10,222)    4,096    1,111
   Loss on disposal of discontinued operations.......................................................  (26,491)       --       --
   Extraordinary loss on debt settlement.............................................................       --    (8,057)      --
                                                                                                      --------  --------  -------
   Net income (loss) available to common shareholders................................................ $(71,738) $ 38,728  $53,062
                                                                                                      ========  ========  =======
   Weighted average shares outstanding--Basic........................................................   63,845    59,234   41,538
                                                                                                      ========  ========  =======
   Income (loss) from continuing operations.......................................................... $   (.55) $    .72  $  1.25
   Income (loss) from discontinued operations........................................................     (.16)      .07      .03
   Loss on disposal of discontinued operations.......................................................     (.41)       --       --
   Extraordinary loss on debt settlement.............................................................       --      (.14)      --
                                                                                                      --------  --------  -------
   Net income (loss) per share--Basic................................................................ $  (1.12) $    .65  $  1.28
                                                                                                      ========  ========  =======
Diluted earnings per share:
   Income (loss) from continuing operations available to common shareholders......................... $(35,025) $ 42,689  $51,951
   Income (loss) from discontinued operations........................................................  (10,222)    4,096    1,111
   Loss on disposal of discontinued operations.......................................................  (26,491)       --       --
   Extraordinary loss on debt settlement.............................................................       --    (8,057)      --
                                                                                                      --------  --------  -------
   Net income (loss) available to common shareholders................................................  (71,738)   38,728   53,062
   Plus: interest expense on convertible junior subordinated debentures and related amortization of
    debt issuance costs..............................................................................       --        --    3,205
                                                                                                      --------  --------  -------
   Net income (loss) on an as-if converted basis..................................................... $(71,738) $ 38,728  $56,267
                                                                                                      ========  ========  =======
   Weighted average shares outstanding--Diluted......................................................   63,845    61,089   46,406
                                                                                                      ========  ========  =======
   Income (loss) from continuing operations.......................................................... $   (.55) $    .70  $  1.19
   Income (loss) from discontinued operations........................................................     (.16)      .07      .02
   Loss on disposal of discontinued operations.......................................................     (.41)       --       --
   Extraordinary loss on debt settlement.............................................................       --      (.14)      --
                                                                                                      --------  --------  -------
   Net income (loss) per share--Diluted.............................................................. $  (1.12) $    .63  $  1.21
                                                                                                      ========  ========  =======
Weighted average shares (in thousands):
   Weighted average shares outstanding--Basic........................................................   63,845    59,234   41,538
   Common stock equivalents from stock options and warrants..........................................       --       181      160
   Contingently issuable shares......................................................................       --     1,674      932
   Convertible junior subordinated debentures, on an as-if converted basis...........................       --        --    3,776
                                                                                                      --------  --------  -------
   Weighted average shares outstanding--Diluted......................................................   63,845    61,089   46,406
                                                                                                      ========  ========  =======
Common stock equivalents excluded from the computation of diluted earnings per share due to their anti-dilutive effect:
   Convertible Preferred Stock.......................................................................   20,914    19,464       --
   Stock options and warrants........................................................................   15,213    12,464    8,970

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)


16. DISCONTINUED OPERATIONS

   On September 25, 2001, the Company announced its decision to cease operations of its Global Technologies segment effective September 30, 2001. With the exception of some minor job wrap-up and receivables collection, substantially all of these operations were terminated as of December 31, 2001. The shutdown of these operations represents the disposal of a business segment under APB No. 30. Accordingly, the consolidated statements of operations have been restated to reflect the historical, after-tax results of these operations as "Income (loss) from discontinued operations, net of tax".

   Revenues from the discontinued Global Technologies segment were $75,750, $117,168 and zero in the years ended December 31, 2001, 2000 and 1999, respectively. Assets and liabilities attributable to the Global Technologies operations were as follows:

                                                      December 31,
                                                     ---------------
                                                      2001    2000
                                                     ------- -------
            Current assets.......................... $ 4,394 $48,827
            Goodwill and other long-term assets, net     468  14,428
            Current liabilities.....................  15,166  39,042
            Long-term liabilities...................  10,440      --

   In connection with the decision to discontinue these operations, a charge of $26,491, net of the related income tax benefit of $7,819, was recorded in 2001 to provide for the estimated costs of disposal of these operations. This charge is reported under the caption "Loss on disposal of discontinued operations, net of tax" in the consolidated statements of operations. The loss on disposal of discontinued operations primarily consists of the write-off of non-deductible, unamortized goodwill of $11,972, net facility and equipment lease obligations of $12,449, net asset writedowns of $3,779 and estimated net operating losses and severance costs incurred subsequent to September 30, 2001 of $6,110.

17. SUBSEQUENT EVENT--DISCONTINUED OPERATIONS

   During the three months ended March 31, 2002, the Company sold three business units in the Northeast region of the Company's Commercial/Industrial Services Group for aggregate cash proceeds of $9,592, resulting in a loss on sale of $1,132, net of tax benefit. In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which was adopted effective January 1, 2002, these business units are classified as discontinued operations. Accordingly, the accompanying consolidated statements of operations and other amounts disclosed herein have been restated to classify these business units as discontinued operations and, therefore, to reflect after-tax results of these operations as "Income (loss) from discontinued operations, net of tax". These businesses generated aggregate revenues in 2001, 2000 and 1999 of $79,467, $79,532 and $40,935, respectively.

18. SUBSEQUENT EVENT--ADOPTION OF SFAS NO. 142

   Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," which establish new accounting and reporting requirements for goodwill and other intangible assets. Under the new standard, goodwill and intangible assets with indefinite useful lives are no longer amortized to expense, but instead are tested for impairment at least annually. At January 1, 2002, net goodwill balances attributable to each of the Company's reporting units were tested for impairment by comparing the fair

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     (In thousands, except per share data)

value of each reporting unit to its carrying value. Fair value was determined using capitalization of earnings estimates and market multiples of earnings estimates. Significant estimates used in the methodologies included estimates of future earnings, future growth rates, weighted average cost of capital and market valuation multiples for each reporting unit.

   Based upon these impairment tests performed upon adoption of SFAS No. 142, the Company recognized a charge of $451,858, or $7.06 per share, net of tax benefit of $48,218, at January 1, 2002, which is shown as a cumulative effect of a change in accounting principle in the 2002 consolidated statement of operations. This non-cash impairment charge has no impact on the calculation of financial covenants under the Company's debt agreements.

   Also as prescribed by SFAS No. 142, the Company reclassified the unamortized balance of its acquired dedicated workforce, which was $5,623 at January 1, 2002, from intangible assets to goodwill.

   The carrying amount of goodwill attributable to each reportable operating segment was as follows:

                                                        Commercial/     Residential Cleaning
                                                    Industrial Services  Services   Systems      Total
                                                    ------------------- ----------- --------  ----------
Balance at December 31, 2001.......................     $1,101,394       $ 99,126   $ 85,105  $1,285,625
Reclassification of value of dedicated workforce to
  goodwill.........................................          4,430          1,193         --       5,623
Impairment charge..................................       (448,235)            --    (51,841)   (500,076)
                                                        ----------       --------   --------  ----------
Balance at January 1, 2002.........................     $  657,589       $100,319   $ 33,264  $  791,172
                                                        ==========       ========   ========  ==========

   Income (loss) before extraordinary loss, net income (loss) and basic and diluted earnings (loss) per share, adjusted to exclude amortization of goodwill, net of tax effect, was as follows:

                                                Year Ended December 31,
                                               -------------------------
                                                 2001     2000    1999
                                               --------  ------- -------
       Income (loss) before extraordinary loss $(17,441) $93,919 $67,880
       Net income (loss)......................  (17,441)  85,862  67,880
       Basic earnings (loss) per share........ $  (0.60) $  1.17 $  1.63
       Diluted earnings (loss) per share......    (0.60)    1.17    1.53

   A reconciliation of net income (loss) as reported to the adjusted net income
(loss) follows:

                                                             Year Ended December 31,
                                                           --------------------------
                                                             2001      2000     1999
                                                           --------  -------  -------
Net income (loss) as reported............................. $(51,126) $55,296  $53,062
Add: goodwill amortization................................   33,898   30,744   15,620
Add: amortization of acquired asset for value of dedicated
  workforce...............................................    1,776    1,480       --
Less: tax benefit of deductible goodwill amortization.....   (1,989)  (1,658)    (802)
                                                           --------  -------  -------
Adjusted net income (loss)................................ $(17,441) $85,862  $67,880
                                                           ========  =======  =======

19. SUBSEQUENT EVENT (UNAUDITED)--AMENDMENT TO CREDIT FACILITY AND RIGHTS
    OFFERING

   Effective June 26, 2002, the Company entered into the Amended Facility, which provides long-term financial covenant modification through February 2005. On June 27, 2002, the Company entered into a Securities Purchase Agreement with affiliates of Apollo, whereby Apollo agreed to purchase $35,000 of equity securities of the Company (the "Apollo Investment"). The Apollo Investment is subject to shareholder approval.

   The Amended Facility provides for term loans totaling approximately $400,000 and a revolving credit facility of $300,000, temporarily limited to $250,000 until funding of the Apollo Investment. In the event the Apollo Investment is not received by October 15, 2002, the Company will be in immediate default under the Amended Facility. The $35,000 of proceeds from the Apollo Investment, net of up to $4,000 of certain permitted expenses, are required to be applied against the term loans. Borrowings under the Amended Facility bear interest at variable rates, ranging from 2.0% to 4.25% over the Eurodollar Rate (as defined in the Amended Facility) and from 0.50% to 2.75% over the Alternate Base Rate (as defined in the Amended Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio. In addition, the Amended Facility places restrictions upon the Company's ability to pay dividends, make acquisitions, capital expenditures and investments and requires debt prepayment with future issuances of debt or equity, assets sales and excess cash flow, as defined in the Amended Facility.

   The Amended Facility prohibits the payment of dividends on the Convertible Preferred Stock, which the Convertible Preferred Stock agreement requires beginning in April 2003. As a result, beginning in April 2003, the Convertible Preferred Stock will accrue dividends at an annual rate of 9.25%. However, such event does not trigger a right of acceleration of the Company's redemption obligation.
   The Company plans to enter into a rights offering in order to effect the Apollo Investment, whereby holders of common stock, certain options and warrants, and the Convertible Preferred Stock will receive rights to purchase up to $50,000 of Company equity securities. If the rights offering is fully subscribed, the total amount raised, including the Apollo Investment, will be $72,500. Pursuant to the Amended Facility, 50 percent of the proceeds received from the rights offering in excess of the $35,000 Apollo Investment, less certain permitted expenses, will be applied toward permanent reduction of the revolving credit facility and the term loans on a pro-rata basis. The rights offering is conditioned upon shareholder approval of the Apollo Investment and customary regulatory approvals.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has appointed three members of the Company's Board of Directors. Under the Investors' Rights Agreement, the Company is required to maintain a total debt leverage ratio (total debt to EBITDA, as defined) of 4.00 to 1. This debt leverage covenant differs from the similar covenant included in the Amended Facility and is not as clearly defined. The Company believes that it did not maintain a leverage ratio less than 4.00 to 1 during the second quarter of 2002. If such event is deemed both material and intentional, and so long as the requirements of the covenant are not met, Apollo would be entitled to appoint additional directors to the Company's Board of Directors, such that the Apollo-appointed directors would constitute a majority of the Board of Directors. Not meeting the total debt leverage covenant does not trigger a right of acceleration of the Company's obligations under any of its debt or outstanding participating preferred stock instruments.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

   (a) The following documents are filed as part of this report:

   1. Financial statements

      Independent Auditors' Report

      Report of Independent Accountants

      Consolidated Balance Sheets

      Consolidated Statements of Operations

      Consolidated Statements of Shareholders' Equity and Other Comprehensive Income

      Consolidated Statements of Cash Flows

      Notes to Consolidated Financial Statements

   2. Financial statement schedules

      None.

   3. Exhibits.

                Exhibit
                  No.   Description of Exhibit
                  ---   ----------------------

                  23.1  --Consent of KPMG LLP.
                 23.2   --Consent of PricewaterhouseCoopers LLP.

   (b) Reports on Form 8-K

   On June 28, 2002, Encompass filed a Current Report on Form 8-K with respect to its announcement of, among other things, a $50 million rights offering in which two affiliates of Apollo have committed to purchase $35 million of the Company's securities and an amendment to the Company's Credit Facility. The Current Report included the Company's press release, the agreement with Apollo and the amendment to the Credit Facility.

   (c) None.

   (d) None.

                                   SIGNATURE

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                          ENCOMPASS SERVICES CORPORATION

                                                  /S/ DARREN B. MILLER
                                          By:
                                            -----------------------------------
                                          Name: Darren B. Miller
                                          Title: Senior Vice President and
                                          Chief Financial Officer

Dated: July 1, 2002

                               INDEX OF EXHIBITS

   Exhibits not incorporated by reference to a prior filing are designated by an asterisk; all exhibits not so designated are incorporated to a prior filing as indicated.

                Exhibit
                Number                Description
                ------                -----------

                 23.1*  --Consent of KPMG LLP.

                 23.2*  --Consent of PricewaterhouseCoopers LLP.

                                  EXHIBIT B-4

 Encompass Service Corporation's Form 10-Q for the quarter ended June 30, 2002

                                 Exhibit B-4-1

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-Q

                               -----------------

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

                 For the quarterly period ended June 30, 2002

                                      or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

          For the transition period from              to

                          Commission File No. 1-13565

                        Encompass Services Corporation
            (Exact name of registrant as specified in its charter)

                       Texas                   76-0535259
                  (State or other
                  jurisdiction of           (I.R.S. Employer
                 incorporation or
                   organization)         Identification Number)

                         3 Greenway Plaza, Suite 2000
                             Houston, Texas 77046
         (Address of principal executive offices, including Zip Code)

                                (713) 860-0100
             (Registrant's telephone number, including area code)

                               -----------------

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes [X]   No [_]

   Indicate the number of shares outstanding of the issuer's classes of common stock as of the latest practicable date.

   Common Stock, par value $0.001 per share: 64,998,700 shares outstanding as of August 12, 2002.

================================================================================

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
Part I Financial Information

Item 1. Financial Statements....................................................................   3
           Consolidated Condensed Balance Sheets................................................   3
           Consolidated Condensed Statements of Operations......................................   4
           Consolidated Condensed Statement of Shareholders' Equity.............................   5
           Consolidated Condensed Statements of Cash Flows......................................   6
           Notes to Consolidated Condensed Financial Statements.................................   7
Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations...  14
Item 3. Quantitative and Qualitative Disclosures About Market Risk..............................  25

Part II Other Information

Item 1. Legal Proceedings.......................................................................   *
Item 2. Changes in Securities and Use of Proceeds...............................................   *
Item 3. Defaults Upon Senior Securities.........................................................   *
Item 4. Submission of Matters to a Vote of Security Holders.....................................  26
Item 5. Other Information.......................................................................   *
Item 6. Exhibits and Reports on Form 8-K........................................................  26

--------
* No response to this item is included herein for the reason that it is inapplicable or the answer to such item is negative.

                                    PART I

                             FINANCIAL INFORMATION

Item 1.  Financial Statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                       (In thousands, except par value)

                                                                                    June 30,   December 31,
                                                                                      2002         2001
                                                                                   ----------- ------------
                                                                                   (Unaudited)
                                      ASSETS
Current assets:
   Cash and cash equivalents...................................................... $   14,575   $   20,572
   Accounts receivable, net of allowance of $31,161 and $45,344, respectively.....    667,300      728,203
   Inventories....................................................................     23,805       26,128
   Costs and estimated earnings in excess of billings on uncompleted contracts....    104,381      101,719
   Deferred tax assets............................................................     19,219       19,219
   Prepaid expenses and other current assets......................................     20,147       25,880
                                                                                   ----------   ----------
       Total current assets.......................................................    849,427      921,721
Property and equipment, net.......................................................    110,969      124,548
Goodwill, net.....................................................................    791,172    1,285,625
Other intangible assets, net......................................................      7,606       13,529
Deferred tax assets...............................................................     40,759           --
Deferred debt issuance costs, net.................................................     20,852       19,577
Other long-term assets............................................................     30,865       36,326
                                                                                   ----------   ----------
       Total assets............................................................... $1,851,650   $2,401,326
                                                                                   ==========   ==========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term borrowings and current maturities of long-term debt................. $    4,494   $    4,551
   Accounts payable...............................................................    242,490      269,226
   Billings in excess of costs and estimated earnings on uncompleted contracts....    144,968      159,226
   Accrued compensation...........................................................     67,025       88,578
   Other accrued liabilities......................................................     63,856       75,904
                                                                                   ----------   ----------
       Total current liabilities..................................................    522,833      597,485
Long-term debt, net of current portion............................................    798,692      810,263
Deferred tax liabilities..........................................................         --        7,384
Other liabilities.................................................................     19,818       20,461

Commitments and contingencies
Mandatorily redeemable convertible preferred stock, $.001 par value, 50,000 shares
  authorized, 256 shares issued and outstanding...................................    300,487      289,621
Shareholders' equity:
   Common stock, $.001 par value, 200,000 shares authorized, 64,999 and 63,793
     shares outstanding, respectively.............................................         67           65
   Additional paid-in capital.....................................................    624,077      622,783
   Retained earnings (accumulated deficit)........................................   (400,424)      67,307
   Treasury stock, 1,643 shares at cost...........................................    (10,425)     (10,425)
   Accumulated other comprehensive loss...........................................     (3,475)      (3,618)
                                                                                   ----------   ----------
       Total shareholders' equity.................................................    209,820      676,112
                                                                                   ----------   ----------
       Total liabilities and shareholders' equity................................. $1,851,650   $2,401,326
                                                                                   ==========   ==========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                                            Three Months Ended     Six Months Ended
                                                                                 June 30,              June 30,
                                                                            ------------------  ----------------------
                                                                              2002      2001       2002        2001
                                                                            --------  --------  ----------  ----------
Revenues................................................................... $866,868  $996,551  $1,729,857  $1,989,452
Cost of services...........................................................  759,329   820,528   1,502,021   1,636,734
                                                                            --------  --------  ----------  ----------
    Gross profit...........................................................  107,539   176,023     227,836     352,718
Selling, general and administrative expenses...............................   98,915   107,447     195,007     227,059
Provision for doubtful accounts, net of recoveries.........................     (370)    9,999       2,067      12,313
Amortization of goodwill...................................................       --     9,044          --      18,144
                                                                            --------  --------  ----------  ----------
    Operating income.......................................................    8,994    49,533      30,762      95,202
Other income (expense):
    Interest income........................................................      520       221         657         437
    Interest expense.......................................................  (20,159)  (19,883)    (38,506)    (42,555)
    Other, net.............................................................      292      (278)      1,357        (138)
                                                                            --------  --------  ----------  ----------
Income (loss) from continuing operations before income tax provision
 and cumulative effect of change in accounting principle...................  (10,353)   29,593      (5,730)     52,946
Income tax provision (benefit).............................................   (4,922)   13,716      (2,980)     24,653
                                                                            --------  --------  ----------  ----------
Income (loss) from continuing operations before cumulative effect of
 change in accounting principle............................................   (5,431)   15,877      (2,750)     28,293
Loss from discontinued operations, net of tax..............................     (554)   (7,082)     (1,125)     (5,702)
Loss on disposal of discontinued operations, net of tax....................       --        --      (1,132)         --
                                                                            --------  --------  ----------  ----------
Income (loss) before cumulative effect of change in accounting
 principle.................................................................   (5,985)    8,795      (5,007)     22,591
Cumulative effect of change in accounting principle, net of tax............       --        --    (451,858)         --
                                                                            --------  --------  ----------  ----------
Net income (loss)..........................................................   (5,985)    8,795    (456,865)     22,591
Less convertible preferred stock dividends.................................   (5,481)   (5,107)    (10,866)    (10,124)
                                                                            --------  --------  ----------  ----------
Net income (loss) available to common shareholders......................... $(11,466) $  3,688  $ (467,731) $   12,467
                                                                            ========  ========  ==========  ==========
Basic earnings per share:
    Income (loss) from continuing operations before cumulative effect of
     change in accounting principle........................................ $  (0.17) $   0.17  $    (0.21) $     0.28
    Loss from discontinued operations, net of tax..........................    (0.01)    (0.11)      (0.02)      (0.09)
    Loss on disposal of discontinued operations, net of tax................       --        --       (0.02)         --
                                                                            --------  --------  ----------  ----------
    Income (loss) before cumulative effect of change in accounting
     principle.............................................................    (0.18)     0.06       (0.25)       0.19
    Cumulative effect of change in accounting principle, net of tax........       --        --       (7.04)         --
                                                                            --------  --------  ----------  ----------
    Net income (loss)...................................................... $  (0.18) $   0.06  $    (7.29) $     0.19
                                                                            ========  ========  ==========  ==========
    Weighted average shares outstanding....................................   64,311    64,643      64,175      64,317
                                                                            ========  ========  ==========  ==========
Diluted earnings per share:
    Income (loss) from continuing operations before cumulative effect of
     change in accounting principle........................................ $  (0.17) $   0.17  $    (0.21) $     0.28
    Loss from discontinued operations, net of tax..........................    (0.01)    (0.11)      (0.02)      (0.09)
    Loss on disposal of discontinued operations, net of tax................       --        --       (0.02)         --
                                                                            --------  --------  ----------  ----------
    Income (loss) before cumulative effect of change in accounting
     principle.............................................................    (0.18)     0.06       (0.25)       0.19
    Cumulative effect of change in accounting principle, net of tax........       --        --       (7.04)         --
                                                                            --------  --------  ----------  ----------
    Net income (loss)...................................................... $  (0.18) $   0.06  $    (7.29) $     0.19
                                                                            ========  ========  ==========  ==========
    Weighted average shares outstanding....................................   64,311    64,860      64,175      64,495
                                                                            ========  ========  ==========  ==========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

           CONSOLIDATED CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY

                    For the Six Months Ended June 30, 2002
                                (In thousands)
                                  (Unaudited)

                                     Common Stock                 Retained              Accumulated
                                  ------------------ Additional   Earnings                 Other         Total
                                    Shares            Paid-in-  (Accumulated Treasury  Comprehensive Shareholders'
                                  Outstanding Amount  Capital     Deficit)    Stock        Loss         Equity
                                  ----------- ------ ---------- ------------ --------  ------------- -------------
BALANCE, December 31, 2001.......   63,793     $65    $622,783   $  67,307   $(10,425)    $(3,618)     $ 676,112
Shares purchased under stock
  purchase plans.................    1,206       2       1,294          --         --          --          1,296
Net losses on interest rate swaps       --      --          --          --         --      (1,214)        (1,214)
Reclassification adjustments.....       --      --          --          --         --       1,357          1,357
Net loss.........................       --      --          --    (456,865)        --          --       (456,865)
Convertible preferred stock
  dividends......................       --      --          --     (10,866)        --          --        (10,866)
                                    ------     ---    --------   ---------   --------     -------      ---------
BALANCE, June 30, 2002...........   64,999     $67    $624,077   $(400,424)  $(10,425)    $(3,475)     $ 209,820
                                    ======     ===    ========   =========   ========     =======      =========



  The accompanying notes are an integral part of these consolidated condensed financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                (In thousands)
                                  (Unaudited)

                                                                                      Six Months Ended
                                                                                          June 30,
                                                                                    --------------------
                                                                                       2002       2001
                                                                                    ---------  ---------
Cash flows from operating activities:
   Net income (loss)............................................................... $(456,865) $  22,591
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
       Cumulative effect of change in accounting principle, net of tax.............   451,858         --
       Loss from discontinued operations, net of tax...............................     1,125      5,702
       Loss on disposal of discontinued operations, net of tax.....................     1,132         --
       Depreciation and amortization...............................................    18,808     35,560
       Provision for doubtful accounts, net of recoveries..........................     2,067     12,313
       Other non-cash charges......................................................     2,614      1,712
       Changes in operating assets and liabilities:
          Accounts receivable......................................................    40,665     80,269
          Costs and estimated earnings in excess of billings on uncompleted
            contracts..............................................................    (3,897)    (3,911)
          Prepaid expenses and other current assets................................       319     (5,296)
          Billings in excess of costs and estimated earnings on uncompleted
            contracts..............................................................   (13,042)   (30,985)
          Accounts payable and accrued liabilities.................................   (42,264)   (40,065)
          Change in other assets and liabilities...................................     4,168    (22,502)
                                                                                    ---------  ---------
              Net cash provided by operating activities............................     6,688     55,388
                                                                                    ---------  ---------
Cash flows from investing activities:
   Cash paid for acquisitions, net of cash acquired................................      (176)   (10,956)
   Purchases of property and equipment.............................................    (7,800)   (16,378)
   Proceeds from sales of businesses, property and equipment.......................    11,537      4,524
                                                                                    ---------  ---------
              Net cash provided by (used in) investing activities..................     3,561    (22,810)
                                                                                    ---------  ---------
Cash flows from financing activities:
   Net payments on short-term debt.................................................       (52)      (774)
   Payments on long-term debt......................................................  (315,651)  (447,269)
   Proceeds from long-term debt borrowings.........................................   303,600    417,750
   Payment of debt issuance costs..................................................    (4,000)    (4,813)
   Purchase of treasury stock......................................................        --     (2,841)
   Issuance of stock under employee stock purchase and stock option plans..........     1,273      1,798
                                                                                    ---------  ---------
              Net cash used in financing activities................................   (14,830)   (36,149)
                                                                                    ---------  ---------
Net cash flows from discontinued operations........................................    (1,416)    (5,468)
                                                                                    ---------  ---------
Net decrease in cash and cash equivalents..........................................    (5,997)    (9,039)
Cash and cash equivalents, beginning of period.....................................    20,572     10,094
                                                                                    ---------  ---------
Cash and cash equivalents, end of period........................................... $  14,575  $   1,055
                                                                                    =========  =========
Supplemental disclosure of cash flow information:
   Interest paid................................................................... $  34,089  $  43,705
   Income taxes paid (refunded), net...............................................   (10,155)    11,220

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (Unaudited)

1.  BUSINESS AND ORGANIZATION

   Encompass Services Corporation ("Encompass", or the "Company"), a Texas corporation, provides electrical, mechanical and cleaning systems services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance.

   The accompanying unaudited consolidated condensed financial statements of the Company have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the Company has made all adjustments necessary for a fair presentation of the results of the interim periods, and such adjustments consist of only normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. The unaudited consolidated condensed financial statements should be read in conjunction with the separate audited consolidated financial statements and notes thereto of the Company for the year ended December 31, 2001 as filed in the Company's Annual Report on Form 10-K/A dated July 1, 2002.

   Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

   Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which established new accounting and reporting requirements for goodwill and other intangible assets. Under the new standard, goodwill and intangible assets with indefinite useful lives are no longer amortized to expense, but instead are tested for impairment at least annually. At January 1, 2002, net goodwill balances attributable to each of the Company's reporting units were tested for impairment by comparing the fair value of each reporting unit to its carrying value. Fair value was determined using capitalization of earnings estimates and market multiples of earnings estimates. Significant estimates used in the methodologies included estimates of future earnings, future growth rates, weighted average cost of capital and market valuation multiples for each reporting unit.

   Based upon these impairment tests performed upon adoption of SFAS No. 142, the Company recognized a charge of $451.9 million, or $7.04 per share, net of tax benefit of $48.2 million, at January 1, 2002, which is shown as a cumulative effect of a change in accounting principle in the consolidated condensed statement of operations. This non-cash impairment charge has no impact on the calculation of financial covenants under the Company's debt agreements.

   Also as prescribed by SFAS No. 142, the Company reclassified the unamortized balance of its acquired dedicated workforce, which was $5.6 million at January 1, 2002, from intangible assets to goodwill.

   The carrying amount of goodwill attributable to each reportable operating segment was as follows (in thousands):

                                                        Commercial/     Residential Cleaning
                                                    Industrial Services  Services   Systems      Total
                                                    ------------------- ----------- --------  ----------
Balance at December 31, 2001.......................     $1,101,394       $ 99,126   $ 85,105  $1,285,625
Reclassification of value of dedicated workforce to
  goodwill.........................................          4,430          1,193         --       5,623
Impairment charge..................................       (448,235)            --    (51,841)   (500,076)
                                                        ----------       --------   --------  ----------
Balance at January 1, 2002.........................     $  657,589       $100,319   $ 33,264  $  791,172
                                                        ==========       ========   ========  ==========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


   The following unaudited pro forma results of operations data for the three months and six months ended June 30, 2002 and 2001 are presented as if the provisions of SFAS No. 142 had been in effect for all periods presented:

                                                                     Three Months Ended   Six Months Ended
                                                                         June 30,             June 30,
                                                                     ----------------    ------------------
                                                                       2002       2001      2002      2001
                                                                     -------    -------  ---------  -------
                                                                     (in thousands, except per share amounts
Net income (loss) as reported....................................... $(5,985)   $ 8,795  $(456,865) $22,591
Add: cumulative effect of change in accounting principle, net of
  tax...............................................................      --         --    451,858       --
Add: goodwill amortization..........................................      --      8,450         --   16,956
Add: amortization of acquired dedicated workforce...................      --        444         --      888
Less: tax benefit of deductible goodwill amortization...............      --       (497)        --     (994)
                                                                     -------    -------  ---------  -------
   Adjusted net income (loss)....................................... $(5,985)   $17,192  $  (5,007) $39,441
                                                                     =======    =======  =========  =======
Basic EPS:
   Net income (loss) as reported.................................... $ (0.18)   $  0.06  $   (7.29) $  0.19
   Add: cumulative effect of change in accounting principle, net of
     tax............................................................      --         --       7.04       --
   Add: goodwill amortization.......................................      --       0.13         --     0.26
   Add: amortization of acquired dedicated workforce................      --       0.01         --     0.01
   Less: tax benefit of deductible goodwill amortization............      --      (0.01)        --    (0.01)
                                                                     -------    -------  ---------  -------
       Adjusted net income (loss)................................... $ (0.18)   $  0.19  $   (0.25) $  0.45
                                                                     =======    =======  =========  =======
Diluted EPS:
   Net income (loss) as reported.................................... $ (0.18)   $  0.06  $   (7.29) $  0.19
   Add: cumulative effect of change in accounting principle, net of
     tax............................................................      --         --       7.04       --
   Add: goodwill amortization.......................................      --       0.13         --     0.26
   Add: amortization of acquired dedicated workforce................      --       0.01         --     0.01
   Less: tax benefit of deductible goodwill amortization............      --      (0.01)        --    (0.01)
                                                                     -------    -------  ---------  -------
       Adjusted net income (loss)................................... $ (0.18)   $  0.19  $   (0.25) $  0.45
                                                                     =======    =======  =========  =======

3.  DISCONTINUED OPERATIONS

   In late 2001, the Company decided to exit certain small non-core markets with limited growth potential. Accordingly, during the three months ended March 31, 2002, the Company sold three relatively small, marginally profitable business units in the Northeast region of the Company's Commercial/Industrial Services Group for aggregate cash proceeds of $9.6 million, resulting in a loss on sale of approximately $1.1 million, net of tax benefit. In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which was adopted effective January 1, 2002, these business units are classified as discontinued operations. Accordingly, the accompanying consolidated condensed statements of operations reflect the historical, after-tax results of these operations as "Loss from discontinued operations, net of tax". These businesses generated aggregate revenues and operating income in 2001 of $80.0 million and $1.1 million, respectively.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


   In September 2001, the Company discontinued its Global Technologies segment. Aggregate revenues from the discontinued Global Technologies segment and the businesses sold in 2002 were $6.4 million and $105.7 million for the six months ended June 30, 2002 and 2001, respectively.

4.  DEBT AND RIGHTS OFFERING

   Short- and long-term debt consists of the following (in thousands):

                                                         June 30,  December 31,
                                                           2002        2001
                                                         --------  ------------
Revolving Credit Facility (8.3% and 7.4%, respectively). $ 83,800    $ 90,000
Term loans (6.6% and 6.1%, respectively)................  289,613     294,000
Institutional term loan (6.5% and 7.0%, respectively)...   96,785      98,250
101/2% Senior Subordinated Notes........................  335,000     335,000
Unamortized discount on 101/2% Senior Subordinated Notes   (6,619)     (7,100)
Other borrowings........................................    4,607       4,664
                                                         --------    --------
                                                          803,186     814,814
Less: short-term borrowings and current maturities......   (4,494)     (4,551)
                                                         --------    --------
   Total long-term debt................................. $798,692    $810,263
                                                         ========    ========

   Effective June 26, 2002, the Company entered into an amended credit facility (the "Amended Facility"), which provides financial covenant modification through February 2005. On June 27, 2002, the Company entered into a Securities Purchase Agreement with affiliates of Apollo Management IV, L.P. ("Apollo"), whereby Apollo agreed to purchase $35 million of equity securities of the Company (the "Apollo Investment"). The Apollo Investment is subject to shareholder approval and the terms and conditions of the Securities Purchase Agreement.

   The Amended Facility provides for term loans totaling approximately $400 million and a revolving credit facility of $300 million, temporarily limited to $250 million until funding of the Apollo Investment. In the event the Apollo Investment is not received by October 15, 2002, the Company will be in immediate default under the Amended Facility. The $35 million of proceeds from the Apollo Investment, net of up to $4 million of certain permitted expenses, are required to be applied against term loans. Borrowings under the Amended Facility bear interest at variable rates, ranging from 2.0% to 4.25% over the Eurodollar Rate (as defined in the Amended Facility), and from 0.50% to 2.75% over the Alternate Base Rate (as defined in the Amended Facility) depending, in each case, on the Company's total debt-to-EBITDA ratio. In addition, the Amended Facility places restrictions upon the Company's ability to pay dividends, make acquisitions and investments and incur capital expenditures and requires debt prepayment with proceeds from future issuances of debt or equity, asset sales and excess cash flow, as defined in the Amended Facility.

   The Amended Facility prohibits the payment of cash dividends, which the Convertible Preferred Stock Agreement requires beginning in April 2003. As a result, the Company will, in all likelihood, not make its cash dividend payment in April 2003. If the Company does not make its cash dividend payment in April 2003, the dividend rate on the Convertible Preferred Stock will increase to an annual rate of 9.25%, and Apollo will have the right to appoint additional directors to the Company's Board of Directors such that the Apollo-appointed directors would constitute a majority of the Board of Directors. However, such events will not trigger a right of acceleration of the Company's redemption obligation under the Convertible Preferred Stock or any of the Company's debt instruments.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


   The Company plans to enter into a rights offering in order to effect the Apollo Investment, whereby holders of common stock, certain options and warrants, and the Convertible Preferred Stock will receive rights to purchase up to 75 million shares of common stock at a cash subscription price of $0.55 per share. If the rights offering is fully subscribed, the total amount raised, including the Apollo Investment, will be $72.4 million. Pursuant to the Amended Facility, 50 percent of any proceeds received from the rights offering in excess of the $35 million Apollo Investment, less certain permitted expenses, will be applied toward permanent reduction of the revolving credit facility and the term loans on a pro-rata basis. The rights offering is conditioned upon shareholder approval of the Apollo Investment and customary regulatory approvals. In the event the shareholders do not approve the Apollo Investment, or if the Apollo Investment is not received on or before October 15, 2002, the Company will be in immediate default under the Amended Facility. On August 13, 2002, the closing sale price of the Company's common stock was $0.23 per share. To the extent that shares continue to be available on the open market at prices below $0.55 per share, participation in the rights offering, other than the Apollo Investment, is unlikely. Subject to Apollo's consent, the Company can elect to terminate the rights offering at any time and have Apollo fund the Apollo Investment by a different form of investment.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has elected three members to the Company's Board of Directors. Under the Investors' Rights Agreement, the Company is required to maintain a debt leverage ratio (total debt to EBITDA, as defined) less than
4.00 to 1. The Company did not maintain a leverage ratio less than 4.00 to 1 during the second quarter of 2002. If such event is deemed both material and intentional, and so long as the requirements of the covenant are not met, Apollo is entitled to appoint additional directors to the Company's Board of Directors such that the Apollo-appointed directors would constitute a majority of the Board of Directors. Not meeting the total debt leverage covenant does not trigger a right of acceleration of the Company's obligations under any of its debt or outstanding preferred stock instruments.

5.  OPERATING SEGMENTS

   The Company has three reportable segments: Commercial/ Industrial Services, Residential Services and Cleaning Systems. The Company's reportable segments are strategic business units that, for the most part, offer products and services to distinct customer groups. They are managed separately because each segment requires different operating and marketing strategies. Intersegment transactions are not material.

   The Commercial/Industrial Services Group, which is an aggregation of four operating segments organized geographically, provides installation and repair services to the electrical, heating, ventilation and air conditioning ("HVAC"), plumbing, control and monitoring and process piping systems of commercial and industrial facilities. The Residential Services Group provides mechanical, plumbing and other contracting services primarily in single family and low-rise multifamily housing units. The Cleaning Systems Group provides a wide variety of facility cleaning and maintenance management services nationwide. From time to time, management may move business units from one segment to another for management reporting and evaluation purposes.

   The Company evaluates performance based on income from operations before amortization of goodwill (applicable to periods prior to January 1, 2002) and unallocated corporate expenses. While amortization of goodwill was not considered in evaluating segment performance, the goodwill associated with each segment is included in the total assets of each segment.

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


   Unallocated corporate expenses primarily include corporate overhead and savings from national purchase agreements relating to materials and property/casualty insurance. Costs related to group and regional management, and related operational, sales and marketing, accounting and administrative support are included in the operating costs of each segment. Corporate assets primarily include cash, deferred tax assets, deferred debt issuance costs and other intangible assets, certain computer hardware and software, fixed assets related to the Company's corporate office, cost-based investments and miscellaneous non-trade accounts receivable.

                                        Commercial/
                                        Industrial  Residential Cleaning
                                         Services    Services   Systems   Corporate   Total
                                        ----------- ----------- --------  --------- ----------
                                                            (in thousands)
THREE MONTHS ENDED JUNE 30, 2002:
   Total revenues...................... $  698,858   $ 91,092   $ 76,918  $     --  $  866,868
   Operating costs.....................    696,572     79,940     79,595     1,767     857,874
                                        ----------   --------   --------  --------  ----------
   Operating income.................... $    2,286   $ 11,152   $ (2,677) $ (1,767) $    8,994
                                        ==========   ========   ========  ========  ==========
   Capital expenditures................ $      738   $    274   $    989  $    129  $    2,130
   Depreciation and amortization.......      6,026        543      1,492     1,474       9,535

THREE MONTHS ENDED JUNE 30, 2001:
   Total revenues...................... $  834,232   $ 90,272   $ 72,047  $     --  $  996,551
   Operating costs.....................    784,711     80,061     68,382     4,820     937,974
                                        ----------   --------   --------  --------  ----------
   Segment operating earnings.......... $   49,521   $ 10,211   $  3,665  $ (4,820)     58,577
                                        ==========   ========   ========  ========
   Amortization of goodwill............                                                  9,044
                                                                                    ----------
   Operating income....................                                             $   49,533
                                                                                    ==========
   Capital expenditures................ $    4,434   $    163   $  1,340  $     41  $    5,978
   Depreciation and other amortization.      6,248        593      1,224       716       8,781

SIX MONTHS ENDED JUNE 30, 2002:
   Total revenues...................... $1,415,609   $165,545   $148,703  $     --  $1,729,857
   Operating costs.....................  1,394,535    150,034    150,816     3,710   1,699,095
                                        ----------   --------   --------  --------  ----------
   Operating income.................... $   21,074   $ 15,511   $ (2,113) $ (3,710) $   30,762
                                        ==========   ========   ========  ========  ==========
   Capital expenditures................ $    1,844   $  2,841   $  2,555  $    560  $    7,800
   Depreciation and amortization.......     11,972      1,117      2,922     2,797      18,808

SIX MONTHS ENDED JUNE 30, 2001:
   Total revenues...................... $1,686,388   $164,189   $138,875  $     --  $1,989,452
   Operating costs.....................  1,587,605    149,928    131,708     6,865   1,876,106
                                        ----------   --------   --------  --------  ----------
   Segment operating earnings.......... $   98,783   $ 14,261   $  7,167  $ (6,865)    113,346
                                        ==========   ========   ========  ========
   Amortization of goodwill............                                                 18,144
                                                                                    ----------
   Operating income....................                                             $   95,202
                                                                                    ==========
   Capital expenditures................ $   12,067   $    778   $  2,249  $  1,284  $   16,378
   Depreciation and other amortization.     12,563      1,186      2,420     1,247      17,416

TOTAL ASSETS:
   As of June 30, 2002................. $1,465,880   $156,483   $ 91,169  $138,118  $1,851,650
   As of December 31, 2001.............  1,980,868    148,394    148,740   123,324   2,401,326

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


6.  EARNINGS PER SHARE

   The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations for the three-month and six-month periods ended June 30, 2002 and 2001.

                                                                  Three Months Ended    Six Months Ended
                                                                       June 30,             June 30,
                                                                  -----------------   -------------------
                                                                    2002       2001      2002      2001
                                                                  --------   -------  ---------  --------
                                                                  (in thousands, except per share amounts)
Income (loss) from continuing operations before cumulative effect of change in accounting principle.............................. $ (5,431)  $15,877  $  (2,750) $ 28,293
Less: convertible preferred stock dividends......................   (5,481)   (5,107)   (10,866)  (10,124)
                                                                  --------   -------  ---------  --------
Income (loss) from continuing operations before cumulative effect of change in accounting principle available to common
  shareholders...................................................  (10,912)   10,770    (13,616)   18,169
Loss from discontinued operations................................     (554)   (7,082)    (1,125)   (5,702)
Loss on disposal of discontinued operations......................       --        --     (1,132)       --
Cumulative effect of change in accounting principle..............       --        --   (451,858)       --
                                                                  --------   -------  ---------  --------
Net income (loss) available to common shareholders............... $(11,466)  $ 3,688  $(467,731) $ 12,467
                                                                  ========   =======  =========  ========
Basic earnings per share:
   Income (loss) from continuing operations before cumulative
     effect of change in accounting principle.................... $  (0.17)  $  0.17  $   (0.21) $   0.28
   Loss from discontinued operations.............................    (0.01)    (0.11)     (0.02)    (0.09)
   Loss on disposal of discontinued operations...................       --        --      (0.02)       --
   Cumulative effect of change in accounting principle...........       --        --      (7.04)       --
                                                                  --------   -------  ---------  --------
   Net income (loss) per share--Basic............................ $  (0.18)  $  0.06  $   (7.29) $   0.19
                                                                  ========   =======  =========  ========
   Weighted average shares outstanding--Basic....................   64,311    64,643     64,175    64,317
                                                                  ========   =======  =========  ========
Diluted earnings per share:
   Income (loss) from continuing operations before cumulaive
     effect of change in accounting principle.................... $  (0.17)  $  0.17  $   (0.21) $   0.28
   Loss from discontinued operations.............................    (0.01)    (0.11)     (0.02)    (0.09)
   Loss on disposal of discontinued operations...................       --        --      (0.02)       --
   Cumulative effect of change in accounting principle...........       --        --      (7.04)       --
                                                                  --------   -------  ---------  --------
   Net income (loss) per share--Diluted.......................... $  (0.18)  $  0.06  $   (7.29) $   0.19
                                                                  ========   =======  =========  ========
   Weighted average shares outstanding--Diluted..................   64,311    64,860     64,175    64,495
                                                                  ========   =======  =========  ========
Weighted average shares:
   Weighted average shares outstanding--Basic....................   64,311    64,643     64,175    64,317
   Common stock equivalents from stock options and
     warrants....................................................       --       217         --       178
                                                                  --------   -------  ---------  --------
   Weighted average shares outstanding--Diluted..................   64,311    64,860     64,175    64,495
                                                                  ========   =======  =========  ========

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


7.  COMPREHENSIVE INCOME

   The following table reconciles net income (loss) to comprehensive income
(loss) for the three-month and six-month periods ended June 30, 2002 and 2001 (in thousands):


                                                           Three Months       Six Months
                                                          Ended June 30,    Ended June 30,
                                                         ---------------  ------------------
                                                           2002    2001      2002      2001
                                                         -------  ------  ---------  -------
Net income (loss)....................................... $(5,985) $8,795  $(456,865) $22,591
Other comprehensive income (loss):
   Cumulative effect attributed to adoption of SFAS 133.      --      --         --   (1,488)
   Net losses on interest rate swaps....................    (999)   (179)    (1,214)  (1,634)
   Reclassification adjustments.........................     549     402      1,357      508
                                                         -------  ------  ---------  -------
Total comprehensive income (loss)....................... $(6,435) $9,018  $(456,722) $19,977
                                                         =======  ======  =========  =======

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                 INTRODUCTION

   Encompass Services Corporation ("Encompass," or the "Company") is one of the largest providers of facilities services in the United States. The Company provides electrical and mechanical contracting services and cleaning and maintenance management services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. Encompass operates in three reportable segments: Commercial/Industrial Services, Residential Services and Cleaning Systems. See Note 5 of Notes to Consolidated Condensed Financial Statements for a description of each of these reportable segments.

   A significant portion of the Company's business involves installation of mechanical and electrical systems in newly constructed commercial, industrial and residential facilities. Historically, the construction industry has been highly cyclical, and is in the midst of a downturn, along with the general economy. The U.S. Department of Commerce construction reports indicate that private non-residential construction has declined approximately 20% (seasonally adjusted annual rate) from June 2001 to June 2002, with the largest declines in the industrial, office building and hotel sectors. Overcapacity in the industry has resulted in a very competitive pricing environment in many markets, resulting in downward pressure on profit margins. The Company's profitability and profit margins have declined accordingly. Operating income margins for the years ended December 31, 2000 and 2001, and for the six-month period ended June 30, 2002 were 5.2%, 2.3% and 1.8%, respectively. Backlog was approximately $1.4 billion at June 30, 2002, compared to $1.6 billion at December 31, 2001 and June 30, 2001. The estimated gross profit margin in backlog is approximately 15 basis points lower than at December 31, 2001. Many industry analysts, however, including F.W. Dodge and FMI, predict increases in non-residential construction spending in 2003 and 2004 ranging from 4% to 7% per annum. Consequently, the Company believes that the negative trend in operating margin has stabilized and that operating margins should improve as demand for the Company's services increases. In the meantime, the Company is focused on improving profitability by curbing discretionary spending, while continuing to enhance its sales, service and project management processes.

Critical Accounting Policies

   Management believes that the Company's most critical accounting policy is in accounting for long-term construction contracts. Determining the points at which revenue should be recognized as earned and costs should be recognized as expenses is a major accounting issue common to all businesses engaged in the performance of long-term construction contracts. The Company uses the percentage-of-completion accounting method for construction contracts in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". Each of the Company's business units calculates the percentage-of-completion of each contract by dividing the costs incurred to date by the estimated total contract costs at completion (the "cost-to-cost" method). This percentage is then applied to the estimated total contract value (the total amount of revenue expected to be realized from the contract) in order to calculate the amount of revenue to be recognized to date on each contract. Provisions are recognized in the statement of operations for the full amount of estimated losses on uncompleted contracts whenever evidence indicates that the estimated total cost of a contract exceeds its estimated total contract value.

   Percentage-of-completion accounting requires considerable reliance on estimates in determining revenues, costs, profit margins and the extent of progress toward completion on a contract-by-contract basis. Uncertainties inherent in the performance of contracts generally include labor availability and productivity, job conditions, material cost, change order scope and pricing, final contract settlements and other factors. These uncertainties are evaluated continually for each contract, and the impact of changes in estimates of total contract costs, total contract value, and other factors are reflected in the consolidated financial statements in the period in which the revisions are determined.

   Company business units enter into contracts primarily through competitive bids, with the final terms and prices often negotiated with the customer. Although the pricing terms and conditions of contracts vary considerably, most of these contracts are known as "fixed-price" (or "lump-sum") contracts, in which the business unit essentially agrees to perform all acts under the contract for a stated price. Company business units also enter into "cost-plus" contracts (costs incurred plus a stated mark-up percentage or a stated fee) and "time-and-materials" contracts (stated hourly labor rate plus the cost of materials). Fixed-price contracts inherently contain higher risk of loss than the other contract types, but management believes that the Company is generally able to achieve higher gross profit margins on fixed-price contracts as a result of the expertise and experience of its business units in bidding and job performance. No assurance can be given, however, that the Company will not incur significant job losses on contracts in the future.

   Included in costs and estimated earnings on uncompleted contracts are amounts the Company seeks or will seek to collect from customers or others for errors on or changes in contract specifications or design, contract change orders in dispute or unapproved as to both scope and price, or other customer-related causes of unanticipated additional contract costs (collectively referred to as unapproved change orders and claims). These amounts are recorded at their estimated net realizable value when the amounts of additional contract revenue are probable and can be reliably estimated. Claims made by the Company involve negotiation and, in certain cases, litigation. The Company expenses litigation costs as incurred, although it may seek to recover these costs as part of its claim. The Company believes that it has a reasonable legal basis for pursuing recovery of recorded claims, and the Company intends to pursue and litigate these claims, if necessary, until a decision or settlement is reached. Unapproved change orders and claims involve the use of estimates, and it is possible that revisions to recorded amounts may be made as more information becomes available. Claims against the Company are recognized when a loss is considered probable and amounts are reasonably determinable.

   The Company recognizes maintenance, repair and replacement revenues, including cleaning and maintenance management services, as services are performed. Service contract revenue is recognized ratably over the life of the service contract. The Company accounts for revenues from fixed price installation and retrofit contracts on a percentage-of-completion basis using the cost-to-cost method.

   Cost of services consists primarily of salaries, wages, benefits and insurance of service and installation technicians, project managers and other field support employees; materials, components, parts and supplies; engineered equipment; subcontracted services; depreciation; fuel and other vehicle expenses and equipment rentals. Selling, general and administrative expenses consist primarily of compensation and related benefits for management, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees.

   Accounts receivable collectibility represents another significant accounting policy. Company business units grant credit, generally without collateral, to their customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. The Company is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, the Company is entitled to payment for work performed and often has certain lien rights that can be attached to the work performed. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when future collection is considered doubtful. Historically, receivables collectibility has not been a significant issue in the facilities services industry, particularly with respect to new construction. However, the Company recorded provisions for bad debts totaling $12.3 million from continuing operations during the first six months of 2001, compared to $2.1 million in the first six months of 2002. The significant provision in 2001 is primarily attributable to the collapse of the telecommunications industry discussed below and, to a lesser extent, the general economic downturn which contributed to financial difficulties of certain customers outside the technology sector.

                             RESULTS OF OPERATIONS

Three months ended June 30, 2002 compared to three months ended June 30, 2001

   Operating results for the three months ended June 30, 2002 and 2001 are summarized as follows (in millions):

                                     Three Months Ended Three Months Ended
                                       June 30, 2002      June 30, 2001
                                     -----------------  -----------------
                                              Operating          Operating
                                     Revenues  Income   Revenues  Income
                                     -------- --------- -------- ---------
      Commercial/Industrial Services  $698.9    $ 2.3    $834.2    $49.5
      Residential Services..........    91.1     11.2      90.3     10.2
      Cleaning Systems..............    76.9     (2.7)     72.1      3.6
      Corporate.....................      --     (1.8)       --     (4.8)
      Amortization of goodwill......      --       --        --     (9.0)
                                      ------    -----    ------    -----
         Total......................  $866.9    $ 9.0    $996.6    $49.5
                                      ======    =====    ======    =====

   Segment Results. Commercial/Industrial Services Group revenues decreased 16% to $698.9 million for the three months ended June 30, 2002 compared to the comparable period in 2001 primarily as a result of the decline in revenues from the technology and telecommunications sector and the general economic slowdown. Commercial/Industrial Services operating income decreased 95% to $2.3 million in the three months ended June 30, 2002 period compared to income of $49.5 million in the comparable period in 2001, primarily as a result of increased pricing pressures on projects as a result of deteriorating economic conditions, reduced levels of work done for customers in the higher margin technology and telecommunications sector, and job losses totaling $13.3 million on two specific large fixed-price contracts. Residential Services Group revenues increased 1% to $91.1 million and operating income increased 9% to $11.2 million, reflecting continued growth in market conditions in key housing markets and increased penetration of certain markets. Cleaning Systems Group revenues increased 7% to $76.9 million primarily as a result of an increased volume of national service contracts. Cleaning Systems operating income declined to a loss of $2.7 million due primarily to bad debt provisions of $2.8 million on financially struggling retail accounts, service disruption caused by the bankruptcy filing of a significant retail customer and weak performance in the group's West Coast contract management operations.

   Revenues. Revenues decreased $129.7 million, or 13%, to $866.9 million for the three months ended June 30, 2002 from $996.6 million for the three months ended June 30, 2001. The decrease is primarily attributable to decreases in revenues from technology and telecommunications customers in the West and Southwest regions of the Company's Commercial/Industrial Services Group and the general deterioration in the overall economic environment. The U.S. Department of Commerce construction reports indicate that private non-residential construction declined approximately 20% (seasonally adjusted annual rate) from June 2001 to June 2002.

   Gross profit. Gross profit decreased $68.5 million, or 39%, to $107.5 million for the three months ended June 30, 2002 from $176.0 million for the three months ended June 30, 2001. This decrease in gross profit is primarily due to increased pricing pressures on projects as a result of weaker economic conditions, reduced levels of work done for customers in the higher margin technology and telecommunications sector, and job losses totaling $13.3 million on two specific large jobs. Gross profit margin decreased to 12.4% for the three months ended June 30, 2002 compared to 17.7% for the three months ended June 30, 2001 for the same reasons.

   Selling, general and administrative expenses. Selling, general and administrative expenses decreased $8.5 million, or 8%, to $98.9 million for the three months ended June 30, 2002 from $107.4 million for the three months ended June 30, 2001. The decrease in these expenses is primarily attributable to lower volumes of work than in the prior year period, integration-related cost savings and cost-reduction initiatives. As a percentage of revenues, selling, general and administrative expenses increased to 11.4% for the three months ended June 30,

2002 from 10.8% for the three months ended June 30, 2001. This increased percentage is primarily due to a lower revenue base across which to spread fixed overhead costs.

   Provision for doubtful accounts, net of recoveries. Provision for doubtful accounts decreased from a provision of $10.0 million for the three months ended June 30, 2001 to net bad debt recoveries of $0.4 million in the three months ended June 30, 2002. The prior year provision is primarily attributable to a $9.8 million charge recorded in the second quarter of 2001 to reserve certain accounts receivable from customers in the telecommunications industry.

   Amortization of goodwill. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142 effective January 1, 2002, the Company recorded no goodwill amortization in 2002. See Note 2 of Notes to Consolidated Condensed Financial Statements for further discussion. Goodwill amortization for the three months ended June 30, 2001 was $9.0 million.

   Other income (expense). Other income (expense) primarily includes net interest expense of $19.6 million for the three months ended June 30, 2002, reflecting a $0.1 million decrease from the three months ended June 30, 2001. Net interest expense was lower in 2002 primarily as a result of lower average debt balances and higher interest income, partially offset by the impact of higher interest rates on debt.

   Income tax provision (benefit). As a result of lower earnings before taxes, the income tax provision decreased $18.6 million to a $4.9 million benefit for the three months ended June 30, 2002, compared to a $13.7 million provision for the three months ended June 30, 2001. The effective tax rate for the three months ended June 30, 2002 was 47.5% compared to 46.3% for the three months ended June 30, 2001.

   Loss from discontinued operations, net of tax. During the three months ended June 30, 2002, the Company recorded a loss, net of tax, of $0.6 million related to the transition and wind-down of the three business units sold during the first quarter of 2002, compared to a loss, net of tax, from these discontinued operations as well as those of the discontinued Global Technologies segment of $7.1 million for the three months ended June 30, 2001. See Note 3 of Notes to Consolidated Condensed Financial Statements for further discussion.

Six months ended June 30, 2002 compared to six months ended June 30, 2001

   Operating results for the six months ended June 30, 2002 and 2001 are summarized as follows (in millions):

                                         Six Months          Six Months
                                     Ended June 30, 2002 Ended June 30, 2001
                                     -----------------   -----------------
                                               Operating           Operating
                                     Revenues   Income   Revenues   Income
                                     --------  --------- --------  ---------
      Commercial/Industrial Services $1,415.6    $21.1   $1,686.4   $ 98.8
      Residential Services..........    165.6     15.5      164.2     14.2
      Cleaning Systems..............    148.7     (2.1)     138.9      7.2
      Corporate.....................       --     (3.7)        --     (6.9)
      Amortization of goodwill......       --       --         --    (18.1)
                                     --------    -----   --------   ------
         Total...................... $1,729.9    $30.8   $1,989.5   $ 95.2
                                     ========    =====   ========   ======

   Segment Results. Commercial/Industrial Services Group revenues decreased 16% to $1,415.6 million for the six months ended June 30, 2002 compared to the comparable period in 2001 primarily as a result of the decline in revenues from the technology and telecommunications sector and the general economic slowdown. Commercial/Industrial Services operating income decreased 79% to $21.1 million in the six months ended June 30, 2002 period compared to the comparable period in 2001, primarily as a result of increased pricing pressures on projects as a result of deteriorating economic conditions, reduced levels of work done for customers in the higher margin technology and telecommunications sector, and job losses totaling $13.3 million on two specific large fixed-price contracts. Residential Services Group revenues increased 1% to $165.6 million, and operating income increased 9% to $15.5 million, reflecting improved market conditions in key housing markets and increased penetration of certain markets. Cleaning Systems Group revenues increased 7% to $148.7 million primarily as a result of an increased volume of national service contracts. Cleaning Systems operating income declined to a loss of $2.1 million due primarily to bad debt provisions of $2.8 million on financially struggling retail accounts, service disruption caused by the bankruptcy filing of a significant retail customer and weak performance in the group's West Coast contract management operations.

   Revenues. Revenues decreased $259.6 million, or 13%, to $1,729.9 million for the six months ended June 30, 2002 from $1,989.5 million for the six months ended June 30, 2001. The decrease is primarily attributable to decreases in revenues from technology and telecommunications customers in the West and Southwest regions of the Company's Commercial/Industrial Services Group and as a result of the general deterioration in the overall economic environment. The U.S. Department of Commerce construction reports indicate that private non-residential construction declined approximately 20% (seasonally adjusted annual rate) from June 2001 to June 2002.

   Gross profit. Gross profit decreased $124.9 million, or 35%, to $227.8 million for the six months ended June 30, 2002 from $352.7 million for the six months ended June 30, 2001. This decrease in gross profit is primarily due to increased pricing pressures on projects as a result of weaker economic conditions, reduced levels of work done for customers in the higher margin technology and telecommunications sector and job losses totaling $13.3 million on two specific large fixed-price contracts. Gross profit margin decreased to 13.2% for the six months ended June 30, 2002 compared to 17.7% for the six months ended June 30, 2001, for the reasons mentioned above.

   Selling, general and administrative expenses. Selling, general and administrative expenses decreased $32.1 million, or 14%, to $195.0 million for the six months ended June 30, 2002 from $227.1 million for the six months ended June 30, 2001. The decrease in these expenses is primarily attributable to lower volumes of work than in the prior year period, integration-related cost savings and cost-reduction initiatives. As a percentage of revenues, selling, general and administrative expenses decreased to 11.3% for the six months ended June 30, 2002 from 11.4% for the six months ended June 30, 2001. This decreased percentage is primarily due to integration-related cost savings and the elimination of overhead positions from other cost-reduction initiatives.

   Provision for doubtful accounts, net of recoveries. Provision for doubtful accounts decreased $10.2 million, or 83%, to $2.1 million in the first six months of 2002, compared to $12.3 million in the same period of 2001. This decrease is primarily attributable to a $9.8 million charge recorded in the second quarter of 2001 to reserve certain accounts receivable from customers in the telecommunications industry.

   Amortization of goodwill. In accordance with the provisions of SFAS No. 142 effective January 1, 2002, the Company recorded no goodwill amortization in 2002. See Note 2 of Notes to Consolidated Condensed Financial Statements for further discussion. Goodwill amortization for the six months ended June 30, 2001 was $18.1 million.

   Other income (expense). Other income (expense) primarily includes net interest expense of $37.8 million for the six months ended June 30, 2002, reflecting a $4.3 million decrease from the six months ended June 30, 2001. Net interest expense was lower in 2002 primarily as a result of lower average debt balances outstanding.

   Income tax provision (benefit). As a result of lower earnings before taxes, the income tax provision decreased $27.6 million to a $3.0 million benefit for the six months ended June 30, 2002 from a $24.7 million expense for the six months ended June 30, 2001. The effective tax rate for the six months ended June 30, 2002 was 52.0% compared to 46.6% for the six months ended June 30, 2001. The increase in the effective tax rate is due to the effect of non-deductible expenses making up a larger proportion of pre-tax income (loss) in 2002 compared to 2001.

   Loss from discontinued operations, net of tax. The Company recorded a combined loss, net of tax, from three business units sold during the first quarter of 2002 of $1.1 million for the six months ended June 30, 2002 compared to a loss, net of tax, from these discontinued operations as well as those of the discontinued Global Technologies segment of $5.7 million for the six months ended June 30, 2001. See Note 3 of Notes to Consolidated Condensed Financial Statements for further discussion.

   Loss on disposal of discontinued operations, net of tax. The Company recorded a loss on the sale of the three business units sold during the first quarter of 2002 of $1.1 million, net of related income tax benefit of $0.8 million. These businesses were sold for aggregate net proceeds of $9.6 million. See Note 3 of Notes to Consolidated Condensed Financial Statements for further discussion.

   Cumulative effect of change in accounting principle, net of tax. The cumulative effect of change in accounting principle, net of tax, represents a non-cash charge for impairment of goodwill, in accordance with the adoption of the provisions of SFAS No. 142 on January 1, 2002, of $451.9 million, net of tax benefit of $48.2 million. This non-cash impairment charge has no impact on the calculation of financial covenants under the Company's debt agreements. See
Note 2 of Notes to Consolidated Condensed Financial Statements for further discussion.

                        LIQUIDITY AND CAPITAL RESOURCES

   The Company finances its operations and growth primarily with internally generated funds and borrowings from commercial banks and other lenders. During the second quarter of 2002, management anticipated that the Company might not be able to remain in compliance with the financial covenants contained in its primary bank credit facility (the "Credit Facility") as of June 30, 2002. Accordingly, the Company entered into negotiations with its senior bank lenders to amend the financial covenants to avoid a possible default as of the end of the second quarter. Effective June 26, 2002, the Company entered into an amended credit facility (the "Amended Facility"), which provides financial covenant modifications through February 2005. Management anticipates that the Company's cash flow from operations and existing borrowing capacity under the Amended Facility will be adequate to fund the Company's normal working capital needs, debt service requirements and planned capital expenditures for 2002.

   The Amended Facility consists of approximately $400 million in Term Loans and a $300 million Revolving Credit Facility. Pursuant to the Amended Facility, the Company is required to sell $35.0 million of voting stock to affiliates of Apollo Management IV, L.P. ("Apollo") in a rights offering or other investment (the "Apollo Investment") and to apply $31.0 million of the proceeds to permanently reduce amounts outstanding under the Term Loans by October 15, 2002. The Revolving Credit Facility is temporarily limited to $250 million, until the Apollo Investment has been funded. Availability under the Revolving Credit Facility, after applying available cash and deducting letter of credit commitments, was $110.6 million at July 31, 2002. The Company is currently in compliance with all financial covenants under the Amended Facility. Although no absolute assurance can be given, the Company's internal financial projections for the balance of 2002 indicate that the Company will remain in compliance with all financial covenants under the Amended Facility for the duration of the year.

   On June 27, 2002, the Company entered into a Securities Purchase Agreement with affiliates of Apollo, whereby Apollo agreed to purchase $35.0 million of voting stock of the Company, subject to the terms and conditions of the Securities Purchase Agreement. In connection therewith, the Company plans to enter into a rights offering whereby holders of common stock, certain options and warrants, and the Convertible Preferred Stock will receive rights to purchase up to an aggregate of 75 million shares of Company common stock, including the Apollo Investment, at a cash subscription price of $0.55 per share. If the rights offering is fully subscribed, the total amount raised, including the Apollo Investment, will be $72.4 million. Pursuant to the Amended Facility, proceeds from the $35.0 million Apollo Investment, net of up to $4.0 million of certain permitted expenses, are required to be applied against the Terms Loans, and 50 percent of the proceeds received from the rights offering in excess of the Apollo Investment, net of certain permitted expenses, will be applied toward permanent reduction of the Revolving Credit Facility and the Term Loans, on a pro rata basis. The rights offering is conditioned upon shareholder approval of the Apollo Investment and customary regulatory approvals. In the event the shareholders do not approve the Apollo Investment, or if the Apollo Investment is not received on or before October 15, 2002, the Company will be in immediate default under the Amended Facility. On August 13, 2002, the closing sale price of the Company's common stock was $0.23 per share. To the extent that shares continue to be available on the open market at prices below $0.55 per share, participation in the rights offering, other than the Apollo Investment, is unlikely. Subject to Apollo's consent, the Company can elect to terminate the rights offering at any time and have Apollo fund the Apollo Investment by a different form of investment.

   Under the Amended Facility, the Company is required to maintain compliance with the following financial covenants, measured as of the end of each fiscal quarter: (1) a minimum Fixed Charge Coverage Ratio (as defined); (2) a maximum ratio of senior debt to pro forma EBITDA (as defined); (3) a maximum ratio of Funded Debt (as defined) to pro forma EBITDA (as defined); (4) a minimum amount of Consolidated Net Worth (as defined); and (5) a maximum amount of capital expenditures. In addition, the Amended Facility restricts the Company's ability to pay dividends, make acquisitions and investments and incur capital expenditures and requires debt prepayment with proceeds from future issuances of debt or equity, asset sales and excess cash flow (as defined in the Amended Facility).

   The Company intends to sell certain under-performing or non-strategic business units, provided that the Company is able to secure prices, terms and conditions deemed acceptable by the Company. Including the anticipated tax benefits associated with the sales of some of these businesses, the Company believes that the aggregate cash benefit to be realized from sales of businesses will exceed $50 million. Pursuant to the Amended Facility, the proceeds of any such sales will be used to permanently reduce balances outstanding under the Term Loans and the Revolving Credit Facility, on a pro-rata basis. There can be no assurance that the Company will secure satisfactory offers for any business unit or that some business units will not be sold at a loss.

   For the six months ended June 30, 2002, the Company generated $6.7 million of cash from operating activities, compared to $55.4 million for the six months ended June 30, 2001. Operating cash flow before changes in working capital and other operating accounts for the six months ended June 30, 2002 provided $20.7 million compared to $77.9 million for the six months ended June 30, 2001. The decrease in 2002 compared to 2001 is primarily the result of lower profitability levels in 2002. Net changes in working capital and other operating accounts used $14.0 million in the six months ended June 30, 2002, compared to $22.5 million for the same period in 2001. The decrease in working capital usage in 2002 was primarily a result of management focus on working capital management and a general business slowdown.

   For the six months ended June 30, 2002, the Company generated $3.6 million of cash in investing activities, as the $11.5 million of proceeds from the sales of three businesses and other assets more than offset capital expenditures of $7.8 million. The Company used cash in investing activities of $22.8 million during the six months ended June 30, 2001. Capital expenditures in the six months ended June 30, 2002 totaled $7.8 million, compared to $16.4 million for the comparable period in 2001, as management continues to defer discretionary capital spending in 2002.

   The Company used $14.8 million of cash for financing activities in the six months ended June 30, 2002, primarily representing the net repayment of amounts borrowed under the Revolving Credit Facility. Financing activities used cash of $36.1 million in the first six months of 2001, which also primarily represented net debt repayments.

   Borrowings under the Amended Facility bear interest at variable rates, ranging from 2.0% to 4.25% over the Eurodollar Rate (as defined in the Amended Facility) and from 0.50% to 2.75% over the Alternate Base Rate (as defined in the Amended Facility), depending, in each case, on the Company's total debt-to-EBITDA ratio. At June 30, 2002, the applicable margins for borrowings under the Revolving Credit Agreement were 4.00% over the Eurodollar Rate and 2.50% over the Alternate Base Rate.

   The Company has entered into interest rate swap agreements in the aggregate notional amount of $90 million to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All such agreements are with large creditworthy financial institutions and result in the Company paying a fixed rate of interest and receiving a floating rate. At June 30, 2002, the Company's ratio of fixed rate debt to total debt was 42% and the weighted average interest rate on its total debt was 9.0%, before considering the aforementioned interest rate swap agreements. After giving effect to the interest rate swap agreements in effect at June 30, 2002, the ratio of fixed rate debt was 53% and the weighted average interest rate on its total debt was 9.2%.

   The Company has outstanding $335.0 million of 10 1/2% senior subordinated notes (the "Senior Subordinated Notes"). The Senior Subordinated Notes are unsecured and guaranteed by the Company's subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009.

   The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after May 1, 2004 at specified redemption prices, plus accrued interest. Upon a change of control of the Company (as defined in the indenture for the Senior Subordinated Notes), the Company will be required to offer to purchase all of the outstanding Senior Subordinated Notes at 101% of the face amount plus accrued interest. Additionally, the indenture governing the Senior Subordinated Notes contains certain covenants that restrict, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of assets or merge or consolidate with another entity.

   The Company has 256,191 shares of Convertible Preferred Stock outstanding, which are held by Apollo. The Convertible Preferred Stock, if not otherwise converted, is redeemable in 2012, and is entitled to receive an annual dividend of 7.25% payable quarterly. Under the terms of the Convertible Preferred Stock Agreement, until February 22, 2003, dividends on the Convertible Preferred Stock may be paid in cash on a current basis or accumulated, at the option of the Company. However, the Amended Facility prohibits the payment of cash dividends, which the Convertible Preferred Stock Agreement requires beginning in April 2003. As a result, the Company will, in all likelihood, not make its cash dividend payment in April 2003. If the Company does not make its cash dividend payment in April 2003, the dividend rate on the Convertible Preferred Stock will increase to an annual rate of 9.25%, and Apollo will have the right to appoint additional directors to the Company's Board of Directors such that the Apollo-appointed directors would constitute a majority of the Board of Directors. However, such events will not trigger a right of acceleration of the Company's redemption obligation under the Convertible Preferred Stock or any of its debt instruments. The Convertible Preferred Stock is convertible into shares of the Company's common stock at any time by the holders at a conversion price of $14 per common share, subject to adjustment under certain circumstances.

Other Contractual Obligations and Commercial Commitments

   As is common in the facilities services industry, the Company enters into certain off-balance sheet arrangements in the ordinary course of business, including non-cancelable operating leases, letters of credit and surety guarantees. The Company does not own any "special purpose" financing subsidiaries.

   The Company enters into operating leases for many of its facility, vehicle and equipment needs. Such lease arrangements enable the Company to conserve cash by paying monthly lease rental fees for the applicable assets rather than purchasing them. At the end of the lease period, the Company has no further obligation to the lessor. If the Company decides to cancel or terminate a lease prior to the end of its term, the Company is typically obligated to pay the remaining lease payments over the term of the lease, and in certain cases may be allowed to sublet the asset to another party.

   The Company is occasionally required to post letters of credit generally issued by a bank as collateral under certain insurance programs or, on occasion, to ensure performance under contracts. A letter of credit commits the issuer to remit specified amounts to the holder, if the holder demonstrates that the Company has failed to meet its obligations under the letter of credit. If this were to occur, the Company would be obligated to reimburse the issuer for any payments the issuer was required to remit to the holder of the letter of credit. Generally, a letter of credit is released when the Company has performed its obligations that the letter of credit is securing. To date, the Company has not had a claim made against a letter of credit that resulted in a payment made by an issuer or the Company to the holder.

   Particularly in connection with larger construction contracts, the Company is often required to post bid and/or performance bonds issued by a financial institution known as a surety. Such bonds provide a guarantee to the customer that the Company will perform under the terms of the contract and be able to pay its subcontractors and vendors. If the Company was to fail to perform its obligations under the contract, the customer would have the right to demand payment or services from the surety under the bond. The Company would then be obligated to reimburse the surety for any expenses or outlays that it incurred in the matter.

Seasonality and Cyclicality

   A significant portion of the Company's business involves installation of mechanical and electrical systems in newly constructed commercial, industrial and residential facilities. The portion of the Company's business related to new construction is subject to seasonal fluctuations. Specifically, the demand for the Company's contracting services involving new construction is generally lower during the winter months, when construction activities are reduced as a result of inclement weather in many areas of the United States. In addition, the demand for mechanical maintenance, repair and replacement services also tends to be lower in the winter months due to lower air conditioning usage during these months. Accordingly, the Company expects its revenues and operating results generally will be lowest in the first fiscal quarter of the year.

   Historically, the construction industry has also been highly cyclical. The level of new construction in the commercial and industrial sectors is affected by, among other things, local and national economic conditions, interest rates, inflationary concerns, levels of corporate and government capital spending, capital market activities and governmental activities at the regional and national levels. Factors impacting the level of new residential construction tend to be regional in nature, and include general employment and personal income levels, the availability and cost of financing for new home buyers and the general economic outlook for a given geographic region.

   The Company performs contracting services related to new construction in a variety of industries including, among others, automotive, heavy industrial, commercial real estate development, residential housing, retail, healthcare, education, government/institutional, petrochemical refining, data and telecommunications, and sports and entertainment. Consequently, management believes that a temporary slowdown in new construction related to any one of these industries would not likely have a significant impact on the Company's financial condition. However, concurrent downturns in new construction in multiple industries or geographic regions, or prolonged slowdowns (such as the Company is currently experiencing) in specific industries or geographic regions, could have (and have had) a negative impact on the Company's business, including its financial condition, results of operations and liquidity.

New Accounting Pronouncements

   Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," which establish new accounting and reporting requirements for goodwill and other intangible assets. Under the new standard, goodwill and intangible assets with indefinite useful lives are no longer amortized to expense, but instead are tested for impairment at least annually. At January 1, 2002, net goodwill balances attributable to each of the Company's reporting units were tested for impairment by comparing the fair value of each reporting unit to its carrying value. Fair value was determined using capitalization of earnings estimates and market multiples of earnings estimates. Significant estimates used in the methodologies included estimates of future earnings, future growth rates, weighted average cost of capital and market valuation multiples for each reporting unit.

   Based upon these impairment tests performed upon adoption of SFAS No. 142, the Company recognized a charge of $451.9 million, or $7.04 per share, net of tax benefit of $48.2 million, at January 1, 2002, which is shown as a cumulative effect of a change in accounting principle in the consolidated condensed statement of operations. This non-cash impairment charge has no impact on the calculation of financial covenants under the Company's debt agreements.

   Also as prescribed by SFAS No. 142, the Company reclassified the unamortized balance of its acquired dedicated workforce, which was $5.6 million at January 1, 2002, from intangible assets to goodwill. See Note 2 of Notes to Consolidated Condensed Financial Statements for further discussion.

   In August 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes both SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board Opinion ("APB") No. 30, for the disposal of a business. SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules change the criteria to be met to classify an asset as held-for-sale. The new rules also broaden the criteria regarding classification of a discontinued operation. The Company adopted the provisions of SFAS No. 144, as required, effective January 1, 2002. See Note 3 of the Notes to Consolidated Condensed Financial Statements for further discussion.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statement Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 amends existing authoritative pronouncements to make various technical corrections, clarify meanings, and describe their applicability under changed conditions. This statement requires that gains and losses from the extinguishment of debt be classified as extraordinary items only if they meet the criteria in APB No. 30. The Company must adopt the provisions of SFAS No. 145 on January 1, 2003. Management does not believe that the adoption of SFAS No. 145 will have a material impact on the Company's financial position or results of operations.

   In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires that exit or disposal costs be recorded when they are "incurred." Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most anticipated costs. The Company must adopt the provisions of SFAS No. 146 on January 1, 2003. Management does not believe that the adoption of SFAS No. 146 will have a material impact on the Company's financial position or results of operations.

Risk Factors

   The Company has a significant amount of debt in relation to its current level of operating income, which could limit the Company's flexibility with respect to obtaining additional financing in the future to fund working capital growth, debt service requirements or other purposes. This level of debt also increases the Company's vulnerability to further adverse economic and industry conditions and higher interest rates, and may place the Company at a competitive disadvantage compared to competitors with relatively less indebtedness.

   The Company's ability to satisfy its debt obligations and other cash needs will depend on, among other things, the Company's future operating performance and its ability to refinance or exchange debt when necessary, including the potential issuance of additional common or preferred stock. These factors are, to a large extent, dependent on economic, capital market, competitive and other factors beyond the Company's control. The Company's future operating results are difficult to project and may be affected by a number of factors, including general economic conditions, the level of new construction of commercial and industrial facilities, commercial demand for replacement of electrical, HVAC and plumbing systems, new housing starts, the availability of qualified labor and project management personnel and other factors in areas in which the Company operates.

   Particularly in connection with larger construction contracts, the Company is often required to post bid or performance bonds issued by a financial institution known as a surety. The surety industry has become an unsettled and volatile market in recent months, in the aftermath of certain notable corporate bankruptcies with significant surety exposure, other recent loss exposures and other factors. Collectively, these events have caused certain reinsurers and sureties to reevaluate their committed levels of underwriting and required returns. The ultimate impact of these developments, if any, on the surety market in general, or the Company specifically, cannot be determined at this time. Historically, as needed in the normal course of operations, the Company has been able to secure bid and performance bonds. The Company continues to seek opportunities to expand its surety relationships and monitors bonding requests from its business units in order to manage the dollar volume and optimize the value of outstanding surety bonds. Given the uncertainty in the current surety market, there can be no assurance that the Company's available bonding capacity will be sufficient to satisfy its future bonding requirements.

   The Company has grown substantially by acquiring other companies in its industry. The Company's future success depends in part on its ability to integrate the businesses it has acquired into one enterprise with a common operating plan. Most of these acquired businesses have recently changed or, in certain cases, are in the process of changing their past operating processes and systems, such as accounting, employment, purchasing, sales, estimating and project management. There can be no assurance that the Company will be able to successfully complete the integration of these businesses.

   Included in our customer base are a number of companies involved in the telecommunications industry, including fiber-optic network companies, wireless phone companies and high-speed Internet providers. The telecommunications industry has suffered a significant downturn during the past eighteen months, resulting in numerous bankruptcies involving Company customers. During the six months ended June 30, 2001, the Company recorded $9.8 million in continuing operations and $9.0 million in the discontinued Global Technologies operations to reserve certain accounts receivable from customers in the telecommunications industry. The Company continues to perform services in the telecommunications industry and total net receivables from identified telecommunications customers as of June 30, 2002, were less than $25 million.

   As the holder of the Company's Convertible Preferred Stock, Apollo is able to exert significant influence over the election of the Company's directors and matters submitted to shareholders, as well as over the Company's business operations. So long as Apollo beneficially owns at least 25% of the Company's common stock underlying the Convertible Preferred Stock, Apollo has the right to purchase for cash any common stock equivalent that the Company offers in a private placement and the right to preclude the Company from entering into various types of transactions or making certain changes in capital structure or management without Apollo's consent.

   Pursuant to the Statement of Designation related to the Convertible Preferred Stock and the Investors' Rights Agreement between Apollo and the Company, Apollo currently has elected three members to the Company's Board of Directors. Under the Investors' Rights Agreement, the Company is required to maintain a debt leverage ratio (total debt to EBITDA, as defined) less than
4.00 to 1. The Company did not maintain a leverage ratio less than 4.00 to 1 during the second quarter of 2002. If such event is deemed both material and intentional, and so long as the requirements of the covenant are not met, Apollo is entitled to appoint additional directors to the Company's Board of Directors such that the Apollo-appointed directors would constitute a majority of the Board of Directors. Not meeting the total debt leverage covenant does not trigger a right of acceleration of the Company's obligations under any of its debt or outstanding preferred stock instruments.

   Because of these and other factors, past financial performance should not necessarily be considered an indicator of future performance. Investors should not rely solely on historical trends to anticipate future results and should be aware that the trading price of the Company's common stock may be subject to wide fluctuations in response to quarterly variations in operating results, general conditions in the construction industry, analyst recommendations and earnings estimates, or other events.

Forward Looking Statements

   This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: non-approval by the Company's shareholders of the Apollo Investment; the level of demand for the Company's services by multi-site customers; the level of interest rates, which affects demand for the Company's services and its interest expense; the potential impact of any acquisition, disposition, merger, joint venture or any other significant financial transactions of material financial nature that could occur in the future; working capital requirements; and general economic conditions; as well as other factors listed in the Company's Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2001.

Item 3.  Quantitative and Qualitative Disclosures about Market Risk.

   The table below provides scheduled principal payment and fair value information about the Company's market-sensitive financial instruments as of June 30, 2002. The Company's major market risk exposure is interest rate volatility. The Company has entered into interest rate swap agreements in the aggregate notional amount of $90 million to manage its mix of fixed and floating rate debt to partially hedge its exposure to potential fluctuations in interest rates. All items described below are stated in thousands of U.S. dollars. This information constitutes a "forward looking statement."

                                                                                                    Fair Value at
         June 30, 2002             2002     2003     2004     2005     2006    Thereafter   Total   June 30, 2002
         -------------            ------  -------  -------  -------  --------  ---------- --------  -------------
Debt:
   Revolving Credit Facility..... $   --  $    --  $    --  $83,800  $     --   $     --  $ 83,800    $ 83,800
      Average rate (a)...........                               8.3%                           8.3%
   Term Credit Facilities........ $2,000  $ 4,000  $ 4,000  $ 4,000  $280,113   $ 92,285  $386,398    $386,398
      Average rate (a)...........    6.5%     6.5%     6.5%     6.5%      6.5%       6.5%      6.5%
   Senior Subordinated Notes..... $   --  $    --  $    --  $    --  $     --   $335,000  $335,000    $190,950
      Average rate...............                                                   10.5%     10.5%
   Other Borrowings.............. $  494  $ 1,613  $ 2,500  $    --  $     --   $     --  $  4,607    $  4,607
      Average rate...............    9.5%     6.0%     7.5%
Interest Rate Swaps:
   Notional amounts-variable to
    fixed........................ $   --  $50,000  $40,000       --        --         --  $ 90,000    $ (6,491)
   Average pay rate..............     --      6.7%     6.7%      --        --         --       6.7%
   Average receive rate (a)......     --      1.9%     1.9%      --        --         --       1.9%

--------
(a) Represents weighted average rate at June 30, 2002.

                                    PART II

                               OTHER INFORMATION

Item 4.  Submission of Matters to a Vote of Security Holders.

   Pursuant to the Investors' Rights Agreement relating to the 7.25% Convertible Preferred Stock of the Company (the "Convertible Preferred Stock"), Apollo Management IV, L.P. and certain of its affiliates ("Apollo"), as holders of all the Convertible Preferred Stock outstanding, were entitled to elect three of the ten directors to be elected to the Board of Directors of the Company at the 2002 Annual Meeting of Shareholders. By written consent, Apollo cast all of its 256,191 shares of Convertible Preferred Stock (21,293,269 shares of common stock equivalent) to elect Andrew Africk, Michael Gross and Scott Kleinman as directors to serve for a term to expire at the 2003 Annual Meeting of Shareholders.

   The Company held its Annual Meeting of Shareholders on June 26, 2002 (the "Annual Meeting") for the purpose of electing seven additional directors for a term expiring at the Company's 2003 Annual Meeting of Shareholders and approving the appointment of independent public accountants for the year 2002. The following summarizes the shareholder voting results.

      (a) Election of directors (in addition to those elected by Apollo) for a term to expire at the 2003 Annual Meeting of Shareholders:

                                             For     Withheld
                                          ---------- ---------
                 Vincent W. Eades........ 73,835,815 1,192,435
                 Joseph M. Ivey, Jr...... 73,753,153 1,275,097
                 Donald L. Luke.......... 73,763,478 1,264,772
                 J. Patrick Millinor, Jr. 68,326,923 6,701,327
                 Lucian L. Morrison...... 73,858,341 1,169,909
                 William M. Mounger, II.. 73,856,706 1,171,544
                 John M. Sullivan........ 73,836,529 1,191,721

      (b) Approval of the appointment of KPMG LLP as independent accountants for Encompass for the year 2002:

                              For     Against Abstain
                              ---     ------- -------
                           73,557,223 987,928 483,099

Item 6.  Exhibits and Reports on Form 8-K.

   (a) Exhibits.

Exhibit
  No.                                        Description of Exhibit
  ---                                        ----------------------

 10.1   Fifth Amendment dated effective as of June 26, 2002 to Credit Agreement dated as of February 22,
        2000 among Encompass, the subsidiaries of Encompass named therein, JPMorgan Chase Bank,
        Wachovia Bank National Association, Bank of America, N.A. and the banks named therein.

 10.2   Securities Purchase Agreement dated as of June 27, 2002 between Encompass and the investors named therein.

   (b) Reports on Form 8-K.

   A Report on Form 8-K was filed on June 28, 2002, whereby the Company filed its press release, announcing, among other things, a stock rights offering and an amendment to the Company's credit facility.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 14, 2002
                                              ENCOMPASS SERVICES CORPORATION

                                              By:     /s/ Darren B. Miller
                                                  -----------------------------
                                                        Darren B. Miller
                                                    Senior Vice President and
                                                     Chief Financial Officer
                                                  (principal financial officer)

Date: August 14, 2002

                                              By:       /s/ L. Scott Biar
                                                  ------------------------------
                                                    Vice President and Chief
                                                       Accounting Officer
                                                  (principal accounting officer)

                                   EXHIBIT C

                 Liquidation Analysis and Best Interests Test

                                  Exhibit C-1

                                   EXHIBIT C

Best Interests Test

   With respect to each Impaired class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim and Equity Interest either (i) accept the Plan, or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The table below summarizes the recovery values for each class under the Plan and in a liquidation scenario.

                                                                     Recovery % Under
                                                                   ---------------------
Class Description                                                  The Plan Liquidation
-----------------                                                  -------- ------------
Administrative Expense Claims.....................................  100.0%        100.0%

Priority Tax Claims...............................................  100.0%        100.0%

Class 1 Other Priority Claims.....................................  100.0%          0.0%

Class 2 Intercompany Claims.......................................  100.0%          0.0%

Class 3 Subsidiary Interests......................................  100.0%          0.0%

Class 4 Secured Tax Claims........................................  100.0%        100.0%

Class 5 Other Secured Claims......................................  100.0%  59.0%-100.0%

Class 6 Existing Credit Agreement Claims..........................   90.3%   23.4%-28.9%

Class 7 Senior Subordinated Note Claims...........................   24.3%          0.0%

Class 8 Junior Subordinated Note Claims...........................    0.0%          0.0%

Class 9 General Unsecured Claims..................................  100.0%          0.0%

Class 10 Litigation Claims........................................    0.0%          0.0%

Class 11 Mandatorily Redeemable Convertible Preferred Stock.......    0.0%          0.0%

Class 12 Existing Encompass Common Stock and Section 510(b) Claims    0.0%          0.0%

Class 13 Existing Other Equity Interests..........................    0.0%          0.0%

Liquidation Analysis

   In formulating this liquidation analysis, the Debtors estimated the cash proceeds that would likely be realized from the liquidation of the Debtors' assets and businesses. Such estimates are based on the assumption that the Debtors' businesses would not be sold as going concerns during the period commencing and ending on November 30, 2002. There can be no assurance that such a liquidation process would be instantaneously completed, and accordingly, the liquidation analysis assumes a best-case scenario in terms of the timing of the completion of the liquidation. In the event that the actual liquidation were to take longer (as is likely the case) the expenses of the liquidation would likely rise and the ability of Encompass to get the tax benefits assumed in this analysis would diminish. In addition to the timing of the liquidation, the Debtors make no assurance that the recoveries assigned to the liquidated assets would in fact be realized in a Chapter 7 liquidation.

Liquidation Analysis /(1)/

                                 Estimated as of 11/30/2002
                            ------------------------------------



Asset Recovery Calculation:    Core    Divestitures Consolidated
--------------------------- ---------- ------------ ------------

Cash and Cash Equivalents.. $    6,796   $      0    $    6,796
Restricted Cash (Cash
  Collateral)..............     40,000          0        40,000
Accounts Receivable........    479,859    159,995       639,854
Inventory..................     15,353      3,544        18,897
Costs in Excess of Billings     68,729     35,158       103,887
Prepaid Expenses and Other
  Current Assets...........     36,947      4,941        41,888
                            ----------   --------    ----------
   Total Current Assets.... $  647,685   $203,638    $  851,323

Property & Equipment, net.. $   68,005   $ 35,747    $  103,752
Net Intangible Assets......    640,210    148,309       788,519
Deferred Taxes.............     40,976          0        40,976
Deferred Debt Issuance
  Costs....................     18,801          0        18,801
Other Long-Term Assets.....     39,928          0        39,928
                            ----------   --------    ----------
   Total Other Assets...... $  807,920   $184,056    $  991,976
                            ----------   --------    ----------
   Total Assets............ $1,455,605   $387,694    $1,843,299
                            ==========   ========    ==========









                                        Adjustments
                            -----------------------------
                                                      P&E                       Estimated            Estimated
                            Billings in Bonded AR   Securing      Adjusted   Recovery Rate /(2)/ Liquidation Value
                              Excess     and Cash   Capital     Consolidated ------------------  -----------------
Asset Recovery Calculation:  of Costs   Collateral   Leases        Assets    Low End   High End  Low End  High End
--------------------------- ----------- ---------- --------     ------------ -------   --------  -------- --------

Cash and Cash Equivalents..                                      $    6,796   100.0%    100.0%   $  6,796 $  6,796
Restricted Cash (Cash
  Collateral)..............             $ (40,000)                        0     0.0%      0.0%          0        0
Accounts Receivable........  $(110,987)  (125,887)                  402,980    10.0%     20.0%     40,298   80,596
Inventory..................                                          18,897    25.0%     35.0%      4,724    6,614
Costs in Excess of Billings                                         103,887    10.0%     20.0%     10,389   20,777
Prepaid Expenses and Other
  Current Assets...........                                          41,888    10.0%     15.0%      4,189    6,283
                                                                 ----------   -----     -----    -------- --------
   Total Current Assets....                                      $  574,449    11.6%     21.1%   $ 66,396 $121,067

Property & Equipment, net..                         $(607)/(3)/  $  103,145    20.0%     30.0%   $ 20,629 $ 30,944
Net Intangible Assets......                                         788,519     0.0%      0.0%          0        0
Deferred Taxes.............                                          40,976     0.0%      0.0%          0        0
Deferred Debt Issuance
  Costs....................                                          18,801     0.0%      0.0%          0        0
Other Long-Term Assets.....                                          39,928    20.0%     30.0%      7,986   11,978
                                                                 ----------   -----     -----    -------- --------
   Total Other Assets......                                      $  991,369     2.9%      4.3%   $ 28,615 $ 42,922
                                                                 ----------   -----     -----    -------- --------
   Total Assets............                                      $1,565,818     6.1%     10.5%   $ 95,011 $163,989
                                                                 ==========                      ======== ========
                                                   Tax Refund/(4)/                               $126,820 $126,820
                                                                                                 -------- --------
                                                   Total Liquidation Proceeds                    $221,831 $290,809

                            Collateral Pool A: Cash and Tax Refund                               $133,617 $133,617

                            Collateral Pool B: A/R, Inventory and Costs in Excess of
                              Billings                                                           $ 55,411 $107,987
                            Collateral Pool C: P&E and Other Assets                              $ 32,803 $ 49,205

--------
(1) Assumes instantaneous liquidation on November 30, 2002.
(2) Management estimates.
(3) Management estimates that $607 thousand of capital leases and other secured debt are secured by specific assets in P&E, as a result P&E has been adjusted to reflect this distribution.
(4) Management estimate. Tax Refund equal to minimum of total cumulative taxes paid from 1997 to 2001 or 35% refund on the net loss. Net loss is defined as liquidation proceeds less tax basis of assets sold. Tax Refund is included in the Collateral Pool A. Assumes all asset sales completed on 11/30/02 prior to 12/31/02 when the tax benefits expire. The amount of the Tax Refund could be reduced if the Internal Revenue Service were to make substantial adjustments to the Debtors' taxable income on audit of the Debtors' tax returns.

Liquidation Analysis (continued)/(1)/

($ in thousands)

Distribution of Liquidation Proceeds:                       Estimated      Recovery Amount    Percent Recovery
    -------------------------------------                  Claims as of --------------------  ---------------
                                                            11/30/2002   Low End    High End  Low End High End
                                                           ------------ ---------  ---------  ------- --------
Collateral Pool A--Cash and Tax Refund....................               $133,617   $133,617
    Estimated Administrative Expense Claims......   5.0%          NMF      (6,681)    (6,681)    NMF     NMF
    Priority Tax Claims/(2)/.....................            $ 10,777     (10,777)   (10,777)  100.0%  100.0%
                                                                        ---------  ---------
    Subtotal.....................................                        $116,159   $116,159

    Existing Credit Agreement Claims/(3)/........            $603,002   ($116,159) ($116,159)   19.3%   19.3%
                                                                        ---------  ---------
Residual Proceeds for Secured Creditors...................               $      0   $      0

Collateral Pool B--A/R, Inventory and Costs in Excess of
 Billings.................................................               $ 55,411   $107,987
    Estimated Administrative Expense Claims......   5.0%          NMF      (2,771)    (5,399)    NMF     NMF
    Priority Tax Claims/(2)/.....................            $  6,304      (6,304)    (6,304)  100.0%  100.0%
                                                                        ---------  ---------
    Subtotal.....................................                        $ 46,336   $ 96,284

    Secured Accounts Payable/(4)/................            $ 78,531   ($ 46,336) ($ 78,531)   59.0%  100.0%
                                                                        ---------  ---------
Residual Proceeds for Other Creditors............                        $      0   $ 17,753

    Existing Credit Agreement Claims/(4)/........            $603,002    $      0  ($ 17,753)    0.0%    2.9%
                                                                        ---------  ---------
Residual Proceeds for Unsecured Creditors.................               $      0   $      0

Collateral Pool C--Net P&E and Other Assets...............               $ 32,803   $ 49,205
    Estimated Administrative Expense Claims......   5.0%          NMF      (1,640)    (2,460)    NMF     NMF
    Priority Tax Claims/(2)/.....................            $  3,218      (3,218)    (3,218)  100.0%  100.0%
    Secured Tax Claims/(5)/......................               3,113      (3,113)    (3,113)  100.0%  100.0%
                                                                        ---------  ---------
    Subtotal.....................................                        $ 24,832   $ 40,414

    Existing Credit Agreement Claims/(6)/........            $603,002   ($ 24,832) ($ 40,414)    4.1%    6.7%
                                                                        ---------  ---------
Residual Proceeds for Other Creditors............                        $      0   $      0

Recovery Calculation:                                         Estimated    Recovery Amount  Percent Recovery
        ---------------------                                Claims as of ----------------- ---------------
                                                              11/30/2002  Low End  High End Low End High End
                                                             ------------ -------- -------- ------- --------
Existing Credit Agreement Claims
    Collateral Pool A: Cash and Tax Refund...........................     $116,159 $116,159   19.3%   19.3%
    Collateral Pool B: A/R, Inventory and............................
      Costs in Excess of Billings....................................            0   17,753    0.0%    2.9%
    Collateral Pool C: P&E and Other Assets..........................       24,832   40,414    4.1%    6.7%
                                          -                               -------- --------  -----   -----
    Total...............................................       $603,002   $140,991 $174,325   23.4%   28.9%

Secured A/P/(7)/
    Collateral Pool B: A/R, Inventory and Costs in Excess
     of Billings........................................       $ 78,531   $ 46,336 $ 78,531   59.0%  100.0%

Other Secured Claims/(8)/
    P&E.................................................       $    607   $    607 $    607  100.0%  100.0%
                                          -                               -------- --------

Residual Proceeds for Unsecured Creditors................................ $      0 $      0

Unsecured Claims
    Unsecured Accounts Payable..........................       $ 41,900   $      0 $      0    0.0%    0.0%
    Other Unsecured Claims/(9)/.........................        125,677          0        0    0.0%    0.0%
    Senior Subordinated Notes...........................        355,519          0        0    0.0%    0.0%
    Junior Subordinated Notes...........................          4,161          0        0    0.0%    0.0%
                                          -                               -------- --------

Residual Proceeds for Preferred Stock.................................... $      0 $      0

    Mandatorily Redeemable Convertible Preferred
     Stock..............................................       $312,744          0        0    0.0%    0.0%
                                          -                               -------- --------

Residual Proceeds for Common Stock....................................... $      0 $      0

--------
(1) Assumes instantaneous liquidation on November 30, 2002.

(2) Assumes $16.8 million for two weeks of outstanding Employment Taxes and $3.5 million of Sales and Use Taxes for one month. Total amount is divided pro rata among the collateral pools.
(3) Assumes that the Existing Credit Agreement Claims receive the remainder of Collateral Pool A after distribution to Estimated Administrative Expense Claims and Priority Taxes.
(4) Assumes that holders of Secured A/P have priority over the Existing Credit Agreement Claims on Collateral Pool B. The Existing Credit Agreement Claims receive the remainder of proceeds.
(5) Assumes property tax is approximately 3% of Net P&E.
(6) Assumes that the Existing Credit Agreement Claims receive the remainder of Collateral Pool C after distribution to Estimated Administrative Expense Claims, Priority Taxes and Secured Tax Claims.
(7) Assumes Secured A/P is 70% of the Total A/P and 20% of the Secured A/P is Bonded A/P based on discussions with management. The Bonded A/P is excluded from the secured A/P since it will be passed on to the Surety providers in connection with a liquidation process.
(8) Management estimates that $607 thousand of capital leases and other secured debt are secured by specific assets in P&E; as a result P&E has been adjusted to reflect this distribution.
(9) Includes accrued and other liabilities. Does not include contingent claims that may arise in connection with Chapter 7 (i.e., WARN Act claims, lease rejection claims, claims relating to canceled contracts, etc.).

Assumptions

   The balance sheet amounts illustrated in the above liquidation analysis are projected balances at November 30, 2002 and conservatively assume, for purposes of this analysis only, an instantaneous liquidation period. These projected amounts are taken from the Debtors' Financial Projections, and represent the consolidated business (both Core Business and Divestiture Candidates).

   In order to determine the liquidation proceeds available to creditors, the consolidated balance sheet was adjusted to remove assets that the surety providers would likely receive in the event of a liquidation of Encompass. Accordingly, the consolidated Accounts Receivable balance excludes Bonded Accounts Receivable and the consolidated Cash balance excludes cash collateral provided to secure surety bonds. In addition, the consolidated Net P&E is net of capital leases and other secured debt secured by specific assets in P&E. Furthermore, the consolidated Accounts Receivable is presented net of Billings in Excess of Costs, which are amounts that have been billed but not yet earned based on percentage of completion accounting.

   As illustrated previously, the Debtors' assets consist of the following:

  Cash and Cash Equivalents

   Cash and Cash Equivalents are highly liquid instruments, including short-term investments and time deposits with maturities of three months or less at the time of purchase. As this analysis assumes the liquidation process is completed instantly, all Cash as of November 30, 2002 is assumed to be recoverable. Cash collateral provided to surety providers is excluded.

  Bonded Accounts Receivable

   In connection with certain construction contracts, the Debtors are often required to post performance bonds issued by a financial institution known as a surety. Such bonds provide a guarantee to the Debtors' customers that the Debtors will perform under the terms of their contracts and be able to pay their subcontractors and vendors. If the Debtors fail to perform their obligations under their contracts, their customers have the right to demand payment from the surety providing the bond for the relevant contract. The Debtors would then be obligated to reimburse the surety for any expenses or outlays that they incurred in paying the Debtors' subcontractors and vendors. As of August 31, 2002, the Company had approximately $130 million of Bonded Accounts Receivable, which represents approximately 20% of their total Accounts Receivable. It is assumed that the same percentage of Bonded Accounts Receivables to Total Accounts Receivable is achieved as of November 30, 2002. In a liquidation, the surety providers would be entitled to collect the Bonded Accounts Receivable and therefore, the Debtors' Accounts Receivable have been adjusted to exclude the Bonded Accounts Receivable.

  Adjusted Accounts Receivable

   Adjusted Accounts Receivable (consolidated Accounts Receivable less Bonded Accounts Receivable and less Billings in Excess of Costs) primarily consists of various customer and trade receivables related to construction and service projects that do not require performance bonds. Based on management's estimates, 75%-90% of such receivables relate to uncompleted work projects and are assumed to be unrecoverable. The other 10%-25% of the Adjusted Accounts Receivable represents completed work projects and assumes a recovery rate in the range of 80%-100%. Receivable balances pursuant to retainage provisions in construction contracts are due upon completion of the contracts and acceptance by the customer. The liquidation analysis assumes no recovery for retainage on uncompleted work, and assumes a recovery rate in the range of 80%-100% for retainage on completed work. Based on the above assumptions, an estimated recovery rate in the range of 10%-20% is applied by management to the Adjusted Accounts Receivable balance.

  Inventory

   Inventory consists primarily of purchased materials, parts and supplies held for use in the ordinary course of business. Inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis. Based on management estimates, a recovery rate in the range of 25%-35% is applied to the inventory balance.

  Costs and Estimated Earnings in Excess of Billings

   Costs and Estimated Earnings in Excess of Billings are composed of costs incurred but not yet billed, primarily related to construction contracts. According to percentage of completion accounting, revenues recognized during the performance of a contract are determined by dividing the costs incurred to date by the estimated total contract costs upon completion, and applying this percentage to the estimated total contract value. Accordingly, contract revenues recognized in the income statement usually differ from amounts that can actually be billed to the customer at any given point during the contract. Costs and Estimated Earnings in Excess of Billings represent revenues recognized in excess of amounts billed under the terms of the contract. These amounts are billable upon completion of the contract performance milestones or other specified conditions of the contract. Management estimates the same recovery rates as the recovery rates of Adjusted Accounts Receivable, which are in the range of 10%-20%.

  Prepaid Expenses and Other Current Assets

   Prepaid Expenses and Other Current Assets consist primarily of current deferred tax assets, income tax refund receivables, prepaid expenses, deposits and other current assets. Based on management estimates, a recovery rate in the range of 10%-15% is applied to this balance.

  Property & Equipment, net

   Property and Equipment consists of land and improvements, buildings and improvements, service and other vehicles, machinery and equipment, computer hardware and software, office equipment, furniture and fixtures and leasehold improvements. Based on management estimates, a recovery rate in the range of 20%-30% is applied to these fixed assets.

  Intangible Assets

   Intangible assets primarily represent goodwill and are assumed to be of marginal or no value in a liquidation scenario. Accordingly, it is assumed that these assets are not recoverable.

  Deferred Taxes

   Deferred income taxes result from temporary differences in the recognition of expenses for tax and financial reporting purposes. In order to realize the benefits of the Deferred Taxes, the Debtors would need to earn taxable profits, which are not contemplated under a liquidation scenario. It is therefore assumed that these assets are not recoverable. However, the Debtors would realize the benefits of the Deferred Taxes due to liquidating the assets that gave rise to the Deferred Taxes. If the assets are liquidated prior to December 31, 2002, the tax losses generated by the liquidation could be carried back to offset the total taxes paid during 1997-2001 and create tax refunds that would be payable to Encompass. The estimated Tax Refunds (as defined below) associated with the liquidation are included in the foregoing liquidation analysis.

  Deferred Debt Issuance Costs

   Deferred Debt Issuance Costs relate to the Debtors' Existing Credit Facility and Senior Subordinated Notes and are amortized and included in interest expense over the scheduled maturity of the related debt. It is assumed that these assets are not recoverable.

  Other Long-Term Assets

   Other long-term assets consist of certain long-term receivables, cost basis investments, software licenses, notes receivable, cash surrender values of certain life insurance policies and other long-term assets. Management estimates a recovery rate in the range of 20%-30% on this group of assets.

General Methodology

   The liquidation analysis arrives at a range of estimated proceeds from liquidation by applying the above ranges of estimated recovery rates/(1)/ to all of the Debtors' tangible assets.

   After proceeds from the liquidation of the Debtors' assets have been estimated, the analysis effectively divides the Debtors' assets (and derivative proceeds) into three distinct collateral pools: (A) Cash and Tax Refund (described hereinafter) ("Collateral Pool A"), (B) A/R, Inventory, and Costs in Excess of Billings ("Collateral Pool B") and (C) P&E and Other Assets ("Collateral Pool C").

   The analysis then estimates the Debtors' tax refund resulting from the asset sales pursuant to the contemplated liquidation. The analysis assumes that the liquidation process is completed on November 30, 2002, as receipt of any tax refund ("Tax Refund") is contingent upon the realization of all liquidation proceeds on or before December 31, 2002. The Tax Refund is calculated as the minimum of: (i) cumulative income taxes paid since 1997 or (ii) total liquidation proceeds minus the tax basis of the assets sold multiplied by 35.0%. As mentioned previously, the Tax Refund is allocated to Collateral Pool
A. The Tax Refund is a general intangible asset of the Debtors in which the holders of the Existing Credit Agreement Claims are assumed to have a perfected security interest. For the purposes of this analysis, it is assumed that the holders of the Allowed Existing Credit Agreement Claims have a security interest in the Tax Refund and that such security interest is perfected. The amount of the Tax Refund could be reduced if liquidation proceeds are higher, asset sales are not completed by December 31, 2002 or the Internal Revenue Service were to make substantial adjustments to the Debtors' taxable income on audit of the Debtors' tax returns.

   Next, the analysis estimates the amount of the Priority Tax Claim, which is composed of Employment-related Taxes and Sales and Use Taxes. Per management estimates, this analysis assumes two weeks of outstanding Employment Taxes of approximately $16.8 million and one month of accrued Sales and Use Taxes

--------
(1) Recovery rates provided by management.

of approximately $3.5 million./(1/) The total Priority Tax Claim is then applied pro rata to each of the distinct collateral pools. In this application, the pro rata function is based upon the average weighting of the low end and high end values of each distinct collateral pool, (i.e., 53.1% for Collateral Pool A, 31.1% for Collateral Pool B and 15.8% for Collateral Pool C).

   The analysis then estimates the Secured Tax Claim, composed of property taxes on PP&E, by applying a 3% tax rate/(2/) to the projected PP&E balance as of November 30, 2002.

   Using the existing priority claim structure, the analysis then allocates the proceeds from the collateral pools to the appropriate claim.

   To the extent that all secured claims are fully recovered, any residual value is then distributed to unsecured claims.

   After all proceeds have been allocated, a recovery percentage is then calculated based upon the amount allocated to each claim and the original claim amount.

Distribution of Proceeds

   This analysis assumes that before any proceeds are distributed, 5% of the total proceeds available for distribution are allocated to estimated Administrative Expense Claims (3% of which is applied to trustee compensation payable under section 326 of the Bankruptcy Code with the remaining 2% applied to Professional Fee Claims). The remaining proceeds in each collateral pool are then distributed according to priority claim status.

  Secured Claim Priority Structure:

   As of the assumed liquidation date, each distinct collateral pool is assumed to have the following priority claim structure and associated proceeds distribution rights (i.e., the first class must have its distribution rights fully satisfied before the second class receives any recovery, etc.):

Collateral Pool A:

   1. Priority Tax Claims (e.g., trust fund taxes which do not generally qualify as property of the estate under section 541 of the Bankruptcy Code); and

   2. Existing Credit Agreement Claims.


Collateral Pool B:

   1. Priority Tax Claims;

   2. Secured Payables (primarily Mechanic's & Materialmen's Lien Claimants to whom the Debtors will have likely breached their payment obligations in the event of a Chapter 7 liquidation, and who will generally be entitled to payment priority over the holders of the Existing Credit Agreement Claims pursuant to applicable state law and section 546(b) of the Bankruptcy Code); and

   3. Existing Credit Agreement Claims.

Collateral Pool C:

   1. Priority Tax Claims;

   2. Secured Tax Claims; and

   3. Existing Credit Agreement Claims.
--------
(1) Based on management estimates, Sales and Use Taxes average approximately $3.5 million per month.
(2) Ad valorem tax rate estimation provided by management.

  Unsecured Claims:

   To the extent all secured creditors' claims have been satisfied, this analysis assumes that the remainder of the liquidation proceeds would be allocated to the unsecured claimants, on a pro rata basis.

  Remaining Proceeds after Satisfying Secured Claims

   1. Unsecured Accounts Payable;

   2. Other Unsecured Claims/(1)/;

   3. Senior Subordinated Notes; and

   4. Junior Subordinated Notes.

  Other Constituents:

   To the extent all unsecured creditors' claims were satisfied, this analysis assumes that the remainder of the liquidation proceeds would be allocated to the other constituents, as determined by their relative priorities (as shown below).

  Remaining Proceeds after Satisfying Unsecured Claims

   1. Mandatorily Redeemable Convertible Preferred Stock; and

   2. Common Stock.



--------
(1) Does not include contingent claims that may arise in connection with Chapter 7 (i.e., WARN Act claims, lease rejection claims, claims relating to canceled contracts, etc.).

                                   EXHIBIT D

                             Financial Projections

                                  Exhibit D-1

                                   EXHIBIT D


                                       Core Business Financial Projections (1) (2)
($ in thousands)
                                          A           P           P           P           P           P           P
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         2001        2002        2003        2004        2005        2006        2007
                                          FY          FY          FY          FY          FY          FY          FY
Income Statement:
Revenue from Core Business........... $2,877,902  $2,409,706  $1,976,555  $2,154,343  $2,518,424  $2,644,345  $2,776,562
% Growth (YoY).......................      -11.5%      -16.3%      -18.0%        9.0%       16.9%        5.0%        5.0%
Gross Profit from Core Business...... $  492,497  $  375,212  $  309,973  $  356,954  $  417,059  $  439,226  $  464,269
Gross Margin.........................       17.1%       15.6%       15.7%       16.6%       16.6%       16.6%       16.7%
EBITDA from Core Business (Pre-
 Restructuring Costs)................ $  156,906  $   95,536  $   58,459  $  102,776  $  131,795  $  151,098  $  159,330
EBITDA Margin........................       5.45%       3.96%       2.96%       4.77%       5.23%       5.71%       5.74%
Total Interest Expense............... $   84,193  $   78,969  $   28,586  $    7,888  $    8,131  $    1,333  $       94
Cash Interest Expense (3)............ $   80,032  $   48,619  $    7,306  $    7,888  $    8,131  $    1,333  $       94
Cash Flow Statement:
Capital Expenditures from the Core
 Business............................ $   29,795  $   15,983  $   26,004  $   28,000  $   29,000  $   30,000  $   30,000
Proceeds from Asset Sales (4)........ $       --  $   18,050  $   92,070  $       --  $       --  $       --  $       --
Source/(Use) of Cash from Divestiture
 Candidates (4)...................... $       --  $  (11,684) $    9,733  $       --  $       --  $       --  $       --
Balance Sheet:
Total Restricted and Unrestricted
 Cash................................ $   25,085  $   65,000  $  115,000  $  213,147  $  260,783  $  220,667  $  293,612
Revolver (5)......................... $   90,000  $  204,272  $       --  $       --  $       --  $       --  $       --
Term Loans (5).......................    392,250     387,818          --          --          --          --          --
Junior/Senior Subordinated Notes (5).    332,013     356,567          --          --          --          --          --
Other Debt...........................        356         607         607         607          --          --          --
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total Pre-Petition Debt.............. $  814,619  $  949,264  $      607  $      607  $       --  $       --  $       --
DIP/Exit Facility.................... $       --  $    5,218  $      445  $       --  $       --  $       --  $       --
New Senior Secured Debt..............         --          --     121,955     119,955     117,955          --          --
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total Debt........................... $  814,619  $  954,482  $  123,007  $  120,562  $  117,955  $        0  $        0
Outstanding L/Cs (6)................. $    1,457  $   25,378  $   25,378  $   25,378  $       --  $       --  $       --
Revolver/DIP/Exit Availability....... $  208,543  $   94,782  $   99,555  $  100,000  $  100,000  $  100,000  $  100,000

   The summary projections above are not prepared on a consolidated basis for Encompass Services Corporation and Subsidiaries nor are they prepared in accordance with Generally Accepted Accounting Principles due to the non-consolidation of certain businesses planned for future divestiture and other items.

--------
1) Projections based on management guidance.
(2) With the exception of Proceeds from Asset Sales and Source/(Use) of Cash from Divestiture Candidates, all line items representative of the Core Business expected to be retained.
(3) Cash interest expense assumes November 1, 2002 interest payment on Senior Subordinated Notes is not made. Assumes quarterly payments on Junior Subordinated Notes are not made beginning September 30, 2002. Assumes no interest or principal paid on Existing Senior Credit Facility from December 1, 2002 through the Effective Date.
(4) Timing and amount of Proceeds from Asset Sales provided by management. Source/(Use) of Cash Flow from Divestiture Candidates derived from Divestiture Candidate Projections presented herein.
(5) FY 2002 balances represent accreted values.
(6) It is contemplated that outstanding L/Cs will remain outstanding through the transaction and, if drawn upon, will constitute additional borrowing.

   Management prepared the projections (the "Projections") of the Debtors' combined balance sheets, statements of operations, cash flows and certain other items for the period from September 30, 2002 through December 31, 2007 (the "Projection Period"). The Projections are based on a number of assumptions, certain of which are more fully described below. Although the Debtors believe that the assumptions upon which the Projections are based are reasonable, actual operating results will vary and may vary materially. In addition, the Projections are subject to the events described below under "Risk Factors" as well as to other unforeseen events.

   OTHER THAN AS REQUIRED BY APPLICABLE LAW (INCLUDING THE RULES AND
REGULATIONS OF THE SEC), THE DEBTORS DO NOT IN THE ORDINARY COURSE PUBLISH
THEIR BUSINESS PLAN, BUDGET OR STRATEGY OR MAKE PUBLIC DETAILED PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING THE REORGANIZED DEBTORS) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO EQUITY INTEREST HOLDERS OR CREDITORS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR ANY STOCK EXCHANGE OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

   The Projections were not prepared with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forecasts. KPMG LLP, the Debtors' independent auditors have not examined, compiled or otherwise reviewed the Projections and consequently do not express an opinion or any other form of assurance with respect to the Projections.

   The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein, as well as the Debtors' Annual Report on Form 10-K for the Year ended December 31, 2001, as amended, and the Debtors' Quarterly Report on Form 10-Q for the Quarter ended June 30, 2002 filed with the SEC and attached hereto as Exhibits B-1 through B-4.

   The Projections are based on and assume the successful and timely implementation of the Plan. The Projections reflect numerous assumptions, including various assumptions regarding anticipated industry performance, general business and economic conditions in the United States, the impact on the business of announcing the Plan, availability of adequate surety bonding capacity and other matters, most of which are beyond the Debtors' control. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representations can be made or are made with respect to the accuracy of the Projections or the ability of the Reorganized Debtors to achieve the projected results. See "Risk Factors" for a discussion of certain factors that may affect the future financial performance of the operations and financial information of the Debtors that management believes are significant and upon which the financial results of Reorganized Debtors will depend.

  Core Business Projections Overview:

   For the purposes of developing these Projections, the Debtors consolidated the individual financial statements of all of the Debtors' individual business units, other than certain business units which management anticipates divesting from the beginning of the Projection Period through 2003. Management's rationale for the selection of divestitures was based on current and expected operating performance and certain strategic factors. The individual financial statements of the reporting units not targeted for divestiture did not include corporate expenses, and accordingly management included 100% of such expenses in the historical combined financial statements.

   The Projections are therefore presented on a pro forma basis excluding the expected divestitures of a number of business units (the "Divestiture Candidates"). Free cash flows of the Divestiture Candidates are included in the Core Model up to the point of divestiture for each entity. Asset sale proceeds from the Divestiture Candidates, which were provided by management, are also included at assumed sale dates. Accordingly, all financial statement data presented above is representative of the Debtors' non-Divestiture Candidate business units (the "Core Business") giving exception to the two items previously referenced. The Projections for the Divestiture Candidates, which arrive at the free cash flow from each Divestiture Candidate up to the point at which each Divestiture Candidate is estimated to be divested and estimated asset sale proceeds referenced above, are presented immediately following this description of Core Business projections assumptions.

   (i) Effective Date. The Projections assume the confirmation of the Plan and that all transactions and settlement agreements contemplated by the Plan will be consummated by the Effective Date of March 31, 2003.

  (ii) General Economic Conditions. The Projections take into account the difficult economic environment currently prevailing throughout the United States, particularly with respect to non-residential construction spending, which has negatively affected business in general and the demand for the Debtors' services in particular. The Projections assume that weakness in general economic activity, and non-residential construction in particular, will continue to affect the Debtors' near-term results of operations and financial performance. Although there can be no assurance, the Projections assume no significant worsening of the current adverse economic conditions present in the United States and the eventual return to a more favorable economic climate in 2004, which should increase demand for non-residential construction and for the Debtors' services.

 (iii) Revenues. The Debtors primarily generate revenues from non-residential mechanical and electrical construction and service. The Debtors also have a significant component of residential mechanical construction and service. Consolidated annual revenues from the Core Business (excluding the Divestiture Candidates) are estimated to range between $1.9 billion in 2003 and $2.8 billion in 2007. As the Debtors generally have an average contract life of six to eight months, the projected revenue declines for the first three quarters of fiscal year 2003 reflect the impact of backlog contracted during the difficult operating climate caused by severe financial distress beginning in September 2002 and extending through March 2003, (the "Restructuring Period"). As the Debtors emerge from the Restructuring Period and regain customer/market confidence with respect to the Debtors' financial condition from mid-2003 to early 2004, management believes the Debtors will begin to regain market share lost before and during the Restructuring Period. Fiscal year 2004 represents the first post-restructuring year wherein substantially all backlog and newly contracted revenue is expected to have been derived in an operating environment free of commercial issues associated with the restructuring and in which the economy is assumed to have begun its rebound.

       A critical component of the revenue assumptions outlined herein is the Debtors' ability to secure adequate surety bonding and, if this assumption is incorrect, the Debtors' will not likely be able to meet the revenue levels presented in the Projections.

  (iv) Costs of Services. The Debtors' direct costs consist primarily of salaries, wages, benefits and insurance, materials, engineered equipment, subcontracted services, depreciation, fuel, and equipment rentals. The Debtors anticipate that costs of services as a percentage of revenues will increase through the second fiscal quarter of 2003, resulting in a gross margin of 15.4% for that period. The Debtors have factored in anticipated gross margin decreases for the Restructuring Period mentioned above as the Debtors anticipate disruptions and the necessity of carrying slightly higher cost structures during the Restructuring Period. Management believes this decline in gross margin will be offset by an increasing proportion of higher margin service revenues in the total revenue mix. According to management, service revenues are projected to increase proportionally as the Debtors will have difficulty booking lower margin construction contracts during the Restructuring Period. As the Debtors emerge from the Restructuring Period and as general economic conditions begin to improve, gross margin is projected to increase accordingly and to remain constant at approximately 16.6% through 2007.

   (v) Selling, General & Administrative ("SG&A") Costs. The Debtors' SG&A costs are principally comprised of compensation and related benefits for sales, management and administrative personnel and facility rent and support costs for field offices. The Debtors project SG&A costs to increase to approximately 15% of revenues during the Restructuring Period given the projected rapid revenue decline ($400 million from Q3 2002 to Q3 2003). According to management, the Debtors recently initiated a cost-cutting program in an effort to 'right-size' the business, targeting a cost structure appropriate to what management believes are normalized Core Business revenue levels. Following the Restructuring Period, as revenues are expected to begin to increase, management believes the Debtors will have a cost structure which will enable it to support these continued growth trends while maintaining consistent SG&A as a percentage of revenue of approximately 12.5% through 2007.

  (vi) EBITDA. Earnings before Interest Expense, Income Taxes, Depreciation and Amortization ("EBITDA") is projected to decrease in connection with projected gross margin declines during the Restructuring Period, falling to an annual low of approximately 3.0% of revenues for 2003, as a result of the difficult operating dynamics noted above, and to subsequently return to more normal margin levels of approximately 4.8%-5.8% during 2004 through 2006.

 (vii) Working Capital. Management anticipates significant increases in working capital requirements throughout the Restructuring Period, with Accounts Receivable Days Outstanding increasing to a high in the first fiscal quarter of 2003 and Accounts Payable Days Outstanding decreasing to a low in the first fiscal quarter of 2003. During the same time frame, management believes that inventory turns will increase to a high in the first quarter of 2003. Management expects Accrued Liabilities as a percentage of costs of services to increase through the first quarter of 2003. These working capital assumptions factor in the potential negative effects of the Restructuring Period on both customers and vendors. Upon emergence, management expects a gradual return to normalized payable terms, receivables levels, and inventory balances. Management expects Accrued Liabilities to remain relatively constant as a percentage of costs of services from the first quarter of 2003 throughout the Projection Period.

(viii) Capital Expenditures. The Debtors anticipate increasing annual capital expenditures throughout the Projection Period from $16.0 million in 2002 to approximately $26.0 million in 2003 and gradually increasing capital expenditures from $28.0 million to $30.0 million from 2004 through 2007, commensurate with historical levels.

  (ix) Interest Expense. The Projections assume that the Plan is accepted and that the $200.0 million of indebtedness to be held by Holders of Class 6 claims is repaid prior to anticipated maturity in 2008. Total consolidated indebtedness is projected at approximately $200.0 million as of the Effective Date, and cash interest expense for 2003 is anticipated to be approximately $7.3 million. Management projects draws on the Exit Facility to be minimal. Concurrent with the continuing reduction of outstanding indebtedness via operational cash flow and additional funds generated by specific asset sales, the Projections anticipate the Debtors' paying off all outstanding indebtedness by 2006. Accordingly, cash interest expense of $94 thousand during 2007 is comprised solely of the anticipated commitment fee on the Exit Facility, which is projected to be undrawn during the year, prorated for its projected maturity of March 31, 2007.

   (x) Income Taxes. The Projections post-confirmation assume that all of the Debtors' consolidated tax loss carryforwards and other attributes earned prior to the commencement of the Chapter 11 Cases will be eliminated. Additionally, to the extent that net losses before taxes create deferred tax assets, the Projections do not offset future tax liabilities with the accrued tax benefits. Management expects an income tax rate for fiscal year 2003 of 35%, increasing to 44% during Fiscal Year 2004 as the Debtors earn taxable income and remaining at approximately that level throughout the Projection Period.

  Divestiture Candidates Overview:

   Divestiture Candidates were determined by management through an iterative process in which the Debtors examined each of their reporting units and evaluated them based on current and potential operating performance, sale prospects, and other strategic criteria.

   The following set of projections illustrate the expected financial performance of the Divestiture Candidates from the beginning of the Projection Period through each entity's projected sale date. The cash flows included in the Core Business projections are derived from the schedule set forth below.

   The Divestiture Candidates include a number of the Debtors' individual business units. As of September 30, 2002, substantially all of these potential Divestiture Candidates remained operating business units of the Debtors. In order to realize certain tax benefits associated with the Divestiture Candidates, the sales of certain of the Divestiture Candidates must be consummated on or before December 31, 2002.

   Management examined each Divestiture Candidate individually in order to determine appropriate specific operating assumptions. However, the general assumptions regarding the Divestiture Candidates are in line with the assumptions detailed above for the Core Businesses with respect to revenue growth, gross margin trends, fixed costs, and working capital requirements. The total projected cash flow generated by the Divestiture Candidates for the Projection Period is approximately negative $1.9 million, while sale proceeds and tax benefits are approximately $110.0 million./1/




--------
(1) Sale proceeds, tax refunds, and timing provided by management.

             Divestiture Candidates--Financial Projections/ (1) /

                                 A         A         A         E         P         P         P         P         P         P
($ in thousands)              --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                         2002                                              2003
                                2001    --------------------------------------    2002    --------------------------------------
                                 FY        Q1        Q2        Q3        Q4        FY        Q1        Q2        Q3        Q4
                              --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Income Statement:
Revenue...................... $947,365  $261,980  $229,072  $205,050  $194,691  $890,793  $154,476  $102,198  $  6,129  $      0

LTM Revenue.................. $947,365  $973,262  $971,208  $950,703  $890,793  $890,793  $783,289  $656,415  $457,494  $262,803

Gross Profit................. $111,185  $ 25,379  $ 14,416  $ 16,936  $ 21,174  $ 77,906  $ 15,745  $ 11,036  $    146  $      0
Gross Margin.................    11.74%     9.69%     6.29%     8.26%    10.88%     8.75%    10.19%    10.80%     2.38%      NMF

EBITDA....................... $ 33,166  $  5,821  $ (3,257) $  2,777  $  2,451  $  7,792  $  3,011  $    843  $    (61) $      0
EBITDA Margin................     3.50%     2.22%    -1.42%     1.35%     1.26%     0.87%     1.95%     0.82%    -1.00%      NMF

LTM EBITDA...................   33,166    24,795     5,022    14,772     7,792     7,792     4,982     9,082     6,244     3,793
EBITDA Margin................     3.50%     2.55%     0.52%     1.55%     0.87%     0.87%     0.64%     1.38%     1.36%     1.44%

Cash Flow:

Capital Expenditures......... $ 15,060  $    587  $  1,542  $  1,266  $  1,238  $  4,633  $  1,004  $    749  $      7  $      0
LTM Capital Expenditures.....   15,060    13,256    12,751     6,841     4,633     4,633     5,050     4,257     2,997     1,759

Net Working Capital (2)...... $ 92,947  $110,717  $111,122  $119,701  $110,341  $110,341  $102,968  $ 67,371  $  5,129  $      0
Change in Net Working Capital   55,363   (17,770)     (405)   (8,579)  (10,851)  (37,605)    2,145     5,555        --        --

Source/(Use) of Cash from
 Operations.................. $ 73,470  $(12,535) $ (5,204) $ (7,069) $ (9,638) $(34,446) $  4,153  $  5,649  $    (68) $      0
                              --------  --------  --------  --------  --------  --------  --------  --------  --------  --------

Proceeds from Asset Sales (3)      N/A       N/A       N/A  $    950  $ 17,100  $ 18,050  $ 15,525  $ 48,045  $  1,500  $  1,000
Proceeds from Tax Refunds(3).      N/A       N/A       N/A        --        --        --        --    26,000        --        --
                                                            --------  --------  --------  --------  --------  --------  --------
   Total Sale Proceeds/Tax
    Refunds..................      N/A       N/A       N/A  $    950  $ 17,100  $ 18,050  $ 15,525  $ 74,045  $  1,500  $  1,000
                              ========  ========  ========  ========  ========  ========  ========  ========  ========  ========

                                 P
($ in thousands)              --------

                                2003
                                 FY
                              --------
Income Statement:
Revenue...................... $262,803

LTM Revenue.................. $262,803

Gross Profit................. $ 26,926
Gross Margin.................    10.25%

EBITDA....................... $  3,793
EBITDA Margin................     1.44%

LTM EBITDA...................    3,793
EBITDA Margin................     1.44%

Cash Flow:

Capital Expenditures......... $  1,759
LTM Capital Expenditures.....    1,759

Net Working Capital (2)...... $      0
Change in Net Working Capital    7,700

Source/(Use) of Cash from
 Operations.................. $  9,733
                              --------

Proceeds from Asset Sales (3) $ 66,070
Proceeds from Tax Refunds(3).   26,000
                              --------
   Total Sale Proceeds/Tax
    Refunds.................. $ 92,070
                              ========




--------
(1) Projections based on management estimates.
(2) Net Working Capital defined as Total Current Assets (Net of Cash), less Total Current Liabilities (Net of Debt), i.e., Net Working Capital equal to A/R plus Inventory plus Costs in Excess of Billings plus Other Current Assets less A/P less Billings in Excess of Costs less Other Current Liabilities.
(3) Timing and amount of asset sale proceeds and tax refunds provided by management.

                                   EXHIBIT E

                             List of Subsidiaries

A-1 Mechanical of Lansing, Inc.
AA Advance Air, Inc.
AA Jarl, Inc.
A-ABC Appliance, Inc.
A-ABC Services, Inc.
Air Conditioning, Plumbing & Heating Service Co., Inc.
Air Systems, Inc.
Aircon Energy Incorporated
Airtron, Inc.
Airtron of Central Florida, Inc.
American Air Company, Inc.
AMS Arkansas, Inc.
B&R Electrical Services, Inc.
Building One Commercial, Inc.
Building One Service Solutions, Inc.
BUYR, Inc.
Callahan Roach Products & Publications, Inc.
Cardinal Contracting Corporation
Central Carolina Air Conditioning Company
Chapel Electric Co.
Charlie Crawford, Inc.
ChiP Corp.
Colonial Air Conditioning Company
Commercial Air Holding Company
CONCH Republic Corp.
Costner Brothers, Inc.
Delta Innovations, Ltd.
Divco, Inc.
Dynalink Corporation
EET Holdings, Inc.
Electrical Contracting, Inc.
Encompass Capital, Inc. (fka Commercial Air, Power & Cable, Inc.)
Encompass Capital, L.P.
Encompass Central Plains, Inc. (fka The Lewis Companies, Inc.)
Encompass Constructors, Inc. (fka Atlantic Industrial Constructors, Inc.) Encompass Design Group, Inc. (fka Engineering Design Group, Inc.)
Encompass Electrical Technologies, Inc. (fka Oil Capital Electric, Inc.) (OK
  Corp.)
Encompass Electrical Technologies, Inc. (fka Continental Electrical
  Construction Co.) (DE Corp.)
Encompass Electrical Technologies Central Tennessee, Inc.
Encompass Electrical Technologies Eastern Tennessee, Inc.
Encompass Electrical Technologies--Florida, LLC
Encompass Electrical Technologies Georgia, Inc.
Encompass Electrical Technologies--Midwest, Inc. (fka Town & Country Electric,
  Inc.)
Encompass Electrical Technologies of Nevada, Inc.
Encompass Electrical Technologies of New England, Inc.
Encompass Electrical Technologies North Carolina, Inc.
Encompass Electrical Technologies North Florida, Inc.
Encompass Electrical Technologies Projects Group, Inc.
Encompass Electrical Technologies--Rocky Mountains, Inc.
Encompass Electrical Technologies Southeast, Inc. (fka Regency Electric
  Company, Inc.)
Encompass Electrical Technologies South Carolina, Inc.
Encompass Electrical Technologies of Texas, Inc.
Encompass Electrical Technologies Western Tennessee, Inc.
Encompass Facility Services, Inc.
Encompass Global Technologies, Inc.
Encompass Ind./Mech. of Texas, Inc.
Encompass Industrial Services Southwest, Inc. (fka Gulf States, Inc.)
Encompass Management Co.
Encompass Mechanical Services of Elko, Inc. (fka Snyder Mechanical)
Encompass Mechanical Services Northeast, Inc. (fka Vermont Mechanical, Inc.) Encompass Mechanical Services--Rocky Mountains, Inc. (fka Robinson Mechanical
  Company)
Encompass Mechanical Services Southeast, Inc.
Encompass Power Services, Inc. (fka EDG Power Services, Inc.)
Encompass Residential Services of Houston, Inc. (fka Sterling Air Conditioning) Encompass Services Holding Corp.
Encompass Services Indiana, L.L.C.
ESR PC, L.P.
Evans Services, Inc.
EWG Holdings, Inc.
FacilityDirect.com, LLC
Ferguson Electric Corporation

Fred Clark Electrical Contractor, Inc.
Gamewell Mechanical, Inc.
Garfield-Indecon Electrical Services, Inc.
Gilbert Mechanical Contractors, Inc.
GroupMAC Texas L.P.
Hallmark Air Conditioning, Inc.
HPS Plumbing Services, Inc.
HVAC Services, Inc.
Interstate Building Services, L.L.C.
Isla Morada, LLC
Ivey Mechanical Services, L.L.C.
K&N Plumbing, Heating and Air Conditioning, Inc.
Laney's, Inc.
L.T. Mechanical, Inc.
MacDonald-Miller Industries, Inc.
MacDonald-Miller Co., Inc.
MacDonald-Miller Service, Inc.
MacDonald-Miller of Oregon, Inc.
Masters, Inc.
Mechanical Services of Orlando, Inc.
Merritt Island Air & Heat, Inc.
National Network Services, Inc.
National Network Services Northwest, LLC
Omni Mechanical Company
Omni Mechanical Services
Pacific Rim Mechanical Contractors, Inc.
Paul E. Smith Co., Inc.
Phoenix Electric Company
Ray's Plumbing Contractors, Inc.
Regency Electric Company, LLC
Regency Electric Company South Florida Office, Inc.
Riviera Electric of California, Inc.
Romanoff Electric Corp.
Roth Companies Incorporated
Sanders Bros., Inc.
Sequoyah Corporation
S. L. Page Corporation
Southeast Mechanical Service, Inc.
Stephen C. Pomeroy, Inc.
Sun Plumbing, Inc.
Taylor-Hunt Electric, Inc.
Team Mechanical, Inc.
The Farfield Company
Tri-City Electrical Contractors, Inc.
Tri-M Corporation
Tri-State Acquisition Corp.
United Acquisition Corp.
United Service Alliance, Inc.
Van's Comfortemp Air Conditioning, Inc.
Vantage Mechanical Contractors, Inc.
Wade's Heating & Cooling, Inc.
Watson Electrical Construction Co.
Wayzata, Inc.
Weigold & Sons, Inc.
Willis Refrigeration, Air Conditioning & Heating, Inc.
Wilson Electric Company, Inc.
Yale Incorporated

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